As filed with the Securities and Exchange Commission on May 25, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Carbon Natural Gas Company

 (Exact Name of Registrant as Specified in its Charter)

Delaware	1311	26-0818050
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1700 Broadway, Suite 1170

Denver, Colorado 80290

(720) 407-7030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick R. McDonald

Chief Executive Officer

Carbon Natural Gas Company

1700 Broadway, Suite 1170

Denver, Colorado 80290

(720) 407-7030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua Davidson James B. Marshall Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234	Shelley Barber Vinson & Elkins LLP 666 Fifth Avenue New York, New York 10103 (212) 237-0000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.01 per share	$75,000,000	$9,337.50

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 25, 2018

                Shares

Carbon Natural Gas Company

Common Stock

$       per share

This is the initial public offering of our common stock. We are selling           shares of our common stock. We expect the initial public offering price to be between $     and $      per share.

We intend to apply to list our common stock on the Nasdaq Global Market under the symbol “CRBO.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Please read “Underwriting” for a description of all underwriting compensation payable in connection with this offering.

The underwriters may purchase up to           additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus solely to cover over-allotments.

The underwriters expect to deliver the shares on or about                , 2018 through the book-entry facilities of The Depository Trust Company.

RBC CAPITAL MARKETS

Prospectus dated                , 2018

Neither we nor the underwriters have authorized any other person to provide you with information or to make any representations other than those contained in this prospectus or in any free writing prospectus that we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should read this prospectus, including the documents incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. We and the underwriters are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus and in any free writing prospectus that we prepared is accurate only as of the date of this prospectus or such free writing prospectus, regardless of the time of delivery of this prospectus or such free writing prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since such dates.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” beginning on page 11 of this prospectus and “Forward-Looking Statements” beginning on page 37.

i

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any third-party publications.

Certain Terms Used in this Prospectus

Unless indicated otherwise or the context otherwise requires, all references in this prospectus to:

●	“California Warrant” refers to that certain warrant held by Yorktown to purchase approximately 1.5 million shares of our common stock at an exercise price of $7.20 per share, exercised on February 1, 2018.

●	Unless we state otherwise or the context otherwise requires, “Carbon,” “the Company,” “we,” “us,” “our,” or “ours” or like terms:

o	when used in a historical context, refer collectively to Carbon Natural Gas Company and its consolidated subsidiaries as of March 31, 2018; and

o	when used in the present tense or prospectively, refer to Carbon Natural Gas Company and its consolidated subsidiaries after giving effect to the Pro Forma Adjustments (as defined herein).

●	“Carbon Appalachia” refers to Carbon Appalachian Company, LLC. We own a 26.5% proportionate share, and Old Ironsides owns a 73.5% proportionate share, of the profits interest in Carbon Appalachia. We account for our interest as an equity investment. Following the closing of this offering, we expect to use a portion of the net proceeds from this offering to purchase this 73.5% interest from Old Ironsides. Following the closing of such transaction, we will own 100% of the issued and outstanding ownership interests in Carbon Appalachia, and Carbon Appalachia will become a wholly-owned subsidiary of ours.

●	“Carbon California” refers to Carbon California Company, LLC. Prior to February 1, 2018, we held a 17.81% proportionate share of the profits interest in Carbon California and accounted for this interest as an equity investment. As a result of the closing of the Seneca Acquisition (as defined herein) on May 1, 2018 and the exercise of the California Warrant on February 1, 2018, our proportionate share of Carbon California is 53.92% and we consolidate Carbon California for financial reporting purposes.

●	“CGA” refers to Cawley, Gillespie & Associates, Inc., the independent engineering firm for Carbon, Carbon Appalachia, and Carbon California.

●	Our “equity investees” refers collectively to Carbon Appalachia and Carbon California prior to their consolidation by us.

●	“Old Ironsides” refers to entities managed by Old Ironsides Energy, LLC.

●	“Nytis LLC” refers to Nytis Exploration Company LLC, a Delaware limited liability company, which is owned 98.1% by Nytis USA.

●	“Nytis USA” refers to Nytis Exploration (USA) Inc., a Delaware corporation and wholly owned subsidiary of ours.

●	“Prudential” refers to Prudential Capital Energy Partners, L.P., which owns a 46.08% proportionate share of the profits interest in Carbon California.

●	“Yorktown” refers to entities managed by Yorktown Partners LLC, which own a majority of our outstanding common stock and all of our issued and outstanding preferred stock (which will convert to common stock upon completion of this offering).

We also include a glossary of some of the oil and natural gas industry terms used in this prospectus as Appendix A.

ii

Presentation of Financial, Reserve and Operating Data

Unless indicated otherwise, the historical financial information presented in this prospectus is that of Carbon Natural Gas Company and its consolidated subsidiaries as of December 31, 2017. The unaudited pro forma condensed consolidated financial information in this prospectus is derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus which reflect, among other things, (i) the increase in Carbon’s ownership of Carbon California from 17.81% to 56.41% on February 1, 2018 in connection with the exercise of the California Warrant by Yorktown and the resulting consolidation of Carbon California for financial reporting purposes; (ii) the completion of the Seneca Acquisition (as defined herein) on May 1, 2018 and the resulting decrease in Carbon’s ownership of Carbon California from 56.41% to 53.92%; (iii) additional borrowings under our Credit Facility made in connection with Carbon’s acquisition activities; (iv) the exercise of the Carbon Appalachia Warrant (as defined herein); (v) the acquisition by Carbon of all of Old Ironsides’ interest in Carbon Appalachia for approximately $58 million of net proceeds from this offering, resulting in Carbon Appalachia becoming a wholly owned subsidiary of Carbon that is consolidated for financial reporting purposes; (vi) the Cabot Acquisition (as defined herein) made by Carbon Appalachia; (vii) the EnerVest Acquisition (as defined herein) made by Carbon Appalachia; (viii) the issuance of Series B Preferred Stock to Yorktown in connection with the Seneca Acquisition and automatic conversion to             shares of common stock upon the completion of this offering; and (ix) the use of the remaining proceeds from this offering ((i) through (ix) collectively, the “Pro Forma Adjustments”). Please read “Prospectus Summary—Recent Developments” and the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.

The historical oil and natural gas reserves data presented in this prospectus as of December 31, 2017 is based on the reserve reports prepared by CGA for Nytis LLC, Carbon California and Carbon Appalachia. The pro forma oil and natural gas reserves data presented in this prospectus reflects, among other things, (i) the increase in Carbon’s ownership of Carbon California from 17.81% to 56.41% on February 1, 2018 in connection with the exercise of the California Warrant by Yorktown and the resulting consolidation of Carbon California for financial reporting purposes; (ii) the completion of the Seneca Acquisition on May 1, 2018 and the resulting decrease in Carbon’s ownership of Carbon California from 56.41% to 53.92%; and (iii) the increase in Carbon’s ownership of Carbon Appalachia to 100.0% in connection with the Old Ironsides Buyout (as defined herein). Please read “Prospectus Summary—Recent Developments” and the reserve data included elsewhere in this prospectus.

In addition, unless indicated otherwise, the operational data presented in this prospectus is that of Carbon, Carbon Appalachia and Carbon California on a consolidated basis as of and for the periods presented, and therefore reflects all of Carbon’s owned or consolidated assets at the consummation of this offering.

As a result of our recent acquisitions and the Pro Forma Adjustments, our historical operating, financial and reserve data may not be comparable between periods or with the pro forma operating, financial and reserve data presented in this prospectus. See “Risk Factors—Risks Related to Our Business—We have made several significant acquisitions in recent years, and our proportionate interests in our equity investees have recently increased or is expected to increase upon the closing of this offering. As a result, our historical reserve, operating and financial data are not comparable from period to period or to the unaudited pro forma reserve, operating financial information included in this prospectus, which may make it more difficult for you to evaluate our business or our ability to pay dividends.”

iii

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the information under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements appearing elsewhere in this prospectus. The information presented in this prospectus assumes (i) a public offering price of $           per share of common stock (the midpoint of the price range set forth on the cover of this prospectus) and (ii) unless otherwise indicated, that the underwriters do not exercise their option to purchase additional shares of common stock.

Carbon Natural Gas Company

Overview

Carbon Natural Gas Company, a Delaware corporation formed in 2007, is a growth-oriented, independent oil and natural gas company engaged in the acquisition, exploration, development and production of oil, natural gas and natural gas liquids properties in the United States. Our acreage positions provide multiple resource play opportunities and have been delineated largely through drilling by us, as well as by other industry operators. Our primary business objective is to grow our reserves, production and cash generated from operations over the long term, while paying, to the extent practicable, a growing quarterly dividend to our stockholders.

Our assets are characterized by stable, long-lived producing properties in the Appalachian Basin in Kentucky, Ohio, Tennessee, Virginia and West Virginia; the Ventura Basin in California; and the Illinois Basin in Illinois and Indiana through our majority-owned subsidiaries:

●	We own 100% of the outstanding shares of Nytis USA, which in turn owns 98.1% of Nytis LLC. Nytis LLC holds the majority interest in our operating subsidiaries other than Carbon Appalachia and Carbon California, including 47 consolidated partnerships and 17 non-consolidated partnerships.

●	We hold a 53.92% proportionate share of the profits interest in Carbon California.

●	We currently hold a 27.24% proportionate share of the profits interest in Carbon Appalachia. Effective upon the Old Ironsides Buyout (which we intend to fund using proceeds from this offering), we will own 100% of Carbon Appalachia.

In late 2016, we saw an opportunity to consolidate producing oil and gas properties in Southern Appalachia and the Ventura Basin as larger E&P companies began abandoning legacy assets in favor of unconventional resource plays. We began acquiring mature, producing conventional assets with long reserve lives and low levels of base production declines from the following types of companies:

●	large companies that deemed such assets to no longer be consistent with their strategic objectives;

●	small or undercapitalized companies; and

●	companies seeking liquidity.

We consider the properties that we acquired to be relatively low risk given their established production histories. We believe that the acquisition prices for these properties were at attractive cash flow multiples and discounts to proved PV-10 values, reflecting the reduced competition in the market for properties with these characteristics.

Moreover, these acquisitions enable us to execute on the following operational improvements:

●	reduction of per-unit operating costs through basin consolidation;

●	offset of the natural decline of production from existing properties;

●	consolidation and optimization of midstream assets; and

●	future development drilling as commodity prices warrant.

To facilitate this acquisition strategy, we formed, with the assistance of two institutions as part owners, two co-investment vehicles - Carbon Appalachia, which is focused on acquiring gas-weighted mature properties in Appalachia, and Carbon California, which is focused on acquiring oil-weighted mature properties in California.

We formed Carbon Appalachia with Old Ironsides to capitalize on opportunities to acquire producing assets in Southern Appalachia at a discount to total proved PV-10 and to subsequently create value through overhead and maintenance cost reductions, field-level optimization and gathering system reconfigurations. Carbon Appalachia focuses on producing gas properties in Southern Appalachia as economies of scale and efficiency gains from spreading fixed operating costs over a larger asset base are realized upon an integration with our existing asset base in the region.

We formed Carbon California with Prudential to capitalize on opportunities to acquire producing assets in the Ventura Basin at a discount to total proved PV-10 and subsequently create value through recompletions, returns-to-production and infill development projects. Carbon California focuses on producing oil properties in California as the production from the region often receives premium pricing relative to NYMEX strip pricing as a result of increased demand for light oil from neighboring refineries along the West Coast.

Consistent with our acquisition strategy, we, together with Carbon Appalachia and Carbon California, have deployed a total of $173.3 million of capital across seven acquisitions since October 2016. The Standardized Measure and PV-10 of these acquired properties at December 31, 2017 were $380.0 million and $386.5 million, respectively, the difference from the purchase price reflecting in large part our strategy of buying assets at discounts to PV-10 and our cost reduction and production enhancement efforts. PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure. See “—Non-GAAP Financial Measures” for more information.

Of these seven acquisitions, four were natural gas weighted and three were oil weighted. For the four natural gas weighted acquisitions, we acquired 417.1 Bcf at an average cost of $0.22 per Mcf. For the three oil weighted transactions, we acquired 12.67 million barrels of oil at an average cost of $6.43 per barrel. For this group of seven assets, we have reduced operating expenses from an average of $1.56 per Mcfe at the time of acquisition to a current average of $1.26 per Mcfe.

We have grown through our acquisition activities since October of 2016. As of March 31, 2018, after giving effect to (i) the completion of the Seneca Acquisition on May 1, 2018 and the resulting decrease in Carbon’s ownership of Carbon California from 56.41% to 53.92%; and (ii) the increase in Carbon’s ownership of Carbon Appalachia to 100.0% in connection with the Old Ironsides Buyout, we owned working interests in approximately 8,700 gross wells (8,000 net) and royalty interests in approximately 1,080 wells and had leasehold positions in approximately 1,041,000 net developed acres and approximately 606,000 net undeveloped acres directly and through our majority-owned subsidiaries.

Moving forward, we will continue to evaluate the use of co-investment vehicles as opportunities arise, with the goal of consolidating them into Carbon at a later date, similar to the acquisition of the portion of Carbon Appalachia not already owned by Carbon as described under “—Recent Developments.”

The chart below shows a summary of reserve and production data as of December 31, 2017 for Carbon California, Carbon Appalachia and Nytis USA and pro forma for Carbon after giving effect to (i) the increase in Carbon’s ownership of Carbon California from 17.81% to 56.41% on February 1, 2018 in connection with the exercise of the California Warrant by Yorktown and the resulting consolidation of Carbon California for financial reporting purposes; (ii) the completion of the Seneca Acquisition on May 1, 2018 and the resulting decrease in Carbon’s ownership of Carbon California from 56.41% to 53.92%; and (iii) the increase in Carbon’s ownership of Carbon Appalachia to 100.0% in connection with the Old Ironsides Buyout. The below information was prepared pursuant to the guidelines of the Securities and Exchange Commission for reporting reserves and future net revenue:

	Carbon California(1)	Carbon Appalachia(2)	Nytis USA(3)	Carbon Pro Forma Including Non-Controlling Interests(4)	Carbon Pro Forma Excluding Non-Controlling Interests(5)
Proved Reserves (Bcfe)	183.3	334.8	87.2	605.3	517.8
% PDP	42.5%	99.9%	99.9%	82.5%	88.9%
% Natural Gas	22.1%	99.7%	93.7%	75.3%	73.9%
Standardized Measure ($MM)(6)	$172.3	$169.7	$59.3	$401.3	$116.9
PV-10 ($MM)(6)	$172.3	$169.7	$70.2	$412.2	$329.8
Net Production (Mcfe/d)(7)	11,793	48,445	14,559	74,780	69,346
Reserve Life (Years)	42.6	18.9	15.8	22.0	20.4

(1)	Presents 100% of Carbon California on a historical basis as of December 31, 2017.

(2)	Presents 100% of Carbon Appalachia on a historical basis as of December 31, 2017.

(3)	Presents 100% of Nytis USA and its subsidiaries on a historical basis as of December 31, 2017.

(4)	Presents 100% of Carbon on a pro forma basis including non-controlling interests in Carbon California and Nytis USA.

(5)	Presents 100% of Carbon on a pro forma basis excluding non-controlling interests in Carbon California and Nytis USA.

(6)	PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure. See “—Non-GAAP Financial Measures” for more information.

(7)	Average net production is provided for the month of December 2017. The average net production information resulting from the CRC Acquisition and Mirada Acquisition is provided for the month of November 2017 because the wells acquired in these acquisitions were shut in during December 2017 due to wildfires in California.

During 2017 and the first quarter of 2018, our capital expenditures consisted principally of oil-related remediation, return to production and recompletion projects in California and the optimization and streamlining of our natural gas gathering and compression facilities in Appalachia to provide more efficient and lower cost operations and greater flexibility in moving our production to markets with more favorable pricing. Our current capital expenditure program is focused on the acquisition and development of oil and natural gas properties in areas where we currently operate.

We believe that our asset and lease position, combined with our low operating expense structure and technical expertise, provides us with a portfolio of opportunities for the development of our oil and natural gas properties. Our growth plan is centered on acquiring, developing, optimizing and maintaining a portfolio of low risk, long-lived oil and natural gas properties that provide stable cash flows and attractive risk adjusted rates of return.

Recent Developments

Investments in Affiliates

Carbon Appalachia

Carbon Appalachia was formed in 2016 by us, Yorktown and Old Ironsides, to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia. Substantial operations commenced in April 2017. As of the date of this prospectus, we own 26.50% of the voting interest and 27.24% of the profits interest, and Old Ironsides holds the remainder of the interests, in Carbon Appalachia.

We intend to use a portion of the proceeds from this offering to pay approximately $58 million to Old Ironsides in exchange for the sale, assignment and transfer by Old Ironsides of all of its interests in Carbon Appalachia (the “Old Ironsides Buyout”). Following the closing of the Old Ironsides Buyout, Carbon Appalachia will be our wholly-owned subsidiary. Our obligation to consummate the Old Ironsides Buyout is conditioned on the completion of this offering. In addition, the purchase agreement contains certain closing conditions and termination rights for each of Carbon and Old Ironsides if the closing of the Old Ironsides Buyout has not occurred on or before September 1, 2018.

We currently serve as the manager of Carbon Appalachia and operate its day-to-day administration, pursuant to the terms of the limited liability company agreement of Carbon Appalachia and the management services agreement between Carbon Appalachia and us, subject to certain approval rights held by the board of directors of Carbon Appalachia.

As of March 31, 2018, Carbon Appalachia owned working interests in approximately 5,200 gross wells (4,800 net) and had leasehold positions in approximately 850,000 net developed acres and approximately 377,000 net undeveloped acres.

Carbon California

Carbon California was formed in 2016 by us, Yorktown and Prudential, to acquire producing assets in the Ventura Basin in California. Prior to February 1, 2018, we held 17.81% of the voting and profits interests, Yorktown held 38.59% of the voting and profits interests and Prudential held 43.59% of the voting and profits interests in Carbon California. On February 1, 2018, Yorktown exercised the California Warrant, pursuant to which Yorktown obtained additional shares of common stock in us in exchange for the transfer and assignment by Yorktown of all of its rights in Carbon California. On May 1, 2018, Carbon California closed the Seneca Acquisition. Following the exercise of the California Warrant by Yorktown and the Seneca Acquisition, we own 53.92% of the voting and profits interests, and Prudential holds the remainder of the interests, in Carbon California.

We currently serve as the manager of Carbon California and operate its day-to-day administration, pursuant to the terms of the limited liability company agreement of Carbon California and the management services agreement between Carbon California and us, subject to certain approval rights held by the board of directors of Carbon California.

As of March 31, 2018, Carbon California owned working interests in approximately 230 gross wells (170 net) and had leasehold positions in approximately 2,300 net developed acres and approximately 8,000 net undeveloped acres.

Yorktown Ownership

Giving effect to the Pro Forma Adjustments, Yorktown will own            % of the outstanding shares of our common stock, assuming the conversion of the Preferred Stock (described herein) to               shares of our common stock.

Pending and Recent Acquisitions

Historically, we have made acquisitions through Nytis LLC, Carbon California or Carbon Appalachia, including numerous acquisitions during 2017 and 2018. For acquisitions by Carbon Appalachia or Carbon California, we typically contribute a portion of the purchase price based on our ownership interest to fund such acquisitions. In 2018, 2017 and 2016, we contributed an aggregate of $20.9 million to Carbon Appalachia, Carbon California and Nytis LLC in connection with our acquisition activities, including but not limited to the following:

Appalachian Basin

	Cabot Acquisition	EnerVest Acquisition	CNX Acquisition	EXCO Acquisition
Date Completed	September 2017	August 2017	April 2017	October 2016
Purchase Price ($MM)(1)	$41.3	$21.5	$20.0	$9.0
Acquiror	Carbon Appalachia	Carbon Appalachia	Carbon Appalachia	Nytis USA
Net Acres	701,700	320,300	142,600	411,400
Gas Wells	3,000	864	181	2,250
Miles of Pipeline	3,100	310	180	1,120
Net Production (Mcfe/d)(2)	36,430	7,640	4,360	8,200
PDP Reserves (Bcfe)	279.4	35.6	19.3	84.0
Proven Reserves (Bcfe)	279.4	35.6	19.8	84.2

Ventura Basin

	Seneca Acquisition	CRC Acquisition	Mirada Acquisition
Date Completed	May 2018	February 2017	February 2017
Purchase Price ($MM)(1)	$43.0	$34.0	$4.5
Acquiror	Carbon California	Carbon California	Carbon California
Net Acres	5,500	8,900	1,400
Oil Wells	310	191	43
Net Production (Boe/d)(2)	1,020	840	100
PDP Reserves (MMBoe)	6.7	5.6	0.9
Proven Reserves (MMBoe)	17.3	11.3	1.9

(1)	Purchase prices do not include certain closing purchase price adjustments.

(2)

Average net production is provided for the month of December 2017 for each of the acquisitions other than the CRC Acquisition and the Mirada Acquisition. The average net production information for the CRC Acquisition and Mirada Acquisition is provided for the month of November 2017 because the wells acquired in these acquisitions were shut in during December 2017 due to wildfires in California.

Seneca Acquisition. In October 2017, Carbon California signed a Purchase and Sale Agreement to acquire 309 operated and 1 non-operated oil wells covering approximately 5,700 gross acres (5,500 net), and fee interests in and to certain lands, situated in the Ventura Basin, together with associated wells, pipelines, facilities, equipment and other property rights, for a purchase price of $43.0 million, subject to customary and standard purchase price adjustments, from Seneca Resources Corporation (the “Seneca Acquisition”). We contributed approximately $5.0 million to Carbon California to fund our portion of the purchase price, with the remainder funded by other equity members and debt. We raised our $5.0 million through the issuance of 50,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), to Yorktown. Upon the completion of this offering the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to an amount per share of $100 plus all accrued but unpaid dividends payable in respect thereof (together, the “Liquidation Preference”) divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering. See “Description of Capital Stock—Preferred Stock” for more information on the terms of our preferred stock. The Seneca Acquisition closed on May 1, 2018 with an effective date as of October 1, 2017.

Our management’s review of the estimated proved reserves relating to the Seneca Acquisition indicated estimated proved reserves of 17.3 MMBoe, with an estimated proved reserve life index of approximately 47 years, as of December 31, 2017, which estimated proved reserves were determined using $51.34 per barrel of oil and $2.976 per MMBtu of gas. Such prices were determined using the average of the historical first-day-of-the-month prices for the twelve months ended December 31, 2017 in accordance with SEC guidelines. Approximately 77% of these reserves were oil and NGLs, approximately 66% were proved developed and approximately 39% were proved developed producing as of December 31, 2017. Management’s estimate of the average daily production for December 2017 from the Seneca assets was approximately 1,020 Boe, which was comprised of approximately 69% crude oil, 10% NGLs and 21% natural gas. In the first quarter of 2018, the price per barrel of oil for our production from the Seneca assets represented an approximately 105% premium to the NYMEX West Texas Intermediate (“NYMEX WTI”) benchmark price.

Reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates prepared by one engineer may vary from those prepared by another. Estimates of proved reserves for our oil and gas properties as of December 31, 2018 will be prepared by CGA using the information available at that time. Upon completion of their review, the estimate of the proved reserves for our oil and gas properties as of December 31, 2018 will be different from the estimate of the proved reserves for our oil and gas properties as of December 31, 2017 shown above, and the estimates of proved reserves relating to the acquisition of oil and gas properties referred to above as the Seneca Acquisition as of December 31, 2018 will be different from our management’s estimates of such reserves as of December 31, 2017 as described above.

Old Ironsides Buyout. We intend to use a portion of the proceeds from this offering to complete the Old Ironsides Buyout. Following the closing of the Old Ironsides Buyout, Carbon Appalachia will be our wholly-owned subsidiary. See “—Investments in Affiliates” for more information on the terms of the Old Ironsides Buyout. The consummation of the Old Ironsides Buyout is subject to certain closing conditions, including a financing condition that we anticipate being satisfied by the application of the proceeds from this offering. There can be no assurances that the Old Ironsides Buyout will be consummated in the anticipated timeframe, on the terms described herein, or at all.

Business Strategies

Our primary business objective is to create stockholder value through consistent growth in cash flows, production and reserves through drilling on our existing oil and gas properties and the acquisition of complementary properties. We focus on the development of our existing leaseholds, which consist primarily of low risk, repeatable resource plays. We invest significantly in technical staff and geological and engineering technology to enhance the value of our properties. We intend to accomplish our objective by executing the following strategies:

●	Capitalize on the development of our oil and gas properties. At the closing of this offering, our assets will consist of oil and gas properties in the Appalachian, Ventura and Illinois Basins. We aim to continue to safely optimize returns from our existing producing assets by using established technologies to maximize recoveries of in-place hydrocarbons. We expect the production from our properties will increase as we continue to develop and optimize our properties by capitalizing on new technology to enhance our production base.

●	Acquire complementary properties. A core part of our strategy is to grow our oil and gas asset base through the acquisition of properties in the vicinity of our existing properties that feature similar reserve mixes and production profiles. During 2017 and 2018, we partnered with Prudential to finance the acquisitions of producing properties in the Ventura Basin through Carbon California and with Old Ironsides to finance the acquisitions of producing properties in the Appalachian Basin through Carbon Appalachia. We own a majority interest in Carbon California and, upon completion of the Old Ironsides Buyout, will own 100% of Carbon Appalachia, and we plan to continue to aggregate complementary properties through these entities or other co-investment vehicles.

●	Reduce operating costs through the aggregation and integration of acquired assets in our expanding operational footprint in both the Appalachian and the Ventura Basins. We plan to continue to realize economies of scale and efficiency gains from spreading our fixed operating costs over a larger asset base. Historically, we have targeted overhead and well maintenance cost reductions, field-level optimization and gathering system reconfigurations.

●	Acquire and develop reserves in the form of a diverse mix of commodities with crude oil the primary objective in California and natural gas the primary objective in Appalachia. We believe that a diverse commodity mix will provide us with commodity optionality, which will allow us to direct capital spending to develop the commodity that offers the best return on investment at the time.

●	Manage commodity price exposure through an active hedging program. We maintain a hedging program designed to reduce exposure to fluctuations in commodity prices. As of March 31, 2018, we had outstanding natural gas hedges of approximately 2.6 MMBtu for 2018 at an average price of $3.00 per MMBtu and approximately 2.6 MMBtu for 2019 at an average price of $2.86 per MMBtu. In addition, as of March 31, 2018, we had outstanding oil hedges of 52,000 barrels for the three months ended March 31, 2018 at an average price of $53.51 per barrel and 48,000 barrels for 2019 at an average price of $53.76 per barrel. In addition to our hedging program, we also maintain active hedging programs at Carbon California and Carbon Appalachia.

Competitive Strengths

We believe the following competitive strengths will allow us to successfully execute our business strategies and achieve our primary business objective:

●	Significant diversified portfolio of long-lived, low-decline reserves largely held by production. As of December 31, 2017, giving effect to the Pro Forma Adjustments, the estimated proved oil, natural gas and NGL reserves attributable to interests in our underlying acreage and that of Carbon California and Carbon Appalachia were 605.3 Bcfe (82.5% proved developed producing, 75.3% natural gas). During 2017 our average daily production and that of Carbon California and Carbon Appalachia was 74.8 MMcfe/d, resulting in an average reserve life of 22.0 years. As of March 31, 2018, we, Carbon California and Carbon Appalachia owned interests in approximately 1.9 million gross (1.6 million net) acres in the Appalachian, Illinois and Ventura Basins, of which over 72% was held by production with no capital obligations.

●	Experienced and proven management team. The members of our management team have an average of over 25 years of oil and gas experience and an extensive track record of creating value for stockholders and business partners. Our management and operational teams have extensive knowledge of the Appalachian, Illinois and Ventura Basins. We believe our management’s experience in managing capital programs at major oil and gas companies, regional knowledge of our assets and ability to identify accretive acquisitions will allow us to continue to grow our production, reserves and dividends.

●	Financial flexibility to fund expansion. Upon the completion of this offering, we believe that we will have sufficient borrowing capacity under our credit facility and access to other sources of liquidity to possess the financial capacity to grow the company. Subsequent to the closing of this offering, we expect to use our credit facility for general corporate purposes, including drilling and completion activities and acquisitions.

●	Benefit from low cost operations. The shallow nature of our drilling activities and producing wells results in relatively low lease operating costs. Lease operating costs for the three months ended March 31, 2018 averaged $1.05/Mcfe, $1.34/Mcfe and $16.49/Boe for us, Carbon Appalachia and Carbon California, respectively, compared to the period ended December 31, 2017 when the lease operating costs averaged $1.13/Mcfe, $0.98/Mcfe and $16.69/Boe.

●	Scalable business model. We believe that our business structure gives us a relative advantage to grow through acquisitions without significantly increasing our cost structure. Our land, accounting, engineering, geology, information technology and business development departments have a scalable business model that allows us to manage our existing assets and absorb additional acquisitions at minimal additional costs.

●	Benefit from favorable realized commodity pricing in both the Appalachian and Ventura Basins. In the Appalachian Basin, we and Carbon Appalachia averaged a minimal pricing differential of $0.89/Mcf and $0.132/Mcf during the three months ended March 31, 2018 and the period ended December 31, 2017, respectively, as we and Carbon Appalachia targeted delivery of our and their gas to interstate pipelines that exit from the southern region of the Appalachian Basin. In the Ventura Basin, the price per barrel of oil during the three months ended March 31, 2018 and the period ended December 31, 2017 for our production yielded approximately 105% of the NYMEX WTI benchmark price as a result of its proximity to the southern California refining market and the API gravity of its produced oil.

Our Relationship with Yorktown

Upon completion of this offering, affiliates of Yorktown Partners LLC (“Yorktown Partners”) will own                 shares of our common stock, or approximately     % of our outstanding common stock. Please see “Security Ownership of Certain Beneficial Owners and Management.”  We have a long-term relationship with Yorktown Partners, a private investment firm investing exclusively in the energy industry with an emphasis on North American oil and gas production, midstream and oilfield service businesses. Yorktown Partners has been our and our predecessor’s sponsor since 1993. Yorktown Partners has raised 11 private equity funds with aggregate partner commitments totaling over $8 billion. Yorktown Partners’ investors include university endowments, foundations, families, insurance companies, and other institutional investors. The firm is headquartered in New York.

Risk Factors

Investing in our common stock involves risks that include the speculative nature of oil and natural gas exploration, competition, volatile commodity prices and other material factors. For a discussion of these risks and other considerations that could negatively affect us, including risks related to this offering and our common stock, please read “Risk Factors” beginning on page 11 of this prospectus and the other information in this prospectus before investing in our common stock. Please also read “Forward-Looking Statements.”

Principal Executive Office

We are a Delaware corporation. Our principal executive office is located at 1700 Broadway, Suite 1170, Denver, Colorado, 80290, and our telephone number is (720) 407-7030. Our website address is http://carbonnaturalgas.com. We make our periodic reports and other information filed with or furnished to the U.S. Securities and Exchange Commission (“SEC”) available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

Organizational Structure

The following table depicts our ownership structure at the closing of this offering, giving effect to the Pro Forma Adjustments.

The Offering

Common stock offered to the public	shares ( shares, if the underwriters exercise in full their option to purchase additional shares).

Common stock to be outstanding immediately after this offering	shares.

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to additional shares on the same terms as the initial shares.

Use of proceeds

We expect to receive approximately $         million of net proceeds (assuming the midpoint of the price range set forth on the cover of this prospectus) from the sale of the common stock offered by us after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $58 million of the net proceeds of this offering to fund the Old Ironsides Buyout, $          million to pay down a portion of our debt and the remaining $              million for general corporate purposes, including to fund potential expansion capital expenditures and acquisitions. We may temporarily invest the net proceeds in short-term marketable securities until they are used for their stated purpose.

If the underwriters exercise their option to purchase additional shares in full, the additional net proceeds to us would be approximately $            million, after deducting the estimated underwriting discounts and commissions. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional shares from us for general corporate purposes.

Dividend Policy

We have not to date paid any cash dividends on our common stock. We have historically retained our future earnings to support operations and to finance our business.

At or prior to the closing of this offering, our board of directors will adopt a policy pursuant to which we intend to pay, to the extent practicable, regular quarterly dividends that grow as we grow our reserves, production and cash generated from operations. The amount of our dividends will be based on the amount of cash we have available each quarter, after reserves for (i) debt service and other contractual obligations and fixed charges and (ii) future operating or capital needs that the board of directors may determine are appropriate. We expect our initial quarterly dividend to be $          per share, subject to the actual declaration of the dividend by the board of directors. Any determination to pay dividends will depend on our financial condition, capital requirements, results of operations, contractual limitations, legal restrictions and any other factors the board of directors deems relevant.

The amount of available cash that we will have available for dividends each quarter will fluctuate as a result of various factors, including changing oil and gas prices, production levels, operating expenses, capital needs and debt service. Therefore, the amount of our quarterly dividends may vary and such variations may be significant could result in no dividend for any quarter.

We are currently negotiating the terms of a new senior secured credit facility with an initial borrowing base of $100 million (the “New Revolving Credit Facility”) to replace our credit facility and the CAE Credit Facility (as defined herein) at the closing of this offering. We expect the agreement governing the New Revolving Credit Facility will contain customary limitations on our ability to pay dividends, including compliance with leverage ratios and other customary covenants.

The amount of dividends we are able to pay in any quarter may be limited by Delaware General Corporation Law, which provides that a Delaware corporation may pay dividends either (i) out of the corporation’s surplus (as defined by Delaware law) or (ii) if there is no surplus, out of the corporation’s net profit for the fiscal year in which the dividend is declared or the preceding fiscal year.

We do not intend to maintain excess dividend coverage for the purpose of maintaining stability or growth in our dividends nor do we intend to reserve cash for dividends in future periods or incur debt to pay dividends. We expect to finance most of our growth with borrowings under our debt agreements and the issuance of debt or equity securities. Our board of directors may change this dividend policy at any time.

Risk factors	Please read “Risk Factors” beginning on page 11 of this prospectus for a discussion of risks that you should consider before investing in our common stock.

Symbol	We intend to apply to list our common stock on the Nasdaq Global Market under the symbol “CRBO.”

Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Data

The following table presents our summary historical financial data and summary unaudited pro forma condensed consolidated financial data as of the dates and for the periods presented. The summary historical financial data presented as of and for the years ended December 31, 2017 and 2016 and as of and for the three months ended March 31, 2018 and 2017 are derived from the historical financial statements included elsewhere in this prospectus. The summary unaudited pro forma condensed consolidated financial data presented as of and for the three months ended March 31, 2018 and as of and for the year ended December 31, 2017 are derived from our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus and gives effect to the following transactions:

●	the increase in Carbon’s ownership of Carbon California from 17.81% to 56.41% on February 1, 2018 in connection with the exercise of the California Warrant by Yorktown and the resulting consolidation of Carbon California for financial reporting purposes;

●	the completion of the Seneca Acquisition on May 1, 2018 and the resulting decrease in Carbon’s ownership of Carbon California from 56.41% to 53.92%;

●	additional borrowings under our credit facility made in connection with Carbon’s acquisition activities;

●	the exercise of the Carbon Appalachia Warrant;

●	the acquisition by Carbon of Old Ironsides’ 73.5% interest in Carbon Appalachia for approximately $58 million, resulting in Carbon Appalachia becoming a wholly owned subsidiary of Carbon that is consolidated for financial reporting purposes;

●	the Cabot Acquisition made by Carbon Appalachia;

●	the EnerVest Acquisition made by Carbon Appalachia;

●	the issuance of Series B Preferred Stock to Yorktown in connection with the Seneca Acquisition and automatic conversion to shares of common stock upon the completion of this offering; and

●	the use of the remaining proceeds from this offering.

For a detailed discussion of the summary historical financial data contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table should also be read in conjunction with “Use of Proceeds” and our audited historical consolidated financial statements, the audited historical consolidated financial statements of Carbon Appalachia and the audited historical financial statements of Carbon California included elsewhere in this prospectus. Among other things, the audited historical consolidated financial statements include more detailed information regarding the basis of presentation for the information in the following table (in thousands, unless specifically stated otherwise).

	Historical				Pro Forma
	Three Months Ended March 31,		Year Ended December 31,		Three Months Ended March 31,	Year Ended December 31,
	2018	2017	2017	2016	2018	2017
	(in thousands, except per share and production data)
	(unaudited)	(unaudited)			(unaudited)	(unaudited)
Consolidated statements of operations data:
Total revenue	$6,479	$7,193	$22,473	$8,195	$36,175	$117,437
Total expenses	6,840	4,427	19,265	20,713	32,879	104,650
Operating income (loss)	(367)	2,766	3,208	(12,518)	3,296	12,787
Total other income (expense)	5,051	570	3,117	(301)	(2,233)	(7,239)
Income (loss) before income taxes	4,684	3,336	6,325	(12,819)	1,063	5,548
Provision for income taxes	—	—	(74)	—	—	(74)
Net income (loss) before non-controlling interests	4,684	3,336	6,399	(12,819)	1,063	5,622
Net income (loss) attributable to non-controlling interests	1,115	44	81	(413)	(1,071)	(944)
Net income attributable to controlling interests	$3,569	$3,292	$6,318	$(12,406)	$2,135	$6,566
Net income (loss) per common share:
Basic	$0.51	$0.60	$1.12	$(2.27)	$0.26	$0.80
Diluted	$0.46	$0.40	$0.49	$(2.27)	$0.25	$0.73
Consolidated balance sheet data:
Cash and cash equivalents	$4,114	$630	$1,650	$858	$14,652	$7,254
Total assets	125,235	47,426	60,009	42,712	295,594	297,221
Total liabilities	77,202	34,821	43,513	33,739	179,558	177,843
Total stockholders’ equity	48,033	12,605	16,496	8,973	116,033	119,378
Consolidated statements of cash flows data:
Net cash provided by (used in):
Operating activities	$95	$894	$3,920	$(3,142)	$	$
Investing activities	(599)	(399)	(8,533)	(8,754)
Financing activities	2,968	(723)	5,405	12,449

Non-GAAP Financial Measures

PV-10

PV-10 is a non-GAAP financial measure. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and gas properties. It is not intended to represent the current market value of our estimated reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure reported in accordance with GAAP, but rather should be considered in addition to the standardized measure.

PV-10 is derived from the standardized measure, which is the most directly comparable GAAP financial measure. PV-10 is calculated using the same inputs and assumptions as the standardized measure, with the exception that it omits the impact of future income taxes. It is considered to be a pre-tax measurement.

The following table provides a reconciliation of the standardized measure to PV-10 at December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016
PV-10 (in thousands)	$152,341	$59,569
Future income taxes (in thousands)	(35,482)	(14,858)
Standardized Measure (in thousands)	$116,859	$44,711

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before deciding to invest in our common stock. If any of the following risks actually occur, they may materially and adversely affect our business, financial condition, cash flows, and results of operations. In this event, we might have to decrease, or may not be able to pay, dividends on our common stock, the trading price of our common stock could decline, and you could lose part or all of your investment. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.

Risks Related to Our Business

Oil, NGL and natural gas prices and differentials are highly volatile. Declines in commodity prices, especially steep declines in the price of oil, have adversely affected, and in the future will adversely affect, our financial condition and results of operations, cash flow, access to the capital markets and ability to grow.

The oil, NGL and natural gas markets are highly volatile, and we cannot predict future oil, NGL and natural gas prices. Prices for oil, NGL and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil, NGLs and natural gas, market uncertainty and a variety of additional factors that are beyond our control, such as:

●	domestic and foreign supply of and demand for oil, NGLs and natural gas;

●	market prices of oil, NGLs and natural gas;

●	level of consumer product demand;

●	overall domestic and global political and economic conditions;

●	political and economic conditions in producing countries, including those in the Middle East, Russia, South America and Africa;

●	actions of the Organization of Petroleum Exporting Countries and other state-controlled oil companies relating to oil price and production controls;

●	weather conditions;

●	impact of the U.S. dollar exchange rates on commodity prices;

●	technological advances affecting energy consumption and energy supply;

●	domestic and foreign governmental regulations and taxation;

●	impact of energy conservation efforts;

●	capacity, cost and availability of oil and natural gas pipelines, processing, gathering and other transportation facilities and the proximity of these facilities to our wells;

●	increase in imports of liquid natural gas in the United States; and

●	price and availability of alternative fuels.

Oil, NGL and natural gas prices do not necessarily fluctuate in direct relationship to each other. On a pro forma basis after giving effect to the Pro Forma Adjustments, our oil, NGL and natural gas accounted for approximately 14.3%, 1.9% and 83.8% of our estimated proved reserves as of December 31, 2017, respectively, and approximately 8.4%, 0.9% and 90.7% of our 2017 production on an Mcfe basis, respectively. Accordingly, our financial results will be sensitive to movements in oil, NGL and natural gas prices.

In the past, prices of oil and natural gas have been extremely volatile, and we expect this volatility to continue. For example, during the year ended December 31, 2017, the monthly average NYMEX WTI spot price ranged from a high of $61 per Bbl in December to a low of $46 per Bbl in June while the monthly average Henry Hub natural gas price ranged from a high of $3.30 per MMBtu in January to a low of $2.81 per MMBtu in December. During the year ended December 31, 2016, the monthly average NYMEX WTI spot price ranged from a high of $52 per Bbl in December to a low of $30 per Bbl in February while the monthly average Henry Hub natural gas price ranged from a high of $3.59 per MMBtu in December to a low of $1.73 per MMBtu in March. For April 2018, the NYMEX WTI spot price averaged $62.89 per Bbl and the natural gas spot price at Henry Hub averaged approximately $3.08 per MMBtu. Price discounts or differentials between NYMEX WTI spot prices and what we actually receive are also historically very volatile.

In addition, the market price for natural gas in the Appalachian Basin continues to be lower relative to NYMEX Henry Hub as a result of the significant increases in the supply of natural gas in the Northeast region in recent years. Due to the volatility of commodity prices, we are unable to predict future potential movements in the market prices for natural gas, including Appalachian and other market point basis, NGLs and oil and thus cannot predict the ultimate impact of prices on our operations.

Our revenue, profitability and cash flow depend upon the prices and demand for oil, NGLs and natural gas. A drop in prices similar to those observed in recent years would significantly affect our financial results and impede our growth. In particular, a significant or prolonged decline in oil, NGL or natural gas prices or a lack of related storage will negatively impact:

●	the value of our reserves, because declines in oil, NGL and natural gas prices would reduce the amount of oil, NGLs and natural gas that we can produce economically;

●	the amount of cash flow available for capital expenditures;

●	our ability to replace our production and future rate of growth;

●	our ability to borrow money or raise additional capital and our cost of such capital; and

●	our ability to meet our financial obligations.

Historically, higher oil, NGL and natural gas prices generally stimulate increased demand and result in increased prices for drilling equipment, crews and associated supplies, equipment and services, as well as higher lease operating expenses and increased end-user conservation or conversion to alternative fuels. However, commodity price declines do not result in similarly rapid declines of costs associated with drilling. Accordingly, a high cost environment could adversely affect our ability to pursue our drilling program and our results of operations.

The refining industry may be unable to absorb rising U.S. oil and condensate production; in such a case, the resulting surplus could depress prices and restrict the availability of markets, which could materially and adversely affect our results of operations.

Absent an expansion of U.S. refining and export capacity, rising U.S. production of oil and condensates could result in a surplus of these products in the U.S., which would likely cause prices for these commodities to fall and markets to constrict. Although U.S. law was changed in 2015 to permit the export of oil, exports may not occur if demand is lacking in foreign markets or the price that can be obtained in foreign markets does not support associated export capacity expansions, transportation and other costs. In such circumstances, the returns on our capital projects would decline, possibly to levels that would make execution of our drilling plans uneconomical, and a lack of market for our products could require that we shut in some portion of our production. If this were to occur, our production and cash flow could decrease, or could increase less than forecasted, which could have a material adverse effect on our cash flow and profitability.

We are a holding company with no oil and gas operations of our own, and we depend on subsidiaries for cash to fund all of our operations and expenses.

Our operations are conducted entirely through subsidiaries, and our ability to generate cash to meet our debt service obligations is dependent on the earnings and the receipt of funds from our subsidiaries through distributions or intercompany loans. Our subsidiaries’ ability to generate adequate cash depends on a number of factors, including development of reserves, successful acquisitions of complementary properties, advantageous drilling conditions, oil and natural gas prices, compliance with all applicable laws and regulations and other factors.

We do not solely control certain subsidiaries.

We have no significant assets other than our ownership interest in entities that own and operate oil and natural gas and oil interests. We do not fully own, and in many cases do not solely control, such entities. More specifically:

●	Carbon Appalachia and Carbon California, our two largest subsidiaries, are managed by their respective governing boards. Our ability to influence decisions with respect to the operation of such entities varies depending on the amount of control we exercise under the applicable governing agreement;

●	we do not control the amount of cash distributed by several of the entities in which we own interests, including Carbon Appalachia and Carbon California. Further, debt facilities at these entities currently restrict distributions. We may influence the amount of cash distributed through our board seats on such entity’s governing board, but may not ultimately be successful in such efforts;

●	we may not have the ability to unilaterally require certain of the entities in which we own interests to make capital expenditures, and such entities may require us to make additional capital contributions to fund operating and maintenance expenditures, as well as to fund expansion capital expenditures, which would reduce the amount of cash otherwise available for dividend payments by us or require us to incur additional indebtedness;

●	the entities in which we own interests may incur additional indebtedness without our consent, which debt payments would reduce the amount of cash that might otherwise be available for distributions;

●	our assets are operated by entities that we do not control; and

●	the third-party operator of certain of the assets held by each subsidiary and the identity of our subsidiary partners could change, in some cases without our consent. Our dependence on the operators of such assets and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could have a material adverse effect on the realization of our targeted returns on capital or lead to unexpected future costs.

Our level of indebtedness may increase and reduce our financial flexibility.

We have a $100.0 million bank credit facility with LegacyTexas Bank with a current borrowing base of $25.0 million, the outstanding balance of which was approximately $23.2 million at March 31, 2018. In addition, Carbon Appalachia Enterprises, LLC, a Delaware limited liability company and indirect subsidiary of Carbon Appalachia (“Carbon Appalachia Enterprises”), has a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “CAE Credit Facility”), which has been used to partially fund each of Carbon Appalachia’s acquisitions. The current borrowing base under the CAE Credit Facility is $70.0 million. We are not a guarantor of the CAE Credit Facility. As of March 31, 2018, there was approximately $38.0 million outstanding under the CAE Credit Facility. We are currently in discussions with LegacyTexas Bank to replace our existing credit facility and the CAE Credit Facility with the New Revolving Credit Facility. Entry into the New Revolving Credit Facility will be conditioned upon, among other things, the completion of this offering.

In addition, Carbon California sold certain Senior Secured Revolving Notes to Prudential Legacy Insurance Company of New Jersey and Prudential Insurance Company of America with a revolving borrowing capacity of $41.0 million, of which $13.0 million was outstanding as of March 31, 2018. We are not a guarantor of the Senior Secured Revolving Notes.

We, Carbon Appalachia and Carbon California may incur significant additional indebtedness in the future in order to make acquisitions or to develop our properties.

Our level of indebtedness could affect our operations in several ways, including the following:

●	a significant portion of our cash flows could be used to service our indebtedness;

●	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

●	the covenants contained in the agreements governing our outstanding indebtedness limit our ability to borrow additional funds, dispose of assets, pay dividends, and make certain investments;

●	a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

●	our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

●	a high level of debt may make it more likely that a reduction in our borrowing base following a periodic redetermination could require us to repay a portion of our then-outstanding bank borrowings; and

●	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate, or other purposes.

A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, commodity prices, and financial, business, and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, borrowings, or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets, and our performance at the time we need capital.

We may not be able to generate enough cash flow to meet our debt obligations or fund our other liquidity needs.

At March 31, 2018, our debt consisted of approximately $23.2 million in borrowings under our current $25.0 million borrowing base under our credit facility, approximately $13.0 million outstanding under Carbon California’s Senior Revolving Notes due 2022 and approximately $10.0 million outstanding under Carbon California’s Subordinated Notes due 2024. In addition to interest expense and principal on our long-term debt and the $750,000 minimum liquidity requirement under our credit agreement, we have demands on our cash resources including, among others, operating expenses and capital expenditures.

Our ability to pay the principal and interest on our long-term debt and to satisfy our other liabilities will depend upon future performance and our ability to repay or refinance our debt as it becomes due. Our future operating performance and ability to refinance will be affected by economic and capital market conditions, results of operations and other factors, many of which are beyond our control. Our ability to meet our debt service obligations also may be impacted by changes in prevailing interest rates, as borrowing under our existing credit facility bears interest at floating rates.

We may not generate sufficient cash flow from operations. Without sufficient cash flow, there may not be adequate future sources of capital to enable us to service our indebtedness or to fund our other liquidity needs. If we are unable to service our indebtedness and fund our operating costs, we will be required to adopt alternative strategies that may include:

●	reducing or delaying capital expenditures;

●	seeking additional debt financing or equity capital;

●	selling assets; or

●	restructuring or refinancing debt.

We may not be able to complete such alternative strategies on satisfactory terms, if at all. Our inability to generate sufficient cash flows to satisfy our debt obligations and fund our liquidity needs, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and results of operations and may reduce our ability to pay dividends on our common stock. The formation of joint ventures or other similar arrangements to finance operations may result in dilution of our interest in the properties affected by such arrangements.

A deterioration in general economic, business or industry conditions would materially adversely affect our results of operations, financial condition and ability to pay dividends on our common stock.

In recent years, concerns over global economic conditions, energy costs, geopolitical issues, inflation, the availability and cost of credit, and slow economic growth in the United States have contributed to economic uncertainty and diminished expectations for the global economy. Meanwhile, continued hostilities in the Middle East and the occurrence or threat of terrorist attacks in the United States or other countries could adversely affect the economies of the United States and other countries. Concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices. An oversupply of crude oil in 2015 led to a severe decline in worldwide oil prices. If the economic climate in the United States or abroad deteriorates, worldwide demand for petroleum products could materially decrease, which could impact the price at which oil, natural gas and natural gas liquids from our properties are sold, affect the ability of vendors, suppliers and customers associated with our properties to continue operations and ultimately materially adversely impact our results of operations, financial condition and ability to pay dividends on our common stock.

We have made several significant acquisitions in recent years, and our proportionate interests in our equity investees have recently increased or is expected to increase upon the closing of this offering.  As a result, our historical reserve, operating and financial data are not comparable from period to period or to the unaudited pro forma reserve, operating financial information included in this prospectus, which may make it more difficult for you to evaluate our business or our ability to pay dividends.

Consistent with our acquisition strategy, we, together with Carbon Appalachia and Carbon California, have completed seven significant acquisitions since October 2016.  Additionally, our proportionate interest in Carbon California increased during 2018 from 17.81% to 53.92%.  This resulted in a change from treating Carbon California as an equity method investment to consolidating Carbon California’s results into our results beginning with the first quarter of 2018.  Further, if the Old Ironsides Buyout is completed at the closing of this offering, our proportionate interest in Carbon Appalachia will increase from 27.24% to 100%, and Carbon Appalachia’s results will be consolidated into our results.

As a result of the execution of our acquisition strategy and the increase in interests in Carbon Appalachia and Carbon California, the historical reserve, operating and financial data included in this prospectus are not comparable (i) from period to period or (ii) to the reserve, operating or financial data presented in this prospectus on a pro forma basis.  For example, as of and for the years ended December 31, 2016 and 2017 on a historical basis and for the year ended December 31, 2017 on a pro forma basis, our total revenue was $8.2 million, $22.4 million, and $117.4 million, respectively, our total assets were $42.7 million, $60.0 million and $297.2 million, respectively and our total liabilities were $33.7 million, $43.5 million, and $177.8 million, respectively.  Our total proved reserves (excluding non-controlling interests) as of December 31, 2017 were 189.4 Bcfe on a historical basis and 517.8 Bcfe on a pro forma basis. As a result, the utility of historical reserve, operating and financial data included in this prospectus may be limited, and thus you may find it difficult to evaluate our business and results of operations to date and to assess our future prospects and ability to pay dividends.

The agreements governing our indebtedness contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

Our credit agreement contains restrictive covenants that limit our ability to, among other things:

●	incur additional debt;

●	incur additional liens;

●	sell, transfer or dispose of assets;

●	merge or consolidate, wind-up, dissolve or liquidate;

●	make dividends and distributions on, or repurchases of, equity;

●	make certain investments;

●	enter into certain transactions with our affiliates;

●	enter into sales-leaseback transactions;

●	make optional or voluntary payment of debt;

●	change the nature of our business;

●	change our fiscal year to make changes to the accounting treatment or reporting practices;

●	amend constituent documents; or

●	enter into certain hedging transactions.

In addition, our credit agreement requires us to maintain certain financial ratios and tests. The requirement that we comply with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures, or withstand a continuing or future downturn in our business. We expect the New Revolving Credit Facility to have similar restrictive covenants, financial ratios and tests as described above.

If we are unable to comply with the restrictions and covenants in our credit agreement, there could be an event of default under the terms of such agreement, which could result in an acceleration of repayment.

If we are unable to comply with the restrictions and covenants in our credit agreement, there could be an event of default. Our ability to comply with these restrictions and covenants, including meeting the financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests. In the event of a default under our credit agreement, the lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our credit agreement or obtain needed waivers on satisfactory terms.

Our borrowings under our credit agreement and the Carbon California Senior Revolving Notes expose us to interest rate risk.

Our results of operations are exposed to interest rate risk associated with borrowings under our credit agreement, which bear interest at a rate elected by us that is based on the prime, LIBOR, or federal funds rate plus margins ranging from 0.50% to 4.50% depending on the type of loan used and the amount of the loan outstanding in relation to the borrowing base. As of March 31, 2018, there was approximately $23.2 million outstanding under our credit agreement. In addition, interest on borrowings under the Carbon California Senior Revolving Notes is payable quarterly and accrues at a rate per annum equal to either (i) the prime rate plus an applicable margin of 4.00% or (ii) the LIBOR rate plus an applicable margin of 5.00% at our option. As of March 31, 2018, there was approximately $13.0 million outstanding under the Carbon California Senior Revolving Notes. If interest rates increase, so will our interest costs, which may have a material adverse effect on our results of operations and financial condition.

Any significant reduction in our borrowing base under our credit agreement or the Carbon California Senior Revolving Notes as a result of the periodic borrowing base redeterminations or otherwise may negatively impact our ability to fund our operations.

Under (i) our credit agreement, which as of March 31, 2018 provides for a $25.0 million borrowing base and (ii) the Carbon California Senior Revolving Notes, which as of May 1, 2018 provide for a $41.0 million borrowing base, we are subject to collateral borrowing base redeterminations based on our proved reserves. We expect the New Revolving Credit Facility will also be subject to periodic borrowing base redeterminations. Declines in oil and natural gas prices have in the past adversely impacted the value of our estimated proved developed reserves and, in turn, the market values used by our lenders to determine our borrowing base. Any significant reduction in our borrowing base as a result of such borrowing base redeterminations or otherwise may negatively impact our liquidity and our ability to fund our operations and, as a result, may have a material adverse effect on our financial condition, results of operations, and cash flows.

Our estimates of proved reserves at December 31, 2017 and 2016 have been prepared under SEC rules which could limit our ability to book additional proved undeveloped reserves in the future.

Estimates of our proved reserves as of December 31, 2017 and 2016 have been prepared and presented under the SEC’s rules relating to the reporting of oil and natural gas exploration activities. These rules require that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This rule has limited and may continue to limit our potential to book additional proved undeveloped reserves. Moreover, we may be required to write down any proved undeveloped reserves that are not developed within the required five-year timeframe. In addition, we based the discounted future net cash flows from our proved reserves on the twelve month unweighted arithmetic average of the first-day-of-the-month price for the preceding twelve months without giving effect to derivative transactions. Actual future net cash flows from our properties will be affected by factors such as the actual prices we receive for oil, NGLs and natural gas, the amount, timing and cost of actual production and changes in governmental regulations or taxation.

Neither the estimated quantities of proved reserves nor the discounted present value of future net cash flows attributable to those reserves included in this prospectus are intended to represent their fair, or current, market value.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our proved reserves.

Oil and natural gas reserve engineering is not an exact science and requires subjective estimates of underground accumulations of reserves and assumptions concerning future commodity prices, production levels, estimated ultimate recoveries, and operating and development costs. As a result, estimated quantities of proved reserves, projections of future production rates, and the timing of development expenditures may be incorrect. Our, Carbon Appalachia’s and Carbon California’s estimates of proved reserves and related valuations as of December 31, 2017 and 2016 are based on proved reserve reports prepared by CGA, an independent engineering firm. CGA conducted a well-by-well review of all our, Carbon Appalachia’s and Carbon California’s properties for the periods covered by its proved reserve reports using information provided by us, Carbon Appalachia or Carbon California. Over time, we may make material changes to proved reserve estimates taking into account the results of actual drilling, testing, and production. Also, certain assumptions regarding future commodity prices, production levels, and operating and development costs may prove incorrect. Any significant variance from these assumptions to actual figures could greatly affect our estimates of proved reserves, the economically recoverable quantities of reserves attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of reserves we ultimately recover being different from our estimates.

The estimates of proved reserves as of December 31, 2017 and 2016 included in this registration statement were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the 12 months ended December 31, 2017 and 2016, respectively, in accordance with the SEC guidelines applicable to reserve estimates for these periods. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for unproved acreage. The reserve estimates represent our, Carbon Appalachia’s and Carbon California’s net revenue interest in such properties.

The present value of future net cash flows from estimated proved reserves is not necessarily the same as the current market value of estimated proved oil and natural gas reserves. We, Carbon Appalachia and Carbon California base the current market value of estimated proved reserves on prices and costs in effect on the day of the estimate. However, actual future net cash flows from our oil and natural gas properties also will be affected by factors such as:

●	the actual prices we receive for oil and natural gas;

●	our actual operating costs in producing oil and natural gas;

●	the amount and timing of actual production;

●	the amount and timing of our capital expenditures;

●	supply of and demand for oil and natural gas; and

●	changes in governmental regulations or taxation.

The timing of our production and incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and thus their actual present value.  In addition, the 10% discount factor we use when calculating discounted future net cash flows in compliance with GAAP may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Lower oil and natural gas prices and other factors have resulted in, and in the future may result in, ceiling test write-downs and other impairments of our asset carrying values.

We use the full cost method of accounting to report our oil and natural gas operations. Under this method, we capitalize the cost to acquire, explore for, and develop oil and natural gas properties, including capitalizing the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals. All general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change. Depletion of evaluated oil and natural gas properties is computed on the units of production method based on proved reserves. The average depletion rate per Mcfe of production associated with our reserves was $0.76 for the three months ended March 31, 2018. Total depletion expense for oil and natural gas properties was approximately $1.3 million for the three months ended March 31, 2018.

Under full cost accounting rules, the net capitalized costs of proved oil and natural gas properties may not exceed a “ceiling limit,” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%. If net capitalized costs of proved oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling test write-down.” Under GAAP, we are required to perform a ceiling test each quarter. Because the ceiling calculation requires a rolling 12-month average commodity price, due to the effect of lower prices in 2016, we recognized an impairment of approximately $4.3 million for the year ended December 31, 2016. We did not recognize an impairment for the year ended December 31, 2017 or for the three months ended March 31, 2018. Impairment charges do not affect cash flows from operating activities, but do adversely affect earnings and stockholders’ equity.

Investments in unproved properties are assessed periodically to ascertain whether impairment has occurred. Unproved properties whose costs are individually significant are assessed individually by considering the primary lease terms of the properties, the holding period of the properties, and geographic and geologic data relating to the properties. The amount of impairment assessed, if any, is added to the costs to be amortized in the appropriate full cost pool. If an impairment of unproved properties results in a reclassification to proved reserves, the amount by which the ceiling limit exceeds the capitalized costs of proved reserves would be reduced.

In addition, GAAP requires us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties for impairments, which may occur if we experience substantial downward adjustments to our estimated proved reserves or our unproved property values, or if estimated future development costs increase. We are required to perform impairment tests on our assets periodically and whenever events or changes in circumstances warrant a review of our assets. To the extent such tests indicate a reduction of the estimated useful life or estimated future cash flows of our assets, the carrying value may not be recoverable and therefore requires a write-down. Future write-downs of our full cost pool may be required if oil and natural gas prices decline, unproved property values decrease, estimated proved reserve volumes are revised downward or costs incurred in exploration, development, or acquisition activities in our full cost pool exceed the discounted future net cash flows from the additional reserves, if any, attributable to our cost pool. Any recorded impairment is not reversible at a later date.

Our exploration and development projects and acquisitions require substantial capital expenditures. We may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in our reserves.

The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures for the development, exploitation, production and acquisition of oil and natural gas reserves. Our cash used in investing activities related to acquisition, development and exploration expenditures (not including Carbon Appalachia and Carbon California) was approximately $474,000 and $1.6 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively. Carbon Appalachia’s cash used in investing activities related to acquisition, development and exploration expenditures was approximately $302,000 and $74.2 million for the three months ended March 31, 2018 and the period ended December 31, 2017, respectively. Carbon California’s cash used in investing activities related to acquisition, development and exploration expenditures was approximately $400,000 and $42.2 million for the three months ended March 31, 2018 and the period ended December 31, 2017, respectively. We contribute our proportionate share, as a holder of Class A units that require capital contributions, of the capital expenditure obligations of Carbon Appalachia and Carbon California.

We anticipate that the budget for exploration and development work on existing acreage will range between $0.5 million and $2.5 million for us in 2018, between $0 million and $2.0 million for Carbon Appalachia in 2018, and between $3.0 million and $5.0 million for Carbon California in 2018. The budget will be highly dependent on prices that we receive for our oil and natural gas sales. We intend to finance future capital expenditures through cash on hand, cash flow from operations, and from borrowings under bank credit facilities. Our cash flows from operations and access to capital are subject to a number of variables, including:

●	proved reserves;

●	the volume of hydrocarbons we are able to produce from existing wells;

●	the prices at which our production is sold;

●	the levels of our operating expenses; and

●	our ability to acquire, locate, and produce new reserves.

However, our financing needs, especially in regard to potential acquisitions, may exceed those resources, and our actual capital expenditures in 2018 could exceed our budget. The Seneca Acquisition closed in May 2018 with a purchase price of $43.0 million, of which our portion was approximately $5.0 million. Other opportunities may arise during 2018 that could cause our capital expenditures to exceed the budget. In the event our capital expenditure requirements at any time are greater than the amount of capital we have available, we may be required to seek additional sources of capital, which may include the issuance of debt or equity securities, sale of assets, delays in planned exploration, development and completion activities or the use of outside capital through equity investees or similar arrangements.

Our business and operating results can be harmed by factors such as the availability, terms, and cost of capital, increases in interest rates, or a reduction in our credit rating. Changes in any one or more of these factors could cause our cost of doing business to increase, limit our access to capital, limit our ability to pursue acquisition opportunities, reduce our cash flows available for drilling, and place us at a competitive disadvantage. In addition, our ability to access the private and public debt or equity markets is dependent upon a number of factors outside our control, including oil and natural gas prices as well as economic conditions in the financial markets. Continuing disruptions and volatility in the global financial markets may lead to an increase in interest rates or a contraction in credit availability impacting our ability to finance operations. We cannot assure you that we will be able to obtain debt or equity financing on terms favorable to us, or at all.

If we are unable to fund our capital requirements, we may be required to curtail our operations relating to the exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our reserves, or may be otherwise unable to implement our development plan, complete acquisitions, or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues, and results of operations. In addition, a delay in or the failure to complete proposed or future infrastructure projects could delay or eliminate potential efficiencies and related cost savings.

Carbon California may require its members, including us, to make additional capital contributions to it. If we fail to make a required capital contribution to Carbon California, (i) we would be considered a defaulting member, (ii) we would lose our representative on the Board of Directors, and (iii) Prudential would have the option to pay our pro rata portion of the capital contribution and receive the pro rata share of Class A Units in Carbon California that we otherwise would have received.

Our identified drilling locations are scheduled for development only if oil and gas prices warrant drilling over a substantial number of years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

At an appropriate level of oil and natural gas prices, we have a multi-year drilling inventory of horizontal and vertical drilling locations on existing acreage. These drilling locations, including those without PUDs, represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including the availability of capital, construction of infrastructure, inclement weather, regulatory changes and approvals, commodity prices, lease expirations, our ability to secure rights to drill at deeper formations, costs, and drilling results.

Further, our identified potential drilling locations are in various stages of evaluation, ranging from locations that are ready to drill to locations that will require substantial additional analysis of data. We cannot predict in advance of drilling and testing whether any particular drilling location will yield oil or natural gas reserves in sufficient quantities to recover drilling or completion costs or to be economically viable or whether wells drilled on 20-acre spacing will produce at the same rates as those on 40-acre spacing. The use of reliable technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas reserves will be present or, if present, whether oil or natural gas reserves will be present in sufficient quantities to be economically viable. Even if sufficient amounts of oil or natural gas reserves exist, we may damage the potentially productive hydrocarbon bearing formation or experience mechanical difficulties while drilling or completing the well, possibly resulting in a reduction in production from the well or abandonment of the well. If we drill dry holes in our current and future drilling locations, our drilling success rate may decline and materially harm our business. We cannot assure you that the analogies we draw from available data from other wells, more fully explored locations, or producing fields will be applicable to our drilling locations. Further, initial production rates reported by us or other operators in the Appalachian Basin and Ventura Basin may not be indicative of future or long-term production rates.

Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas reserves from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business, financial condition, and results of operations.

Our acreage must be drilled before lease expiration, generally within three to five years, in order to hold the acreage by production. In a highly competitive market for acreage, failure to drill sufficient wells to hold acreage may result in a substantial lease renewal cost, or if renewal is not feasible, loss of our lease and prospective drilling opportunities.

Leases on oil and natural gas properties typically have a term of three to five years, after which they expire unless prior to expiration, production is established within the spacing units covering the undeveloped acres. The cost to renew such leases may increase significantly, and we may not be able to renew such leases on commercially reasonable terms or at all. Any reduction in our current drilling program, either through a reduction in capital expenditures or the unavailability of drilling rigs, could result in the loss of acreage through lease expirations. We cannot assure you that we will have the liquidity to deploy these rigs when needed, or that commodity prices will warrant operating such a drilling program. Any such losses of leases could materially and adversely affect the growth of our asset base, cash flows, and results of operations.

Unless we replace our reserves, our reserves and production will decline, which would adversely affect our future cash flows and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. As a result, we must locate, acquire and develop new reserves to replace those being depleted by production. Our business strategy is to grow production and reserves through acquisitions and through exploration and development drilling. Unless we conduct successful exploration, development and production activities or acquire properties containing proved reserves, our proved reserves will decline as our existing reserves are produced. Our future oil and natural gas reserves and production, and therefore our future cash flow and results of operations, are highly dependent on our success in efficiently developing our reserves and economically finding or acquiring additional recoverable reserves. We have made, and expect to make in the future, substantial capital expenditures in our business and operations for the development, production, exploration, and acquisition of reserves. We may not have sufficient resources to undertake our exploration, development, and production activities. In addition, we may not be able to develop, exploit, find or acquire sufficient additional reserves to replace our current and future production. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, financial condition and results of operations will be adversely affected.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations.

Our future financial condition and results of operations will depend on the success of our acquisition, exploration, development and production activities. These activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil and natural gas production. Our decision to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. For a discussion of the uncertainty involved in these processes, see “—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our proved reserves.” The costs of exploration, exploitation, and development activities are subject to numerous uncertainties beyond our control, and increases in those costs can adversely affect the economics of a project. In addition, drilling and completion costs may increase prior to completion of any particular project. Many factors may curtail, delay or cancel scheduled drilling and production projects, including:

●	high costs, shortages or delivery delays of drilling rigs, equipment, labor or other services;

●	unexpected operational events and drilling conditions;

●	sustained depressed oil and natural gas prices and further reductions in oil and natural gas prices;

●	limitations in the market for oil and natural gas;

●	problems in the delivery of oil and natural gas to market (see “—Our business depends in part on gathering and transportation facilities owned by others. Any limitation in the availability of those facilities would interfere with our ability to market the natural gas we produce.”);

●	adverse weather conditions;

●	facility or equipment malfunctions;

●	equipment failures or accidents;

●	title problems;

●	pipe or cement failures;

●	casing collapses;

●	compliance with environmental and other governmental requirements;

●	delays in obtaining, extending or renewing necessary permits or the inability to obtain, extend or renew such permits at all;

●	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

●	lost or damaged oilfield drilling and service tools;

●	unusual or unexpected geological formations;

●	loss of drilling fluid circulation;

●	pressure or irregularities in formations;

●	fires, blowouts, surface craterings and explosions; and

●	uncontrollable flows of oil, natural gas or well fluids.

Additionally, drilling, transportation and processing of hydrocarbons bear an inherent risk of loss of containment. Potential consequences include loss of reserves, loss of production, loss of economic value associated with an affected wellbore, contamination of soil, ground water, and surface water, as well as potential fines, penalties, or damages associated with any of the foregoing consequences.

Part of our strategy involves drilling in existing or emerging shale plays using the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

Our operations involve utilizing the latest drilling and completion techniques as developed by us and our service providers. Risks that we may face while drilling include, but are not limited to, failing to land our wellbore in the desired drilling zone, not staying in the desired drilling zone while drilling horizontally through the formation, not running our casing the entire length of the wellbore, and not being able to run tools and other equipment consistently through the horizontal wellbore. Risks that we may face while completing our wells include, but are not limited to, not being able to fracture stimulate the planned number of stages, not being able to run tools the entire length of the wellbore during completion operations, and not successfully cleaning out the wellbore after completion of the final fracture stimulation stage. In addition, to the extent we engage in horizontal drilling, those activities may adversely affect our ability to successfully drill in one or more of our identified vertical drilling locations.

Our experience with horizontal drilling utilizing the latest drilling and completion techniques is limited. Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems, and/or commodity prices decline, the return on our investment in these areas may not be as attractive as we anticipate. Further, as a result of any of these developments we could incur material write-downs of our oil and natural gas properties and the value of our undeveloped acreage could decline in the future.

A significant portion of our business is conducted in basins with established production histories. The mature nature of these region could result in lower production.

The Appalachian and Ventura Basins are mature oil and natural gas production regions that have experienced substantial exploration and development activity for many years. Because a large number of oil and natural gas prospects in this region have already been drilled, additional prospects of sufficient size and quality could be more difficult to identify. We cannot assure you that our future drilling activities in these plays will be successful or, if successful, will achieve the potential reserve levels that we currently anticipate based on the drilling activities that have been completed, or that we will achieve the anticipated economic returns based on our current cost models.

Our operations are substantially dependent on the availability of water. Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations, and cash flows.

Water is an essential component of deep shale oil and natural gas production during both the drilling and hydraulic fracturing processes. Historically, we have been able to purchase water from local land owners for use in our operations. As a result of severe drought, some local water districts have begun restricting the use of water subject to their jurisdiction for hydraulic fracturing to protect the availability of local water supply. If we are unable to obtain water to use in our operations from local sources, we may be unable to economically produce our reserves, which could have an adverse effect on our financial condition, results of operations, and cash flows.

We may face unanticipated water and other waste disposal costs.

We may be subject to regulation that restricts our ability to discharge water produced as part of our natural gas production operations. Productive zones frequently contain water that must be removed in order for the natural gas to produce, and our ability to remove and dispose of sufficient quantities of water from the various zones will determine whether we can produce natural gas in commercial quantities. The produced water must be transported from the production site and injected into disposal wells. The capacity of the disposal wells we own may not be sufficient to receive all of the water produced from our wells and may affect our ability to produce our wells. Also, the cost to transport and dispose of that water, including the cost of complying with regulations concerning water disposal, may reduce our profitability.

Where water produced from our projects fails to meet the quality requirements of applicable regulatory agencies, our wells produce water in excess of the applicable volumetric permit limits, the disposal wells fail to meet the requirements of all applicable regulatory agencies, or we are unable to secure access to disposal wells with sufficient capacity to accept all of the produced water, we may be required to shut in wells, reduce drilling activities, or upgrade facilities for water handling or treatment. The costs to dispose of this produced water may increase if any of the following occur:

●	we cannot obtain future permits from applicable regulatory agencies;

●	water of lesser quality or requiring additional treatment is produced;

●	our wells produce excess water;

●	new laws and regulations require water to be disposed in a different manner; or

●	costs to transport the produced water to the disposal wells increase.

Our insurance may not protect us or them against all of the operating risks to which our business is exposed.

The crude oil and natural gas business involves numerous operating hazards such as well blowouts, mechanical failures, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, hurricanes, flooding, pollution, releases of toxic gas and other environmental hazards and risks, which can result in (i) damage to or destruction of wells and/or production facilities, (ii) damage to or destruction of formations, (iii) injury to persons, (iv) loss of life, or (v) damage to property, the environment or natural resources. While we and our subsidiaries carry general liability, control of well, and operator’s extra expense coverage typical in our industry, we are not fully insured against all risks incidental to our and their business. Environmental incidents resulting from our operations could defer revenue, increase operating costs and/or increase maintenance and repair capital expenditures.

Many of our operations are currently conducted in locations that may be at risk of damage from fire, mudslides, earthquakes or other natural disasters.

Carbon California currently conducts operations in California near known wildfire and mudslide areas and earthquake fault zones. Certain of Carbon California’s operations were temporarily halted in December 2017 due to the wildfires in South California. A future natural disaster, such as a fire, mudslide or an earthquake, could cause substantial delays in our operations, damage or destroy equipment, prevent or delay transport of production and cause us to incur additional expenses, which would adversely affect our business, financial condition and results of operations. In addition, our facilities would be difficult to replace and would require substantial lead time to repair or replace. The insurance we maintain against earthquakes, mudslides, fires and other natural disasters would not be adequate to cover a total loss of our facilities, may not be adequate to cover our losses in any particular case and may not continue to be available to us on acceptable terms, or at all.

We may suffer losses or incur environmental liability in hydraulic fracturing operations.

Oil and natural gas deposits exist in shale and other formations. It is customary in our industry to recover oil and natural gas from these shale formations through the use of hydraulic fracturing, combined with horizontal drilling. Hydraulic fracturing is the process of creating or expanding cracks, or fractures, underground where water, sand and other additives are pumped under high pressure into a shale formation. We contract with established service companies to conduct our hydraulic fracturing. The personnel of these service companies are trained to handle potentially hazardous materials and possess emergency protocols and equipment to deal with potential spills and carry material safety data sheets for all chemicals.

In the fracturing process, an accidental release could result in possible environmental damage. All wells have manifolds with escape lines to containment areas. High pressure valves for flow control are on the wellheads. Valves and piping are designed for higher pressures than are typically encountered. Piping is tested prior to any procedure and regular safety inspections and incident drill records are kept on those tests. Despite all of these safety procedures, there are many risks involved in hydraulic fracturing that could result in liability to us. In addition, our liability for environmental hazards may include conditions created by the previous owner of properties that we purchase or lease.

We have entered into natural gas and oil derivative contracts and may in the future enter into additional commodity derivative contracts for a portion of our production, which may result in future cash payments or prevent us from receiving the full benefit of increases in commodity prices.

We use commodity derivative contracts to reduce price volatility associated with certain of our natural gas and oil sales. Under these contracts, we receive a fixed price per MMbtu of natural gas/Bbl of oil and pay a floating market price per MMbtu/Bbl of natural gas/oil to the counterparty based on Henry Hub/NYMEX WTI pricing. The fixed-price payment and the floating-price payment are offset, resulting in a net amount due to or from the counterparty. The extent of our commodity price exposure is related largely to the effectiveness and scope of our commodity derivative contracts. For example, our commodity derivative contracts are based on quoted market prices, which may differ significantly from the actual prices we realize in our operations for oil. In addition, our credit agreement limits the aggregate notional volume of commodities that can be covered under commodity derivative contracts we enter into and, as a result, we will continue to have direct commodity price exposure on the unhedged portion of our production volumes. Our policy has been to hedge a significant portion of our estimated oil and natural gas production. However, our price hedging strategy and future hedging transactions will be determined at our discretion. We are not under an obligation to hedge a specific portion of our production. The prices at which we hedge our production in the future will be dependent upon commodity prices at the time we enter into these transactions, which may be substantially higher or lower than current commodity prices. Accordingly, our price hedging strategy may not protect us from significant declines in commodity prices received for our future production, whether due to declines in prices in general or to widening differentials we experience with respect to our products. Conversely, our hedging strategy may limit our ability to realize cash flows from commodity price increases. It is also possible that a substantially larger percentage of our future production will not be hedged as compared with the next few years, which would result in our revenues becoming more sensitive to commodity price changes.

In addition, our actual future production may be significantly higher or lower than we estimate at the time we enter into commodity derivative contracts for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the notional amount of our commodity derivative contracts, we might be forced to satisfy all or a portion of our commodity derivative contracts without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, substantially diminishing our liquidity. There may be a change in the expected differential between the underlying commodity price in the commodity derivative contract and the actual price received, which may result in payments to our derivative counterparty that are not offset by our receipt of payments for our production in the field. Accordingly, our earnings may fluctuate significantly as a result of changes in the fair value of our commodity derivative contracts.

Our commodity derivative contracts expose us to counterparty credit risk.

Our commodity derivative contracts expose us to risk of financial loss if a counterparty fails to perform under a contract. Disruptions in the financial markets could lead to sudden decreases in a counterparty’s liquidity, which could make them unable to perform under the terms of the contract and we may not be able to realize the benefit of the contract. We are unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform. Even if we do accurately predict sudden changes, our ability to negate the risk may be limited depending upon market conditions.

During periods of declining commodity prices, our derivative contract receivable positions generally increase, which increases our counterparty credit exposure. If the creditworthiness of our counterparties deteriorates and results in their nonperformance, we could incur a significant loss with respect to our commodity derivative contracts.

The inability of our derivative contract counterparty to meet its obligations may adversely affect our financial results.

We currently have one derivative contract counterparty (BP Energy Company), and this concentration may impact our overall credit risk in that the counterparty may be similarly affected by changes in economic or other conditions. The inability or failure of our derivative contract counterparty to meet its obligations to us or their insolvency or liquidation may materially adversely affect our financial condition and results of operations.

Our business depends in part on gathering and transportation facilities owned by others. Any limitation in the availability of those facilities would interfere with our ability to market natural gas we produce.

The marketability of our natural gas production depends in part on the availability, proximity and capacity of gathering and pipeline systems owned by third parties. Since we do not own or operate these pipelines or other facilities, their continuing operation in their current manner is not within our control. The amount of natural gas that can be produced and sold is subject to curtailment in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage to gathering or transportation systems, or lack of contracted transportation capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months. We may be provided with only minimal, if any, notice as to when these circumstances will arise, or their duration. If any of these third party pipelines and other facilities become partially or fully unavailable to transport natural gas or oil, or if the gas quality specifications for the natural gas gathering or transportation pipelines or facilities change so as to restrict our ability to transport natural gas on those pipelines or facilities, our revenues and cash available for distribution could be adversely affected.

In addition, properties may be acquired which are not currently serviced by gathering and transportation pipelines, or the gathering and transportation pipelines in the area may not have sufficient capacity to transport additional production. As a result, we may not be able to sell production from these properties until the necessary facilities are built.

We may incur losses as a result of title deficiencies.

We typically do not retain attorneys to examine title before acquiring leases or mineral interests. Rather, we rely upon the judgment of oil and natural gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest. Prior to drilling a well, however, we (or the company that is the operator) obtain a preliminary title review to initially determine that no obvious title deficiencies are apparent. As a result of some such examinations, certain curative work may be required to correct deficiencies in title, and such curative work may be expensive. In some instances, curative work may not be feasible or possible. Our failure to cure any title defects may delay or prevent us from utilizing the associated mineral interest, which may adversely impact our ability in the future to increase production and reserves. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we may suffer a financial loss. In addition, it is possible that certain interests could have been bought in error from someone who is not the owner. In that event, our interest would be worthless.

In addition, our reserve estimates assume that we have proper title for the properties we have acquired. In the event we are unable to perform curative work to correct deficiencies and our interest is deemed to be worthless, our reserve estimates and the financial information related thereto may be found to be inaccurate, which could have a material adverse effect on us.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy-generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas services and products may materially adversely affect our business, financial condition, results of operations and ability to pay dividends on our common stock.

Competition in the oil and natural gas industry is intense, making it more difficult for us to acquire properties, market oil and natural gas and secure trained personnel.

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources than us. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national, or international basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for, and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local, and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing reserves.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, and results of operations could be materially adversely affected.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and field services could adversely affect our ability to execute our exploration and development plans within our budget and on a timely basis.

The demand for qualified and experienced field personnel, geologists, geophysicists, engineers and other professionals in the industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Historically, there have been shortages of qualified personnel, drilling and workover rigs, pipe and other equipment and materials as demand for rigs and equipment increased along with the number of wells being drilled. We cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. Such shortages could delay or cause us to incur significant expenditures that are not provided for in our capital budget, which could have a material adverse effect on our business, financial condition and results of operations.

The loss of senior management or technical personnel could adversely affect operations.

We depend on the services of our senior management and technical personnel. The loss of the services of our senior management, including Patrick McDonald, our Chief Executive Officer, Mark Pierce, our President, and Kevin Struzeski, our Chief Financial Officer, Treasurer and Secretary, could have a material adverse effect on our operations. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals.

In addition, there is competition within our industry for experienced technical personnel and certain other professionals, which could increase the costs associated with identifying, attracting and retaining such personnel. If we cannot identify, attract, develop and retain our technical and professional personnel or attract additional experienced technical and professional personnel, our ability to compete could be harmed.

Due to our lack of asset and geographic diversification, adverse developments in our operating areas would reduce our ability to pay dividends on shares of our common stock.

We derive substantially all of our revenues from sales of natural gas. Furthermore, a substantial majority of our assets are located in the Ventura Basin in California and Appalachian Basin. Due to our lack of diversification in asset type and location, an adverse development in the oil and gas business of these geographic areas, including those resulting from the impact of regional supply and demand factors, delays or interruptions of production from wells in these areas caused by and costs associated with governmental regulation, processing or transportation capacity constraints, market limitations, water shortages or other weather related conditions, interruption of the processing or transportation of oil, NGLs or natural gas and changes in regional and local political regimes and regulations, would have a significantly greater impact on our results of operations and cash available for dividend payments on shares of our common stock than if we maintained more diverse assets and locations.

There can be no assurance that the Old Ironsides Buyout will be consummated in the anticipated timeframe, on the terms described herein, or at all.

We signed a purchase agreement to acquire all of Old Ironsides’ interest in Carbon Appalachia for $58 million. The consummation of the Old Ironsides Buyout is subject to certain closing conditions, including a financing condition that we anticipate being satisfied by the application of the proceeds from this offering. In addition, the purchase agreement contains certain closing conditions and termination rights for each of Carbon and Old Ironsides if the closing of the Old Ironsides Buyout has not occurred on or before September 1, 2018. There can be no assurances that the Old Ironsides Buyout will be consummated in the anticipated timeframe, on the terms described herein, or at all. Our stock price could be negatively impacted if we fail to complete the Old Ironsides Buyout.

We may be subject to risks in connection with acquisitions of properties and may be unable to successfully integrate acquisitions.

There is intense competition for acquisition opportunities in our industry and we may not be able to identify attractive acquisition opportunities. Even if we do identify attractive acquisition opportunities, we may not be able to complete the acquisitions or do so on commercially acceptable terms. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our ability to complete acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Further, these acquisitions may be in geographic regions in which we do not currently operate, which could result in unforeseen operating difficulties and difficulties in coordinating geographically dispersed operations, personnel, and facilities. In addition, if we enter into new geographic markets, we may be subject to additional and unfamiliar legal and regulatory requirements. Compliance with these regulatory requirements may impose substantial additional obligations on us and our management, cause us to expend additional time and resources in compliance activities, and increase our exposure to penalties or fines for non-compliance with such additional legal requirements. Completed acquisitions could require us to invest further in operational, financial, and management information systems and to attract, retain, motivate, and effectively manage additional employees. The inability to effectively manage the integration of acquisitions could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our results of operations and growth. Our financial condition and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.

Any acquisition involves potential risks, including, among other things:

●	the validity of our assumptions about estimated proved reserves, future production, commodity prices, revenues, capital expenditures, operating expenses, and costs;

●	an inability to obtain satisfactory title to the assets we acquire;

●	a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

●	a significant increase in our interest expense or financial leverage if we incur additional debt to finance acquisitions;

●	the assumption of unknown liabilities, losses, or costs for which we obtain no or limited indemnity or other recourse;

●	the diversion of management’s attention from other business concerns;

●	an inability to hire, train, or retain qualified personnel to manage and operate our growing assets; and

●	the occurrence of other significant changes, such as impairment of oil and natural gas properties, goodwill, or other intangible assets, asset devaluation, or restructuring charges.

Our ability to complete dispositions of assets, or interests in assets, may be subject to factors beyond our control, and in certain cases we may be required to retain liabilities for certain matters.

From time to time, we may sell an interest in a strategic asset for the purpose of assisting or accelerating the asset’s development. In addition, we regularly review our property base for the purpose of identifying nonstrategic assets, the disposition of which would increase capital resources available for other activities and create organizational and operational efficiencies. Various factors could materially affect our ability to dispose of such interests or nonstrategic assets or complete announced dispositions, including the receipt of approvals of governmental agencies or third parties and the availability of purchasers willing to acquire the interests or purchase the nonstrategic assets on terms and at prices acceptable us.

Sellers typically retain certain liabilities or indemnify buyers for certain pre-closing matters, such as matters of litigation, environmental contingencies, royalty obligations and income taxes. The magnitude of any such retained liability or indemnification obligation may be difficult to quantify at the time of the transaction and ultimately may be material. Also, as is typical in divestiture transactions, third parties may be unwilling to release us from guarantees or other credit support provided prior to the sale of the divested assets. As a result, after a divestiture, we may remain secondarily liable for the obligations guaranteed or supported to the extent that the buyer of the assets fails to perform these obligations.

Properties we acquire may not produce as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties that we acquire, or obtain protection from sellers against such liabilities.

Acquiring oil and natural gas properties requires us to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs, and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well or pipeline. We cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities created prior to our purchase of the property. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitation.

As of December 31, 2017, we had approximately $21.2 million of U.S. federal net operating loss carryforwards (“NOLs”), which begin to expire in 2032. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. In addition, Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income by a corporation that has undergone an “ownership change” (as determined under Section 382). An ownership change generally occurs if one or more stockholders (or groups of stockholders) that are each deemed to own at least 5% of our stock increase their ownership percentage by more than 50 percentage points over their lowest ownership percentage during a rolling three-year period.

We believe we will experience an ownership change as a result of this offering. Thus, our ability to utilize NOLs existing at the time of such ownership change will be subject to limitation under Section 382. The application of such NOL limitation may cause U.S. federal income taxes to be paid earlier than they otherwise would be paid if such limitation were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs. To the extent we are not able to offset our future income with our NOLs, this would adversely affect our operating results and cash flows if we have taxable income in the future. Similar rules and limitations may apply for state income tax purposes.

Recently enacted tax legislation may impact our ability to fully utilize our interest expense deductions and net operating loss carryovers to fully offset our taxable income in future periods.

On December 22, 2017, tax legislation commonly known as the Tax Cuts and Jobs Act (the “TCJA”) was enacted. Beginning in 2018, the TCJA generally will (i) limit our annual deductions for interest expense to no more than 30% of our “adjusted taxable income” (plus 100% of our business interest income) for the year and (ii) permit us to offset only 80% (rather than 100%) of our taxable income with net operating losses we generate after 2017. Interest expense and net operating losses subject to these limitations may be carried forward by us for use in later years, subject to these limitations. Additionally, the TCJA repealed the domestic manufacturing tax deduction for oil and gas companies. These tax law changes could have the effect of causing us to incur income tax liability sooner than we otherwise would have incurred such liability or, in certain cases, could cause us to incur income tax liability that we might otherwise not have incurred, in the absence of these tax law changes. The TCJA also includes provisions that, beginning in 2018, reduce the maximum federal corporate income tax rate from 35% to 21% and eliminate the alternative minimum tax, which would lessen any adverse impact of the limitations described in the preceding sentences.

We may incur more taxes and certain of our projects may become uneconomic if certain federal income tax deductions currently available with respect to oil and natural gas exploration and development are eliminated as a result of future legislation.

Various proposals have been made recommending the elimination of certain key U.S. federal tax incentives that are currently available with respect to oil and natural gas exploration and development. Any such change could negatively impact our financial condition and results of operations by increasing the costs we incur which would in turn make it uneconomic to drill some prospects if commodity prices are not sufficiently high, resulting in lower revenues and decreases in production and reserves.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist activities and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our operators’ services and causing a reduction in our revenues. Oil and natural gas facilities, including those of our operators, could be direct targets of terrorist attacks, and if infrastructure integral to our operators is destroyed or damaged, they may experience a significant disruption in their operations. Any such disruption could materially adversely affect our financial condition, results of operations and cash available to pay dividends on our common stock.

Our business could be materially and adversely affected by security threats, including cybersecurity threats, and other disruptions.

As an oil and gas producer, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the security of our facilities and infrastructure or third party facilities and infrastructure, such as processing plants and pipelines; and threats from terrorist acts. The potential for such security threats has subjected our operations to increased risks that could have a material adverse effect on our business. In particular, our implementation of various procedures and controls to monitor and mitigate security threats and to increase security for our information, facilities and infrastructure may result in increased capital and operating costs. Costs for insurance may also increase as a result of security threats, and some insurance coverage may become more difficult to obtain, if available at all. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of sensitive information, critical infrastructure or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations and cash flows.

Cybersecurity attacks in particular are becoming more sophisticated. We rely extensively on information technology systems, including Internet sites, computer software, data hosting facilities and other hardware and platforms, some of which are hosted by third parties, to assist in conducting our business. Our technologies systems and networks, and those of our business associates may become the target of cybersecurity attacks, including without limitation malicious software, attempts to gain unauthorized access to data and systems, and other electronic security breaches that could lead to disruptions in critical systems and materially and adversely affect us in a variety of ways, including the following:

●	unauthorized access to and release of seismic data, reserves information, strategic information or other sensitive or proprietary information, which could have a material adverse effect on our ability to compete for oil and gas resources;

●	data corruption or operational disruption of production infrastructure, which could result in loss of production or accidental discharge;

●	unauthorized access to and release of personal identifying information of royalty owners, employees and vendors, which could expose us to allegations that we did not sufficiently protect that information;

●	a cybersecurity attack on a vendor or service provider, which could result in supply chain disruptions and could delay or halt operations; and

●	a cybersecurity attack on third-party gathering, transportation, processing, fractionation, refining or export facilities, which could delay or prevent us from transporting and marketing our production, resulting in a loss of revenues.

These events could damage our reputation and lead to financial losses from remedial actions, loss of business or potential liability. Additionally, certain cyber incidents, such as surveillance, may remain undetected for an extended period.

Increased costs of capital could materially adversely affect our business.

Our business, ability to make acquisitions and operating results could be harmed by factors such as the availability, terms and cost of capital or increases in interest rates. Changes in any one or more of these factors could cause our cost of doing business to increase, limit our access to capital, limit our ability to pursue acquisition opportunities, and place us at a competitive disadvantage. A significant reduction in the availability of credit could materially and adversely affect our ability to achieve our planned growth and operating results.

Increases in interest rates could adversely affect the demand for our common stock.

An increase in interest rates may cause a corresponding decline in demand for equity investments, in particular for yield-based equity investments such as our common stock. Any such reduction in demand for our common stock resulting from other more attractive investment opportunities may cause the trading price of our common stock to decline.

Risks Related to Regulatory Requirements

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations or expose us to significant liabilities.

Our exploration, production and transportation operations are subject to complex and stringent laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations. Such costs could have a material adverse effect on our business, financial condition and results of operations. For example, in California, there have been proposals at the legislative and executive levels in the past for tax increases which have included a severance tax as high as 12.5% on all oil production in California. Although the proposals have not passed the California legislature, the State of California could impose a severance tax on oil in the future. Carbon California has significant oil production in California and while we cannot predict the impact of such a tax without having more specifics, the imposition of such a tax could have severe negative impacts on its willingness and ability to incur capital expenditures in California to increase production, could severely reduce or completely eliminate its profit margins from operations in California and would result in lower oil production in its California properties due to the need to shut-in wells and facilities made uneconomic either immediately or at an earlier time than would have previously been the case.

Our business is subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, and the production and transportation of, oil and natural gas. Failure to comply with such laws and regulations, including any evolving interpretation and enforcement by governmental authorities, could have a material adverse effect on our business, financial condition and results of operations.

Changes to existing or new regulations may unfavorably impact us, could result in increased operating costs, and could have a material adverse effect on our financial condition and results of operations. For example, over the last few years, several bills have been introduced in Congress that, if adopted, would subject companies involved in oil and natural gas exploration and production activities to, among other items, additional regulation of and restrictions on hydraulic fracturing of wells, the elimination of certain U.S. federal tax incentives and deductions available for such activities, and the prohibition or additional regulation of private energy commodity derivative and hedging activities. Additionally, the Bureau of Land Management (“BLM”), acting under its authority pursuant to the Mineral Leasing Act of 1920, finalized new regulations in November 2016 that aimed to reduce waste of natural gas from federal and tribal leasehold by imposing new venting, flaring, and leak detection and repair requirements. In December 2017, BLM issued a final rule suspending implementation of the November 2016 rule until January 2019. In February 2018, the suspension was overturned by the U.S. District Court for Northern California. Implementation of these regulations remains uncertain due to ongoing litigation. If these regulations, or other potential regulations, particularly at the local level, are implemented, they could increase our operating costs, reduce our liquidity, delay or halt our operations or otherwise alter the way we conduct our business, which could in turn have a material adverse effect on our financial condition, results of operations and cash flows.

Operations may be exposed to significant delays, costs and liabilities as a result of environmental, health and safety requirements applicable to our business activities.

We may incur significant delays, costs and liabilities as a result of environmental, health and safety requirements applicable to our exploration, development and production activities. These delays, costs and liabilities could arise under a wide range of federal, state and local laws and regulations and enforcement policies relating to protection of the environment, health and safety, which have tended to become increasingly stringent over time. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens, and, in some instances, issuance of orders or injunctions limiting or requiring discontinuation of certain operations. We are often required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that a proposed project may have on the environment, threatened and endangered species, and cultural and archaeological artifacts. The public may comment on and otherwise engage in the permitting process, including through judicial intervention. As a result, the permits we need may not be issued, or if issued, may not be issued in a timely manner or may impose requirements that restrict our ability to conduct operations.

In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. Strict liability and joint and several liability may be imposed under certain environmental laws, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken.

New laws, regulations or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. If we are not able to recover the resulting costs through increased revenues, our business, financial condition or results of operations could be adversely affected.

The adoption of climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil and natural gas we produce.

In response to findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment, the EPA has issued regulations to restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. These regulations include limits on tailpipe emissions from motor vehicles and preconstruction and operating permit requirements for certain large stationary sources. The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, as well as certain onshore oil and natural gas production facilities, on an annual basis. In December 2015, the EPA finalized rules that added new sources to the scope of the greenhouse gases monitoring and reporting rule. These new sources include gathering and boosting facilities as well as completions and workovers from hydraulically fractured oil wells. The revisions also include the addition of well identification reporting requirements for certain facilities. More recently, in June 2016, the EPA finalized rules that establish new air emission controls for methane emissions from certain new, modified or reconstructed equipment and processes in the oil and natural gas source category, including production, processing, transmission and storage activities. However, over the past year the EPA has taken several steps to delay implementation of the agency’s methane standards, and proposed rulemaking in June 2017 to stay the requirements for a period of two years and revisit implementation of the agency’s methane standards in its entirety. The EPA has not yet published a final rule but, as a result of these developments, future implementation of the 2016 rules is uncertain at this time. In addition, various industry and environmental groups have separately challenged both the original methane requirements and the EPA’s attempts to delay implementation of the rules. As a result, substantial uncertainty exists with respect to future implementation of the EPA’s methane rules. Compliance with rules to control methane emissions would likely require enhanced record-keeping practices, the purchase of new equipment such as optical gas imaging instruments to detect leaks and the increased frequency of maintenance and repair activities to address emissions leaks. The rules would also likely require hiring additional personnel to support these activities or the engagement of third party contractors to assist with and verify compliance with these new and proposed rules and could increase the cost of our operations. The future implementation of these rules, or similar proposed rules, could result in increased compliance costs for us.

In addition, Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and many states have already established greenhouse gas cap and trade programs. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal. Internationally, the United Nations Framework Convention on Climate Change finalized an agreement among 195 nations at the 21st Conference of the Parties in Paris with an overarching goal of preventing global temperatures from rising more than 2 degrees Celsius. The agreement includes provisions that every country take some action to lower emissions, but there is no legal requirement for how or by what amount emissions should be lowered.

California has been one of the leading states in adopting greenhouse gas emission reduction requirements, and has implemented a cap and trade program as well as mandates for renewable fuels sources. California’s cap and trade program requires Carbon California to report its greenhouse gas emissions and essentially sets maximum limits or caps on total emissions of greenhouse gases from all industrial sectors that are or become subject to the program. This includes the oil and natural gas extraction sector of which Carbon California is a part. Carbon California’s main sources of greenhouse gas emissions for its Southern California oil and gas operations are primarily attributable to emissions from internal combustion engines powering generators to produce electricity, flares for the disposal of excess field gas, and fugitive emission from equipment such as tanks and components. Under the California program, the cap declines annually from 2013 through 2020. In July 2017, California extended the cap and trade program to 2030. Under the cap and trade program, Carbon California is required to obtain authorizations for each metric ton of greenhouse gases that it emits, either in the form of allowances (each the equivalent of one ton of carbon dioxide) or qualifying offset credits. A portion of the allowance will be granted by the state, but any shortfall between the state-granted allowance and the facility’s emissions will have to be addressed through the purchase of additional allowances either from the state or a third party. The availability of allowances will decline over time in accordance with the declining cap, and the cost to acquire such allowances may increase over time. However, we do not expect the cost to be material to Carbon California’s operations.

The adoption of legislation or regulatory programs to reduce emissions of greenhouse gases could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements, or they could promote the use of alternative fuels and thereby decrease demand for the oil and gas that we produce. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas we produced. Consequently, legislation and regulatory programs to reduce emissions of greenhouse gases could have an adverse effect on our business, financial condition and results of operations. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. Our hydraulic fracturing operations require large amounts of water. Such climatic events could have an adverse effect on our financial condition and results of operations.

Environmental legislation and regulatory initiatives, including those relating to hydraulic fracturing and underground injection, could result in increased costs and additional operating restrictions or delays.

We are subject to extensive federal, state and local laws and regulations concerning environmental protection. Government authorities frequently add to those regulations. Both oil and gas development generally and hydraulic fracturing in particular, are receiving increased regulatory attention.

Essentially all of our reserves in the Appalachian Basin are subject to or have been subjected to hydraulic fracturing. The reservoir rock in these areas, in general, has insufficient permeability to flow enough oil or natural gas to be economically viable without stimulation. The controlling regulatory agencies for well construction have standards that are designed specifically in anticipation of hydraulic fracturing. The stimulation process cost varies according to well location and reservoir. The regulatory environment may change with respect to the use of hydraulic fracturing. Any increase in compliance costs could negatively impact our ability to conduct our business.

While hydraulic fracturing historically has been regulated by state and natural gas commissions, the practice has become increasingly controversial in certain parts of the country, resulting in increased scrutiny and regulation from federal and state agencies. The EPA has asserted federal regulatory authority pursuant to the federal SDWA over hydraulic fracturing involving fluids that contain diesel fuel and published permitting guidance in February 2014 for hydraulic fracturing operations that use diesel fuel in fracturing fluids in those states in which EPA is the permitting authority. In recent years, the EPA has issued final regulations under the federal CAA establishing performance standards for completions of hydraulically fractured oil and natural gas wells, compressors, controllers, dehydrators, storage tanks, natural gas processing plants and certain other equipment. EPA also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. Federal agencies have also proposed limits on hydraulic fracturing activities on federal lands and many producing states, cities and counties have adopted, or are considering adopting, regulations that impose more stringent permitting, public disclosure and well construction requirements on hydraulic fracturing operations or bans or moratoria on drilling that effectively prohibit further production of oil and natural gas through the use of hydraulic fracturing or similar operations. For example, several jurisdictions in California have proposed various forms of moratoria or bans on hydraulic fracturing and other hydrocarbon recovery techniques, including traditional waterflooding, acid treatments and cyclic steam injection.

Moreover, while the scientific community and regulatory agencies at all levels are continuing to study a possible linkage between oil and gas activity and induced seismicity, some state regulatory agencies have modified their regulations or guidance to regulate potential causes of induced seismicity including fluid injection or oil and natural gas extraction. In addition, the California Division of Oil, Gas & Geothermal Resources (“DOGGR”) adopted regulations intended to bring California’s Class II Underground Injection Control (“UIC”) program into compliance with the federal Safe Drinking Water Act, under which some wells may require an aquifer exemption. DOGGR began reviewing all active UIC projects, regardless of whether an exemption is required. In addition, DOGGR has undertaken a comprehensive examination of existing regulations and plans to issue additional regulations with respect to certain oil and gas activities in 2018, such as management of idle wells, pipelines and underground fluid injection. If new regulatory initiatives are implemented that restrict or prohibit the use of underground injection wells in areas where we rely upon the use of such wells in our operations, our costs to operate may significantly increase and our ability to continue production may be delayed or limited, which could have an adverse effect on our results of operation and financial position.

Any of the above factors could have a material adverse effect on our financial position, results of operations or cash flows and could make it more difficult or costly for us to perform hydraulic fracturing or underground injection.

Should we fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines.

FERC has civil penalty authority under the Natural Gas Act (“NGA”), the Natural Gas Policy Act, and the rules, regulations, restrictions, conditions and orders promulgated under those statutes, including regulations prohibiting market manipulation in connection with the purchase or sale of natural gas, to impose penalties for current violations of up to approximately $1.2 million per day for each violation and disgorgement of profits associated with any violation. This maximum penalty authority established by statute will continue to be adjusted periodically for inflation.

Section 1(b) of the NGA exempts certain natural gas gathering facilities from regulation by FERC. We believe that our natural gas gathering pipelines meet the traditional tests FERC has used to establish a pipeline’s status as an exempt gatherer not subject to regulation as a natural gas company. While our systems have not been regulated by FERC as a natural gas company under the NGA, we are required to report aggregate volumes of natural gas purchased or sold at wholesale to the extent such transactions utilize, contribute to, or may contribute to the formation of price indices. In addition, Congress may enact legislation, FERC may adopt regulations, or a court may make a determination that may subject certain of our otherwise non-FERC jurisdictional facilities to further regulation. Failure to comply with those regulations in the future could subject us to civil penalty liability.

The adoption of derivatives legislation could have an adverse impact on our ability to use derivatives as hedges against fluctuating commodity prices.

In July 2010, the Dodd-Frank Act was enacted, representing an extensive overhaul of the framework for regulation of U.S. financial markets. The Dodd-Frank Act called for various regulatory agencies, including the SEC and the Commodities Futures Trading Commission (“CFTC”), to establish regulations for implementation of many of its provisions. The Dodd-Frank Act contains significant derivatives regulations, including requirements that certain transactions be cleared on exchanges and that cash collateral (margin) be posted for such transactions. The Dodd-Frank Act provides for an exemption from the clearing and cash collateral requirements for commercial end-users, such as Carbon, and includes a number of defined terms used in determining how this exemption applies to particular derivative transactions and the parties to those transactions. We have satisfied the requirements for the commercial end-user exception to the clearing requirement and intend to continue to engage in derivative transactions.

In December 2016, the CFTC proposed rules on capital requirements that may have an impact on our hedging counterparties, as the proposed rules would require certain swap dealers and major swap participants to calculate capital requirements inclusive of swaps with commercial end-users. The CFTC has not yet acted on this proposed rulemaking. Also in December 2016, the CFTC re-proposed regulations regarding position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents, subject to exceptions for certain bona fide hedging transactions. The CFTC has not acted on the re-proposed position limit regulations. As these new position limit rules are not yet final, the impact of those provisions on us is uncertain at this time. However, as proposed, Carbon anticipates that its swaps would qualify as exempt bona fide hedging transactions. The ultimate effect of these new rules and any additional regulations is uncertain. New rules and regulations in this area may result in significant increased costs and disclosure obligations as well as decreased liquidity as entities that previously served as hedge counterparties exit the market.

Risks Related to This Offering and Our Common Stock

We may not have sufficient available cash to pay any dividends on our common stock.

We may not have sufficient available cash each quarter to enable us to pay any dividends to our stockholders. The actual amount of our available cash we will have to pay dividends each quarter will be reduced by the cost to fund acquisitions without issuing additional equity or debt, payments in respect of our debt instruments, other contractual obligations, operating expenses, general and administrative expenses, maintenance capital expenditures and reserves for future capital needs that the board of directors may determine are appropriate.

Our ability to pay regular dividends on our common stock is subject to the discretion of our board of directors.

Our stockholders will have no contractual or other legal right to dividends. The payment of future dividends on our common stock will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. Our board of directors will have the authority to establish cash reserves for the prudent conduct of our business, and the establishment of or increase in those reserves could result in a reduction in cash available for distribution to pay dividends on our common stock at anticipated levels. Accordingly, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our common stock, which could adversely affect the market price of our common stock.

Delaware law imposes restrictions on our ability to pay cash dividends on our common stock.

Holders of our common stock do not have a right to dividends on such shares unless declared or set aside for payment by our board of directors. Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay dividends on our common stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of net assets (total assets less total liabilities) over capital. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on our common stock.

Our credit facilities impose restrictions on dividend payments.

Our credit facility contains covenants that restrict our ability to pay dividends unless Adjusted EBITDA (as defined therein) for the prior quarter is at least 2.75x our interest expense for such quarter and our utilization is less than 85% of the borrowing base. Additionally, our credit facility requires us to maintain a balance of unencumbered cash and cash equivalents of $750,000 as of the relevant determination dates. There can be no assurance that we will generate sufficient Adjusted EBITDA to permit us to pay dividends under our credit facilities or that future credit facilities, including the New Revolving Credit Facility, might not have more stringent restrictions on the payment of dividends.

Restrictions on distributions to us by our subsidiaries and affiliates under their credit agreements could limit our ability to pay anticipated dividends to holders of our common stock. These agreements contain financial tests and covenants that our subsidiaries and affiliates must satisfy prior to making distributions. If any of our subsidiaries or affiliates is unable to satisfy these restrictions or is otherwise in default under such agreements, it would be prohibited from making distributions to us that could, in turn, limit our ability to pay dividends to holders of our common stock.

We do not have a legal or contractual obligation to pay dividends quarterly or on any other basis. The amount of our quarterly cash dividends, if any, may vary significantly both quarterly and annually and will be directly dependent on the performance of our business.

Investors who are looking for an investment that will pay regular and predictable quarterly dividends should not invest in our common stock. Our future business performance may be volatile and our cash flows may be unstable and we do not intend to maintain excess dividend coverage for the purpose of maintaining stability or growth in our dividends nor do we intend to reserve cash for dividends in future periods or incur debt to pay dividends. Because our quarterly dividends will be dependent upon the amount of cash we generate each quarter after payment of our fixed and variable expenses and after reserves for (i) debt service and other contractual obligations and fixed charges and (ii) future operating and capital needs, future quarterly dividends paid to our stockholders will vary significantly from quarter to quarter and may be zero. Please read “Dividend Policy and Restrictions on Dividends.”

Our board of directors will initially adopt a policy to pay dividends to our stockholders, which could limit our ability to grow and make acquisitions.

As a result of our dividend policy, we will have limited cash available to fund acquisitions, and we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions. As such, to the extent we are unable to finance growth externally, our dividend policy may significantly impair our ability to grow.

To the extent we issue additional shares of common stock in connection with any acquisitions or as in-kind dividends, the payment of dividends on those additional shares of common stock may increase the risk that we will be unable to maintain or increase our per share dividend level. The incurrence of commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, would reduce the available cash that we have to distribute to our stockholders.

The market price of our common stock could be materially adversely affected by sales of substantial amounts of our common stock in the public markets, including sales by Yorktown.

Giving effect to the Pro Forma Adjustments, Yorktown and its affiliates will beneficially own approximately           % of our outstanding common stock. After the expiration of the 180-day lockup with the underwriters, Yorktown and its affiliates will be able to sell their shares in the public markets. Any such sales, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities.

We have incurred and will continue to incur increased costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies; any failure to establish and maintain adequate internal control over financial reporting or to recruit, train and retain necessary accounting and finance personnel could have an adverse effect on our ability to accurately and timely prepare our financial statements.

As a public company, we incur significant administrative, legal, accounting and other burdens and expenses beyond those of a private company, including those associated with corporate governance requirements and public company reporting obligations. We have had to and will continue to expend resources to supplement our internal accounting and financial resources, to obtain technical and public company training and expertise, and to develop and expand our quarterly and annual financial statement closing process in order to satisfy such reporting obligations.

Our management team must comply with various requirements of being a public company. We have devoted, and will continue to devote, significant resources to address these public company-associated requirements, including compliance programs and investor relations, as well as our financial reporting obligations. Complying with these rules and regulations results in higher legal and financial compliance costs as compared to a public company. As we continue to acquire other properties and expand our business we expect these costs to increase.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

We are required to disclose material changes made in our internal control over financial reporting on a quarterly basis and we are required to assess the effectiveness of our controls annually. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. We cannot be certain that our efforts to maintain our internal controls will be successful or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. We may incur significant costs in our efforts to comply with Section 404. As a smaller reporting company, we currently are exempt from the requirement to obtain an external audit on the effectiveness of internal controls over financial reporting provided in Section 404(b) of the Sarbanes-Oxley Act. Any failure to maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock. For a description of a significant deficiency in our internal controls as of December 31, 2017, please see Note 13 to our consolidated financial statements included in this prospectus.

An active, liquid and orderly trading market for our common stock does not exist and may not develop, and the price of our stock may be volatile and may decline in value.

There currently is not an active public market for our common stock. An active trading market may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:

●	changes in commodity prices;

●	public reaction to our press releases, announcements and filings with the SEC;

●	fluctuations in broader securities market prices and volumes, particularly among securities of oil and natural gas companies;

●	changes in market valuations of similar companies;

●	departures of key personnel;

●	commencement of or involvement in litigation;

●	variations in our quarterly results of operations or those of other oil and natural gas companies;

●	changes in general economic conditions, financial markets or the oil and natural gas industry;

●	announcements by us or our competitors of significant acquisitions or other transactions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the failure of securities analysts to cover our common stock after this offering or changes in their recommendations and estimates of our financial performance;

●	future sales of our common stock; and

●	the other factors described in these “Risk Factors.”

We are a “smaller reporting company” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are considered a “smaller reporting company” (a company that has a public float of less than $75 million). We are therefore entitled to rely on certain reduced disclosure requirements, such as an exemption from providing selected financial data and executive compensation information. We have utilized this exemption for each year since the year ended March 31, 2009. These exemptions and reduced disclosures in our SEC filings due to our status as a smaller reporting company mean our auditors do not review our internal control over financial reporting and may make it harder for investors to analyze our results of operations and financial prospects. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our common stock prices may be more volatile.

We will be a “controlled company” within the meaning of the NASDAQ rules. As a result, we qualify for, and intend to continue to rely on, exemptions from corporate governance requirements that provide protection to stockholders of other companies.

Yorktown controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of NASDAQ Listing Rule 5615(c). Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with some corporate governance requirements, including:

●	the requirement that a majority of our Board of Directors consist of “independent directors”;

●	the requirement that the compensation of officers be determined or recommended to our Board of Directors by a majority of the Board’s independent directors or by a compensation committee comprised solely of independent directors; and

●	the requirement that director nominees be selected, or recommended to our Board of Directors by a majority of the Board’s independent directors or by a nominating committee that is composed entirely of independent directors.

Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ rules.

Control of our stock by current stockholders is expected to remain significant.

Currently, our key stockholders directly and indirectly beneficially own a majority of our outstanding common stock. As a result, these affiliates have the ability to exercise significant influence over matters submitted to our stockholders for approval, including the election and removal of directors, amendments to our certificate of incorporation and bylaws and the approval of any business combination. This concentration of ownership may also have the effect of delaying or preventing a change of control of our company or discouraging others from making tender offers for our shares, which could prevent our stockholders from receiving an offer premium for their shares.

Provisions of our charter documents and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition of us or a merger in which we are not the surviving company and may otherwise prevent or slow changes in our board of directors and management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which will apply to us from the closing of this offering. These provisions could discourage an acquisition of us or other change in control transactions and thereby negatively affect the price that investors might be willing to pay in the future for our common stock.

Our amended and restated bylaws designate the state and federal courts located within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the state and federal courts located within the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court’s having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of the provisions of our amended and restated bylaws described in the preceding sentence. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our amended and restated bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Terms of subsequent financings may adversely impact stockholder equity.

We may raise additional capital through the issuance of equity or debt in the future. In that event, the ownership of our existing stockholders would be diluted, and the value of the stockholders’ equity in common stock could be reduced. If we raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms more favorable than the current prices of our common stock. If we issue debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and could negatively impact operating results.

In accordance with Delaware law and the provisions of our certificate of incorporation, we may issue preferred stock that ranks senior in right of dividends, liquidation or voting to our common stock. The issuance by us of such preferred stock may (a) reduce or eliminate the amount of cash available for payment of dividends to our holders of common stock, (b) diminish the relative voting strength of the total shares of common stock outstanding as a class, or (c) subordinate the claims of our holders of common stock to our assets in the event of our liquidation.

The borrowing base under our secured lending facility presently is $25.0 million and all borrowings under the facility are secured by a majority of our oil and natural gas assets. The proposed terms of our New Revolving Credit Facility also provide that borrowings will be secured by a majority of our oil and natural gas assets. Borrowings outside the facility, or, once adopted, the New Revolving Credit Facility, may have to be unsecured, and such borrowings, if obtainable, may have a higher interest rate, which would increase debt service costs could negatively impact our operating results.

Our Certificate of Incorporation does not provide stockholders the pre-emptive right to buy shares from us. As a result, stockholders will not have the automatic ability to avoid dilution in their percentage ownership of us.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

We, Yorktown and its affiliates and each of our directors and executive officers have entered into lock-up agreements with respect to their common stock, pursuant to which they are subject to certain resale restrictions for a period of 180 days following the date of this prospectus. The underwriter, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreements are waived, then common stock will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements.” All statements, other than statements of historical fact included in this prospectus, regarding our strategy, forecasted dividend payments, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Actual results could vary materially. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus.

Forward-looking statements include statements about:

●	estimates of our oil and natural gas reserves;

●	estimates of our future oil and natural gas production, including estimates of any increases or decreases in our production;

●	our future financial condition and results of operations;

●	our future revenues, cash flows and expenses;

●	our access to capital and our anticipated liquidity;

●	our future business strategy and other plans and objectives for future operations and acquisitions;

●	our outlook on oil and natural gas prices;

●	our dividend policy;

●	the amount, nature and timing of future capital expenditures, including future development costs;

●	our ability to access the capital markets to fund capital and other expenditures;

●	our assessment of our counterparty risk and the ability of our counterparties to perform their future obligations; and

●	the impact of federal, state and local political, regulatory and environmental developments in the United States.

We caution you that these forward-looking statements can be affected by inaccurate assumptions and are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production and sale of oil and natural gas. In addition, there are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those included herein. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation, and estimates may justify revisions based on the results of drilling, testing and production activities. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results, plans and ability to pay cash distributions could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We expect to receive approximately $             million of net proceeds (assuming the midpoint of the price range set forth on the cover of this prospectus) from the sale of the common stock offered by us after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $58 million of the net proceeds of this offering to fund the Old Ironsides Buyout, $              million to pay down a portion of our debt and the remaining $                million for general corporate purposes, including to fund potential expansion capital expenditures and acquisitions. We may temporarily invest the net proceeds in short-term marketable securities until they are used for their stated purpose.

If the underwriters exercise their option to purchase additional shares in full, the additional net proceeds to us would be approximately $            million, after deducting the estimated underwriting discounts and commissions. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional shares from us for general corporate purposes.

An increase or decrease in the initial public offering price of $1.00 per share of common stock would cause the net proceeds from the offering, after deducting the underwriting discounts and commissions and estimated offering expenses, to increase or decrease by approximately $                  million, based on an assumed initial public offering price of $                 per share of common stock. Each increase of 1.0 million shares of common stock offered by us, together with a concurrent $1.00 increase in the assumed public offering price of $               per share of common stock, would increase net proceeds by approximately $             million. Similarly, each decrease of 1.0 million shares common stock offered by us, together with a concurrent $1.00 decrease in the assumed initial public offering price of $                  per share of common stock, would decrease the net proceeds to us from this offering by approximately $                   million. If the proceeds increase due to a higher initial public offering price or decrease due to a lower initial public offering price, the amount of net proceeds used for general corporate purposes will increase or decrease, as applicable, by a corresponding amount.

MARKET PRICE OF OUR COMMON STOCK

Market Information

We have one class of common stock outstanding, which has a par value of $0.01 per share. Our common stock is quoted through the OTC Markets (“OTCQB”) under the symbol “CRBO”. We intend to apply to list our common stock on the Nasdaq Global Market under the symbol “CRBO.” Although we believe we will satisfy listing requirements immediately prior to the date of this prospectus, no assurance can be given that such listing will in fact be achieved.

The limited and sporadic quotations of our common stock may not constitute an established trading market for our common stock. There can be no assurance that an active market will develop for our common stock in the future. Effective March 15, 2017 and pursuant to a reverse stock split approved by the stockholders and Board of Directors, each 20 shares of issued and outstanding common stock became one share of common stock and no fractional shares were issued. In connection with the reverse stock split, the number of authorized shares of our common stock was decreased from 200,000,000 to 10,000,000. In connection with this offering, our stockholders recently approved an increase in the number of authorized shares of our common stock from 10,000,000 to 35,000,000.

The table below sets forth the high and low bid prices per share for our common stock as quoted on the OTCQB for the periods indicated and gives retroactive effect to the reverse stock split for all periods presented. All OTCQB quotations included herein reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Period	High	Low
First quarter 2016	$14.00	$3.60
Second quarter 2016	6.00	5.00
Third quarter 2016	6.40	4.00
Fourth quarter 2016	9.40	4.00
First quarter 2017	12.80	10.60
Second quarter 2017	12.00	10.25
Third quarter 2017	10.60	10.50
Fourth quarter 2017	13.25	8.00
First quarter 2018	11.00	9.80
Second quarter 2018 (through May 24, 2018)	10.25	9.80

On May 24, 2018, the closing price of our common stock was $10.25 per share.

Holders

As of             , there were approximately               holders of record of our common stock. The number of holders does not include the stockholders for whom shares are held in a “nominee” or “street” name.

DIVIDEND POLICY AND RESTRICTIONS ON DIVIDENDS

We have not to date paid any cash dividends on our common stock. We have historically retained our future earnings to support operations and to finance our business.

At or prior to the closing of this offering, our board of directors will adopt a policy pursuant to which we intend to pay, to the extent practicable, regular quarterly dividends that grow as we grow our reserves, production and cash generated from operations. The amount of our dividends will be based on the amount of cash we have available each quarter, after reserves for (i) debt service and other contractual obligations and fixed charges and (ii) future operating or capital needs that the board of directors may determine are appropriate. We expect our initial quarterly dividend to be $               per share, subject to the actual declaration of the dividend by the board of directors. Any determination to pay dividends will depend on our financial condition, capital requirements, results of operations, contractual limitations, legal restrictions and any other factors the Board of Directors deems relevant.

The amount of available cash that we will have available for dividends each quarter will fluctuate as a result of various factors, including changing oil and gas prices, production levels, operating expenses, capital needs and debt service. Therefore, the amount of our quarterly dividends may vary and such variations may be significant could result in no dividend for any quarter. Furthermore, our ability to pay dividends is currently limited by:

●	the terms of our credit facility with LegacyTexas Bank that prohibit us from paying dividends on our common stock while amounts are owed to LegacyTexas Bank; and

●	the terms of the CAE Credit Facility and Carbon California’s private placement notes, which prevent Carbon Appalachia and Carbon California from paying dividends to us.

We are currently negotiating the terms of the New Revolving Credit Facility to replace our credit facility and the CAE Credit Facility at the closing of this offering. We expect the agreement governing the New Revolving Credit Facility will contain customary limitations on our ability to pay dividends, including compliance with leverage ratios and other customary covenants.

The amount of dividends we are able to pay in any quarter may be limited by Delaware General Corporation Law, which provides that a Delaware corporation may pay dividends either (i) out of the corporation’s surplus (as defined by Delaware law) or (ii) if there is no surplus, out of the corporation’s net profit for the fiscal year in which the dividend is declared or the preceding fiscal year.

We do not intend to maintain excess dividend coverage for the purpose of maintaining stability or growth in our dividends nor do we intend to reserve cash for dividends in future periods or incur debt to pay dividends. We expect to finance most of our growth with borrowings under our debt agreements and the issuance of debt or equity securities. Our board of directors may change this dividend policy at any time.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of March 31, 2018:

●	on a historical basis;

●	on a pro forma basis to give effect to the closing of the Seneca Acquisition; and

●	on a pro forma as adjusted basis to give effect to the sale of shares of common stock in this offering at an assumed public offering price of $ per share (which is the midpoint of the price range set forth on the cover of this prospectus) and the application of the net proceeds therefrom as described under “Use of Proceeds.”

This table is derived from, and should be read together with, the historical financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2018
	Actual		As Adjusted	As Further Adjusted
	(in thousands, except per share data) (unaudited)
Cash and cash equivalents	$4,114		$14,652	$

Long-term debt, including current maturities:
Company credit facility	$23,223		$61,198	$
Carbon California Senior Secured Revolving Notes	13,000		13,000
Carbon California Senior Subordinated Notes, net	9,846		36,322
CAE Credit Facility	—	(1)	—
Total long-term debt, including current maturities	46,069		110,520

Stockholders’ equity:
Preferred stock, $0.01 per share; 1,000,000 shares authorized, actual and as adjusted; and shares authorized, no shares issued or outstanding, as further adjusted	$—		$—	$
Common Stock, $0.01 par value; 10,000,000 shares authorized, actual and as adjusted; and 35,000,000 shares authorized, shares issued and outstanding, as further adjusted	76		82
Additional paid in capital	69,208		131,327
Accumulated deficit	(40,649)		(40,649)
Total stockholders’ equity	28,635		90,760
Noncontrolling interest	19,398		25,273
Total equity	48,033		116,033
Total capitalization	$94,102		$226,553	$

(1)	As of March 31, 2018, Carbon Appalachia was accounted for as an equity method investment. Accordingly, the $38.0 million of borrowings outstanding under the CAE Credit Facility is not reflected in our long-term debt on an actual basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. These statements represent projections, beliefs and expectations based on current circumstances and conditions, and you should not construe these statements either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors may cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. A description of material factors known to us that may cause our results to vary, or may cause management to deviate from its current plans and expectations, is set forth under “Risk Factors.” The following discussion should be read in conjunction with “Forward-Looking Statements,” “Risk Factors” and our consolidated financial statements, including the notes thereto appearing elsewhere in this prospectus.

Overview

Carbon Natural Gas Company, a Delaware corporation formed in 2007, is a growth-oriented, independent oil and natural gas company engaged in the acquisition, exploration, development and production of oil, natural gas and natural gas liquids properties in the United States. Our acreage positions provide multiple resource play opportunities and have been delineated largely through drilling by us, as well as by other industry operators. Our primary business objective is to grow our reserves, production and cash generated from operations over the long term, while paying, to the extent practicable, a growing quarterly dividend to our stockholders.

Our assets are characterized by stable, long-lived producing properties in the Appalachian Basin in Kentucky, Ohio, Tennessee, Virginia and West Virginia; the Ventura Basin in California; and the Illinois Basin in Illinois and Indiana through our majority-owned subsidiaries. We focus on conventional and unconventional reservoirs, including shale, tight sands and coalbed methane. Our executive offices are in Denver, Colorado and we maintain offices in Lexington, Kentucky, and Santa Paula, California from which we conduct our oil and gas operations.

At December 31, 2017, our proved developed reserves and our interest in Carbon Appalachia’s and Carbon California’s proved developed reserves were comprised of 6% oil, 1% natural gas liquids (“NGL”), and 93% natural gas. During 2017 and the first quarter of 2018, our capital expenditures consisted principally of oil-related remediation, return to production and recompletion projects in California and the optimization and streamlining of our natural gas gathering and compression facilities in Appalachia to provide more efficient and lower cost operations and greater flexibility in moving our production to markets with more favorable pricing. Our current capital expenditure program is focused on the acquisition and development of oil and natural gas properties in areas where we currently operate. We believe that our asset and lease position, combined with our low operating expense structure and technical expertise, provides us with a portfolio of opportunities for the development of our oil and natural gas properties. Our growth plan is centered on acquiring, developing, optimizing and maintaining a portfolio of low risk, long-lived oil and natural gas properties that provide stable cash flows and attractive risk adjusted rates of return.

Factors That Significantly Affect Our Financial Condition and Results of Operations

Our revenue, profitability and future growth rate depend on many factors which are beyond our control, including but not limited to, economic, political and regulatory developments and competition from other industry participants. Our financial results are sensitive to fluctuations in oil and natural gas prices. Oil and gas prices historically have been volatile and may fluctuate widely in the future due to a variety of factors, including but not limited to, prevailing economic conditions, supply and demand of hydrocarbons in the marketplace, actions by speculators, and geopolitical events such as wars or natural disasters. The following table highlights the quarterly average of NYMEX oil and natural gas prices for the last eight calendar quarters:

	2016			2017				2018
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1

Oil (Bbl)	$45.60	$44.94	$49.33	$51.86	$48.29	$48.19	$55.39	$62.91
Natural Gas (MMBtu)	$1.98	$2.93	$2.98	$3.07	$3.09	$2.89	$2.87	$3.08

Low oil and natural gas prices may decrease our revenues, may reduce the amount of oil, natural gas and natural gas liquids that we can produce economically and potentially lower our oil and natural gas reserves. Our estimated proved reserves and our interest in Carbon Appalachia and Carbon California’s estimated proved reserves may decrease if the economic life of the underlying producing wells is shortened as a result of lower oil and natural gas prices. A substantial or extended decline in oil or natural gas prices may result in future impairments of our proved reserves and may materially and adversely affect our future business, financial condition, cash flows, results of operations or liquidity. Lower oil and natural gas prices may also reduce the amount of borrowing base under our credit facility, which is determined at the discretion of our lender and may make it more difficult to comply with the covenants and other restrictions under our credit facility.

We use the full cost method of accounting for our oil and gas properties and perform a ceiling test quarterly. The ceiling calculation utilizes a rolling 12-month average commodity price. Due to the effect of lower commodity prices in 2016, we recognized an impairment of approximately $4.3 million for the year ended December 31, 2016. We did not recognize an impairment in 2017 or for the three months ended March 31, 2018.

Future write downs or impairments, if any, are difficult to predict and will depend not only on commodity prices, but also other factors that include, but are not limited to, incremental proved reserves that may be added each period, revisions to previous reserve estimates, capital expenditures and operating costs. There are numerous uncertainties inherent in the estimation of proved reserves and accounting for oil and natural gas properties in subsequent periods.

We use commodity derivative instruments, such as swaps and costless collars, to manage and reduce price volatility and other market risks associated with our production. These arrangements are structured to reduce our exposure to commodity price decreases, but they can also limit the benefit we might otherwise receive from commodity price increases. Please read “Business—Risk Management” for additional discussion of our commodity derivative contracts.

Impairment charges do not affect cash flows from operating activities but do adversely affect net income and stockholders’ equity. An extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, cash flows and liquidity.

Future property acquisitions or dispositions could have a material impact on our financial condition and results of operations by increasing or decreasing our reserves, production and revenues as well as expenses and future capital expenditures. We currently anticipate that we would finance any future acquisitions with available borrowings under our credit facility, sales of properties or the issuance of additional equity or debt.

Operational Highlights

Weakness in commodity prices has had an adverse impact on our results of operations and the amount of cash flow available to invest in exploration and development activities. Based on expected future prices for oil and natural gas and the resultant reduced rate of return on drilling projects, we reduced our drilling activity in 2016 and 2017 in order to manage and optimize the utilization of our capital resources.

During 2016 and 2017, we concentrated our efforts on the acquisition and enhancement of producing properties through the EXCO Acquisition and our equity investments in Carbon Appalachia and Carbon California, which completed a number of acquisitions. Our field development activities have consisted principally of oil-related remediation, return to production and recompletion projects in California and the optimization and streamlining of our natural gas gathering and compression facilities in Appalachia to provide more efficient and lower cost operations and greater flexibility in moving our production to markets with more favorable pricing. Since closing these acquisitions, we have focused on the reduction of operating expenses, optimization of natural gas gathering and compression facilities and the identification of development project opportunities. In addition, since 2010, we have drilled 56 horizontal wells in a Berea sandstone oil formation located in Eastern Kentucky, including two wells in 2017. We have enhanced our well performance, improved well drilling and completion performance, including reduced drilling days, increased horizontal lateral length, decreased cost per frac stage and reduced days from spud to first production. In addition, we have established an infrastructure of oil and natural gas gathering and water handling and disposal facilities which will benefit the economics of future drilling.

As of March 31, 2018, we owned working interests in approximately 3,200 gross wells (3,000 net) and royalty interests located in Kentucky, Ohio, Tennessee and West Virginia, and had leasehold positions in approximately 189,000 net developed acres and approximately 221,000 net undeveloped acres. Approximately 68% of this acreage is held by production and of the remaining acreage, approximately 49% have lease terms of greater than five years remaining in the primary term or contractual extension periods.

As of March 31, 2018, Carbon Appalachia owned working interests in approximately 5,200 gross wells (4,800 net) located in Kentucky, Tennessee, Virginia and West Virginia, and had leasehold positions in approximately 850,000 net developed acres and approximately 377,000 net undeveloped acres. Approximately 74% of this acreage is held by production and of the remaining acreage, approximately 87% have lease terms of greater than five years remaining in the primary term or contractual extension periods. As described below, as of December 31, 2017, our proportionate share in Carbon Appalachia was 27.24%. Effective upon the Old Ironsides Buyout (which we intend to fund using proceeds from this offering), we will own 100% of Carbon Appalachia.

As of March 31, 2018, Carbon California owned working interests in approximately 230 gross wells (170 net) located in California and had leasehold positions in approximately 2,300 net developed acres and approximately 8,000 net undeveloped acres. Approximately 100% of this acreage is held by production or is fee mineral. As described below, as of December 31, 2017, our proportionate share in Carbon California was 17.81%, and beginning on February 1, 2018, our proportionate share in Carbon California increased to 56.41%. As a result of the Seneca Acquisition on May 1, 2018, our proportionate share in Carbon California decreased to 53.92%.

Our oil and natural gas assets contain an inventory of multi-year proved developed non-producing properties with multiple potential future drilling locations which will provide significant drilling and completion opportunities from multiple proven formations when oil and natural gas commodity prices make such opportunities economical.

Recent Developments and Factors Affecting Comparability

We are continually evaluating producing property and land acquisition opportunities in our operating areas which would expand our operations and provide attractive risk adjusted rates of return on invested capital. The drilling of additional oil and natural gas wells is contingent on our expectation of future oil and natural gas prices.

Investment in Affiliates

Carbon Appalachia

Carbon Appalachia was formed in 2016 by us, Yorktown and Old Ironsides to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia. Substantial operations commenced in April 2017. Carbon Appalachia’s board of directors is composed of four members. We have the right to appoint one member to the board of directors, and Patrick R. McDonald, our Chief Executive Officer, is our designee to the board of directors.

We currently serve as the manager of Carbon Appalachia and operate its day-to-day administration, pursuant to the terms of the limited liability company agreement of Carbon Appalachia and the management services agreement between Carbon Appalachia and us, subject to certain approval rights held by the board of directors of Carbon Appalachia. Because Carbon Appalachia is managed by its governing board, our ability to influence decisions with respect to acquisitions, capital calls or capital expenditures is limited.

Following the closing of this offering, we expect to complete the Old Ironsides Buyout. Following the closing of the Old Ironsides Buyout, Carbon Appalachia will be our wholly-owned subsidiary. Our obligation to consummate the Old Ironsides Buyout is conditioned upon the completion of this offering. In addition, the purchase agreement contains certain closing conditions and termination rights for each of Carbon and Old Ironsides if the closing of the Old Ironsides Buyout has not occurred on or before September 1, 2018.

Our Capital Contributions to Carbon Appalachia

Outlined below is a summary of (i) our contributions to Carbon Appalachia since its formation, (ii) our resulting percent ownership of Class A Units, which represents the voting interest in Carbon Appalachia, and (iii) our proportionate share in Carbon Appalachia after giving effect of all classes of ownership interests. Each contribution is described in detail following the table.

Timing	Capital Contribution	Resulting Class A Units (%)	Proportionate Share (%)
April 2017	$0.24 million	2.00%	2.98%
August 2017	$3.71 million	15.20%	16.04%
September 2017	$2.92 million	18.55%	19.37%
November 2017	Warrant exercise	26.50%	27.24%

In connection with the entry into the Carbon Appalachia LLC Agreement, we acquired a 2.0% voting interest represented by Class A Units of Carbon Appalachia in exchange for a capital contribution to Carbon Appalachia of $0.2 million, and we made a capital commitment of $2.0 million to Carbon Appalachia. The aggregate capital commitments to Carbon Appalachia from all members was $100.0 million. We also received the right to earn up to an additional 20% of Carbon Appalachia distributions (represented by our ownership of 100% of the issued and outstanding Class B Units of Carbon Appalachia) after certain return thresholds to the holders of Class A Units are met. The Class B Units were acquired for no additional cash consideration. In addition, we acquired a 1.0% interest represented by Class C Units of Carbon Appalachia in connection with the contribution to Carbon Appalachia of a portion of our working interest in our undeveloped properties in Tennessee. If Carbon Appalachia drills wells on these properties, it will pay 100% of the cost of drilling and completion for the first 20 wells in exchange for a 75% working interest in such properties. We, through our subsidiary, Nytis LLC, retain a 25% working interest in the properties.

Our initial capital contribution to Carbon Appalachia constituted a portion of the purchase price for the CNX Acquisition.

On April 3, 2017, we issued to Yorktown a warrant to purchase approximately 408,000 shares of our common stock at an exercise price of $7.20 per share (the “Appalachia Warrant”). The exercise price for the Appalachia Warrant is payable exclusively with Class A Units of Carbon Appalachia held by Yorktown, and the number of shares of our common stock for which the Appalachia Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon Appalachia plus a 10% internal rate of return by (b) the exercise price. The Appalachia Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the Appalachia Warrant.

On November 1, 2017, Yorktown exercised the Appalachia Warrant resulting in the issuance of 432,051 shares of our common stock in exchange for Class A Units representing approximately 7.95% of then outstanding Class A Units of Carbon Appalachia. We accounted for the exercise through extinguishment of the warrant liability associated with the Appalachia Warrant of approximately $1.9 million and the receipt of Yorktown’s Class A Units as an increase to investment in affiliates in the amount of approximately $2.9 million. After giving effect to the exercise on November 1, 2017, we owned 26.5% of Carbon Appalachia’s outstanding Class A Units, 100% of its Class B Units and 100% of its Class C Units.

The issuance of the Class B Units and the Appalachia Warrant were in contemplation of each other, and under non-monetary related party guidance, we accounted for the Appalachia Warrant, at issuance, based on the fair value of the Appalachia Warrant as of the date of grant (April 3, 2017) and recorded a long-term warrant liability with an associated offset to Additional Paid in Capital (“APIC”). Future changes to the fair value of the Appalachia Warrant are recognized in earnings. We accounted for the fair value of the Class B Units at their estimated fair value at the date of grant, which became our investment in Carbon Appalachia with an offsetting entry to APIC.

As of the grant date of the Appalachia Warrant, we estimated that the fair market value of the Appalachia Warrant was approximately $1.3 million and the fair value of the Class B Units was approximately $924,000. The difference in the fair value of the Appalachia Warrant from the grant date through its exercise on November 1, 2017, was approximately $619,000 and was recognized in warrant derivative gain in our consolidated statement of operations for the year ended December 31, 2017.

We use the HLBV method to determine our share of profits or losses in Carbon Appalachia and adjust the carrying value of our investment accordingly. The HLBV method is a balance-sheet approach that calculates the amount each member of an entity would receive if the entity were liquidated at book value at the end of each measurement period. The change in the allocated amount to each member during the period represents the income or loss allocated to that member. In the event of liquidation of Carbon Appalachia, available proceeds are first distributed to holders of Class A and Class C units until their contributed capital is recovered with an internal rate of return of 10%. Any additional distributions would then be shared between holders of Class A, Class B and Class C Units, with the Class A Units and Class C Units sharing 80% of the proceeds pro rata and the Class B Units receiving 20% of the proceeds. For purposes of the HLBV, our membership interest in Carbon Appalachia is represented by our approximate $6.9 million contributed capital. For the three months ended March 31, 2018, Carbon Appalachia incurred a net gain, of which our share is approximately $413,000, and accordingly we recorded this amount to investment in affiliates. Upon the successful completion of this offering and closing of the Old Ironsides Buyout, Carbon Appalachia would become a wholly-owned subsidiary and would be consolidated for financial reporting purposes.

Carbon California

Carbon California was formed in 2016 by us, Yorktown and Prudential to acquire producing assets in the Ventura Basin in California. Substantial operations commenced in February 2017. Carbon California’s board of directors is composed of five members. We have the right to appoint one member to the board of directors, and Patrick R. McDonald, our Chief Executive Officer, is our designee.

We currently serve as the manager of Carbon California and operate its day-to-day administration, pursuant to the terms of the limited liability company agreement of Carbon California and the management services agreement between Carbon California and us, subject to certain approval rights held by the board of directors of Carbon California.

In connection with the entry into the Carbon California LLC Agreement, and Carbon California engaging in the transactions described above, we received Class B Units and issued to Yorktown a warrant to purchase approximately 1.5 million shares of our common stock at an exercise price of $7.20 per share (the “California Warrant”). The exercise price for the California Warrant is payable exclusively with Class A Units of Carbon California held by Yorktown and the number of shares of our common stock for which the California Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon California by (b) the exercise price. The California Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the California Warrant. Yorktown exercised the California Warrant on February 1, 2018.

The issuance of the Class B Units and the warrant were in contemplation of each other, and under non-monetary related party guidance, we accounted for the California Warrant, at issuance, based on the fair value of the California Warrant as of the date of grant (February 15, 2017) and recorded a long-term warrant liability with an associated offset to APIC. Future changes to the fair value of the California Warrant are recognized in earnings. We accounted for the fair value of the Class B Units at their estimated fair value at the date of grant, which became our investment in Carbon California with an offsetting entry to APIC.

As of the grant date of the California Warrant, we estimated that the fair market value of the California Warrant was approximately $5.8 million and the fair value of the Class B Units was approximately $1.9 million. As of December 31, 2017, we estimated that the fair value of the California Warrant was approximately $2.0 million. The difference in the fair value of the California Warrant from the grant date through December 31, 2017 was approximately $3.8 million and was recognized in warrant derivative gain in our consolidated statements of operations for the year ended December 31, 2017. The difference in the fair value of the California Warrant from December 31, 2017 through its exercise on February 1, 2018, was approximately $225,000 and was recognized in warrant derivative gain in our consolidated statement of operations for the three months ended March 31, 2018.

On February 1, 2018, Yorktown exercised the California Warrant resulting in the issuance of 1,527,778 shares of our common stock in exchange for Yorktown’s Class A Units of Carbon California representing approximately 46.96% of the outstanding Class A Units of Carbon California and a profits interest of approximately 38.59%. After giving effect to the exercise on February 1, 2018 and the Seneca Acquisition on May 1, 2018, we own 53.92% of the voting and profits interests of Carbon California and Yorktown will own        % of the outstanding shares of our common stock as of             2018, assuming the conversion of the Preferred Stock (described herein) to shares of our common stock.

Effective February 1, 2018, Carbon California became consolidated for financial reporting purposes. From February 15, 2017 through January 31, 2018, Carbon California was treated as an equity method investment; therefore, we used the HLBV method to determine our share of profits or losses in Carbon California and adjusted the carrying value of our investment accordingly. The HLBV method is a balance-sheet approach that calculates the amount each member of an entity would receive if the entity were liquidated at book value at the end of each measurement period. The change in the allocated amount to each member during the period represents the income or loss allocated to that member. In the event of liquidation of Carbon California, to the extent that Carbon California has net income, available proceeds are first distributed to members holding Class A and Class B Units and any remaining proceeds are then distributed to members holding Class A units. From the commencement of substantial operations on February 15, 2017 through January 31, 2018, Carbon California incurred a net loss, of which our share (as a holder of Class B units for that period) is zero.

Recent Acquisitions

Historically, we have made acquisitions through Nytis LLC, Carbon California or Carbon Appalachia, including numerous acquisitions during 2017 and 2018. For acquisitions by Carbon California or Carbon Appalachia, we typically contribute a portion of the purchase price based on our ownership interest to fund such acquisitions. In 2018, 2017 and 2016, we contributed an aggregate of $20.9 million to Carbon Appalachia, Carbon California and Nytis LLC in connection with our acquisition activities. While Carbon Appalachia and Carbon California made other insignificant acquisitions that are not specifically listed, the acquisitions described below most meaningfully affect the financial condition of Carbon Appalachia and Carbon California, and, therefore, us. See “—Acquisition and Divestiture Activities” for more information about our acquisitions and divestitures.

●	In October 2017, Carbon California signed a Purchase and Sale Agreement to acquire 309 operated and 1 non-operated oil wells covering approximately 5,700 gross acres (5,500 net), and fee interests in and to certain lands, situated in the Ventura Basin, together with associated wells, pipelines, facilities, equipment and other property rights for a purchase price of $43.0 million, subject to customary and standard purchase price adjustments, from Seneca Resources Corporation (the “Seneca Acquisition”). We contributed approximately $5.0 million to Carbon California to fund our portion of the purchase price, with the remainder funded by other equity members and debt. We raised our $5.0 million through the issuance of 50,000 shares of Preferred Stock to Yorktown. Upon the completion of this offering, the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to an amount per share of $100 plus all accrued but unpaid dividends payable in respect thereof (together, the “Liquidation Preference”) divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering. See “Description of Capital Stock—Preferred Stock” for more information on the terms of our Preferred Stock. The Seneca Acquisition closed on May 2018 with an effective date as of October 1, 2017.

●	In September 2017, but effective as of April 1, 2017 for oil and gas assets and September 29, 2017 for the corporate entity, a wholly-owned subsidiary of Carbon Appalachia acquired certain oil and gas assets, including associated mineral interests, certain gathering system assets, associated vehicles and equipment, and all of the outstanding shares of Cranberry Pipeline Corporation, a Delaware corporation (“Cranberry Pipeline”), for a purchase price of $41.3 million from Cabot Oil & Gas Corporation (the “Cabot Acquisition”). We contributed approximately $2.9 million to Carbon Appalachia to fund this acquisition. Cranberry Pipeline operates certain pipeline assets.

●	In August 2017, but effective as of May 1, 2017, a wholly-owned subsidiary of Carbon Appalachia acquired 865 oil and gas leases on approximately 320,300 acres, the associated mineral interests, and gas wells and associated facilities in the Appalachian Basin for a purchase price of approximately $21.5 million from EnerVest Energy Institutional Fund XII-A, L.P., EnerVest Energy Institutional Fund XII-WIB, L.P., EnerVest Energy Institutional Fund XII-WIC, L.P. and EnerVest Operating, L.L.C. (the “EnerVest Acquisition”). We contributed approximately $3.7 million to Carbon Appalachia to fund this acquisition.

●	In April 2017, but effective as of February 1, 2017 for oil and gas assets and April 3, 2017 for the corporate entity, a wholly-owned subsidiary of Carbon Appalachia acquired all of the issued and outstanding shares of Coalfield Pipeline Company, a Tennessee corporation (“Coalfield Pipeline”), and all of the membership interest in Knox Energy, LLC, a Tennessee limited liability company (“Knox Energy”), for a purchase price of $20.0 million from CNX Gas Company, LLC (the “CNX Acquisition”). We contributed approximately $0.2 million to Carbon Appalachia to fund this acquisition. Coalfield Pipeline and Knox Energy operate certain pipeline assets and 203 oil and gas leases on approximately 142,600 acres and own the associated mineral interests and vehicles and equipment.

●	In February 2017, but effective as of January 1, 2017, Carbon California acquired 43 oil wells on approximately 1,400 gross acres (1,400 net), the associated mineral interests and gas wells and vehicles and equipment in the Ventura Basin for a purchase price of approximately $4.5 million from Mirada Petroleum, Inc. (the “Mirada Acquisition”). We were not required to contribute any cash to Carbon California to fund this acquisition.

●	In February 2017, but effective as of November 1, 2016, Carbon California acquired 191 oil wells on approximately 8,900 gross acres (8,900 net), the associated mineral interests, oil and gas wells and associated facilities, a field office building, land and vehicles and equipment in the Ventura Basin for a purchase price of $34.0 million from California Resources Petroleum Corporation and California Resources Production Corporation (the “CRC Acquisition”). We were not required to contribute any cash to Carbon California to fund this acquisition.

As a result of our recent acquisitions and the Pro Forma Adjustments, our historical operating, financial and reserve data may not be comparable between periods or with the pro forma operating, financial and reserve data presented in this prospectus. See “Risk Factors—Risks Related to Our Business—We have made several significant acquisitions in recent years, and our proportionate interests in our equity investees have recently increased or is expected to increase upon the closing of this offering. As a result, our historical reserve, operating and financial data are not comparable from period to period or to the unaudited pro forma reserve, operating financial information included in this prospectus, which may make it more difficult for you to evaluate our business or our ability to pay dividends.”

Reverse Stock Split

Our stockholders and board of directors approved a reverse stock split of our common stock, effective March 15, 2017, pursuant to which every 20 shares of issued and outstanding common stock became one share of common stock and no fractional shares were issued. All references to the number of shares of common stock and per share amounts give retroactive effect to the reverse stock split for all periods presented. In connection with the reverse stock split, the number of authorized shares decreased from 200,000,000 to 10,000,000. In connection with this offering, our stockholders recently approved an increase in the number of authorized shares of our common stock from 10,000,000 to 35,000,000.

Preferred Stock Issuance to Yorktown

In connection with the closing of the Seneca Acquisition, we raised $5.0 million through the issuance of 50,000 shares of Preferred Stock to Yorktown. Upon the completion of this offering the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to the Liquidation Preference divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering. See “Description of Capital Stock—Preferred Stock” for more information on the terms of our preferred stock.

How We Evaluate Our Operations

In evaluating our financial results, we focus on the mix of our revenues from oil, natural gas, and NGLs, the average realized price from sales of our production, our production margins, and our capital expenditures.

We also evaluate our rates of return on invested capital in our wells. We believe the quality of our assets combined with the technical capabilities of our management team can generate attractive rates of return as we develop our extensive resource base. Additionally, by focusing on concentrated acreage positions, we can build and own centralized production infrastructure, which enable us to reduce reliance on outside service companies, minimize costs, and increase our returns.

Principal Components of Our Cost Structure

●	Lease operating expenses. These are costs incurred to bring oil and natural gas out of the ground and to market, together with the costs incurred to maintain our producing properties. Such costs include maintenance, repairs and workover expenses related to our oil and natural gas properties.

●	Transportation and gathering costs. Transportation and gathering costs are incurred to bring oil and natural gas to market. Gathering refers to using groups of small pipelines to move the oil and natural gas from several wells into a major pipeline, or in case of oil, into a tank battery.

●	Production and property taxes. Production taxes consist of severance and property taxes and are paid on oil and natural gas produced based on a percentage of market prices or at fixed rates established by federal, state or local taxing authorities.

●	Depreciation, amortization and impairment. We use the full cost method of accounting for oil and gas properties. All costs incidental to the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, dry holes and leasehold equipment, are capitalized. We perform a quarterly ceiling test. The full cost ceiling test is a limitation on capitalized costs prescribed by the SEC. The ceiling test is not a fair value-based measurement; rather, it is a standardized mathematical calculation that compares the net capitalized costs of our full cost pool to estimated discounted cash flows. Should the net capitalized cost exceed the sum of the estimated discounted cash flows, a ceiling test write-down would be recognized to the extent of the excess.

We perform our ceiling tests based on average first-of-the-month prices during the twelve-month period prior to the reporting date. For the year ended December 31, 2017 and the three months ended March 31, 2018, we did not incur a ceiling test impairment. During the year ended December 31, 2016, we incurred ceiling test impairments of approximately $4.3 million.

●	Depletion. Depletion is calculated using capitalized costs in the full cost pool, including estimated asset retirement costs and estimated future expenditures to be incurred in developing proved reserves, net of estimated salvage values and depleted based on a unit-of-production method.

●	General and administrative expense. These costs include payroll and benefits for our corporate staff, non-cash stock-based compensation, costs of maintaining our offices, costs of managing our production, development and acquisition operations, franchise taxes, audit, tax, legal and other professional fees and legal compliance. Certain of these costs are recovered as management reimbursements in place with Carbon California and Carbon Appalachia.

●	Interest expense. We finance a portion of our working capital requirements for drilling and completion activities and acquisitions with borrowings under our credit facility. As a result, we incur interest expense that is affected by both fluctuations in interest rates and our financing decisions.

●	Income tax expense. We are subject to state and federal income taxes but typically have not been in a tax paying position for regular federal income taxes, primarily due to the current deductibility of intangible drilling costs (“IDC”) and net operating loss (“NOL”) carryforwards. We pay alternative minimum tax, state income or franchise taxes where IDC or NOL deductions do not exceed taxable income or where state income or franchise taxes are determined on another basis. As of December 31, 2017, we had NOL carryforwards of approximately $21.2 million available to reduce future years’ federal taxable income. The federal NOLs begin to expire in 2032. As of December 31, 2017, we had various state NOL carryforwards available to reduce future years' state taxable income, which are dependent on apportionment percentages and state laws that can change from year to year and impact the amount of such carryforwards. These state NOL carryforwards will expire in the future based upon each jurisdiction’s specific law surrounding NOL carry forwards.

On December 22, 2017, the TCJA was enacted. The TCJA significantly changes the U.S. corporate tax law by, among other things, lowering the U.S. corporate income tax rate from 35% to 21% beginning in January 2018. FASB ASC Topic 740, Income Taxes, requires companies to recognize the impact of the changes in tax law in the period of enactment. See “Risk Factors—Recently enacted tax legislation may impact our ability to fully utilize our interest expense deductions and net operating loss carryovers to fully offset our taxable income in future periods” for more information on the TCJA.

Amounts recorded during the year ended December 31, 2017 and March 31, 2018, related to the TCJA principally relate to the reduction in the U.S. corporate income tax rate to 21%, which resulted in (i) income tax expense of approximately $6.0 million from the revaluation of our deferred tax assets and liabilities as of the date of enactment allowance as well as (ii) an income tax benefit totaling $74,000 related to a reduction in our existing valuation allowances relating to refundable Alternative Minimum Tax credits. Reasonable estimates were made based on our analysis of the remeasurement of its deferred tax assets and liabilities and valuation allowances under tax reform. These provisional amounts may be adjusted in future periods if additional information is obtained or further clarification and guidance is issued by regulatory authorities regarding the application of the law.

Other provisions of the TCJA that may impact income taxes in future years include (i) a limitation on the current deductibility of net interest expense in excess of 30% of adjusted taxable income, (ii) a limitation on the usage of NOLs generated after 2017 to 80% of taxable income, (iii) the inclusion of performance based compensation in determining the excessive compensation limitation, and (iv) the unlimited carryforward of NOLs.

Factors Affecting Our Business and Outlook

The price we receive for our oil, natural gas and NGL production heavily influences our revenue, profitability, access to capital and future rate of growth. Our revenues, cash flow from operations, and future growth depend substantially on factors beyond our control, such as economic, political, and regulatory developments and competition from other sources of energy. Oil, natural gas and NGLs are commodities, and therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Sustained periods of low prices for oil, natural gas, or NGLs could materially and adversely affect our financial condition, our results of operations, the quantities of oil and natural gas that we can economically produce, and our ability to access capital.

We use commodity derivative instruments, such as swaps and collars, to manage and reduce price volatility and other market risks associated with our production. These arrangements are structured to reduce our exposure to commodity price decreases, but they can also limit the benefit we might otherwise receive from commodity price increases. We do not apply hedge accounting, and therefore designate our current portfolio of commodity derivative contracts as hedges for accounting purposes and all changes in commodity derivative fair values are immediately recorded to earnings.

Like all businesses engaged in the exploration and production of oil and natural gas, we face the challenge of natural production declines. As initial reservoir pressures are depleted, oil and natural gas production from a given well naturally decreases. Thus, an oil and natural gas exploration and production company depletes part of its asset base with each unit of oil or natural gas it produces. We attempt to overcome this natural decline by acquiring more reserves than we produce or drilling to find additional reserves. Our future growth will depend on our ability to continue to acquire reserves in a cost-effective manner and enhance production levels from our existing reserves. Our ability to continue to acquire reserves and to add reserves through drilling is dependent on our capital resources and can be limited by many factors, including our ability to access capital in a cost-effective manner and to timely obtain drilling permits and regulatory approvals.

As with our historical acquisitions, any future acquisitions could have a substantial impact on our financial condition and results of operations. In addition, funding future acquisitions may require us to incur additional indebtedness or issue additional equity.

Results of Operations

The following tables set forth for the periods presented our selected historical statements of operations and production data and do not include results of operations from Carbon Appalachia for the three months ended March 31, 2018 or from Carbon Appalachia or Carbon California for the three months ended March 31, 2017 or the years ended December 31, 2017 and 2016.

	Three Months Ended
	March 31,		Percent
(in thousands except per unit data)	2018	2017	Change
Revenue:
Natural gas sales	$3,939	$3,994	(1%)
Natural gas liquid sales	163	-	*
Oil sales	2,983	1,046	185%
Commodity derivative (loss) gain	(626)	2,144	*
Other income	14	9	56%
Total revenues	6,473	7,193	(10%)

Expenses:
Lease operating expenses	2,087	1,205	73%
Transportation costs	855	489	75%
Production and property taxes	433	412	5%
General and administrative	2,948	1,745	69%
General and administrative – related party reimbursement	(1,116)	(75)	1388%
Depreciation, depletion and amortization	1,492	573	160%
Accretion of asset retirement obligations	141	78	81%
Total expenses	6,840	4,427	55%

Operating income (loss)	$(367)	$2,766	*

Other income and (expense):
Interest expense	$(1,002)	$(267)	275%
Warrant derivative gain	225	830	*
Gain on derecognized equity investment in affiliate – Carbon California	5,391	-	*
Equity investment income (loss)	437	7	*
Total other income (expense)	$5,051	$570	786%

Production data:
Natural gas (Mcf)	1,323,092	1,160,907	14%
Oil (Bbl)	47,103	20,654	128%
Natural gas liquids (Bbl)	4,502	-	*
Combined (Mcfe)	1,632,722	1,284,831	27%

Average prices before effects of hedges:
Natural gas (per Mcf)	$2.98	$3.44	(13%)
Oil (per Bbl)	$57.80	$50.65	14%
Natural gas liquids (per Bbl)	$35.30	$-	*
Combined (per Mcfe)	$4.34	$3.92	11%

Average prices after effects of hedges**:
Natural gas (per Mcf)	$2.98	$4.71	(37%)
Oil (per Bbl)	$50.39	$83.12	(39%)
Natural gas liquids (per Bbl)	$35.30	$-	*
Combined (per Mcfe)	$4.11	$5.59	(26%)

Average costs (per Mcfe):
Lease operating expenses	$1.28	$0.94	36%
Transportation costs	$0.52	$0.37	41%
Production and property taxes	$0.27	$0.32	(16%)
Cash-based general and administrative expense, net of related party reimbursement	$1.58	$1.05	50%
Depreciation, depletion and amortization	$0.91	$0.45	102%

*	Not meaningful or applicable

**	Includes realized and unrealized commodity derivative gains and losses

	Twelve Months Ended
	December 31,		Percent
(in thousands except per unit data)	2017	2016	Change
Revenue:
Natural gas sales	$15,298	$7,127	115%
Oil sales	4,213	3,316	27%
Commodity derivative gain (loss)	2,928	(2,259)	*
Other income	34	11	209%
Total revenues	22,473	8,195	174%

Expenses:
Lease operating expenses	6,141	3,175	93%
Transportation costs	2,172	1,645	32%
Production and property taxes	1,276	820	56%
General and administrative	9,528	8,645	10%
General and administrative-related party reimbursement	(2,703)	-	*
Depreciation, depletion and amortization	2,544	1,953	30%
Accretion of asset retirement obligations	307	176	74%
Impairment of oil and gas properties	-	4,299	*
Total expenses	19,265	20,713	(7%)

Operating income (loss)	$3,208	$(12,518)	(126%)

Other income and (expense):
Interest expense, net	$(1,202)	$(367)	228%
Warrant derivative gain	3,133	-	*
Investment in affiliates	1,158	49	2,263%
Other income	28	17	65%
Total other income (expense)	$3,117	$(301)	*

Production data:
Natural gas (MMcf)	4,895	2,823	73%
Oil and liquids (MBbl)	86	79	9%
Combined (MMcfe)	5,414	3,297	64%

Average prices before effects of hedges:
Natural gas (per Mcf)	$3.13	$2.53	24%
Oil and liquids (per Bbl)	$48.99	$41.97	17%
Combined (per Mcfe)	$3.60	$3.17	14%

Average prices after effects of hedges**:
Natural gas (per Mcf)	$3.72	$1.89	97%
Oil and liquids (per Bbl)	$48.83	$36.14	35%
Combined (per Mcfe)	$4.15	$2.48	67%

Average costs (per Mcfe):
Lease operating expenses	$1.13	$0.96	18%
Transportation costs	$0.40	$0.50	(20%)
Production and property taxes	$0.24	$0.25	(4%)
Depreciation, depletion and amortization	$0.47	$0.59	(20%)

*	Not meaningful or applicable

**	Includes realized and unrealized commodity derivative gains and losses

Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

Oil, natural gas, natural gas liquids sales- Revenues from sales of oil and natural gas increased 41% to approximately $7.1 million for the three months ended March 31, 2018 from approximately $5.0 million for the three months ended March 31, 2017. This increase was primarily due to the consolidation of Carbon California on February 1, 2018 which contributed approximately $2.3 million in oil, natural gas liquids, and natural gas sales.

Commodity derivative gains and losses- To achieve more predictable cash flows and to reduce our exposure to downward price fluctuations, we enter into derivative contracts using fixed price swap contracts and costless collars. Because we do not designate these derivatives as cash flow hedges, they do not receive hedge accounting treatment and all mark-to-market gains or losses, as well as settlement gains or losses on the derivative instruments, are currently recognized in our results of operations. The unrealized gains and losses represent the changes in the fair value of these contracts as oil and natural gas futures prices fluctuate relative to the fixed price we will receive from these contracts. For the three months ended March 31, 2018 and 2017, we had commodity derivative losses of approximately $626,000 and gains of approximately $2.1 million, respectively.

Lease operating expenses- Lease operating expenses for the three months ended March 31, 2018 increased 73% compared to the three months ended March 31, 2017. This increase was primarily attributable to the consolidation of Carbon California properties. On a per Mcfe basis, lease operating expenses increased from $0.94 per Mcfe for the three months ended March 31, 2017 to $1.28 per Mcfe for the three months ended March 31, 2018. This increase was primarily attributable to the consolidation of Carbon California which is comprised of oil properties and has higher lease operating expenses per unit of production compared to Carbon’s Appalachian based production which is primarily comprised of natural gas properties.

Transportation costs- Transportation costs for the three months ended March 31, 2018 increased 75% compared to the three months ended March 31, 2017. This increase was attributable to an increase in production as a result of the consolidation of Carbon California which occurred on February 1, 2018. On a per Mcfe basis, these expenses increased from $0.37 per Mcfe for the three months ended March 31, 2017 to $0.52 per Mcfe for the three months ended March 31, 2018. The increase on a per Mcfe basis was primarily due to higher transportation and processing costs per unit for the Carbon California properties as compared to our Appalachia properties.

Production and property taxes- Production and property taxes increased from approximately $412,000 for the three months ended March 31, 2017 to approximately $433,000 for the three months ended March 31, 2018. This increase was primarily attributable to the consolidation Carbon California as of February 1, 2018 partially offset by a credit for ad valorem taxes on the Company’s Appalachia properties recorded during the three months ended March 31, 2018. Production and property taxes were $0.27 and $0.32 per Mcfe for the three months ended March 31, 2018 and 2017, respectively. Ad valorem tax rates, which can fluctuate by year, are determined by individual counties where we have production and are assessed on our sales one or two years in arrears depending on the location of the production.

Depreciation, depletion and amortization (“DD&A”)- DD&A increased from approximately $573,000 for the three months ended March 31, 2017 to approximately $1.5 million for the three months ended March 31, 2018 primarily due to an increase in oil and natural gas production. On a per Mcfe basis, DD&A increased from $0.45 per Mcfe for the three months ended March 31, 2017 to $0.91 per Mcfe for the three months ended March 31, 2018. The increase in depletion rate was primarily attributable to the consolidation of Carbon California during the three months ended March 31, 2018 which increased the Company’s blended depletion rate.

General and administrative expenses- Cash-based general and administrative expenses increased from approximately $1.3 million for the three months ended March 31, 2017 to approximately $1.5 million for the three months ended March 31, 2018. This increase was primarily attributable to the consolidation of Carbon California on February 1, 2018. Non-cash stock-based compensation and other general and administrative expenses for the three months ended March 31, 2018 and 2017 are summarized in the following table:

	Three Months Ended March 31,		Increase /
	2018	2017	(Decrease)

General and administrative expenses
(in thousands)
Stock-based compensation	$292	$319	$(27)
Other general and administrative expenses	2,656	1,426	1,230
General and administrative - related party reimbursement	(1,116)	(75)	(1,041)
Total general and administrative expenses, net of related party reimbursement	$1,832	$1,670	$162

Interest expense- Interest expense increased from approximately $267,000 for the three months ended March 31, 2017 to approximately $1.0 million for the three months ended March 31, 2018, primarily due the consolidation of Carbon California on February 1, 2018, higher interest rates on our credit facility and higher debt balances on our credit facility for the three months ended March 31, 2018 compared to the same period in 2017.

2017 Compared to 2016

Oil and natural gas sales- Revenues from sales of oil and natural gas increased 87% to approximately $19.5 million for the year ended December 31, 2017 from approximately $10.4 million for the year ended December 31, 2016. Oil revenues for the year ended December 31, 2017 increased 27% compared to the year ended December 31, 2016, primarily due to a 16% increase in oil prices and a 9% increase in oil production. Natural gas revenues in the year ended December 31, 2017 increased 115% over the same period in 2016 primarily due to an increase in gas production of 73% and a 23% in natural gas prices. The increases in production were primarily attributable to properties acquired in the EXCO Acquisition, which occurred in the fourth quarter of 2016.

Commodity derivative gains (loss) - To achieve more predictable cash flows and to reduce our exposure to downward price fluctuations, we enter into derivative contracts using fixed price swap contracts and costless collars. Because we do not designate these derivatives as cash flow hedges, they do not receive hedge accounting treatment and all mark-to-market gains or losses, as well as settlement gains or losses on the derivative instruments, are currently recognized in our results of operations. The unrealized gains and losses represent the changes in the fair value of these contracts as oil and natural gas futures prices fluctuate relative to the fixed price we will receive from these contracts. For the years ended December 31, 2017 and 2016, we had commodity derivative gains of approximately $2.9 million and losses of approximately $2.3 million, respectively.

Lease operating expenses- Lease operating expenses for the year ended December 31, 2017 increased 93% compared to the year ended December 31, 2016. This increase is principally attributed to the acquisition of properties acquired in the EXCO Acquisition. On a per Mcfe basis, lease operating expenses increased from $0.96 per Mcfe for the year ended December 31, 2016 to $1.13 per Mcfe, for the year ended December 31, 2017. This increase was primarily attributed to decrease in personnel related costs during 2016 attributed to cost reduction measures (including wage freezes, preventative maintenance operations only and vendor negotiations) implemented by us in response to lower commodity prices.

Transportation and gathering costs- Transportation and gathering costs increased by 32% from the year ended December 31, 2016 to the year ended December 31, 2017, primarily attributed to the increased production as a result of the properties acquired in the EXCO Acquisition. On a per Mcfe basis, transportation costs decreased from $0.50 per Mcfe for the year ended December 31, 2016 to $0.40 per Mcfe for the year ended December 31, 2017 primarily due to lower transportation costs per unit for the property acquired in the EXCO Acquisition compared to our other natural gas properties.

Production and property taxes- Production and property taxes increased 56% from approximately $820,000 for the year ended December 31, 2016 to approximately $1.3 million for the year ended December 31, 2017. This increase is primarily attributed to increased oil and natural gas sales as a result of property acquired in the EXCO Acquisition. Production taxes average approximately 4.2% and 4.3% of oil and natural gas sales for the year ended December 31, 2017 and 2016, respectively. Property taxes rates, which can fluctuate by year, are determined by individual counties where we have production and are assessed on our oil and natural gas revenues one or two years in arrears depending upon the location of the production.

Depreciation, depletion and amortization (“DD&A”)- DD&A increased from approximately $2.0 million for the year ended December 31, 2016 to approximately $2.5 million for the year ended December 31, 2017 primarily due to increased oil and natural gas production, offset, in part, by a decrease in the depletion rate. The decrease in the depletion rate is primarily attributable to the properties acquired in the EXCO Acquisition which reduced our blended depletion rate. On a per Mcfe basis, DD&A decreased from $0.56 per Mcfe for the year ended December 31, 2016 to $0.40 per Mcfe for the year ended December 31, 2017.

Impairment of oil and gas properties- Due to lower commodity prices in 2016, we had impairment expenses of approximately $4.3 million for the year ended December 31, 2016. We did not record an impairment for the year ended December 31, 2017. The ceiling limitation calculation is not intended to be indicative of the fair market value of our proved reserves or future results. Impairment charges do not affect cash flow from operating activities but do adversely affect our net income and various components of our balance sheet. Any recorded impairment is not reversible at a later date.

General and administrative expenses- Cash-based general and administrative expenses increased from approximately $6.2 million for the year ended December 31, 2016 to approximately $8.4 million for the year ended December 31, 2017. The increase was primarily attributed to personnel-related and other costs associated in connection with our role as manager of Carbon Appalachia and Carbon California and decreases in personnel related costs during the year ended December 31, 2016 attributable to cost reduction measures implemented by us as response to low commodity prices. This increase was offset by reimbursements of approximately $2.7 million received from Carbon Appalachia and Carbon California in connection with our role as manager of them. Non-cash-based compensation decreased from approximately $2.4 million for the year ended December 31, 2016 to approximately $1.1 million for the year ended December 31, 2017. We estimated that it was probable that certain of the performance units granted in 2014 and 2015 would vest and compensation costs of approximately $442,000 and $1.1 million related to those performance units were recognized for the year ended December 31, 2017 and 2016. Non-cash stock-based compensation and other general and administrative expenses and related party reimbursements for the years ended December 31, 2017 and 2016 are summarized in the following table:

	Year Ended December 31,		Increase /
	2017	2016	(Decrease)

General and administrative expenses
(in thousands)
Stock-based compensation	$1,106	$2,440	$(1,334)
Cash-based general and administrative expenses	8,422	6,205	2,217
Related party reimbursements	(2,703)	-	(2,703)
Total general and administrative expenses, net of related party reimbursement	$6,825	$8,645	$(1,820)

Interest expense- Interest expense increased from approximately $367,000 for the year ended December 31, 2016 to approximately $1.2 million for the year ended December 31, 2017 primarily due to higher outstanding debt balances related to borrowings (i) to complete the EXCO Acquisition and (ii) to fund our share of 2017 acquisitions in Carbon Appalachia. In addition, our effective interest rate was higher in 2017 as compared to 2016.

Carbon Appalachia

The following table sets forth selected historical consolidated statement of operations and production data for Carbon Appalachia.

Three Months Ended March 31, 2018
(in thousands except production data)
Revenue:
Natural gas sales	$12,935
Oil sales	558
Gas transportation	781
Marketing	11,445
Commodity derivative gain	23
Total revenues	25,742

Expenses:
Lease operating expenses	5,699
Transportation, gathering and compression	3,959
Production and property taxes	1,180
Gas purchase-marketing	9,260
General and administration	1,589
Depreciation, depletion, and amortization	1,716
Accretion of asset retirement obligations	130
Total expenses	23,533

Operating income	2,209

Other expense:
Interest expense	(582)
Net income	$1,627

Production data:
Natural gas (Mcf)	4,179,790
Oil (Bbl)	9,707
Combined (Mcfe)	4,238,032

April 3, 2017 (Inception) through December 31, 2017
(in thousands except production data)
Revenue:
Natural gas sales	$16,128
Oil sales	685
Gas transportation	911
Marketing	11,315
Commodity derivative gain	2,545
Total revenues	31,584

Expenses:
Lease operating expenses	5,587
Transportation, gathering and compression	4,160
Production and property taxes	1,464
Gas purchase-marketing	9,290
General and administration	2,444
Depreciation, depletion, and amortization	2,439
Accretion of asset retirement obligations	198
Management and operating fees, related party	1,182
Total expenses	26,764

Operating income	4,820

Other expense:
Class B units issuance	924
Interest expense	891
Net income	$3,005

Production data:
Natural gas (Mcf)	5,304,208
Oil (Bbl)	14,288
Combined (Mcfe)	5,389,936

Carbon California

The following table sets forth selected historical statement of operations and production data for Carbon California.

February 15, 2017 (Inception) through December 31, 2017
(in thousands except production data)
Revenue:
Natural gas sales	$1,036
Oil sales	7,024
Natural gas liquids sales	556
Commodity derivative loss	(1,381)
Total revenues	7,235

Expenses:
Lease operating expenses	3,726
Transportation costs	1,442
Production and property taxes	527
General and administrative	2,177
Depreciation, depletion and amortization	1,304
Accretion of asset retirement obligations	192
Management and operating fees, related party	525
Total operating expenses	9,893
Operating loss	(2,658)
Other expense:
Class B units issuance	1,854
Interest expense	2,040
Net loss	$(6,552)

Production data:
Natural gas (Mcf)	351,287
Oil (Bbl)	141,219
NGLs (Bbl)	23,410
Combined (Mcfe)	1,339,061

Liquidity and Capital Resources

Our exploration, development and acquisition activities may require us to make significant operating and capital expenditures. Historically, we have used cash flow from operations and our credit facility as our primary sources of liquidity and on occasion, we have engaged in the sale of assets. Changes in the market prices for oil and natural gas directly impact our level of cash flow generated from operations. The prices we receive for our production are determined by prevailing market conditions and greatly influence our revenue, cash flow, profitability, access to capital and future rate of growth. We employ a commodity hedging strategy in an attempt to moderate the effects of commodity price fluctuations on our cash flow.

The following tables reflect our outstanding derivative agreements as of March 31, 2018:

Our Physical Delivery Contracts and Gas Derivatives

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted
		Average		Average Price		Average
Year	MMBtu	Price(1)	MMBtu	Range(1)	Bbl	Price(2)

2018	2,610,000	$3.00	-	-	52,000	$53.51
2019	2,596,000	$2.86	-	-	48,000	$53.76

(1)	NYMEX Henry Hub Natural Gas futures contract for the respective period.

(2)	NYMEX Light Sweet Crude West Texas Intermediate future contract for the respective period.

Carbon California Physical Delivery Contracts and Gas Derivatives

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
				Weighted
		Weighted Average		Average Price	WTI	Weighted Average	Brent	Weighted Average
Year	MMBtu	Price(1)	MMBtu	Range(1)	Bbl	Price(2)	Bbl	Price(3)

2018	270,000	$3.03	-	-	123,649	$53.10	20,000	$67.20
2019	-	$-	360,000	$2.60 - $3.03	139,797	$51.96	-	$-
2020	-	$-	-	-	73,147	$50.12	24,000	$59.70

(1)	NYMEX Henry Hub Natural Gas futures contract for the respective period.

(2)	NYMEX Light Sweet Crude West Texas Intermediate future contract for the respective period.

(3)	Brent for the respective period.

For our swap instruments, we receive a fixed price for the hedged commodity and pay a floating price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

Costless collars are designed to establish floor and ceiling prices on anticipated future oil and gas production. The ceiling establishes a maximum price that we will receive for the volumes under contract, while the floor establishes a minimum price.

This hedge program mitigates uncertainty regarding cash flow that we will receive with respect to a portion of our expected production through 2020. Future hedging activities may result in reduced income or even financial losses to us. Please read “Business—Risk Management” for additional discussion of our commodity derivative contracts. In the future, we may determine to increase or decrease our hedging positions.

We have derivative contracts with BP Energy Company pursuant to an ISDA Master Agreement. BP Energy Company is currently our only derivative contract counterparty.

Management Reimbursements

In our role as manager of Carbon California and Carbon Appalachia, we receive management reimbursements. We received approximately $753,000 and $50,000 for the three months ended March 31, 2018, and for the one month ended January 31, 2018, from Carbon Appalachia and Carbon California, respectively. These reimbursements are included in general and administrative – related party reimbursement on our unaudited consolidated statements of operations. Effective February 1, 2018, the management reimbursements received from Carbon California are eliminated at consolidation. This elimination includes $100,000 for the period February 1, 2018, through March 31, 2018.

In addition to the management reimbursements, approximately $299,000 and $14,000 in general and administrative expenses were reimbursed for the three months ended March 31, 2018, and for the one month ended January 31, 2018, by Carbon Appalachia and Carbon California, respectively. The elimination of Carbon California in consolidation includes approximately $28,000 for the period February 1, 2018, through March 31, 2018.

Total reimbursements from Carbon California and Carbon Appalachia were approximately $1.0 million and $1.6 million, respectively, during the year ended December 31, 2017.

Operating Reimbursements

In our role as operator of Carbon Appalachia, we receive reimbursements of operating expenses. These expenses are recorded directly to receivable – related party on our unaudited consolidated balance sheets and therefore included in our operating expenses on our unaudited consolidated statement of operations.

Historically, the primary source of liquidity has been our credit facilities (described below). We may use other sources of capital, including the issuance of debt or equity securities, to fund acquisitions or maintain our financial flexibility.

Our Credit Facility

Our Credit Facility

In 2016, we entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank. LegacyTexas Bank is the initial lender and acts as administrative agent.

The credit facility has a maximum availability of $100.0 million (with a $500,000 sublimit for letters of credit), which availability is subject to the amount of the borrowing base. The borrowing base is subject to semi-annual redeterminations in March and September. The initial borrowing base established under the credit facility was $17.0 million. On March 30, 2017, the borrowing base was increased to $23.0 million. On March 28, 2018, the borrowing base was increased to $25.0 million, of which approximately $23.2 million was drawn as of March 31, 2018. Our effective interest rate as of March 31, 2018 was 7.59%. Pursuant to the credit agreement amendment entered into on March 27, 2018, we are subject to a minimum liquidity covenant of $750,000.

The credit facility is guaranteed by each of our existing and future subsidiaries (subject to certain exceptions). Our obligations and those of our subsidiary guarantors under the credit facility are secured by essentially all of our tangible and intangible personal and real property (subject to certain exclusions).

Interest is payable quarterly and accrues on borrowings under the credit facility at a rate per annum equal to either (i) the base rate plus an applicable margin between 0.50% and 1.50% or (ii) the Adjusted LIBOR rate plus an applicable margin between 3.50% and 4.50% at our option. The actual margin percentage is dependent on the credit facility utilization percentage. We are obligated to pay certain fees and expenses in connection with the credit facility, including a commitment fee for any unused amounts of 0.50%.

The credit facility contains affirmative and negative covenants that, among other things, limit our ability to (i) incur additional debt; (ii) incur additional liens; (iii) sell, transfer or dispose of assets; (iv) merge or consolidate, wind-up, dissolve or liquidate; (v) make dividends and distributions on, or repurchases of, equity; (vi) make certain investments; (vii) enter into certain transactions with our affiliates; (viii) enter into sales-leaseback transactions; (ix) make optional or voluntary payments of debt; (x) change the nature of our business; (xi) change our fiscal year to make changes to the accounting treatment or reporting practices; (xii) amend constituent documents; and (xiii) enter into certain hedging transactions. Carbon is currently in discussions with LegacyTexas Bank in order to obtain their consent to be able to make distributions.

The affirmative and negative covenants are subject to various exceptions, including basket amounts and acceptable transaction levels. In addition, the credit facility requires our compliance, on a consolidated basis, with (i) a maximum Debt/EBITDA ratio of 3.5 to 1.0 and (ii) a minimum current ratio of 1.0 to 1.0.

In the third quarter of 2017, we contributed approximately $6.6 million to Carbon Appalachia to fund its share of producing oil and gas properties acquired during the third quarter. This funding was provided primarily with borrowings under the credit facility. The Debt/EBITDA and current ratio covenants negotiated at the time the credit facility was established did not contemplate our contribution for our investment in Carbon Appalachia and, as a result, we were not in compliance with financial covenants associated with the credit facility as of December 31, 2017. However, we have obtained a waiver of the Debt/EBITDA ratio and the current ratio covenants as of December 31, 2017. On March 27, 2018, the credit facility was amended to revise the calculation of the Leverage Ratio from a Debt/EBITDA ratio to a Net Debt/Adjusted EBITDA ratio, reset the testing period used in the determination of Adjusted EBITDA, eliminate the minimum current ratio and substitute alternative liquidity requirements, including maximum allowed current liabilities in relation to current assets, minimum cash balance requirements and maximum aged trade payable requirements.

We may at any time repay the loans under the credit facility, in whole or in part, without penalty. We must pay down borrowings under the credit facility or provide mortgages of additional oil and natural gas properties to the extent that outstanding loans and letters of credit exceed the borrowing base.

As required under the terms of the credit facility, we entered into derivative contracts with fixed pricing for a certain percentage of our production. We are a party to an ISDA Master Agreement with BP Energy Company that established standard terms for the derivative contracts and an inter-creditor agreement with LegacyTexas Bank and BP Energy Company whereby any credit exposure related to the derivative contracts entered into by us and BP Energy Company is secured by the collateral and backed by the guarantees supporting the credit facility.

Carbon Appalachia’s Credit Facility

In connection and concurrently with the closing of the CNX Acquisition, Carbon Appalachia Enterprises, LLC, formerly known as Carbon Tennessee Company, LLC (“Carbon Appalachia Enterprises”), a subsidiary of Carbon Appalachia, entered into a 4-year $100.0 million (with a $1,500,000 sublimit for letters of credit) senior secured asset-based revolving credit facility with LegacyTexas Bank with an initial borrowing base of $10.0 million (the “CAE Credit Facility”).

In connection with and concurrently with the closing of the EnerVest Acquisition, the borrowing base of the CAE Credit Facility increased to $22.0 million and Carbon Appalachia Enterprises borrowed $8.0 million. In connection with and concurrently with the closing of the Cabot Acquisition, Carbon Appalachia Enterprises borrowed $20.4 million under the CAE Credit Facility.

On September 29, 2017, Carbon Appalachia Enterprises amended the CAE Credit Facility, which increased the borrowing base to $50.0 million with redeterminations as of April 1 and October 1 each year. On April 30, 2018, the borrowing base increased to $70.0 million. As of March 31, 2018, there was approximately $38.0 million outstanding under the CAE Credit Facility.

The CAE Credit Facility is guaranteed by each of CAE’s existing and future direct or indirect subsidiaries (subject to certain exceptions). CAE’s obligations and those of CAE’s subsidiary guarantors under the CAE Credit Facility are secured by essentially all of CAE’s tangible and intangible personal and real property (subject to certain exclusions).

Interest is payable quarterly and accrues on borrowings under the CAE Credit Facility at a rate per annum equal to either (i) the base rate plus an applicable margin between 0.00% and 1.00% or (ii) the Adjusted LIBOR rate plus an applicable margin between 3.00% and 4.00% at our option. The actual margin percentage is dependent on the CAE Credit Facility utilization percentage. CAE is obligated to pay certain fees and expenses in connection with the CAE Credit Facility, including a commitment fee for any unused amounts of 0.50%.

The CAE Credit Facility contains affirmative and negative covenants that, among other things, limit CAE’s ability to (i) incur additional debt; (ii) incur additional liens; (iii) sell, transfer or dispose of assets; (iv) merge or consolidate, wind-up, dissolve or liquidate; (v) make dividends and distributions on, or repurchases of, equity; (vi) make certain investments; (vii) enter into certain transactions with our affiliates; (viii) enter into sales-leaseback transactions; (ix) make optional or voluntary payments of debt; (x) change the nature of our business; (xi) change our fiscal year to make changes to the accounting treatment or reporting practices; (xii) amend constituent documents; and (xiii) enter into certain hedging transactions. Carbon Appalachia Enterprises is currently in discussions with LegacyTexas Bank in order to obtain their consent to be able to make distributions.

The affirmative and negative covenants are subject to various exceptions, including basket amounts and acceptable transaction levels. In addition, the CAE Credit Facility requires CAE’s compliance, on a consolidated basis, with (i) a maximum Debt/EBITDA ratio of 3.5 to 1.0 and (ii) a minimum current ratio of 1.0 to 1.0.

CAE may at any time repay the loans under the CAE Credit Facility, in whole or in part, without penalty. CAE must pay down borrowings under the CAE Credit Facility or provide mortgages of additional oil and natural gas properties to the extent that outstanding loans and letters of credit exceed the borrowing base.

We are currently in discussions with LegacyTexas Bank to replace our existing credit facility and the CAE Credit Facility with a new consolidated credit facility. Entry into the New Revolving Credit Facility will be conditioned upon, among other things, the completion of this offering.

Carbon California’s Private Placement Notes

In connection with the CRC Acquisition, Carbon California (i) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) for the issuance and sale of Senior Secured Revolving Notes to Prudential Legacy Insurance Company of New Jersey and Prudential Insurance Company of America with a revolving borrowing capacity of $25.0 million (the “Senior Revolving Notes”) which mature on February 15, 2022 and (ii) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Prudential for the issuance and sale of $10.0 million of Senior Subordinated Notes (the “Subordinated Notes”) due February 15, 2024. We are not a guarantor of the Senior Revolving Notes or the Subordinated Notes. The closing of the Note Purchase Agreement and the Securities Purchase Agreement on February 15, 2017, resulted in the sale and issuance by Carbon California of (i) Senior Revolving Notes in the principal amount of $10.0 million and (ii) Subordinated Notes in the original principal amount of $10.0 million. The maximum principal amount available under the Senior Revolving Notes is based upon the borrowing base attributable to Carbon California’s proved oil and gas reserves which is to be determined upon delivery of any reserve report. The current borrowing base is $15.0 million, of which $13.0 million was outstanding as of March 31, 2018. On May 1, 2018, the borrowing base increased to $41.0 million. On May 1, 2018, Carbon California entered into a securities purchase agreement with Prudential, which resulted in (i) the issuance and sale of $3.0 million of Senior Subordinated Notes due February 15, 2024 and (ii) the issuance of 585 Class A units of Carbon California as partial consideration for the Subordinated Notes. The ability of Carbon California to make distributions to its owners, including us, is dependent upon the terms of the Note Purchase Agreement and Securities Purchase Agreement, which currently prohibit distributions unless they are agreed to by Prudential.

Interest is payable quarterly and accrues on borrowings under the Senior Revolving Notes at a rate per annum equal to either (i) the prime rate plus an applicable margin of 4.00% or (ii) the LIBOR rate plus an applicable margin of 5.00% at our option. Carbon California is obligated to pay certain fees and expenses in connection with the Senior Revolving Notes, including a commitment fee for any unused amounts of 0.50%. Interest is payable quarterly and accrues on the Subordinated Notes at a fixed rate of 12.0% per annum.

The Senior Revolving Notes and the Subordinated Notes contain affirmative and negative covenants that, among other things, limit Carbon California’s ability to (i) incur additional debt; (ii) incur additional liens; (iii) sell, transfer or dispose of assets; (iv) merge or consolidate, wind-up, dissolve or liquidate; (v) make dividends and distributions on, or repurchases of, equity; (vi) make certain investments; (vii) enter into certain transactions with our affiliates; (viii) enter into sales-leaseback transactions; (ix) make optional or voluntary payments of debt; (x) change the nature of our business; (xi) change our fiscal year to make changes to the accounting treatment or reporting practices; (xii) amend constituent documents; and (xiii) enter into certain hedging transactions.

The affirmative and negative covenants are subject to various exceptions, including basket amounts and acceptable transaction levels. In addition, (i) the Senior Revolving Notes require Carbon California’s compliance, on a consolidated basis, with (A) a maximum Debt/EBITDA ratio of 4.0 to 1.0, stepping down to 3.5 to 1.0 starting with the quarter ending June 30, 2018, (B) a maximum Senior Revolving Notes/EBITDA ratio of 2.5 to 1.0, (C) a minimum interest coverage ratio of 3.0 to 1.0 and (D) a minimum current ratio of 1.0 to 1.0 and (ii) the Subordinated Notes require Carbon California’s compliance, on a consolidated basis, with (A) a maximum Debt/EBITDA ratio of 4.5 to 1.0, stepping down to 4.0 to 1.0 starting with the quarter ending June 30, 2018, (B) a maximum Senior Revolving Notes/EBITDA ratio of 3.0 to 1.0, (C) a minimum interest coverage ratio of 2.5 to 1.0, (D) an asset coverage test whereby indebtedness may not exceed the product of 0.65 times Adjusted PV-10 set forth in the most recent reserve report, (E) maintenance of a minimum borrowing base of $10,000,000 under the Senior Revolving Notes and (F) a minimum current ratio of 0.85 to 1.00.

Carbon California may at any time repay the Senior Revolving Notes, in whole or in part, without penalty. Carbon California must pay down Senior Revolving Notes or provide mortgages of additional oil and natural gas properties to the extent that outstanding loans and letters of credit exceed the borrowing base. Carbon California may not voluntarily prepay the Subordinated Notes prior to February 15, 2019, and thereafter may do so subject to a premium of 3% which reduces to 0% from and after February 17, 2020. In the event the Subordinated Notes are accelerated prior to February 15, 2019, Carbon California would owe a make-whole premium calculated using a discount rate of 1% over United States Treasury securities rates, and otherwise calculated as provided in the Securities Purchase Agreement.

Borrowings under the Senior Revolving Notes and net proceeds from the Subordinated Notes issuances were used to fund the Mirada Acquisition and the CRC Acquisition. Additional borrowings under the Senior Revolving Notes may be used to fund field development projects and to fund future complementary acquisitions and for general working capital purposes of Carbon California.

As of December 31, 2017 and March 31, 2018, Carbon California was in breach of its covenants; however, it obtained a waiver with respect to compliance with such covenants as of December 31, 2017 and March 31, 2018. It is anticipated that Carbon California will be in compliance with its covenants on future measurement dates. See Liquidity and Management’s Plans within Note 1 to the December 31, 2017 Carbon California financial statements.

Sources and Uses of Cash

Our primary sources of liquidity and capital resources are operating cash flow and borrowings under our credit facility. Our primary uses of funds are expenditures for acquisition, exploration and development activities, leasehold and property acquisitions, other capital expenditures and debt service.

Low prices for our oil and natural gas production may adversely impact our operating cash flow and amount of cash available for development activities.

The following table presents net cash provided by or used in operating, investing and financing activities.

	Three Months Ended
	March 31,
(in thousands)	2018	2017

Net cash provided by operating activities	$95	$894
Net cash used in investing activities	$(599)	$(399)
Net cash provided by financing activities	$2,968	$(723)

	Years Ended
	December 31,
(in thousands)	2017	2016

Net cash provided by (used in) operating activities	$3,920	$(3,142)
Net cash used in investing activities	$(8,533)	$(8,754)
Net cash provided by financing activities	$5,405	$12,449

Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

Net cash provided by or used in operating activities is primarily affected by production volumes and commodity prices, net of the effects of settlements of our derivative contracts, and changes in working capital. Operating cash flows decreased approximately $799,000 for the three months ended March 31, 2018 as compared to the same period in 2017. The decrease was primarily due to an increase in working capital and increased cash interest payments.

Net cash provided by or used in investing activities is primarily comprised of the acquisition, exploration and development of oil and natural gas properties, net of dispositions of oil and natural gas properties in addition to expenditures to fund our equity investment in Carbon Appalachia. Net cash used in investing activities increased approximately $200,000 for the three months ended March 31, 2018 as compared to the same period in 2017. We increased our capital expenditures for the development of properties and equipment in the three months ended March 31, 2018.

The increase in cash provided by financing cash flows of approximately $3.7 million for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017 was primarily due to $3.0 million in proceeds from borrowings under our credit facilities and $1.0 million in payments on our credit facility for the three months ended March 31, 2017.

Year Ended 2017 Compared to Year Ended 2016

Net cash provided by or used in operating activities is primarily affected by production volumes and commodity prices, net of the effects of settlements of our derivative contracts, and changes in working capital. Operating cash flows increased approximately $7.1 million for the year ended December 31, 2017 as compared to the same period in 2016. This increase was primarily due to increased revenues from the acquisition of production of oil and natural gas properties in the Appalachia Basin in the fourth quarter of 2016 and higher oil and natural gas prices for the year ended December 31, 2017, as compared to the same period in 2016.

Net cash provided by or used in investing activities is primarily comprised of the acquisition, exploration and development of oil and natural gas properties, net of dispositions of oil and natural gas properties in addition to expenditures to fund our equity investment in Carbon Appalachia. Net cash used in investing activities decreased approximately $221,000 for the year ended December 31, 2017 as compared to the same period in 2016. In addition, we increased capital expenditures for the development and acquisition of properties and equipment for the year ended December 31, 2017 by approximately $891,000 compared to the year ended December 31, 2016. In addition, for the year ended December 31, 2017, we made an approximate $6.9 million equity investment in Carbon Appalachia; whereas, during the year ended December 31, 2016, we received a cash distribution of $340,000 from Crawford County Gas Gathering Company.

The decrease in financing cash flows of approximately $7.0 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016 was primarily due to borrowings of $7.2 million to fund the purchase of oil and gas wells in the Appalachian Basin in 2017, compared to $16.9 million proceeds used to fund the purchase of Appalachian Basin producing properties and payoff our former credit facility in 2016.

Capital Expenditures

Capital expenditures for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016 are summarized in the following table:

	Three Months Ended March 31,
(in thousands)	2018	2017

Acquisition of oil and gas properties:(1)
Unevaluated properties	$1	$97
Oil and natural gas producing properties	289	8,117

Drilling and development	952	360
Pipeline and gathering	43	42
Other	306	201
Total capital expenditures	$1,591	$8,817

(1)	On May 1, 2018, we contributed $5.0 million to Carbon California in connection with the closing of the Seneca Acquisition.

	Years Ended December 31,
(in thousands)	2017	2016

Acquisition of oil and gas properties:
Unevaluated properties	$1	$97
Oil and natural gas producing properties	289	8,117

Drilling and development	952	360
Pipeline and gathering	43	42
Other	306	201
Total capital expenditures	$1,591	$8,817

Capital expenditures reflected in the table above represent cash used for capital expenditures.

Due to low commodity prices, we have focused on the optimization and streamlining of our natural gas gathering and compression facilities and marketing arrangements to provide greater flexibility in moving production to markets with more favorable pricing. Other factors impacting the level of our capital expenditures include the cost and availability of oil field services, general economic and market conditions and weather disruptions.

Off-balance Sheet Arrangements

From time-to-time, we enter into off-balance sheet arrangements and transactions that can give rise to off-balance sheet obligations. As of March 31, 2018, the off-balance sheet arrangements and transactions that we entered into included (i) operating lease agreements, (ii) contractual obligations for which the ultimate settlement amounts are not fixed and determinable, such as natural gas transportation contracts, and (iii) oil and natural gas physical delivery contracts that are not expected to be net cash settled and are considered to be normal sales contracts and not derivatives. We do not believe that any of these arrangements are reasonably likely to materially affect our liquidity or availability of, or requirements for, capital resources.

Critical Accounting Policies, Estimates, Judgments, and Assumptions

We prepare our financial statements and the accompanying notes in conformity with GAAP, which require management to make estimates and assumptions about future events that affect the reported amounts in the financial statements and the accompany notes. We identify certain accounting policies as critical based on, among other things, their impact on the portrayal of our financial condition, results of operations, or liquidity and the degree of difficulty, subjectivity, and complexity in their deployment. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. The following is a discussion of our most critical accounting policies.

Full Cost Method of Accounting

The accounting for our business is subject to special accounting rules that are unique to the oil and natural gas industry. There are two allowable methods of accounting for oil and natural gas business activities: the full cost method and the successful efforts method. The differences between the two methods can lead to significant variances in the amounts reported in financial statements. We use the full cost method of accounting as defined by SEC Release No. 33-8995 and FASB ASC 932.

Under the full cost method, separate cost centers are maintained for each country in which we incur costs. All costs incurred in the acquisition, exploration, and development of properties (including costs of surrendered and abandoned leaseholds, delay lease rentals, dry holes, and overhead related to exploration and development activities) are capitalized. The fair value of estimated future costs of site restoration, dismantlement, and abandonment activities is capitalized, and a corresponding asset retirement obligation liability is recorded.

Capitalized costs applicable to each full cost center are depleted using the units-of-production method based on conversion to common units of measure using one barrel of oil as an equivalent to six thousand cubic feet of natural gas. Changes in estimates of reserves or future development costs are accounted for prospectively in the depletion calculations. Based on this accounting policy, our December 31, 2017 and 2016 reserve estimates were used for our respective period depletion calculations. These reserve estimates were calculated in accordance with SEC rules. See “Business—Reserves” and Notes 1 and 3 to the consolidated financial statements for a more complete discussion of the rule and our estimated proved reserves as of December 31, 2017 and 2016.

Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a quarterly ceiling test for each cost center. The full cost ceiling test is a limitation on capitalized costs prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is not a fair value-based measurement. Rather, it is a standardized mathematical calculation. The test determines a limit, or ceiling, on the book value of our oil and natural gas properties. That limit is basically the after tax present value of the future net cash flows from proved oil and natural gas reserves. This ceiling is compared to the net book value of the oil and natural gas properties reduced by any related net deferred income tax liability. If the net book value reduced by the related deferred income taxes exceeds the ceiling, an impairment or non-cash write-down is required. Such impairments are permanent and cannot be recovered even if the sum of the components noted above exceeds capitalized costs in future periods. The two primary factors impacting this test are reserve levels and oil and natural gas prices and their associated impact on the present value of estimated future net revenues. In 2017, we did not recognize a ceiling test impairment. In 2016, we recognized an impairment of approximately $4.3 million. This impairment resulted primarily from the impact of a decrease in the 12-month average trailing price for oil and natural gas utilized in determining the future net cash flows from proved reserves. Lower oil and natural gas prices may not only decrease our revenues but may also reduce the amount of oil and natural gas that we can produce economically and potentially lower our oil and natural gas reserves. Negative revisions to estimates of oil and natural gas reserves and decreases in prices can have a material impact of the present value of estimated future net revenues which may require us to recognize additional impairments of our oil and natural gas properties in future periods.

In countries or areas where the existence of proved reserves has not yet been determined, leasehold costs, seismic costs, and other costs incurred during the exploration phase remain capitalized as unproved property costs until proved reserves have been established or until exploration activities cease. If exploration activities result in the establishment of proved reserves, amounts are reclassified as proved properties and become subject to depreciation, depletion and amortization and the application of the ceiling limitation. Unproved properties are assessed periodically to ascertain whether impairment has occurred. Unproved properties whose costs are individually significant are assessed individually by considering the primary lease terms of the properties, the holding period of the properties, and geographic and geologic data obtained relating to the properties. Where it is not practical to individually assess properties whose costs are not individually significant, such properties are grouped for purposes of assessing impairment. The amount of impairment assessed is added to the costs to be amortized in the appropriate full cost pool. Subject to industry conditions, evaluation of most of our unproved properties and inclusion of these costs in proved property costs subject to amortization are expected to be completed within five years.

Under the alternative successful efforts method of accounting, surrendered, abandoned, and impaired leases, delay lease rentals, exploratory dry holes, and overhead costs are expensed as incurred. Capitalized costs are depleted on a property-by-property basis. Impairments are also assessed on a property-by-property basis and are charged to expense when assessed.

The full cost method is used to account for our oil and natural gas exploration and development activities because we believe it appropriately reports the costs of our exploration programs as part of an overall investment in discovering and developing proved reserves.

Oil and Natural Gas Reserve Estimates

Our estimates of proved reserves are based on the quantities of oil and natural gas that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. For example, we must estimate the amount and timing of future operating costs, production and property taxes, development costs, and workover costs, all of which may in fact vary considerably from actual results. In addition, as prices and cost levels change from year to year, the estimate of proved reserves also changes. Any significant variance in these assumptions could materially affect the estimated quantity and value of our reserves. Despite the inherent uncertainty in these engineering estimates, our reserves are used throughout our financial statements. For example, since we use the units-of-production method to amortize our oil and natural gas properties, the quantity of reserves could significantly impact our DD&A expense. Our oil and natural gas properties are also subject to a “ceiling test” limitation based in part on the quantity of our proved reserves.

Reference should be made to “Business—Reserves” and “Risk Factors—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our proved reserves.”

Accounting for Derivative Instruments

We recognize all derivative instruments as either assets or liabilities at fair value. Under the provisions of authoritative derivative accounting guidance, we may or may not elect to designate a derivative instrument as a hedge against changes in the fair value of an asset or a liability (a “fair value hedge”) or against exposure to variability in expected future cash flows (a “cash flow hedge”). The accounting treatment for the changes in fair value of a derivative instrument is dependent upon whether or not a derivative instrument is a cash flow hedge or a fair value hedge, and upon whether or not the derivative is designated as a hedge. Changes in fair value of a derivative designated as a cash flow hedge are recognized, to the extent the hedge is effective, in other comprehensive income until the hedged item is recognized in earnings. Changes in the fair value of a derivative instrument designated as a fair value hedge, to the extent the hedge is effective, have no effect on the consolidated statement of operations, because changes in fair value of the derivative offsets changes in the fair value of the hedged item. Where hedge accounting is not elected or if a derivative instrument does not qualify as either a fair value hedge or a cash flow hedge, changes in fair value are recognized in earnings. We have elected not to use hedge accounting and as a result, all changes in the fair values of our derivative instruments are recognized in commodity derivative gain or loss in our consolidated statements of operations.

As of March 31, 2018 and December 31, 2017, the fair value of our derivative agreements was a net liability of approximately $2.7 million and a net asset of approximately $225,000, respectively. As of December 31, 2017 and 2016, the fair value of our derivative agreements was an asset of approximately $225,000 and a liability of approximately $1.9 million, respectively. The fair value measurement of commodity derivative assets and liabilities are measured based upon our valuation model that considers various inputs including (a) quoted forward prices for commodities, (b) time value, (c) notional quantities, (d) current market and contractual prices for the underlying instruments; and (e) the counterparty’s credit risk. Volatility in oil and natural gas prices could have a significant impact on the fair value of our derivative contracts. See Note 11 to the consolidated financial statements for further discussion. The values we report in our consolidated financial statements are as of a point in time and subsequently change as these estimates are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.

Due to the volatility of oil and natural gas prices, the estimated fair values of our commodity derivative instruments are subject to large fluctuations from period to period and we expect the volatility to continue. Actual gains or losses recognized related to our commodity derivative instruments will likely differ from those estimated at March 31, 2018 and will depend exclusively on the price of the commodities on the specified settlement dates provided by the derivative contracts.

Valuation of Deferred Tax Assets

We use the asset and liability method of accounting for income taxes. Under this method, income tax assets and liabilities are determined based on differences between the financial statement carrying values of assets and liabilities and their respective income tax bases (temporary differences). Income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse. The effect on income tax assets and liabilities of a change in tax rates is included in earnings in the period in which the change is enacted. With the passage of the TCJA, we are required to remeasure deferred income taxes at the lower 21% corporate rate as of the date the TCJA was signed into law even though the reduced rate is effective January 1, 2018. The book value of income tax assets is limited to the amount of the tax benefit that is more likely than not to be realized in the future.

In assessing the need for a valuation allowance on our deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon whether future book income is sufficient to reverse existing temporary differences that give rise to deferred tax assets, as well as whether future taxable income is sufficient to utilize net operating loss and credit carryforwards. Assessing the need for, or the sufficiency of, a valuation allowance requires the evaluation of all available evidence, both positive and negative. Positive evidence considered by management includes current book income in 2013, 2014 and 2017, forecasted book income if commodity prices increase, and taxable proceeds from the Liberty participation agreements and the sale of our Deep Rights in leases in Kentucky and West Virginia in 2014. Negative evidence considered by management includes book losses in certain years which were driven primarily from ceiling test write-downs, which are not fair value-based measurements and current commodity prices which will impact forecasted income or loss.

As of March 31, 2018 and December 31, 2017, management assessed the available positive and negative evidence to estimate if sufficient future taxable income would be generated to use our deferred tax assets and determined that it is more-likely-than-not that the deferred tax assets will not be realized in the near future. Based on this assessment, we recorded a net valuation allowance of approximately $13.3 million on our deferred tax assets as of December 31, 2017.

Asset Retirement Obligations

We have obligations to remove tangible equipment and restore locations at the end of oil and natural gas production operations. FASB ASC Topic 410, Asset Retirement and Environmental Obligations, requires that the discounted fair value of a liability for an asset retirement obligation (“ARO”) be recognized in the period in which it is incurred with the associated asset retirement cost capitalized as part of the carrying cost of the oil and natural gas asset. Estimating the future restoration and removal costs, or ARO, is difficult and requires management to make estimates and judgments, because most of the obligations are many years in the future, and contracts and regulations often have vague descriptions of what constitutes removal. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety, and public relations considerations.

Inherent in the calculation of the present value of our ARO are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the present value of the existing ARO liability, a corresponding adjustment is made to the oil and natural gas property balance. Increases in the discounted ARO liability resulting from the passage of time are reflected as accretion expense in the consolidated statements of operations.

Purchase Price Allocation

Accounting for the acquisition of a business requires the allocation of the purchase price to the various assets and liabilities acquired based on their estimated fair value as of the acquisition date. Various assumptions are made when estimating fair values assigned to proved and unproved oil and gas properties including: (i) reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity prices, including price differentials; (v) future cash flows; and (vi) a market participant-based weighted average cost of capital rate. These inputs require significant judgement by management at the time of the valuation.

Revenue Recognition

Oil and natural gas revenues are recognized when production volumes are sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. Natural gas revenues are recognized on the basis of our net working revenue interest. Net deliveries in excess of entitled amounts are recorded as a liability, while net deliveries lower than entitled amounts are recorded as a receivable.

Equity Method Investments

We account for investments where we have the ability to exercise significant influence, but not control, under the equity method of accounting. Income from equity method investments represents our proportionate share of net income generated by the equity method investees. Equity method investments are assessed for impairment whenever changes in the facts and circumstances indicate a loss in value has occurred, if the loss is deemed to be other than temporary. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value. Differences in the basis of the investments and the separate net asset value of the investees, if any, are amortized into net income over the remaining useful lives of the underlying assets.

BUSINESS

General

Carbon Natural Gas Company, a Delaware corporation formed in 2007, is a growth-oriented, independent oil and natural gas company engaged in the acquisition, exploration, development and production of oil, natural gas and natural gas liquids properties in the United States. Our acreage positions provide multiple resource play opportunities and have been delineated largely through drilling by us, as well as by other industry operators. Our primary business objective is to grow our reserves, production and cash generated from operations over the long term, while paying, to the extent practicable, a growing quarterly dividend to our stockholders.

Our assets are characterized by stable, long-lived producing properties in the Appalachian Basin in Kentucky, Ohio, Tennessee, Virginia and West Virginia; the Ventura Basin in California; and the Illinois Basin in Illinois and Indiana through our majority-owned subsidiaries:

●	We own 100% of the outstanding shares of Nytis USA, which in turn owns 98.1% of Nytis LLC. Nytis LLC holds the majority interest in our operating subsidiaries other than Carbon Appalachia and Carbon California, including 47 consolidated partnerships and 17 non-consolidated partnerships.

●	We hold a 53.92% proportionate share of the profits interest in Carbon California.

●	We currently hold a 27.24% proportionate share of the profits interest in Carbon Appalachia. Effective upon the Old Ironsides Buyout (which we intend to fund using proceeds from this offering), we will own 100% of Carbon Appalachia.

We have grown through our acquisition activities since October of 2016. As of March 31, 2018, after giving effect to (i) the increase in Carbon’s ownership of Carbon California from 17.81% to 56.41% on February 1, 2018 in connection with the exercise of the California Warrant by Yorktown and the resulting consolidation of Carbon California for financial reporting purposes; (ii) the completion of the Seneca Acquisition on May 1, 2018 and the resulting decrease in Carbon’s ownership of Carbon California from 56.41% to 53.92%; and (iii) the increase in Carbon’s ownership of Carbon Appalachia to 100.0% in connection with the Old Ironsides Buyout, we owned working interests in approximately 8,700 gross wells (8,000 net) and royalty interests in approximately 1,080 wells and had leasehold positions in approximately 1,041,000 net developed acres and approximately 606,000 net undeveloped acres directly and through our majority-owned subsidiaries.

The chart below shows a summary of reserve and production data as of December 31, 2017 for Carbon California, Carbon Appalachia and Nytis USA and pro forma Carbon after giving effect to (i) the increase in Carbon’s ownership of Carbon California from 17.81% to 56.41% on February 1, 2018 in connection with the exercise of the California Warrant by Yorktown and the resulting consolidation of Carbon California for financial reporting purposes; (ii) the completion of the Seneca Acquisition on May 1, 2018 and the resulting decrease in Carbon’s ownership of Carbon California from 56.41% to 53.92%; and (iii) the increase in Carbon’s ownership of Carbon Appalachia to 100.0% in connection with the Old Ironsides Buyout. The below information was prepared pursuant to the guidelines of the Securities and Exchange Commission for reporting reserves and future net revenue:

	Carbon California(1)	Carbon Appalachia(2)	Nytis USA(3)	Carbon Pro Forma Including Non-Controlling Interests(4)	Carbon Pro Forma Excluding Non-Controlling Interests(5)
Proved Reserves (Bcfe)	183.3	334.8	87.2	605.3	517.8
% PDP	42.5%	99.9%	99.9%	82.5	88.9%
% Natural Gas	22.1%	99.7%	93.7%	75.3	73.9%
Standardized Measure ($MM)(6)	$172.3	$169.7	$59.3	$401.3	$116.9
PV-10 ($MM)(6)	$172.3	$169.7	$70.2	$412.2	$329.8
Net Production (Mcfe/d)(7)	11,793	48,448	14,559	74,780	69,346
Reserve Life (Years)	42.6	18.9	15.8	22.0	20.4

(1)	Presents 100% of Carbon California on a historical basis as of December 31, 2017.

(2)	Presents 100% of Carbon Appalachia on a historical basis as of December 31, 2017.

(3)	Presents 100% of Nytis USA and its subsidiaries on a historical basis as of December 31, 2017.

(4)	Presents 100% of Carbon on a pro forma basis including non-controlling interests in Carbon California and Nytis USA.

(5)	Presents 100% of Carbon on a pro forma basis excluding non-controlling interests in Carbon California and Nytis USA.

(6)	PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure. See “—Non-GAAP Financial Measures” for more information.

(7)	Average net production is provided for the month of December 2017. The average net production information resulting from the CRC Acquisition and Mirada Acquisition is provided for the month of November 2017 because the wells acquired in these acquisitions were shut in during December 2017 due to wildfires in California.

During 2017 and the three months ended March 31, 2018, our capital expenditures consisted principally of oil-related remediation, return to production and recompletion projects in California and the optimization and streamlining of our natural gas gathering and compression facilities in Appalachia to provide more efficient and lower cost operations and greater flexibility in moving our production to markets with more favorable pricing. Our current capital expenditure program is focused on the acquisition and development of oil and natural gas properties in areas where we currently operate.

We believe that our asset and lease position, combined with our low operating expense structure and technical expertise, provides us with a portfolio of opportunities for the development of our oil and natural gas properties. Our growth plan is centered on acquiring, developing, optimizing and maintaining a portfolio of low risk, long-lived oil and natural gas properties that provide stable cash flows and attractive risk adjusted rates of return.

Recent Developments

Investments in Affiliates

Carbon Appalachia

Carbon Appalachia was formed in 2016 by us, Yorktown and Old Ironsides, to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia. Substantial operations commenced in April 2017. Prior to November 1, 2017, Yorktown held 7.95% of the voting interest and 7.87% of the profits interest in Carbon Appalachia. On November 1, 2017, Yorktown exercised a warrant, pursuant to which Yorktown obtained additional shares of common stock in us in exchange for the transfer and assignment by Yorktown of all of its rights in Carbon Appalachia. Following the exercise of this warrant by Yorktown, we own 26.50% of the voting interest and 27.24% of the profits interest, and Old Ironsides holds the remainder of the interests, in Carbon Appalachia.

Following the closing of this offering, we expect to complete the Old Ironsides Buyout. Following the closing of the Old Ironsides Buyout, Carbon Appalachia will be our wholly-owned subsidiary. Our obligation to consummate the Old Ironsides Buyout is conditioned on the completion of this offering. In addition, the purchase agreement contains certain closing conditions and termination rights for each of Carbon and Old Ironsides if the closing of the Old Ironsides Buyout has not occurred on or before September 1, 2018.

Carbon Appalachia’s board of directors is composed of four members. We currently have the right to appoint one member to the board of directors, and Patrick R. McDonald, our Chief Executive Officer, is our designee to the board of directors. We currently serve as the manager of Carbon Appalachia and operate its day-to-day administration, pursuant to the terms of the limited liability company agreement of Carbon Appalachia and the management services agreement between Carbon Appalachia and us, subject to certain approval rights held by the board of directors of Carbon Appalachia.

As of March 31, 2018, Carbon Appalachia owned working interests in approximately 5,200 gross wells (4,800 net) and had leasehold positions in approximately 850,000 net developed acres and approximately 377,000 net undeveloped acres.

Carbon California

Carbon California was formed in 2016 by us, Yorktown and Prudential, to acquire producing assets in the Ventura Basin in California. Prior to February 1, 2018, we held 17.81% of the voting and profits interests, Yorktown held 38.59% of the voting and profits interests and Prudential held 43.59% of the voting and profits interests in Carbon California. On February 1, 2018, Yorktown exercised the California Warrant, pursuant to which Yorktown obtained additional shares of common stock in us in exchange for the transfer and assignment by Yorktown of all of its rights in Carbon California. On May 1, 2018, Carbon California closed the Seneca Acquisition. Following the exercise of the California Warrant by Yorktown and the Seneca Acquisition, we own 53.92% of the voting and profits interests, and Prudential holds the remainder of the interests, in Carbon California.

Carbon California’s board of directors is composed of five members. We currently have the right to appoint one member to the board of directors, and Patrick R. McDonald, our Chief Executive Officer, is our designee to the board of directors. We currently serve as the manager of Carbon California and operate its day-to-day administration, pursuant to the terms of the limited liability company agreement of Carbon California and the management services agreement between Carbon California and us, subject to certain approval rights held by the board of directors of Carbon California.

As of March 31, 2018, Carbon California owned working interests approximately 230 gross wells (170 net) and had leasehold positions in approximately 2,300 net developed acres and approximately 8,000 net undeveloped acres.

Giving effect to the Pro Forma Adjustments, Yorktown will own       % of the outstanding shares of our common stock, assuming the conversion of the Preferred Stock (described herein) to shares of our common stock.

Recent Acquisitions

Historically, we have made acquisitions through Nytis LLC, Carbon California or Carbon Appalachia, including numerous acquisitions during 2017 and 2018. For acquisitions by Carbon Appalachia and Carbon California, we typically contribute a portion of the purchase price based on our ownership interest to fund such acquisitions. In 2018, 2017 and 2016, we contributed an aggregate of $20.9 million to Carbon Appalachia, Carbon California and Nytis LLC in connection with our acquisition activities. While Carbon Appalachia and Carbon California made other insignificant acquisitions that are not specifically listed, the acquisitions described below most meaningfully affect the financial condition of Carbon Appalachia and Carbon California, and, therefore, us. See “—Acquisition and Divestiture Activities” for more information about our acquisitions and divestitures.

●	In October 2017, Carbon California signed a Purchase and Sale Agreement to acquire 309 operated and 1 non-operated oil wells covering approximately 5,700 gross acres (5,500 net), and fee interests in and to certain lands, situated in the Ventura Basin, together with associated wells, pipelines, facilities, equipment and other property rights for a purchase price of $43.0 million, subject to customary and standard purchase price adjustments, from Seneca Resources Corporation (the “Seneca Acquisition”). We contributed approximately $5.0 million to Carbon California to fund our portion of the purchase price, with the remainder funded by other equity members and debt. We raised our $5.0 million through the issuance of 50,000 shares of Preferred Stock to Yorktown. Upon the completion of this offering, the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to an amount per share of $100 plus all accrued but unpaid dividends payable in respect thereof (together, the “Liquidation Preference”) divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering. See “Description of Capital Stock—Preferred Stock” for more information on the terms of our Preferred Stock. The Seneca Acquisition closed on May 2018 with an effective date as of October 1, 2017.

●	In September 2017, but effective as of April 1, 2017 for oil and gas assets and September 29, 2017 for the corporate entity, a wholly-owned subsidiary of Carbon Appalachia acquired certain oil and gas assets, including associated mineral interests, certain gathering system assets, associated vehicles and equipment, and all of the outstanding shares of Cranberry Pipeline Corporation, a Delaware corporation (“Cranberry Pipeline”), for a purchase price of $41.3 million from Cabot Oil & Gas Corporation (the “Cabot Acquisition”). We contributed approximately $2.9 million to Carbon Appalachia to fund this acquisition. Cranberry Pipeline operates certain pipeline assets.

●	In August 2017, but effective as of May 1, 2017, a wholly-owned subsidiary of Carbon Appalachia acquired 865 oil and gas leases on approximately 320,300 acres, the associated mineral interests, and gas wells and associated facilities in the Appalachian Basin for a purchase price of approximately $21.5 million from EnerVest Energy Institutional Fund XII-A, L.P., EnerVest Energy Institutional Fund XII-WIB, L.P., EnerVest Energy Institutional Fund XII-WIC, L.P. and EnerVest Operating, L.L.C. (the “EnerVest Acquisition”). We contributed approximately $3.7 million to Carbon Appalachia to fund this acquisition.

●	In April 2017, but effective as of February 1, 2017 for oil and gas assets and April 3, 2017 for the corporate entity, a wholly-owned subsidiary of Carbon Appalachia acquired all of the issued and outstanding shares of Coalfield Pipeline Company, a Tennessee corporation (“Coalfield Pipeline”), and all of the membership interest in Knox Energy, LLC, a Tennessee limited liability company (“Knox Energy”), for a purchase price of $20.0 million from CNX Gas Company, LLC (the “CNX Acquisition”). We contributed approximately $0.2 million to Carbon Appalachia to fund this acquisition. Coalfield Pipeline and Knox Energy operate certain pipeline assets and 203 oil and gas leases on approximately 142,600 acres and own the associated mineral interests and vehicles and equipment.

●	In February 2017, but effective as of January 1, 2017, Carbon California acquired 43 oil wells on approximately 1,400 gross acres (1,400 net), the associated mineral interests and gas wells and vehicles and equipment in the Ventura Basin for a purchase price of approximately $4.5 million from Mirada Petroleum, Inc. (the “Mirada Acquisition”). We were not required to contribute any cash to Carbon California to fund this acquisition.

●	In February 2017, but effective as of November 1, 2016, Carbon California acquired 191 oil wells on approximately 5,700 acres, the associated mineral interests, oil and gas wells and associated facilities, a field office building, land and vehicles and equipment in the Ventura Basin for a purchase price of $34.0 million from California Resources Petroleum Corporation and California Resources Production Corporation (the “CRC Acquisition”). We were not required to contribute any cash to Carbon California to fund this acquisition.

Reverse Stock Split

Our stockholders and board of directors approved a reverse stock split of our common stock, effective March 15, 2017, pursuant to which every 20 shares of issued and outstanding common stock became one share of common stock and no fractional shares were issued. All references to the number of shares of common stock and per share amounts give retroactive effect to the reverse stock split for all periods presented. In connection with the reverse stock split, the number of authorized shares decreased from 200,000,000 to 10,000,000. In connection with this offering, our stockholders recently approved an increase in the number of authorized shares of our common stock from 10,000,000 to 35,000,000.

Preferred Stock Issuance to Yorktown

In connection with the closing of the Seneca Acquisition, we raised $5.0 million through the issuance of 50,000 shares of Preferred Stock to Yorktown. Upon the completion of this offering the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to the Liquidation Preference divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering. See “Description of Capital Stock—Preferred Stock” for more information on the terms of our preferred stock.

Strategy

Our primary business objective is to create stockholder value through consistent growth in cash flows, production and reserves through drilling on our existing oil and gas properties and the acquisition of complementary properties. We focus on the development of our existing leaseholds, which consist primarily of low risk, repeatable resource plays. We invest significantly in technical staff and geological and engineering technology to enhance the value of our properties.

We intend to accomplish our objective by executing the following strategies:

●	Capitalize on the development of our oil and gas properties. At the closing of this offering, our assets will consist of oil and gas properties in the Appalachian, Ventura and Illinois Basins. We aim to continue to safely optimize returns from our existing producing assets by using established technologies to maximize recoveries of in-place hydrocarbons. We expect the production from our properties will increase as we continue to develop and optimize our properties by capitalizing on new technology to enhance our production base.

●

Acquire complementary properties. A core part of our strategy is to grow our oil and gas asset base through the acquisition of properties in the vicinity of our existing properties that feature similar reserve mixes and production profiles. During 2017 and 2018, we partnered with Prudential to finance the acquisitions of producing properties in the Ventura Basin through Carbon California and with Old Ironsides to finance the acquisitions of producing properties in the Appalachian Basin through Carbon Appalachia. We own a majority interest in Carbon California and, upon completion of the Old Ironsides Buyout, will own 100% of Carbon Appalachia and we plan to continue to aggregate complementary properties through these entities or other co-investment vehicles.

●

Reduce operating costs through the aggregation and integration of acquired assets in our expanding operational footprint in both the Appalachian and the Ventura Basins. We plan to continue to realize economies of scale and efficiency gains from spreading our fixed operating costs over a larger asset base. Historically, we have targeted overhead and well maintenance cost reductions, field-level optimization and gathering system reconfigurations.

●	Acquire and develop reserves in the form of a diverse mix of commodities with crude oil the primary objective in California and natural gas the primary objective in Appalachia. We believe that a diverse commodity mix will provide us with commodity optionality, which will allow us to direct capital spending to develop the commodity that offers the best return on investment at the time.

●	Manage commodity price exposure through an active hedging program. We maintain a hedging program designed to reduce exposure to fluctuations in commodity prices. As of March 31, 2018, we had outstanding natural gas hedges of approximately 2.6 MMBtu for the three months ended March 31, 2018 at an average price of $3.00 per MMBtu and approximately 2.6 MMBtu for 2019 at an average price of $2.86 per MMBtu. In addition, as of March 31, 2018, we had outstanding oil hedges of 58,000 barrels for 2018 at an average price of $53.51 per barrel and 48,000 barrels for 2019 at an average price of $53.76 per barrel. In addition to our hedging program, we also maintain active hedging programs at Carbon California and Carbon Appalachia.

Competitive Strengths

We believe the following competitive strengths will allow us to successfully execute our business strategies and achieve our primary business objective:

●	Significant diversified portfolio of long-lived, low-decline reserves largely held by production. As of December 31, 2017, giving effect to the Pro Forma Adjustments, the estimated proved oil, natural gas and NGL reserves attributable to interests in our underlying acreage and that of Carbon California and Carbon Appalachia were 605.3 Bcfe (82.5% proved developed producing, 75.3% natural gas). During 2017 our average daily production and that of Carbon California and Carbon Appalachia was 74.8 MMcfe/d, resulting in an average reserve life of 22.0 years. As of March 31, 2018, we, Carbon California and Carbon Appalachia owned interests in approximately 1.9 million gross (1.6 million net) acres in the Appalachian, Illinois and Ventura Basins, of which over 72% was held by production with no capital obligations.

●	Experienced and proven management team. The members of our management team have an average of over 25 years of oil and gas experience and an extensive track record of creating value for stockholders and business partners. Our management and operational teams have extensive knowledge of the Appalachian, Illinois and Ventura Basins. We believe our management’s experience in managing capital programs at major oil and gas companies, regional knowledge of our assets and ability to identify accretive acquisitions will allow us to continue to grow our production, reserves and dividends.

●

Financial flexibility to fund expansion. Upon the completion of this offering, we will have sufficient borrowing capacity under our credit facility and access to other sources of liquidity to possess the financial capacity to grow the company. Subsequent to the closing of this offering, we expect to use our credit facility for general corporate purposes, including drilling and completion activities and acquisitions.

●	Benefit from low cost operations. The shallow nature of our drilling activities and producing wells results in relatively low lease operating costs. Lease operating costs for the three months ended March 31, 2018 averaged $1.05/Mcfe, $1.34/Mcfe and $16.49/Boe for us, Carbon Appalachia and Carbon California, respectively, compared to the period ended December 31, 2017 when the lease operating costs averaged $1.13/Mcfe, $0.98/Mcfe and $16.69/Boe.

●	Scalable business model. We believe that our business structure gives us a relative advantage to grow through acquisitions without significantly increasing our cost structure. Our land, accounting, engineering, geology, information technology and business development departments have a scalable business model that allows us to manage our existing assets and absorb additional acquisitions at minimal additional costs.

●	Benefit from favorable realized commodity pricing in both the Appalachian and Ventura Basins. In the Appalachian Basin, we and Carbon Appalachia averaged a minimal pricing differential of $0.89/Mcf and $0.132/Mcf during the three months ended March 31, 2018 and the period ended December 31, 2017, respectively, as we and Carbon Appalachia targeted delivery of our and their gas to interstate pipelines that exit from the southern region of the Appalachian Basin. In the Ventura Basin, the price per barrel of oil during the three months ended March 31, 2018 and the period ended December 31, 2017 for our production yielded approximately 105% of the NYMEX WTI benchmark price as a result of its proximity to the southern California refining market and the API gravity of its produced oil.

Operational Areas

Our oil and gas properties are located in the Appalachia, Illinois and Ventura Basins.

Appalachian Basin

As of March 31, 2018, we directly owned working interests in approximately 3,200 gross wells (3,000 net) and royalty interests located in Kentucky, Ohio, Tennessee and West Virginia, and had leasehold positions in approximately 189,000 net developed acres and approximately 221,000 net undeveloped acres. As of March 31, 2018, net production was approximately 14,800 Mcfe per day. These interests are located in the Berea Sandstone, Devonian Shale, Seelyville Coal Seam and Lower Huron Shale formations and other zones which produce oil and natural gas.

As of March 31, 2018, Carbon Appalachia owned working interests in approximately 5,200 gross wells (4,800 net) located in Kentucky, Tennessee, Virginia and West Virginia, and had leasehold positions in approximately 850,000 net developed acres and approximately 377,000 net undeveloped acres. As of March 31, 2018, net oil and natural gas sales were approximately 12,800 Mcfe per day. These interests are located in the Devonian Shale, Chattanooga Shale, Lower Huron Shale, Monteagle and Big Line formations and other zones which produce oil and natural gas.

The chart below shows a summary of our and our 27.24% proportionate share in Carbon Appalachia’s reserve and production data in the Appalachian Basin as of and for the year ended December 31, 2017:

	Estimated Total Proved Reserves			Average Net Daily	Average
	Oil (MMBbls)	Natural Gas (Bcf)	Total (Bcfe)	Production (Mcfe/D)	Reserve Life (years)
Carbon	0.9	78.7	84.2	13,070	17.6
Carbon Appalachia(1)	0.1	90.8	91.2	12,050	20.7
Total	1.0	169.5	175.4	25,120	19.1

(1)	Following the closing of this offering, we expect to complete the Old Ironsides Buyout. Following the closing of the Old Ironsides Buyout, Carbon would own 100% of the issued and outstanding ownership interests in Carbon Appalachia, and Carbon Appalachia would become a wholly-owned subsidiary of Carbon. Our proportionate share in Carbon Appalachia shown in this table reflects our proportionate share on December 31, 2017.

Ventura Basin

As of March 31, 2018, Carbon California owned working interests in approximately 230 gross wells (170 net) located in California and had leasehold positions in approximately 2,300 net developed acres and approximately 8,000 net undeveloped acres.  As of March 31, 2018, net oil and natural gas sales were approximately 4,500 Mcfe per day. These interests are located in the Miocene-Age formation and other zones which produce oil and natural gas.

The chart below shows a summary of our 17.81% proportionate share in Carbon California’s reserve and production data in the Ventura Basin as of and for the year ended December 31, 2017:

	Estimated Total Proved Reserves				Average Net Daily	Average
	Oil (MMBbls)	NGLs (MMBbls)	Natural Gas (Bcf)	Total (Bcfe)	Production (Mcfe/D)	Reserve Life (years)
Carbon California(1)	1.6	0.2	3.0	14.1	941	30.4

(1)	Effective as of February 1, 2018, our proportionate share in Carbon California increased to 56.41%. Effective as of May 1, 2018, our proportionate share in Carbon California decreased to 53.92%. Our proportionate share in Carbon California shown in this table reflects our ownership interest on December 31, 2017.

Illinois Basin

As of March 31, 2018, we directly owned working interests in 58 gross (29 net) coalbed methane wells in the Illinois Basin and had a leasehold position in approximately 1,900 net developed acres and approximately 58,000 net undeveloped acres. As of March 31, 2018, net natural gas sales were approximately 500 Mcf per day. These interests are located in the Seelyville Coal Seam formation and other zones which produce oil and natural gas.

The chart below shows a summary of our reserve and production data in the Illinois Basin as of and for the year ended December 31, 2017:

	Estimated Total Proved Reserves			Average Net Daily	Average
	Oil (MMBbls)	Natural Gas (Bcf)	Total (Bcfe)	Production (Mcfe/D)	Reserve Life (years)
Carbon	-	0.4	0.4	465	2.5

Acquisition and Divestiture Activities

We pursue acquisitions for investment which meet our criteria for investment returns and which are consistent with our field development strategy. The acquisition of properties in our existing operating areas enable us to leverage our cost control abilities, technical expertise and existing land and infrastructure positions. Our acquisition program is focused on acquisitions of properties which have relatively low base decline, preferable field development opportunities and undeveloped acreage. The following is a summary of our acquisitions and divestitures for 2018, 2017 and 2016. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 4 to the consolidated financial statements for more information on our acquisitions.

Old Ironsides Buyout. We intend to use a portion of the proceeds from this offering to complete the Old Ironsides Buyout. Following the closing of the Old Ironsides Buyout, Carbon Appalachia will be our wholly-owned subsidiary. See “—Investments in Affiliates” for more information on the terms of the Old Ironsides Buyout.

Acquisitions – Appalachian Basin

Cabot Acquisition. On September 29, 2017, but effective April 1, 2017 for oil and gas properties and September 29, 2017 for the corporate entity, a wholly-owned subsidiary of Carbon Appalachia completed the acquisition of natural gas producing properties, including associated mineral interests, certain gathering system assets, associated vehicles and equipment, and all of the outstanding shares of Cranberry Pipeline, which operates certain pipeline assets, located predominantly in the state of West Virginia from Cabot Oil & Gas Corporation. The purchase price was $41.3 million, subject to normal and customary adjustments. We contributed approximately $2.9 million to Carbon Appalachia to fund this acquisition. The acquired assets consisted of the following:

●	Approximately 3,000 natural gas wells and over 3,100 miles of associated natural gas gathering pipelines and compression facilities. As of December 31, 2017, these wells were producing approximately 33,300 net Mcfe per day (99.7% natural gas).

●	Approximately 701,700 net acres of oil and natural gas mineral interests.

●	Average working and net revenue interest of the acquired wells of 95.2% and 85.3%, respectively.

●	Estimated proved developed producing reserves at December 31, 2017 of approximately 279.4 Bcfe (99.7% natural gas).

EnerVest Acquisition. On August 15, 2017, but effective as of May 1, 2017, a wholly-owned subsidiary of Carbon Appalachia completed the acquisition of natural gas producing properties, the associated mineral interests, gas wells and associated facilities and vehicles and equipment located predominantly in the state of West Virginia from EnerVest Energy Institutional Fund XII-A, L.P., EnerVest Energy Institutional Fund XII-WIB, L.P., EnerVest Energy Institutional Fund XII-WIC, L.P. and EnerVest Operating, L.L.C. The purchase price was $21.5 million, subject to normal and customary adjustments. We contributed approximately $3.7 million to Carbon Appalachia to fund this acquisition. The acquired assets consisted of the following:

●	Approximately 864 natural gas wells and over 310 miles of associated natural gas gathering pipelines and compression facilities. As of December 31, 2017, these wells were producing approximately 7,136 net Mcfe per day (100% natural gas).

●	Approximately 320,325 net acres of oil and natural gas mineral interests.

●	Average working and net revenue interest of the acquired wells of 86.6% and 83.0%, respectively.

●	Estimated proved developed producing reserves at December 31, 2017 of approximately 35.6 Bcfe (100% natural gas).

CNX Acquisition. On April 3, 2017, but effective as of February 1, 2017 for oil and gas properties and April 3, 2017 for the corporate entity, a wholly-owned subsidiary of Carbon Appalachia completed the acquisition of all of the issued and outstanding shares of Coalfield Pipeline and all of the membership interest in Knox Energy from CNX Gas Company, LLC. Coalfield Pipeline and Knox Energy own producing assets in Tennessee. The purchase price for the acquired assets was $20.0 million. We contributed approximately $0.2 million to Carbon Appalachia to fund this acquisition. The acquired assets consisted of the following:

●	Approximately 181 natural gas wells and over 180 miles of associated natural gas gathering pipelines and compression facilities. As of December 31, 2017, these wells were producing approximately 3,835 net Mcfe per day (95.6% natural gas).

●	Approximately 142,625 net acres of oil and natural gas mineral interests.

●	Average working and net revenue interest of the acquired wells of 74.3% and 64.3%, respectively.

●	Estimated proved developed producing reserves at December 31, 2017 of approximately 19.3 Bcfe (95.6% natural gas).

EXCO Acquisition. In October 2016, Nytis LLC completed an acquisition consisting of producing natural gas wells and natural gas gathering facilities. The purchase price for the acquired assets was $9.0 million, subject to customary closing adjustments, plus certain assumed obligations, from Exco Production Company (WV), LLC, BG Production Company (WV), LLC and Exco Resources (PA) LLC (the “EXCO Acquisition”). We contributed approximately $9.0 million to Nytis USA for it to fund its portion of the purchase price to Nytis LLC to fund this acquisition. The acquired assets consisted of the following:

●	Approximately 2,250 natural gas wells and over 1,120 miles of associated natural gas gathering pipelines and compression facilities. As of December 31, 2017, these wells were producing approximately 13,070 net Mcfe per day (93.5% natural gas).

●	Approximately 411,372 net acres of oil and natural gas mineral interests.

●	Average working and net revenue interest of the acquired wells of 92% and 77.3%, respectively.

●	Estimated proved developed producing reserves at December 31, 2017 of approximately 84.0 Bcfe (93.5% natural gas).

Acquisitions – Ventura Basin

Seneca Acquisition. On October 20, 2017, Carbon California entered into a Purchase and Sale Agreement to acquire operated and non-operated oil wells covering lands, and fee interests in and to certain lands situated in the Ventura Basin, together with associated wells, pipelines, facilities, equipment and other property rights from Seneca Resources Corporation. The purchase price was $43.0 million, subject to customary and standard purchase price adjustments. We contributed approximately $5.0 million to Carbon California to fund our portion of the purchase price, with the remainder funded by other equity members and debt. We raised our $5.0 million through the issuance of 50,000 shares of Preferred Stock to Yorktown. Upon the completion of this offering, the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to the Liquidation Preference divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering. See “Description of Capital Stock—Preferred Stock” for more information on the terms of our Preferred Stock. The Seneca Acquisition closed on May 2018 with an effective date as of October 1, 2017.

Our management’s review of the estimated proved reserves relating to the Seneca Acquisition indicated estimated proved reserves of 17.3 MMBoe, with an estimated proved reserve life index of approximately 47 years, as of December 31, 2017, which estimated proved reserves were determined using $51.34 per barrel of oil and $2.976 per MMBtu of gas. Such prices were determined using the average of the historical first-day-of-the-month prices for the twelve months ended December 31, 2017 in accordance with SEC guidelines. Approximately 77% of these reserves were oil and NGLs, approximately 66% were proved developed and approximately 39% were proved developed producing as of December 31, 2017. Management’s estimate of the average daily production for December 2017 from the Seneca assets was approximately 1,020 Boe, which was comprised of approximately 69% crude oil, 10% NGLs and 21% natural gas. In the first quarter of 2018, the price per barrel of oil for our production from the Seneca assets represented an approximately 105% premium to the NYMEX West Texas Intermediate (“NYMEX WTI”) benchmark price.

Reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates prepared by one engineer may vary from those prepared by another. Estimates of proved reserves for our oil and gas properties as of December 31, 2018 will be prepared by CGA using the information available at that time. Upon completion of their review, the estimate of the proved reserves for our oil and gas properties as of December 31, 2018 will be different from the estimate of the proved reserves for our oil and gas properties as of December 31, 2017 shown above, and the estimates of proved reserves relating to the acquisition of oil and gas properties referred to above as the Seneca Acquisition as of December 31, 2018 will be different from our management’s estimates of such reserves as of December 31, 2017 as described above.

Mirada Acquisition. On February 15, 2017, but effective as of January 1, 2017, Carbon California completed the acquisition of oil and gas leases, the associated mineral interests and gas wells and vehicles and equipment from Mirada Petroleum, Inc. The purchase price was $4.5 million. We were not required to contribute any cash to Carbon California to fund this acquisition. The acquired assets consisted of the following:

●	Approximately 43 oil wells. As of December 31, 2017, these wells were producing approximately 100.9 net Boe per day (46% oil and natural gas liquids).

●	Approximately 1,400 net acres of oil and natural gas mineral interests.

●	Average working and net revenue interest of the acquired wells of 98.3% and 76.5%, respectively.

●	Estimated proved developed producing reserves at December 31, 2017 of approximately 32,847 Boe (46% oil and natural gas liquids).

CRC Acquisition. On February 15, 2017 Carbon California also completed the acquisition of oil and gas leases, the associated mineral interests, oil and gas wells and associated facilities, a field office building, land and vehicles and equipment from California Resources Petroleum Corporation and California Resources Production Corporation. The purchase price was $34.0 million. We were not required to contribute any cash to Carbon California to fund this acquisition. The acquired assets consisted of the following:

●	Approximately 191 oil wells. As of December 31, 2017, these wells were producing approximately 637.5 net Boe per day (77% oil and natural gas liquids).

●	Approximately 8,939 net acres of oil and natural gas mineral interests.

●	Average working and net revenue interest of the acquired wells of 99.9% and 92.4%, respectively.

●	Estimated proved developed producing reserves at December 31, 2017 of approximately 203,355 Boe (77% oil and natural gas liquids).

Equity Investments in Affiliates

Carbon Appalachia

Our Carbon Appalachia Ownership Interests

We own 26.50% of the voting interest and 27.24% of the profits interest in Carbon Appalachia through our ownership of Class A Units and Class C Units in Carbon Appalachia. In addition, we own 100% of the Class B Units in Carbon Appalachia, which do not currently participate in distributions from Carbon Appalachia. Pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of Carbon Appalachia, once the holders of the Class A Units have received a full return of their aggregate capital contributions plus an internal rate of return of 10%, the Class B Units begin participating in distributions from Carbon Appalachia, with 80% of distributions allocated to the holders of the Class A Units and Class C Units and 20% of the distributions allocated to the holders of Class B Units. Carbon Appalachia currently intends to make quarterly distributions in 2018 to its members, including us, and Carbon Appalachia is currently discussing such distribution plans with LegacyTexas Bank in order to obtain their consent to the distributions.

Following the closing of this offering, we expect to complete the Old Ironsides Buyout. Following the closing of the Old Ironsides Buyout, we would own 100% of the issued and outstanding ownership interests in Carbon Appalachia, and Carbon Appalachia would become a wholly-owned subsidiary of us. In addition, the purchase agreement contains certain closing conditions and termination rights for each of Carbon and Old Ironsides if the closing of the Old Ironsides Buyout has not occurred on or before September 1, 2018.

Carbon Appalachia Credit Facility

In connection and concurrently with the CNX Acquisition, Carbon Appalachia Enterprises, LLC, a Delaware limited liability company and indirect subsidiary of Carbon Appalachia (“Carbon Appalachia Enterprises”), entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “CAE Credit Facility”), which has been used to partially fund each of Carbon Appalachia’s acquisitions. The current borrowing base under the CAE Credit Facility is $50.0 million, which increased to $70.0 million on April 30, 2018. We are not a guarantor of the CAE Credit Facility. As of March 31, 2018, there was approximately $38.0 million outstanding under the CAE Credit Facility. The ability of Carbon Appalachia to make distributions to its owners, including us, is dependent upon the terms of the CAE Credit Facility, which currently prohibits distributions unless they are agreed to by the lender. See Note 5 to the Carbon Appalachia consolidated financial statements.

We are currently in discussions with LegacyTexas Bank to replace our existing credit facility and the CAE Credit Facility with a new senior secured credit facility with a borrowing base of $100.0 million (the “New Revolving Credit Facility”). Entry into the New Revolving Credit Facility will be conditioned upon, among other things, the completion of this offering.

Carbon Appalachia Accounting Treatment

Based on our ownership of 26.50% of the voting interest and 27.24% of the profits interest, our ability to appoint a member to the board of directors and our role as manager of Carbon Appalachia, we account for our investment in Carbon Appalachia under the equity method of accounting as we believe we can exert significant influence on Carbon Appalachia. We use the hypothetical liquidation at book value (“HLBV”) method to determine our share of profits or losses in Carbon Appalachia and adjust the carrying value of our investment accordingly. The HLBV method is a balance-sheet approach that calculates the amount each member of an entity would receive if the entity were liquidated at book value at the end of each measurement period. The change in the allocated amount to each member during the period represents the income or loss allocated to that member. From the commencement of operations on April 3, 2017 through December 31, 2017, Carbon Appalachia generated net income, of which our share is approximately $1.1 million. Upon the successful completion of this offering and closing of the Old Ironsides Buyout, Carbon Appalachia would become a wholly-owned subsidiary and would be consolidated for financial reporting purposes.

Carbon California

Our Carbon California Ownership Interests

We own 53.92% of the voting and profits interests in Carbon California through our ownership of Class A Units and Class B Units in Carbon California. The Class A Units and Class B Units participate pro rata in distributions from Carbon California. Carbon California does not currently pay distributions to its members, including us.

Carbon California Senior Revolving Notes and Subordinated Notes

In connection with the CRC Acquisition, Carbon California (i) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) for the issuance and sale of Senior Secured Revolving Notes to Prudential Legacy Insurance Company of New Jersey and Prudential Insurance Company of America with a revolving borrowing capacity of $25.0 million (the “Senior Revolving Notes”) which mature on February 15, 2022 and (ii) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Prudential for the issuance and sale of $10.0 million of Senior Subordinated Notes (the “Subordinated Notes”) due February 15, 2024. We are not a guarantor of the Senior Revolving Notes or the Subordinated Notes. The closing of the Note Purchase Agreement and the Securities Purchase Agreement on February 15, 2017, resulted in the sale and issuance by Carbon California of (i) Senior Revolving Notes in the principal amount of $10.0 million and (ii) Subordinated Notes in the original principal amount of $10.0 million. The maximum principal amount available under the Senior Revolving Notes is based upon the borrowing base attributable to Carbon California’s proved oil and gas reserves which is to be determined at least semi-annually. The current borrowing base is $15.0 million, of which $13.0 million is outstanding as of March 31, 2018. On May 1, 2018, the borrowing base increased to $41.0 million. On May 1, 2018, Carbon California entered into a securities purchase agreement with Prudential, which resulted in (i) the issuance and sale of $3.0 million of Senior Subordinated Notes due February 15, 2024 and (ii) the issuance of 585 Class A units of Carbon California as partial consideration for the Subordinated Notes. The ability of Carbon California to make distributions to its owners, including us, is dependent upon the terms of the Note Purchase Agreement and Securities Purchase Agreement, which currently prohibit distributions unless they are agreed to by Prudential Legacy Insurance Company of New Jersey and Prudential Insurance Company of America.

Borrowings under the Senior Revolving Notes and net proceeds from the Subordinated Notes issuances were used to fund the Mirada Acquisition and the CRC Acquisition. Additional borrowings from the Senior Revolving Notes may be used to fund field development projects and to fund future complementary acquisitions and for general working capital purposes of Carbon California. See Note 5 to the Carbon California financial statements.

As of December 31, 2017 and March 31, 2018, Carbon California was in breach of its covenants; however, it obtained a waiver with respect to compliance with such covenants as of December 31, 2017 and March 31, 2018. It is anticipated that Carbon California will be in compliance with its covenants on future measurement dates. See Liquidity and Management’s Plans within Note 1 to the Carbon California financial statements.

Carbon California Accounting Treatment

Effective February 1, 2018, Carbon California became consolidated for financial reporting purposes. From February 15, 2018 through January 31, 2018, based on our ownership of 17.81% of the voting and profits interests during that period, our ability to appoint a member to the board of directors and our role of manager of Carbon California, we accounted for our investment in Carbon California under the equity method of accounting as we believed we could exert significant influence. We used the HLBV method to determine our share of profits or losses in Carbon California and adjust the carrying value of our investment accordingly. From the commencement of operations on February 15, 2017 through January 31, 2018, Carbon California incurred a net loss, of which our share (as a holder of Class B units for that period) was zero.

Crawford County Gas Gathering Company

We have a 50% interest in Crawford County Gas Gathering Company, LLC (“CCGGC”) which owns and operates pipelines and related gathering and treatment facilities which service our natural gas production in the Illinois Basin. We account for our investment in CCGGC under the equity method of accounting, and our share of income or loss is recognized in our consolidated statement of operations. During the three months ended March 31, 2018 and 2017, we recorded equity method income of approximately $24,000 and $7,000, respectively, related to this investment. During the twelve months ended December 31, 2017 and 2016, we recorded equity method income of approximately $37,000 and equity method loss of approximately $17,000, respectively, related to this investment. In addition, during the three months ended March 31, 2018 and 2017, we recorded investment earnings from CCGGC of approximately $24,000 and $23,000, respectively. During the year ended December 31, 2017, we received cash distributions from CCGGC of approximately $68,000. We did not receive any cash distributions from CCGGC for the three months ended March 31, 2018.

Risk Management

We and hedge a portion of forecasted production to reduce exposure to fluctuations in the prices of oil and natural gas and provide long-term cash flow predictability to pay dividends or distributions, respectively, service debt and manage our business. By removing a portion of the price volatility associated with future production, we expect to mitigate, but not eliminate, the potential effects of variability in cash flow from operations due to adverse fluctuations in commodity prices.

While there are many different types of derivatives available, we generally utilize swaps and collars designed to manage price risk more effectively.

The following tables reflect our, Carbon Appalachia’s and Carbon California’s outstanding derivative hedges as of March 31, 2018:

Carbon Natural Gas Company

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted
		Average		Average Price		Average
Year	MMBtu	Price	MMBtu	Range	Bbl	Price

2018	2,610,000	$3.00	-	-	52,000	$53.51
2019	2,596,000	$2.86	-	-	48,000	$53.76

Carbon Appalachia(1)

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted
		Average		Average Price		Average
Year	MMBtu	Price	MMBtu	Range	Bbl	Price

2018	8,080,000	$2.94	1,280,000	$2.85 - $3.19	12,000	$52.34
2019	11,515,000	$2.86	480,000	$2.85 - $3.19	12,000	$50.35
2020	6,433,000	$2.82	-	-	6,000	$54.75
2021	960,000	$2.79	-	-	-	-

(1)	Represents 100% of Carbon Appalachia’s outstanding derivative hedges at December 31, 2017, and not our proportionate share.

Carbon California(1)

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted Average		Weighted		Weighted
		Average		Price	WTI	Average	Brent	Average
Year	MMBtu	Price(2)	MMBtu	Range(2)	Bbl	Price(3)	Bbl	Price(4)

2018	270,000	$3.03	-	-	123,649	$53.10	20,000	$67.20
2019	-	$-	360,000	$2.60 - $3.03	139,797	$51.96	-	$-
2020	-	$-	-	-	73,147	$50.12	24,000	$59.70

(1)	Represents 100% of Carbon California’s outstanding derivative hedges at March 31, 2018, and not our proportionate share.

(2)	NYMEX Henry Hub Natural Gas futures contract for the respective period.

(3)	NYMEX Light Sweet Crude West Texas Intermediate future contract for the respective period.

(4)	Brent for the respective period.

Reserves

The tables below summarize our estimated proved oil and gas reserves and the estimated proved oil and gas reserves of Carbon Appalachia and Carbon California as of December 31, 2017, which are based on reserve reports prepared by CGA, our independent petroleum engineers, in accordance with the rules and regulations of the SEC regarding oil and natural gas reserve reporting. For more information about our proved reserves, please read CG&A’s summary proved reserve reports, which are incorporated by reference into this prospectus. Our estimated proved reserves increased in 2017 primarily due to revisions of previous estimates.

Carbon Natural Gas Company

The table below summarizes our estimated proved oil and gas reserves as of December 31, 2017 and 2016, after consolidating the 47 partnerships in which we have a controlling interest through Nytis LLC.

Carbon Natural Gas Company

Estimated Consolidated Proved Reserves
Including Non-Controlling Interests of Consolidated Subsidiaries(1)

	December 31,
	2017	2016

Proved developed reserves:
Natural gas (MMcf)	81,702	74,265
Oil and liquids (MBbl)	903	851
Total proved developed reserves (MMcfe)	87,120	79,371

Proved undeveloped reserves:
Natural gas (MMcf)	-	-
Oil and liquids (MBbl)	16	31
Total proved undeveloped reserves (MMcfe)	96	186

Total proved reserves (MMcfe)	87,216	79,557

Percent proved developed	99.9%	99.8%

Standardized Measure (in thousands)(2)	$57,082	$44,711
PV-10 (in thousands)(3)	$70,202	$49,344

Average natural gas price used (per Mcf)	$2.93	$2.41
Average oil and liquids price used (per Bbl)	$48.94	$40.40

(1)	Our estimated proved reserves and related future net revenues, PV-10 and Standardized Measure were determined using the unweighted arithmetic average first-day-of-the-month prices for the prior 12 months for oil and natural gas, without giving effect to commodity derivative contracts, and were held constant throughout the life of the properties. Prices were adjusted by lease for quality, transportation fees, historical geographic differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead.
(2)	Standardized Measure represents the present value of the estimated future net revenues from proved oil or natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs, operating expenses and income taxes computed by applying year end statutory tax rates, with consideration of future tax rates already legislated. The estimated future net revenues are discounted at an annual rate of 10%, in accordance with the SEC’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the estimation date and held constant for the life of the reserves.
(3)	PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of federal income taxes on future net revenues. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. Please read “—Non-GAAP Financial Measures.”

The estimated quantities of proved reserves for the non-controlling interests of the consolidated partnerships as of December 31, 2017 were approximately 3.0 Bcfe, which was approximately 3% of total consolidated proved reserves.

The following table summarizes our estimated quantities of proved reserves, excluding the non-controlling interests of the consolidated partnerships, as of December 31, 2017 and 2016.

Carbon Natural Gas Company

Estimated Consolidated Proved Reserves

Excluding Non-Controlling Interests of Consolidated Partnerships(1)

	December 31,
	2017	2016

Proved developed reserves:
Natural gas (MMcf)	78,665	71,125
Oil and liquids (MBbl)	903	851
Total proved developed reserves (MMcfe)	84,802	76,231

Proved undeveloped reserves:
Natural gas (MMcf)	-	-
Oil and liquids (MBbl)	16	31
Total proved undeveloped reserves (MMcfe)	94	186

Total proved reserves (MMcfe)	84,176	76,417

Percent developed	99.9%	99.7%

Standardized Measure (in thousands)(2)	$54,605	$43,184
PV-10 (in thousands)(3)	$67,165	$47,659

Average natural gas price used (per Mcf)	$2.93	$2.41
Average oil and liquids price used (per Bbl)	$48.94	$40.40

(1)	Our estimated proved reserves and related future net revenues, PV-10 and Standardized Measure were determined using the unweighted arithmetic average first-day-of-the-month prices for the prior 12 months for oil and natural gas, without giving effect to commodity derivative contracts, and were held constant throughout the life of the properties. Prices were adjusted by lease for quality, transportation fees, historical geographic differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead.
(2)	Standardized Measure represents the present value of the estimated future net revenues from proved oil or natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs, operating expenses and income taxes computed by applying year end statutory tax rates, with consideration of future tax rates already legislated. The estimated future net revenues are discounted at an annual rate of 10%, in accordance with the SEC’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the estimation date and held constant for the life of the reserves.
(3)	PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of federal income taxes on future net revenues. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. Please read “—Non-GAAP Financial Measures.”

The following table shows a summary of the changes in quantities of our estimated proved oil and gas reserves for the year ended December 31, 2017.

	2017
	Oil	Natural Gas	Total
	MBbls	MMcf	MMcfe

Proved reserves, beginning of year	882	74,265	79,557
Revisions of previous estimates	107	12,195	12,835
Extensions and discoveries	16	138	232
Production	(86)	(4,896)	(5,414)
Purchases of reserves in-place	-	-	-
Sales of reserves in-place	-	-	-
Proved reserves, end of year	919	81,702	87,210

Carbon Appalachia

The following table summarizes Carbon Appalachia’s estimated quantities of proved reserves and our 27.24% proportionate share in Carbon Appalachia’s estimated quantities of proved reserves as of December 31, 2017.

Carbon Appalachia

Estimated Proved Reserves

	December 31, 2017
	Carbon Appalachia	Carbon’s Share

Proved developed reserves:
Natural gas (MMcf)	333,175	90,757
Oil and liquids (MBbl)	264	72
Total proved developed reserves (MMcfe)	334,759	91,189

Proved undeveloped reserves:
Natural gas (MMcf)	-	-
Oil and liquids (MBbl)	-	-
Total proved undeveloped reserves (MMcfe)	-	-

Total proved reserves (MMcfe)	334,759	91,189

Percent developed	100%	100%

Average natural gas price used (per Mcf)	$2.96	$2.96
Average oil and liquids price used (per Bbl)	$48.60	$48.60

The following table shows a summary of the changes in quantities of 100% of Carbon Appalachia’s estimated proved oil and gas reserves for the period from April 3, 2017 (inception) through December 31, 2017.

	2017
	Oil	Natural Gas	Total
	MBbls	MMcf	MMcfe

Proved reserves, inception	-	-	-
Purchases of reserves in-place(1)	278	338,479	340,147
Production	(14)	(5,304)	(5,388)
Proved reserves, end of year	264	333,175	334,759

(1)	Purchases of reserves-in-place represent our aggregate share for the year ended December 31, 2017. We held a 2.98%, 16.04%, 19.37%, and 27.24% proportionate share of Carbon Appalachia for the period April 3, 2017 through August 14, 2017; August 15, 2017 through September 28, 2017; September 29, 2017 through October 31, 2017; and November 1, 2017 through December 31, 2017, respectively.

Carbon California

The following table summarizes Carbon California’s estimated quantities of proved reserves and our 17.81% proportionate share in Carbon California’s estimated quantities of proved reserves as of December 31, 2017.

Carbon California

Estimated Proved Reserves

	December 31, 2017
	Carbon California	Carbon’s Share

Proved developed reserves:
Natural gas (MMcf)	12,319	2,194
Oil and liquids (MBbl)	6,563	1,169
Total proved developed reserves (MMcfe)	51,697	9,207

Proved undeveloped reserves:
Natural gas (MMcf)	4,590	818
Oil and liquids (MBbl)	3,827	682
Total proved undeveloped reserves (MMcfe)	27,554	4,907

Total proved reserves (MMcfe)	79,251	14,114

Percent developed	65%	65%

Average natural gas price used (per Mcf)	$3.07	$3.07
Average oil and liquids price used (per Bbl)	$50.98	$50.98

The following table shows a summary of the changes in quantities of 100% of Carbon California’s estimated proved oil and gas reserves for the period of February 15, 2017 (inception) through December 31, 2017.

	2017
	Oil	Natural Gas	NGL	Total
	MBbls	MMcf	MBbls	MMcfe

Proved reserves, inception	-	-	-	-
Purchases of reserves in-place	9,260	17,260	1,294	80,586
Production	(141)	(351)	(23)	(1,335)
Proved reserves, end of year	9,119	16,909	1,271	79,251

Preparation of Reserves Estimates

Our estimates of proved oil and natural gas reserves as of December 31, 2017 and 2016 and Carbon Appalachia and Carbon California’s estimates of proved oil and natural gas reserves as of December 31, 2017 were based on the average fiscal-year prices for oil and natural gas (calculated as the unweighted arithmetic average of the first-day-of-the month price for each month within the 12-month period ended December 31, 2017 and 2016, respectively). Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Proved undeveloped reserves on undrilled acreage are limited to those locations on development spacing areas that are offsetting economic producers that are reasonably certain of economic production when drilled. Proved undeveloped reserves for other undrilled development spacing areas are claimed only where it can be demonstrated with reasonable certainty that there is continuity of economic production from the existing productive formation. Proved undeveloped reserves are included when they are scheduled to be drilled within five years.

SEC rules dictate the types of technologies that a company may use to establish reserve estimates including the extraction of non-traditional resources, such as natural gas extracted from shales as well as bitumen extracted from oil sands. See Note 18 to the consolidated financial statements for additional information regarding our estimated proved reserves.

Uncertainties are inherent in estimating quantities of proved reserves, including many factors beyond our control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and its interpretation. As a result, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing, and production subsequent to the date of an estimate, as well as economic factors such as changes in product prices or development and production expenses, may require revision of such estimates. Accordingly, quantities of oil and natural gas ultimately recovered will vary from reserve estimates. See “Risk Factors,” for a description of some of the risks and uncertainties associated with our business and reserves.

Reserve estimates are based on production performance, data acquired remotely or in wells, and are guided by petrophysical, geologic, geophysical and reservoir engineering models. Estimates of our proved reserves were based on deterministic methods. In the case of mature developed reserves, reserve estimates are determined by decline curve analysis and in the case of immature developed and undeveloped reserves, by analogy, using proximate or otherwise appropriate examples in addition to volumetric analysis. The technologies and economic data used in estimating our proved reserves include empirical evidence through drilling results and well performance, well logs and test data, geologic maps and available downhole and production data. Further, the internal review process of our wells and related reserve estimates includes but is not limited to the following:

●	A comparison is made and documented of actual data from our accounting system to the data utilized in the reserve database. Current production, revenue and expense information obtained from our accounting records is subject to external quarterly reviews, annual audits and additional internal controls over financial reporting. This process is designed to create assurance that production, revenues and expenses are accurately reflected in the reserve database.

●	A comparison is made and documented of land and lease records to ownership interest data in the reserve database. This process is designed to create assurance that the costs and revenues utilized in the reserves estimation match actual ownership interests.

●	A comparison is made of property acquisitions, disposals, retirements or transfers to the property records maintained in the reserve database to verify that all are accounted for accurately.

●	Natural gas pricing for the first flow day of every month is obtained from Platts Gas Daily. Oil pricing for the first flow day of every month is obtained from the U.S. Energy Information Administration. At the reporting date, 12-month average prices are determined. Regional variations in pricing and related deductions are similarly obtained and a 12-month average is calculated at year end.

For the years ended December 31, 2017 and 2016 for us and the periods ended December 31, 2017 for Carbon Appalachia and Carbon California, CGA reviewed with us technical personnel field performance and future development plans. Following these reviews, we furnished our internal reserve database and supporting data to CGA in order for them to prepare their independent reserve estimates and final report. We restrict access to our database containing reserve information to select individuals from our engineering department. CGA’s independent reserve estimates and final report are for our, Carbon Appalachia’s and Carbon California’s interests in the respective oil and gas properties and represents 100% of the total proved hydrocarbon reserves owned by us, Carbon Appalachia and Carbon California or 96% of the consolidated proved hydrocarbon reserves presented in our consolidated financial statements. CGA’s report does not include the hydrocarbon reserves owned by the non-controlling interests of our consolidated partnerships. We calculated the estimated reserves and related PV-10 of the non-controlling interests of the consolidated partnerships’ oil and gas properties by multiplying CGA’s independent reserve estimates for such properties by the respective non-controlling interests in those properties.

Our Vice President of Engineering, Richard Finucane, and our manager of Acquisitions and Divestitures, Todd Habliston, are responsible for overseeing the preparation of the reserve estimates with consultations from our internal technical and accounting staff. Mr. Finucane has been involved in reservoir engineering in the Appalachian Basin since 1982 and has worked as an oil and natural gas engineer since 1978 and holds a B.S. in Civil Engineering from the University of Tennessee (highest honors) and is admitted as an expert in oil and natural gas matters in civil and regulatory proceedings in Kentucky, Virginia and West Virginia. Mr. Habliston has over 30 years of oil and gas experience and has served as Adjunct Professor at the Colorado School of Mines. Mr. Habliston earned a B.S. in Chemical and Petroleum Refining Engineering from the Colorado School of Mines and an MBA from Purdue University. He is a registered Professional Engineer and is a member of SPE, SPEE, AAPG, API and IPAA.

Non-GAAP Financial Measures

PV-10

PV-10 is a non-GAAP financial measure. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and gas properties. It is not intended to represent the current market value of our estimated reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure reported in accordance with GAAP, but rather should be considered in addition to the standardized measure.

PV-10 is derived from the standardized measure, which is the most directly comparable GAAP financial measure. PV-10 is calculated using the same inputs and assumptions as the standardized measure, with the exception that it omits the impact of future income taxes. It is considered to be a pre-tax measurement.

The following table provides a reconciliation of the standardized measure to PV-10 at December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016
PV-10 (in thousands)	$152,341	$59,569
Future income taxes (in thousands)	(35,482)	(14,858)
Standardized Measure (in thousands)	$116,859	$44,711

Drilling Activities

Based on oil and natural gas prices during 2017, we reduced our, Carbon Appalachia’s and Carbon California’s drilling activities to manage and optimize the utilization of our capital resources. During 2017, our capital expenditures consisted principally of oil-related remediation, return to production and recompletion projects in California and the optimization and streamlining of our natural gas gathering and compression facilities in Appalachia to provide more efficient and lower cost operations and greater flexibility in moving our production to markets with more favorable pricing.

Carbon Natural Gas Company

The following table summarizes the number of wells drilled for the years ended December 31, 2017, 2016 and 2015. Gross wells reflect the sum of all wells in which we own an interest. Net wells reflect the sum of our working interests in gross wells. We did not drill any wells in the three months ended March 31, 2018.

	Year Ended December 31,
	2017		2016		2015
	Gross	Net	Gross	Net	Gross	Net

Development wells:
Productive(1)	2	1.2	-	-	-	-
Non-productive(2)	-	-	-	-	-	-
Total development wells	2	1.2	-	-	-	-

Exploratory wells:
Productive(1)	-	-	-	-	-	-
Non-productive(2)	-	-	-	-	-	-
Total exploratory wells	-	-	-	-	-	-

(1)	A well classified as productive does not always provide economic levels of activity.

(2)	A non-productive well is a well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well; also known as a dry well (or dry hole).

Carbon Appalachia

No wells were drilled for the three months ended March 31, 2018 or the period ended December 31, 2017.

Carbon California

The following table summarizes our 17.81% proportionate share in the number of wells drilled for the year ended December 31, 2017. Gross wells reflect the sum of all wells in which Carbon California owned an interest. Net wells reflect the sum of Carbon California’s working interests in gross wells. Carbon California did not drill any wells in the three months ended March 31, 2018.

Year Ended December 31,
2017
	Gross	Net
Development wells:
Productive(1)	1	1
Non-productive(2)	-	-
Total development wells	1	1

Exploratory wells:
Productive(1)	-	-
Non-productive(2)	-	-
Total exploratory wells	-	-

(1)	A well classified as productive does not always provide economic levels of activity.

(2)	A non-productive well is a well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well; also known as a dry well (or dry hole).

Oil and Natural Gas Wells and Acreage

Productive Wells

Productive wells consist of producing wells and wells capable of production, including shut-in wells. A well bore with multiple completions is counted as only one well. The following table summarizes our and our proportionate share in Carbon Appalachia’s and Carbon California’s productive wells as of December 31, 2017.

	December 31, 2017
	Gross	Net

Carbon Natural Gas Company
Gas	2,555	2,165
Oil	474	420
Total	3,029	2,585

Carbon Appalachia
Gas	4,378	3,802
Oil	33	24
Total	4,411	3,826

Carbon California
Gas	-	-
Oil	208	207
Total	208	207

Acreage

Carbon Natural Gas Company

The following table summarizes our gross and net developed and undeveloped acreage by state as of December 31, 2017. Acreage related to royalty, overriding royalty and other similar interests is excluded from this summary, as well as acreage related to any options held by us to acquire additional leasehold interests.

	December 31, 2017
	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net
Indiana	-	-	43,364	43,364	43,364	43,364
Illinois	3,758	1,879	24,216	14,608	27,974	16,487
Kentucky	10,778	9,710	95,159	69,333	105,937	79,043
Ohio	338	338	6,703	6,703	7,041	7,041
Tennessee	160	40	45,904	45,896	46,064	45,936
Virginia	732	679	-	-	732	679
West Virginia	187,858	176,326	54,021	42,497	241,879	218,823
Total	203,624	188,972	269,367	222,401	472,991	411,373

Carbon Appalachia

The following table summarizes our 27.24% proportionate share in Carbon Appalachia’s gross and net developed and undeveloped acreage by state as of December 31, 2017. Acreage related to royalty, overriding royalty and other similar interests is excluded from this summary, as well as acreage related to any options held by Carbon Appalachia to acquire additional leasehold interests.

	December 31, 2017
	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net
Ohio	986	290	-	-	986	290
Virginia	2,212	2,045	32,113	32,113	34,325	34,159
West Virginia	230,817	198,863	46,448	45,070	277,265	243,932
Tennessee	18,778	17,926	20,977	20,925	39,755	38,851
Total	252,793	219,124	99,538	98,108	352,331	317,232

Carbon California

The following table summarizes our 17.81% proportionate share in Carbon California’s gross and net developed and undeveloped acreage by state as of December 31, 2017. Acreage related to royalty, overriding royalty and other similar interests is excluded from this summary, as well as acreage related to any options held by Carbon California to acquire additional leasehold interests.

December 31, 2017
	Developed		Undeveloped		Total
	Acres		Acres		Acres
	Gross	Net	Gross	Net	Gross	Net
California	392	390	1,450	1,449	1,842	1,838

Undeveloped Acreage Expirations

Carbon Natural Gas Company

The following table sets forth our gross and net undeveloped acres by state as of December 31, 2017 which are scheduled to expire through December 31, 2020 unless production is established within the spacing unit covering the acreage prior to the expiration date or we extend the terms of a lease by paying delay rentals to the lessor.

	December 31, 2017
	2018		2019		2020
	Gross	Net	Gross	Net	Gross	Net
Indiana	-	-	34,285	34,285	-	-
Illinois	6,143	3,071	2,908	1,454	3,099	1,549
Kentucky	8,471	5,083	10,223	6,290	9,648	8,175
West Virginia	-	-	3,625	3,625	11,574	11,574
Total	14,614	8,154	51,041	45,654	24,321	21,298

Carbon Appalachia

The following table sets forth our 27.24% proportionate share in Carbon Appalachia’s gross and net undeveloped acres by state as of December 31, 2017 which are scheduled to expire through December 31, 2020 unless production is established within the spacing unit covering the acreage prior to the expiration date or Carbon Appalachia extends the terms of a lease by paying delay rentals to the lessor.

	December 31, 2017
	2018		2019		2020
	Gross	Net	Gross	Net	Gross	Net
Ohio	-	-	-	-	-	-
Tennessee	1,416	1,416	478	457	58	48
Virginia	2	2	-	-	-	-
West Virginia	3,790	3,255	1,422	1,362	1,793	1,793
Total	5,207	4,673	1,900	1,819	1,851	1,841

Carbon California

Carbon California does not have any scheduled undeveloped acres to expire from December 31, 2017 through December 31, 2020.

Production, Average Sales Prices and Production Costs

Carbon Natural Gas Company

The following table reflects our production, average sales price, and production cost information for the years ended December 31, 2017, 2016 and 2015.

	Year Ended December 31,
	2017	2016	2015

Production data:
Natural gas (MMcf)	4,896	2,823	2,040
Oil and condensate (Bbl)	86,277	79,044	101,255
Combined (MMcfe)	5,414	3,297	2,646
Gas and oil production revenue (in thousands)	$19,511	$10,443	$10,708
Commodity derivative gain (loss) (in thousands)	$2,928	$(2,259)	$852
Prices:
Average sales price before effects of hedging;
Natural gas (per Mcf)	$3.12	$2.53	$2.78
Oil and condensate (per Bbl)	$48.84	$41.95	$49.83
Average sale price after effects of hedging:
Natural gas (per Mcf)	$3.72	$1.89	$3.01
Oil and condensate (per Bbl)	$48.83	$36.14	$53.48
Average costs per Mcfe:
Lease operating costs	$1.13	$0.96	$1.10
Transportation costs	$0.40	$0.50	$0.65
Production and property taxes	$0.24	$0.25	$0.33

Carbon Appalachia

The following table reflects our 27.24% proportionate share in Carbon Appalachia’s production, average sales price, and production cost information for the period ended December 31, 2017.

Period from Inception Through December 31,
2017
Production data:
Natural gas (MMcf)	5,304
Oil and NGLs (Bbl)	14
Combined (MMcfe)	5,390
Gas, oil and NGL production revenue (in thousands)	$16,813
Commodity derivative gain (in thousands)	$2,545
Prices:
Average sales price before effects of hedging;
Natural gas (per Mcf)	$3.04
Oil and NGLs (per Bbl)	$47.94
Average sale price after effects of hedging:
Natural gas (per Mcf)	$3.14
Oil and NGLs (per Bbl)	$47.41
Average costs per Mcfe:
Lease operating costs	$0.98
Transportation costs	$0.35
Production and property taxes	$0.27

Carbon California

The following table reflects our 17.81% proportionate share in Carbon California’s production, average sales price, and production cost information for the year ended December 31, 2017.

Period Inception Through December 31,
2017
Production data:
Natural gas (MMcf)	351
Oil and condensate (Bbl)	165
Combined (MMcfe)	1,339
Gas, NGL and oil production revenue (in thousands)	$8,616
Commodity derivative (loss) (in thousands)	$(1,381)
Prices:
Average sales price before effects of hedging;
Natural gas (per Mcf)	$2.95
Oil and condensate (per Bbl)	$46.04
Average sale price after effects of hedging:
Natural gas (per Mcf)	$3.26
Oil and condensate (per Bbl)	$51.40
Average costs per BOE:
Lease operating costs	$16.70
Transportation costs	$6.46
Production and property taxes	$2.37

Present Activities

Our current focus is on growth through acquisition of producing wells, rather than drilling wells.

Our current drilling program includes only those wells required to be drilled under certain agreements.

Marketing and Delivery Commitments

Our oil and natural gas production is generally sold on a month-to-month basis in the spot market, priced in reference to published indices. We believe that the loss of one or more of our purchasers would not have a material adverse effect on our ability to sell our production, because any individual purchaser could be readily replaced by another purchaser, absent a broad market disruption.

We currently do not have any delivery commitments.

We and Carbon Appalachia acquired long-term firm transportation contracts that were entered into to ensure the transport of certain gas production to purchasers. Any shortfall of capacity use upon acquisition was recorded as a liability and is included in firm transportation obligations on the consolidated balance sheet of each entity.

Total firm transportation volumes and related demand charges for the remaining term of these contracts at March 31, 2018 related to us are summarized in the table below.

Carbon Natural Gas Company

Period	Dekatherms per day	Demand Charges (per Dth)
Apr 2018	5,530	$0.20 - $0.65
May 2018 – Mar 2020	3,230	$0.20 - $0.62
Apr 2020 – May 2020	2,150	$0.20
Jun 2020 – May 2036	1,000	$0.20

Carbon Appalachia(1)

Total firm transportation volumes and related demand charges for the remaining term of these contracts at March 31, 2018 related to Carbon Appalachia are summarized in the table below.

Period	Dekatherms per day	Demand Charges (per Dth)
Apr 2018 – Oct 2020	6,300	$0.21
Apr 2018 – May 2027	29,900	$0.21
Apr 2018 – Aug 2022	19,441	$0.56

(1)	Represents 100% of Carbon Appalachia’s firm transportation obligations at March 31, 2018, and not our proportionate share.

Competition

We encounter competition in all aspects of business, including acquisition of properties and oil and natural gas leases, marketing oil and natural gas, obtaining services and labor, and securing drilling rigs and other equipment and materials necessary for drilling and completing wells. Our ability to increase reserves in the future will depend on our ability to generate successful prospects on existing properties, execute development drilling programs, and acquire additional producing properties and leases for future development and exploration. Competitors include independent oil and gas companies, major oil and gas companies and individual producers and operators within and outside of the Appalachian, Illinois and Ventura Basins. A number of the companies with which we compete have larger staffs and greater financial and operational resources than we have. Because of the nature of oil and natural gas assets and management’s experience in developing reserves and acquiring properties, we believe that we effectively compete in our markets. See “Risk Factors — Competition in the oil and natural gas industry is intense, making it more difficult for us to acquire properties, market oil and natural gas and secure trained personnel.”

Regulation

Federal, state and local agencies have extensive rules and regulations applicable to oil and natural gas exploration, production and related operations. These laws and regulations may change in response to economic or political conditions. Matters subject to current governmental regulation and/or pending legislative or regulatory changes include the discharge or other release into the environment of wastes and other substances in connection with drilling and production activities (including fracture stimulation operations), bonds or other financial responsibility requirements to cover drilling risks and well plugging and abandonment, reclamation or restoration costs, reports concerning our operations, the spacing of wells, unitization and pooling of properties, taxation, and the use of derivative hedging instruments. Failure to comply with laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions that could delay, limit or prohibit certain of our operations. In the past, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of oil and gas, oil and gas conservation commissions and other agencies may restrict the rates of flow of wells below actual production capacity, generally prohibit the venting or flaring of natural gas, and may impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells. Further, a significant spill from one of our facilities could have a material adverse effect on our results of operations, competitive position or financial condition. The laws regulate, among other things, the production, handling, storage, transportation and disposal of oil and natural gas, by-products from each and other substances and materials produced or used in connection with our operations. Although we believe we are in substantial compliance with applicable laws and regulations, such laws and regulations may be amended or reinterpreted. In addition, unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered. Therefore, we cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

Most states require drilling permits, drilling and operating bonds and the filing of various reports and impose other requirements relating to the exploration and production of oil and natural gas. Many states also have statutes or regulations regarding conservation matters including rules governing the size of drilling and spacing units, the density of wells and the unitization of oil and natural gas properties. The federal and state regulatory burden on the oil and natural gas industry increases our cost of doing business and affects our profitability.

Federal legislation and regulatory controls have historically affected the prices received for natural gas production. The Federal Energy Regulatory Commission (“FERC”) has jurisdiction over the transportation and sale or resale of natural gas in interstate commerce under the Natural Gas Act of 1938 (“NGA”), the Natural Gas Policy Act of 1978 (“NGPA”), and the regulations promulgated under those statutes. Carbon Appalachia owns an intrastate natural gas pipeline through its ownership of the Cranberry Pipeline, that provides interstate transportation and storage services pursuant to Section 311 of the NGPA, as well as intrastate transportation and storage services that are regulated by the West Virginia Public Service Commission. For qualified intrastate pipelines, FERC allows interstate transportation service “on behalf of” interstate pipelines or local distribution companies served by interstate pipelines without subjecting the intrastate pipeline to the more comprehensive NGA jurisdiction of FERC. We provide Section 311 service in accordance with a publicly available Statement of Operating Conditions filed with FERC under rates that are subject to approval by the FERC. By Letter Order issued May 15, 2013, the FERC approved the current Cranberry Pipeline rates. The May 15, 2013 Letter Order required Cranberry Pipeline to file a renewed rate petition by December 18, 2017. On November 21, 2017, FERC extended this filing deadline to December 18, 2018 in recognition of potential rate impacts of the Seneca Acquisition.

In 2005, Congress enacted the Energy Policy Act of 2005 (“EPAct 2005”), which amends the NGA to make it unlawful for any entity, including non-jurisdictional producers such as Carbon, Carbon Appalachia and Carbon California, to use any deceptive or manipulative device or contrivance in connection with the purchase or sale of natural gas or the purchase or sale of transportation services subject to regulation by the FERC, or contravention of rules prescribed by FERC. EPAct 2005 also gives FERC authority to impose civil penalties for violations of the NGA up to approximately $1,200,000 per day per violation, and this amount is adjusted for inflation on an annual basis. The anti-manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” natural gas sales, purchases or transportation subject to FERC jurisdiction. It therefore reflects a significant expansion of FERC’s enforcement authority. We do not anticipate we will be affected any differently than other producers of natural gas in respect of EPAct 2005.

In 2007, FERC issued rules requiring that any market participant, including a producer such as Carbon, Carbon Appalachia or Carbon California, that engages in physical sales for resale or purchases for resale of natural gas that equal or exceed 2.2 million MMBtus during a calendar year, must annually report such sales or purchases to FERC, beginning on May 1, 2009. These rules are intended to increase the transparency of the wholesale natural gas markets and to assist FERC in monitoring such markets and in detecting market manipulation. In 2008, FERC issued its order on rehearing, which largely approved the existing rules, except FERC exempted from the reporting requirement certain types of purchases and sales, including purchases and sales of unprocessed natural gas and bundled sales of natural gas made pursuant to state regulated retail tariffs. In addition, FERC clarified that other end use purchases and sales are not exempt from the reporting requirements. The monitoring and reporting required by the rules have increased our administrative costs. We do not anticipate we, Carbon Appalachia or Carbon California will be affected any differently than other producers of natural gas.

Gathering service, which occurs on pipeline facilities located upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC as a natural gas company under the NGA. Although FERC has set forth a general test for determining whether facilities perform a nonjurisdictional gathering function or a jurisdictional transmission function, FERC’s determinations as to the classification of facilities are done on a case-by-case basis. To the extent that FERC issues an order that reclassifies certain non-jurisdictional gathering facilities as FERC-jurisdictional transportation facilities, and depending on the scope of that decision, the costs of getting gas to point of sale locations may increase. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of ongoing litigation, so the classification and regulation of our gathering facilities is subject to change based on future determinations by FERC, the courts or Congress. In addition, state regulation of natural gas gathering facilities generally includes various occupational safety, environmental and, in some circumstances, nondiscriminatory-take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

Additional proposals and proceedings that might affect the oil and natural gas industry are regularly considered by Congress, the states, FERC and the courts. For instance, legislation has previously been introduced in Congress to amend the federal Safe Drinking Water Act to subject hydraulic fracturing operations—an important process used in the completion of our oil and natural gas wells—to regulation under the Safe Drinking Water Act. If adopted, this legislation could establish an additional level of regulation, and impose additional cost, on our operations. We cannot predict when or whether any such proposal, or any additional new legislative or regulatory proposal, may become effective. No material portion of our business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the federal government.

Our sales of oil and natural gas are affected by the availability, terms and cost of transportation. Interstate transportation of oil and natural gas by pipelines is regulated by FERC pursuant to the Interstate Commerce Act, the NGA, the Energy Policy Act of 1992 and the rules and regulations promulgated under those laws. Intrastate oil and natural gas pipeline transportation rates may also be subject to regulation by state regulatory commissions. We do not believe that the regulation of oil transportation rates will affect our operations in any way that is materially different that those of our competitors who are similarly situated.

Regulation of Pipeline Safety and Maintenance

The Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has established safety requirements pertaining to the design, installation, testing, construction, operation and maintenance of gas pipeline facilities, including requirements that pipeline operators develop a written qualification program for individuals performing covered tasks on pipeline facilities and implement pipeline integrity management programs. PHMSA has the statutory authority to impose civil penalties for pipeline safety violations up to a maximum of approximately $200,000 per day for each violation and approximately $2 million for a related series of violations. This maximum penalty authority established by statute will continue to be adjusted periodically to account for inflation.

The Protecting Our Infrastructure of Pipelines and Enhancing Safety Act of 2016 (“PIPES 2016 Act”), extended PHMSA’s statutory mandate under prior legislation through 2019. In addition, the PIPES 2016 Act empowered PHMSA to address imminent hazards by imposing emergency restrictions, prohibitions and safety measures on owners and operators of gas or hazardous liquid pipeline facilities without prior notice or an opportunity for a hearing. Additionally, in April 2016, PHMSA proposed rules that would, if adopted, strengthen existing integrity management requirements, expand assessment and repair requirements to pipelines in areas with medium population densities and extend regulatory requirements to onshore gas gathering lines that are currently exempt. The issuance of a final rule is uncertain at this time. The extension of regulatory requirements to our gathering pipelines would impose additional obligations on us and could add material costs to our and their operations. States are largely preempted by federal law from regulating pipeline safety for interstate lines but most states are certified by the U.S. Department of Transportation to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. In practice, because states can adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines, states vary considerably in their authority and capacity to address pipeline safety. However, we do not expect that any such costs would be material to our financial condition or results of operations. The adoption of new or amended regulations by PHMSA or the states that result in more stringent or costly pipeline integrity management or safety standards could have a significant adverse effect on us and similarly situated midstream operators. We cannot predict what future action the DOT will take, but we do not believe that any regulatory changes will affect us in a way that materially differs from the way they will affect our competitors.

We believe our operations are in substantial compliance with all existing federal, state and local pipeline safety laws and regulations.

Environmental

As an operator of oil and natural gas properties in the U.S., we are subject to federal, state and local laws and regulations relating to environmental protection as well as the manner in which various substances, including wastes generated in connection with exploration, production, and transportation operations, are released into the environment. Compliance with these laws and regulations can affect the location or size of wells and facilities, prohibit or limit the extent to which exploration and development may be allowed, and require proper closure of wells and restoration of properties when production ceases. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, or criminal penalties, imposition of remedial obligations, incurrence of capital or increased operating costs to comply with governmental standards, and even injunctions that limit or prohibit exploration and production activities or that constrain the disposal of substances generated by oil field operations.

The most significant of these environmental laws that may apply to our operations are as follows:

●	the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”) and comparable state statutes which impose liability on owners and operators of certain sites and on persons who dispose of or arrange for the disposal of hazardous substances at sites where hazardous substances releases have occurred or are threatening to occur. Parties responsible for the release or threatened release of hazardous substances under CERCLA may by subject to joint and several liability for the cost of cleaning up those substances and for damages to natural resources;

●	the Oil Pollution Act of 1990 (“OPA”) subjects owners and operators of facilities to strict, joint and several liability for containment and cleanup costs and certain other damages arising from oil spills, including the government’s response costs. Spills subject to the OPA may result in varying civil and criminal penalties and liabilities;

●	the Resource Conservation and Recovery Act, as amended (“RCRA”), and comparable state statues which govern the treatment, storage and disposal of solid nonhazardous and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance;

●	the Federal Water Pollution Control Act, as amended, also known as the Clean Water Act (“CWA”), and analogous state laws that govern the discharge of pollutants, including natural gas wastes, into federal and state waters, including spills and leaks of hydrocarbons and produced water. These controls have become more stringent over the years, and it is possible that additional restrictions will be imposed in the future. Permits are required to discharge pollutants into certain state and federal waters and to conduct construction activities in those waters and wetlands. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for any unauthorized discharges of oil and other pollutants and impose liability for the costs of removal or remediation of contamination resulting from such discharges;

●	the Safe Drinking Water Act (“SDWA”), which governs the disposal of wastewater in underground injection wells; and

●	the Clean Air Act (“CAA”) and similar state and local requirements which govern the emission of pollutants into the air. Greenhouse gas record keeping and reporting requirements under the CAA took effect in 2011 and impose increased administrative and control costs. In recent years, the Environmental Protection Agency (“EPA”) issued final rules to subject oil and natural gas operations to regulation under the New Source Performance Standards, or NSPS, and National Emission Standards for Hazardous Air Pollutants, or NESHAPS, programs under the CAA, and to impose new and amended requirements under both programs. The EPA rules include NSPS standards for completions of hydraulically fractured oil and natural gas wells, compressors, controllers, dehydrators, storage tanks, natural gas processing plants and certain other equipment. In addition, the EPA finalized a more stringent National Ambient Air Quality Standard (“NAAQS”) for ozone in October 2015. This more stringent ozone NAAQS could result in additional areas being designated as non-attainment, which may result in an increase in costs for emission controls and requirements for additional monitoring and testing, as well as a more cumbersome permitting process. EPA anticipates promulgating final area designations under the new standard in the first half of 2018.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, storage, transport, disposal, cleanup or operating requirements could materially adversely affect our operations and financial condition, as well as those of the oil and natural gas industry in general. For instance, recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases,” and including carbon dioxide and methane, may be contributing to the warming of the Earth’s atmosphere. Based on these findings, the EPA has begun adopting and implementing a comprehensive suite of regulations to restrict emissions of greenhouse gases under existing provisions of the CAA. Legislative and regulatory initiatives related to climate change and greenhouse gas emissions could, and in all likelihood would, require us to incur increased operating costs adversely affecting our profits and could adversely affect demand for the oil and natural gas we and they produce, depressing the prices we receive for oil and natural gas. See “Risk Factors—The adoption of climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil and natural gas we produce.”

We currently operate or lease, and have in the past operated or leased, a number of properties that have been subject to the exploration and production of oil and natural gas. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties operated or leased by us or on or under other locations where such wastes have been taken for disposal. In addition, these properties may have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and the wastes disposed thereon may be subject to laws and regulations imposing joint and several liability and strict liability without regard to fault or the legality of the original conduct that could require us to remove previously disposed wastes or remediate property contamination, or to perform well or pit closure or other actions of a remedial nature to prevent future contamination.

Oil and natural gas deposits exist in shale and other formations. It is customary in our industry to recover oil and natural gas from these formations through the use of hydraulic fracturing, combined with horizontal drilling. Hydraulic fracturing is the process of injecting substances such as water, sand, and other additives under pressure into subsurface formations to create or expand fractures, thus creating a passageway for the release of oil and natural gas.

Most of our and Carbon Appalachia’s Appalachian Basin oil and natural gas reserves are subject to or have been subjected to hydraulic fracturing and we expect to continue to employ hydraulic fracturing extensively in future wells that we drill and complete. The reservoir rock in these areas, in general, has insufficient permeability to flow enough oil or natural gas to be economically viable without stimulation. The controlling regulatory agencies for well construction have standards that are designed specifically in anticipation of hydraulic fracturing. The cost of the stimulation process varies according to well location and reservoir.

We contract with established service companies to conduct our hydraulic fracturing. The personnel of these service companies are trained to handle potentially hazardous materials and possess emergency protocols and equipment to deal with potential spills and carry Safety Data Sheets for all chemicals. We require these service companies to carry insurance covering incidents that could occur in connection with their activities. In addition, these service companies are responsible for obtaining any regulatory permits necessary for them to perform their service in the relevant geographic location. We have not had any incidents, citations or lawsuits resulting from hydraulic fracture stimulation and we are not presently aware of any such matters.

In the well completion and production process, an accidental release could result in possible environmental damage. All wells have manifolds with escape lines to containment areas. High pressure valves for flow control are on the wellhead. Valves and piping are designed for higher pressures than are typically encountered. Piping is tested prior to any procedure and regular safety inspections and incident drill records are kept on those tests.

All fracturing is designed with the minimum water requirements necessary since there is a cost of accumulating, storing and disposing of the water recovered from fracturing. Water is drawn from nearby streams that are tributaries to the Ohio River and flow 365 days per year. Water recovered from the fracturing is injected into EPA or state approved underground injection wells. In some instances, the operation of underground injection wells has been alleged to cause earthquakes (induced seismicity) as a result of flawed well design or operation. This has resulted in stricter regulatory requirements in some jurisdictions relating to the location and operation of underground injection wells. In addition, the California Division of Oil, Gas & Geothermal Resources (“DOGGR”) adopted regulations intended to bring California’s Class II Underground Injection Control (“UIC”) program into compliance with the federal Safe Drinking Water Act, under which some wells may require an aquifer exemption. DOGGR began reviewing all active UIC projects, regardless of whether an exemption is required. In addition, DOGGR has undertaken a comprehensive examination of existing regulations and plans to issue additional regulations with respect to certain oil and gas activities in 2018, such as management of idle wells, pipelines and underground fluid injection. The potential adoption of federal, state and local legislation and regulations in the areas in which we operate could restrict our ability to dispose of produced water gathered from drilling and production activities, which could result in increased costs and additional operating restrictions or delays.

While hydraulic fracturing historically has been regulated by state and natural gas commissions, the practice has become increasingly controversial in certain parts of the country, resulting in increased scrutiny and regulation from federal agencies. The EPA has asserted federal regulatory authority pursuant to the federal SDWA over hydraulic fracturing involving fluids that contain diesel fuel and published permitting guidance in February 2014 for hydraulic fracturing operations that use diesel fuel in fracturing fluids in those states in which EPA is the permitting authority. In recent years, the EPA has issued final regulations under the federal CAA establishing performance standards for completions of hydraulically fractured oil and natural gas wells, compressors, controllers, dehydrators, storage tanks, natural gas processing plants and certain other equipment, and also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. Many producing states, cities and counties have adopted, or are considering adopting, regulations that could impose more stringent permitting, public disclosure and well construction requirements on hydraulic fracturing operations or otherwise seek to ban fracturing activities altogether. In addition, separate and apart from the referenced potential connection between injection wells and seismicity, concerns have been raised that hydraulic fracturing activities may be correlated to induced seismicity. The scientific community and regulatory agencies at all levels are studying the possible linkage between oil and gas activity and induced seismicity, and some state regulatory agencies have modified their regulations or guidance to mitigate potential causes of induced seismicity. If legislation or regulations are adopted at the federal, state or local level imposing any restrictions on the use of hydraulic fracturing, this could have a significant impact on our financial condition, results of operations and cash flows. Additional burdens upon hydraulic fracturing, such as reporting or permitting requirements, will result in additional expense and delay in our operations. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that we are ultimately able to produce from our reserves. See “Risk Factors—Environmental legislation and regulatory initiatives, including those relating to hydraulic fracturing and underground injection, could result in increased costs and additional operating restrictions or delays.”

Any of the above factors could have a material adverse effect on our financial position, results of operations or cash flows and could make it more difficult or costly for us to perform hydraulic fracturing.

We are subject to the requirements of OSHA and comparable state statutes. The OSHA Hazard Communication Standard, the “community right-to-know” regulations under Title III of the federal Superfund Amendments and Reauthorization Act and similar state statutes require us to organize information about hazardous materials used, released or produced in our operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. We are also subject to the requirements and reporting set forth in OSHA workplace standards.

We believe that it is reasonably likely that the trend in environmental legislation and regulation will continue toward stricter standards. While we believe that we are in substantial compliance with applicable environmental laws and regulations in effect at the present time and that continued compliance with existing requirements will not have a material adverse impact on us, we cannot give any assurance that we will not be adversely affected in the future. We have established internal guidelines to be followed in order to comply with environmental laws and regulations in the U.S. Although we maintain pollution insurance against the costs of cleanup operations, public liability, and physical damage, there is no assurance that such insurance will be adequate to cover all such costs or that such insurance will continue to be available in the future.

Employees

As of March 31, 2018, our workforce (including those employed by our subsidiaries Nytis LLC, Carbon California and Carbon California Operating Company) consisted of 198 employees, all of which are full-time employees. None of the members of our workforce are represented by a union or covered by a collective bargaining agreement. We believe we have a good relationship with the members of our workforce.

Geographical Data

We operate in one geographical area, the continental United States. See Note 1 to the consolidated financial statements.

Offices

Our executive offices are located at 1700 Broadway, Suite 1170, Denver, Colorado 80290. We maintain an office in Lexington, Kentucky and Santa Paula, California from which we conduct our oil and gas operations.

Title to Properties

Title to our oil and gas properties is subject to royalty, overriding royalty, carried, net profits, working, and similar interests customary in the oil and gas industry. Under the terms of our bank credit facility, we have granted the lender a lien on a substantial majority of our properties. In addition, our properties may also be subject to liens incident to operating agreements, as well as other customary encumbrances, easements, and restrictions, and for current taxes not yet due. Our general practice is to conduct title examinations on material property acquisitions. Prior to the commencement of drilling operations, a title examination and, if necessary, curative work is performed. The methods of title examination that we have adopted are reasonable in the opinion of management and are designed to ensure that production from our properties, if obtained, will be salable by us.

Legal Proceedings

We are subject to legal claims and proceedings in the ordinary course of its business. Management believes that should the controversies be resolved against us, none of the current pending proceedings would have a material adverse effect on us.

MANAGEMENT

Directors and Officers

The following sets forth information regarding our directors and officers:

Name	Age	Position
Patrick R. McDonald	61	Chief Executive Officer and Director
Mark D. Pierce	64	President
Kevin D. Struzeski	59	Chief Financial Officer, Treasurer and Secretary
James H. Brandi	69	Chairman of the Board
David H. Kennedy	68	Director
Bryan H. Lawrence	75	Director
Peter A. Leidel	61	Director
Edwin H. Morgens	76	Director

Chief Executive Officer and Director

Patrick R. McDonald. Mr. McDonald is Chief Executive Officer of the Company and has been Chief Executive Officer, President and Director of Nytis USA since 2004. From 1998 to 2003, Mr. McDonald was Chief Executive Officer, President and Director of Carbon Energy Corporation, an oil and gas exploration and production company which in 2003 was merged with Evergreen Resources, Inc. From 1987 to 1997 Mr. McDonald was Chief Executive Officer, President and Director of Interenergy Corporation, a natural gas gathering, processing and marketing company which in December 1997 was merged with KN Energy Inc. Prior to that he worked as an exploration geologist with Texaco International Exploration Company where he was responsible for oil and gas exploration efforts in the Middle East and Far East. Mr. McDonald served as Chief Executive Officer of Forest Oil Corporation from June 2012 until the completion of its business combination with Sabine Oil & Gas in December 2014. Mr. McDonald also is Chairman of the Board of Prairie Provident Resources (TSX: PPR), an exploration and production company based in Calgary, Alberta, Canada. Mr. McDonald received a Bachelor’s degree in both Geology and Economics from Ohio Wesleyan University and a Masters degree in Business Administration (Finance) from New York University. Mr. McDonald is a Certified Petroleum Geologist and is a member of the American Association of the Petroleum Geologists and of the Canadian Society of Petroleum Geologists.

Our Board of Directors believes that Mr. McDonald, as our Chief Executive Officer and as the founder of Nytis USA, should serve as a director because of his unique understanding of the opportunities and challenges that we face and his in-depth knowledge about the oil and natural gas business, and our long-term growth strategies.

Other Directors

The following information pertains to our non-employee directors, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills.

James H. Brandi. Mr. Brandi has been a Director since March 2012 and Chairman of the Board since October 2012. Mr. Brandi retired from a position as Managing Director of BNP Paribas Securities Corp., an investment banking firm, where he served from 2010 until late 2011. From 2005 to 2010, Mr. Brandi was a partner of Hill Street Capital, LLC, a financial advisory and private investment firm which was purchased by BNP Paribas in 2010. From 2001 to 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Groups. Prior to 2001, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi currently serves as a director of OGE Energy Corp (NYSE: OGE) and served as a director of Approach Resources, Inc. Mr. Brandi is a trustee of The Kenyon Review.

Our Board of Directors believes that Mr. Brandi should serve as director and our Chairman because of his experience on the board of directors of other public companies, which our Board believes is beneficial to us as a public company. He also has extensive financial expertise from his education background (Harvard MBA) and his 35 year career in investment banking. His background contributes to the Board of Directors’ oversight responsibility regarding the quality and integrity of our accounting and financial reporting process and the auditing of our financial statements.

David H. Kennedy. Mr. Kennedy has been a Director since December 2014 and previously served as a director of the Company from February 2011 to March 2012. Mr. Kennedy has served as Executive Advisor to Cadent Energy Partners since 2005. He was director and chairman of the audit committee of Logan International Inc. from 2006 until the sale of the company in 2016. From 2001 - 2004, Mr. Kennedy served as an advisor to RBC Energy Fund and served on the boards of several of its portfolio companies. From 1999 to 2003, Mr. Kennedy was a director of Carbon Energy Corporation before its merger with Evergreen Resources in 2003. From 1996 to 2006, Mr. Kennedy was a director and chairman of the Audit Committee of Maverick Tube Corporation, which was sold to Tenaris SA in 2006. He was a managing director of First Reserve Corporation from its founding in 1981 until 1998, serving on numerous boards of its portfolio companies. From 1974 to 1981, Mr. Kennedy was with Price Waterhouse in San Francisco and New York in audit and tax services before leaving to join First Reserve. He was a Certified Public Accountant.

Our Board of Directors believes that Mr. Kennedy should serve as director because of his current and prior experience as a director of us together with his experience on the board of directors of other public companies. His energy industry knowledge and financial expertise is important in his role as Chairman of the Audit Committee and its oversight responsibility regarding the quality and integrity of our accounting and financial reporting process and the auditing of our financial statements.

Bryan H. Lawrence. Mr. Lawrence has been a Director since February 2011 and of Nytis USA since 2005. Mr. Lawrence is a founder and member of Yorktown Partners LLC which was established in September 1990. Yorktown Partners LLC is the manager of private equity partnerships that invest in the energy industry. Mr. Lawrence had been employed at Dillon, Read & Co. Inc. since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a Director of Star Gas Partners, L.P. (NYSE:SGU), Hallador Energy Company (NASDAQ:HNRG) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests. Mr. Lawrence served as a director of Approach Resources, Inc., Carbon Energy Corporation and Interenergy Corporation.

Our Board of Directors believes that Mr. Lawrence should serve as a director because of his experience on the board of directors of other public companies, which our Board of Directors believes is beneficial to us as a public company, as well as Mr. Lawrence’s relevant business experience in the energy industry and his extensive financial expertise, which he has acquired through his years of experience in the investment banking industry.

Peter A. Leidel. Mr. Leidel has been a Director since February 2011 and of Nytis USA since 2005. Mr. Leidel is a founder and member of Yorktown Partners LLC which was established in September 1990. Yorktown Partners LLC is the manager of private equity partnerships that invest in the energy industry. Previously, he was a Senior Vice President of Dillon, Read & Co. Inc. He was previously employed in corporate treasury positions at Mobil Corporation and worked for KPMG Peat Marwick and the U.S. Patent and Trademark Office. Mr. Leidel is a director of Mid-Con Energy Partners, L.P. (NASDAQ:MCEP), Extraction Oil & Gas, Inc. (NASDAQ: XOG) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests. Mr. Leidel served as a director of Carbon Energy Corporation and Interenergy Corporation. He was a Certified Public Accountant.

Our Board of Directors believes that Mr. Leidel should serve as a director because of his significant knowledge of our industry, his prior experience with our business and his financial expertise, which is important as our Board of Directors exercises its oversight responsibility regarding the quality and integrity of our accounting and financial reporting processes and the auditing of our financial statements.

Edwin H. Morgens. Mr. Morgens has been a Director since May 2012. Mr. Morgens is Chairman and Co-founder of Morgens, Waterfall, Vintiadis & Company, Inc., a New York City investment firm that he founded in 1967. He is a former director of Wayside Technology Group, Inc., TransMontaigne, Inc., Sheffield Exploration, Scientific American Magazine Inc. and the Henry J. Kaiser Family Foundation. He is currently a trustee of the American Museum of Natural History, an Overseer of the Weill Cornell Medical College and emeritus trustee of Cornell University.

Our Board of Directors believes that Mr. Morgens should serve as director because of his current and prior experience on the board of directors of other public companies and his extensive financial expertise, which he has acquired through his years of experience in the financial investment advisory industry.

Other Executive Officers

Mark D. Pierce. Mr. Pierce has been President since October 2012 and was Senior Vice President for Nytis LLC from 2009 to 2012. From 2005 until 2009, he was Operations Manager for Nytis LLC. He began his career at Texaco, Inc. in 1975 and from 1977 until 1997 was employed by Ashland Exploration, Inc. attaining the position of Vice President Eastern Region and Gas Marketing. His experience includes both domestic and international work. He is a registered Petroleum Engineer in Kentucky, West Virginia and Ohio.

Kevin D. Struzeski.  Mr. Struzeski has served as Treasurer and Secretary since 2011 and has been the Chief Financial Officer, Treasurer and Secretary of Nytis USA since 2005.  From 2003 to 2004, Mr. Struzeski was the Director of Treasury at Evergreen Resources, Inc., and from 1998 to 2003, he was Chief Financial Officer, Secretary and Treasurer of Carbon Energy Corporation. Mr. Struzeski was also Chief Financial Officer, Secretary and Treasurer of Carbon Energy Canada Corporation. Mr. Struzeski served as Accounting Manager for Media One Group from 1997 to 1998 and prior to that was employed as Controller for Interenergy Corporation from 1995 to 1997. Mr. Struzeski is a Certified Public Accountant.

Composition of our Board of Directors

Our Board of Directors currently consists of six directors, each of whom is elected annually at the annual meeting of our stockholders or through the affirmative vote of the holders of a majority of our voting stock in lieu of a meeting. Each director will continue to serve as a director until such director’s successor is duly elected and qualified or until their earlier resignation, removal or death.

Family Relationships

There are no family relationships between or among any of the current directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of the persons serving as our executive officers or directors have been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

In July 2015, Sabine Oil and Gas filed for bankruptcy protection under Chapter 11. Mr. McDonald was a director of Sabine Oil and Gas and was a Chief Executive Officer of Forest Oil Corporation, a predecessor of Sabine Oil and Gas. The Board does not believe this disclosure is material to an evaluation of the ability or integrity of Mr. McDonald because of the extenuating circumstances relating to Sabine Oil and Gas’ business and industry.

Director Independence

Under the NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Messrs. Brandi, Kennedy and Morgens are independent directors, as defined by the applicable NASDAQ rules. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence. In particular, in considering the independence of our directors, our Board of Directors considered the association of certain of our directors with the holders of more than 5% of our common stock as well as the effect of each of the transactions described in the “Certain Relationships and Related Party Transactions” section of this prospectus.

There are no family relationships among any of our directors or executive officers.

Code of Ethics

The Board has adopted a Board of Directors Code of Business Conduct and Ethics, which applies to all of our directors. Our Code of Business of Conduct and Ethics covers topics including, but not limited to, conflicts of interest, insider dealing, competition, discrimination and harassment, confidentiality, bribery and corruption, sanctions and compliance procedures. A copy of our Board of Directors Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website, http://carbonnaturalgas.com/board-of-directors-code-of-conduct/.

We also have an Employee Code of Conduct which applies to all our employees and the employees of our subsidiaries. Our Code of Conduct covers topics including, but not limited to, conflicts of interest, insider dealing, competition, discrimination and harassment, confidentiality, bribery and corruption, sanctions and compliance procedures. A copy of the Code of Conduct is available at the “Corporate Governance” section of our website, http://carbonnaturalgas.com/corporate-governance/employee-code-of-conduct/.

Committees of the Board

The Board has a standing Audit Committee and a Compensation, Nominating and Governance Committee. The Board has adopted a formal written charter for each of these committees that is available on our website at www.carbonnaturalgas.com.

The table below provides the current composition of each standing committee of our Board:

Name	Audit	Compensation, Nominating, and Governance
James H. Brandi	X	X
David H. Kennedy	X	X
Peter A. Leidel	X	X
Edwin H. Morgens	X	X

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications, performance and independence, management’s effectiveness of internal controls and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent registered public accounting firm and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Kennedy (Chairman), Brandi, Leidel and Morgens of which Messrs. Brandi, Kennedy and Morgens are independent directors under NASDAQ listing rules. The Board has determined that Mr. Kennedy qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Audit Committee was formed in September 2012 and held four meetings during 2017.

The Compensation, Nominating and Governance Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation, Nominating and Governance Committee has overall responsibility for determining the compensation of our executive officers and reviewing director compensation. The Compensation, Nominating and Governance Committee is also charged with the administration of our stock incentive plans. The Compensation, Nominating and Governance Committee is presently comprised of Messrs. Morgens (Chairman), Brandi, Kennedy and Leidel, each of whom is an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

Other functions of the Compensation, Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporate governance guidelines and otherwise take a leadership role in shaping our corporate governance.

In identifying and evaluating nominees for directors, the Compensation, Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. In addition, the Compensation, Nominating and Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Compensation, Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Compensation, Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. Each director nominee must display high personal and professional ethics, integrity and values and sound business judgment.

The Compensation, Nominating and Governance Committee also monitors corporate governance for the Board, which includes reviewing the Code of Business Conduct and Ethics and evaluation of board and committee performance.

The Compensation, Nominating and Governance Committee was formed in September 2012 and held four meetings during 2017.

EXECUTIVE COMPENSATION

This Executive Compensation section provides an overview of (i) the elements of our compensation program for our named executive officers (“NEOs”), (ii) the material compensation decisions made under that program and reflected in the executive compensation tables and (iii) the material factors considered in making those decisions. We intend to provide our NEOs with compensation that is significantly performance based. Our executive compensation program is designed to align pay with our performance on both short- and long-term bases, link executive pay to the creation of value for stockholders and utilize compensation as a tool to assist us in attracting and retaining high-caliber executives that we believe are critical to our long-term success.

Summary Compensation Table

Effective March 15, 2017 and pursuant to the reverse stock split approved by the stockholders and Board of Directors, each 20 shares of issued and outstanding common stock became one share of common stock and no fractional shares were issued. The tables in this section give retroactive effect to the reverse stock split for all periods presented.

The following table sets forth information relating to compensation awarded to, earned by or paid to our NEOs during the fiscal years ended December 31, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Patrick R. McDonald	2017	383,750	144,000	438,725	62,159	1,028,634
Chief Executive Officer	2016	350,000	108,000	194,947	77,480	730,427

Mark D. Pierce	2017	260,000	72,000	192,287	35,024	559,311
President	2016	236,000	108,000	85,442	9,264	438,706

Kevin D. Struzeski	2017	270,000	72,000	201,247	40,549	583,796
Chief Financial Officer, Treasurer and Secretary(1)	2016	247,000	108,000	89,425	46,335	490,760

(1)	Reflects the full grant date fair value of restricted stock awards granted in 2017 and 2016 calculated in accordance with FASB ASC Topic 718. Please see Note 9 to our consolidated financial statements included in this prospectus.

(2)	Reflects payments under the Annual Incentive Plan based on a combination of objective performance criteria and the discretion of the Compensation, Nominating and Governance Committee. See discussion under Annual Incentive Plan below.

(3)	All other compensation in 2017 and 2016 was comprised of (i) unused vacation, (ii) contributions made by us to our 401(k) plan, (iii) premiums paid on life insurance policies on such employee’s life, and (iv) other taxable fringe benefits.

Narrative Disclosure to Summary Compensation Table

The Compensation, Nominating and Governance Committee (the “Committee”) is charged with reviewing and approving the terms and structure of the compensation of our executive officers. The Committee has not retained an independent compensation consultant to assist the Committee to review and analyze the structure and terms of the compensation of our executive officers.

We consider various factors when evaluating and determining the compensation terms and structure of its executive officers, including the following:

1.	the executive’s leadership and operational performance and potential to enhance long-term value to our stockholders;

2.	our financial resources, results of operations, and financial projections;

3.	performance compared to the financial, operational and strategic goals established for us;

4.	the nature, scope and level of the executive’s responsibilities;

5.	competitive market compensation paid by other companies for similar positions, experience and performance levels; and

6.	the executive’s current salary and the appropriate balance between incentives for long-term and short-term performance.

Our management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other of our employees, and we expect this practice to continue going forward. The Compensation, Nominating and Governance Committee is responsible for significant changes to, or adoption of, employee benefit plans.

We believe that the compensation environment for qualified professionals in the industry in which we operate is highly competitive. In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

●	base salary;

●	stock incentive plan benefits;

●	annual Incentive Plan Payments; and

●	other employment benefits.

Base Salary. Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, we aim to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board of Directors and the Committee believe that base salary should be relatively stable over time, providing the executive a dependable, minimal level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board of Directors and the Committee believe that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies similar in size and complexity to us.

Stock Incentive Plan Benefits. Each of our executive officers is eligible to be granted awards under our equity compensation plans. We believe that equity based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint.  We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations and the total compensation package.

Annual Incentive Plan.  Cash payments made under the provisions of our Annual Incentive Plan (“AIP”) is another component of our compensation plan.  The Board of Directors and the Committee believes that it is appropriate that executive officers and other employees have the potential to receive a portion of their annual compensation based upon the achievement of defined objectives in order to encourage performance to achieve these key corporate objectives and to be competitive from a total remuneration standpoint.

In general terms, the AIP is designed to meet the following objectives:

●	provide an incentive plan framework that is performance-driven and focused on objectives that were critical to our success during the plan period dates;

●	offer competitive cash compensation opportunities to the executive officers and all employees;

●	incentivize and reward outstanding achievement; and

●	incentivize the creation of new assets, plays and values.

The AIP provided cash pools for all employees. Once the pools were established, awards were allocated by the executive officers to individuals based on their assessment as to individual or group performances.

Payments in 2017 were determined under the provisions of the Carbon Natural Gas Company 2016 Annual Incentive Plan whereby seventy percent of the AIP payments were determined at the discretion of the Board taking into consideration the factors listed above and thirty percent of the AIP payments were determined and weighted based upon the performance measures and objectives as follows:

Performance Measure	Weighting	Objective
Lease Operating Expense	33 1/3%	$1.11/Mcfe (6:1 equivalent basis)
General and Administrative Expenses	33 1/3%	$4.2 million of cash-based general and administrative expenses
Year-End Bank Debt	33 1/3%	Year-end bank debt of $9.045 million

Payments in 2016 were determined under the provisions of the Carbon Natural Gas Company 2015 Annual Incentive Plan whereby seventy percent of the AIP payments were determined at the discretion of the Committee taking into consideration the factors listed above and thirty percent of the AIP payments were determined and weighted based upon the performance measures and objectives as follows:

Performance Measure	Weighting	Objective
Lease Operating Expense	33 1/3%	$0.87/Mcfe (15:1 equivalent basis)
General and Administrative Expenses	33 1/3%	$5.4 million of cash-based general and administrative expenses
Debt/EBITDA Ratio	33 1/3%	Debt/EBITDA ratio of 1.6

Other Compensation/Benefits. Another element of the overall compensation is to provide our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers.   Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and we historically have made matching contributions to the 401(k) plan, including for the benefit of our executive officers.

Pursuant to the employment agreements with Messrs. McDonald, Pierce and Struzeski, such officers are entitled to certain payments upon termination of employment. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements below. Other than these arrangements, we currently do not have any compensatory plans or arrangements that provide for any payments or benefits upon the resignation, retirement or any other termination of any of our executive officers, as the result of a change in control, or from a change in any executive officer’s responsibilities following a change in control.

Outstanding Equity Awards at December 31, 2017

The following table sets forth information concerning unexercised warrants and unvested restricted stock and performance unit awards, each as held by our executive officers as of December 31, 2017.

	Equity Incentive Plan Awards
Name	Number of unvested restricted shares (#)	Number of unvested restricted shares ($)(1)	Number of unvested restricted shares (#)	Number of unvested restricted shares ($)(1)
Patrick R. McDonald	40,000	440,000	78,080	858,880
Mark D. Pierce	30,000	330,000	44,040	484,440
Kevin D. Struzeski	30,000	330,000	44,040	484,440

(1)	Reflects the value of unvested shares of restricted stock and performance unit awards held by our executive officers as of December 31, 2017, measured by the closing market price of our common stock on December 31, 2017, which was $11.00 per share.

The following table reflects unvested stock awards held by our executive officers as of December 31, 2017 that have time-based vesting. These stock awards will vest as follows if the named executive officer has remained in continuous employment through the vesting date in each such year:

Award Recipient	2018	2019	2020	Thereafter

Patrick R. McDonald	20,000	13,334	6,666	-

Mark D. Pierce	10,000	16,667	3,334	-

Kevin D. Struzeski	10,000	16,667	3,334	-

The following table reflects unvested performance stock awards held by our executive officers as of December 31, 2017 that vest upon the achievement of certain performance measures relative to a defined peer group or the growth of certain performance measures over a defined period of time and, in certain cases, based on continuous service. These performance stock awards will vest as follows if the named executive officer has remained in continuous employment with us through the date of a change in control and if the executive officer earns 100% of the performance stock awards based upon the achievement of certain performance measures relative to a defined peer group or the growth of certain performance measures over a defined period of time for us.

Stock Award Recipient	Change of Control	Stock Price and Defined Performance Measures Relative to Peer Group
Patrick R. McDonald	18,080	60,000
Mark D. Pierce	9,040	37,500
Kevin D. Struzeski	9,040	37,500

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Effective March 30, 2013, Messrs. McDonald, Pierce and Struzeski entered into employment agreements with us. These agreements superseded employment agreements between Messrs. McDonald and Struzeski and Nytis Exploration Company and between Mr. Pierce and Nytis LLC.

The agreement between us and Patrick R. McDonald has a term through December 31, 2018, which term shall automatically be extended for successive terms of one-year provided, however, that the Board of Directors may terminate the agreement at the end of the term or any additional term by giving written notice of termination at least three months preceding the end of the then current term. In the event of the termination of Mr. McDonald’s employment by us without cause or by Mr. McDonald with good reason, Mr. McDonald is to receive an amount equal to 150% of his “Compensation,” defined as the arithmetic average of Mr. McDonald’s annual base salary, bonus and other cash compensation for each of the three years prior to the termination and for a period of 24 months from the date of termination, his medical, dental, disability and life insurance coverage at the same levels of coverage as in effect immediately prior to his termination. In the event of termination of employment by us without cause or by Mr. McDonald with good reason within two years after a change in control of us, he is to receive 275% of the Compensation (as defined above).

The agreements between us and Messrs. Pierce and Struzeski have a term through December 31, 2018, which term shall automatically be extended for successive terms of one-year provided, however, that the Board of Directors may terminate the agreement at the end of the term or any additional term by giving written notice of termination at least three months preceding the end of the then current term. In the event of the termination of Mr. Pierce’s or Mr. Struzeski’s employment by us without cause or by the executive with good reason, they would receive an amount equal to 100% of his “Compensation,” defined as the arithmetic average of their annual base salary, bonus and other cash compensation for each of the three years prior to the termination and the cost to provide benefits for a period of 12 months from the date of termination at the same levels of coverage as in effect immediately prior to the date of termination. In the event of termination of employment by us without cause or by the executive with good reason within two years after a change in control of us, they would receive 200% of their Compensation (as defined above) and 100% of the annual cost to us of the benefits provided to Messrs. Pierce and Struzeski.

Director Compensation

We use a combination of cash and equity incentive compensation in the form of restricted stock to attract and retain qualified and experienced non-employee candidates to serve on the Board. In setting this compensation, our Compensation, Nominating and Governance Committee considers the significant amount of time and energy expended and the skill level required by our directors in fulfilling their duties. Grants of shares of restricted stock vest upon the earlier of a change in control of us or the date a non-management director’s membership on the Board is terminated other than for cause. We also reimburse expenses incurred by our non-employee directors to attend Board and Board committee meetings.

The following table reports compensation earned by or paid to our non-employee directors during 2017:

Name	Fees earned or paid in cash	Stock awards ($)(1)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
James H. Brandi	$30,000	$36,000	-	-	-	-	$66,000
David H. Kennedy	$20,000	$28,800	-	-	-	-	$48,800
Bryan H. Lawrence	*	$28,800	-	-	-	-	$28,800
Peter A. Leidel	*	$28,800	-	-	-	-	$28,800
Edwin H. Morgens	$20,000	$28,800	-	-	-	-	$48,800

*	Mr. Lawrence and Mr. Leidel are employees of Yorktown Energy Partners, L.P., and have elected not to be compensated in cash for their services on the board of directors. Mr. Lawerence and Mr. Leidel each received stock awards.

(1)	Reflects the full grant date fair value of restricted stock award granted in 2017 calculated in accordance with FASB ASC Topic 718.

Narrative Disclosure to Director Compensation Table

Each independent director is compensated $20,000 for a board seat and $10,000 additional for being chairman of the Board of Directors

Each director was granted 4,000 restricted shares which vest upon a change in control of us or the date their membership terminates for other than cause. In addition, the chairman of the board of directors receives an additional 1,000 shares for a total of 5,000.

Compensation Committee Interlocks and Insider Participation

None of our officers or employees are members of our Compensation, Nominating and Governance Committee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or Compensation Committee. No member of our Board of Directors is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

To the extent any member of our Compensation, Nominating and Governance Committee and affiliates of theirs has participated in transactions with us, a description of those transactions would be described in “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following sets forth information regarding transactions between us (and our subsidiaries) and our officers, directors and significant stockholders since January 1, 2015.

Employment Agreements

See “Executive Compensation” for a discussion of the employment agreements between Messrs. McDonald, Pierce and Struzeski and us.

Director Independence

Our Board consists of Messrs. Brandi, Kennedy, Lawrence, Leidel, McDonald and Morgens. We utilize the definition of “independent” as it is set forth in Rule 5605(a)(2) of the NASDAQ listing rules. Further, the Board considers all relevant facts and circumstances in its determination of independence of all members of the Board (including any relationships). Based on the foregoing criteria, Messrs. Brandi, Kennedy and Morgens are considered to be independent directors in accordance with NASDAQ listing rules. Mr. Leidel serves on our Audit Committee and the Compensation, Nominating and Governance Committee and is not an independent director in accordance with NASDAQ listing rules.

Carbon California

Carbon California Operating Company is our subsidiary and the operator of Carbon California through an operating agreement. The operating agreement includes reimbursements and allocations made under the agreement. We received $150,000 from Carbon California for the three months ended March 31, 2018. However, $100,000 of the amount received was eliminated in connection with the consolidation of Carbon California for financial reporting purposes.

On February 15, 2017, we entered into a management service agreement with Carbon California whereby we provide general management and administrative services.  We receive $600,000 annually, payable in four equal quarterly installments.  We also received a one-time reimbursement of $500,000 in connection with the CRC and Mirada Acquisitions. Carbon California reimburses us for all management related expenses such as travel, required third-party geological and/or accounting consulting, and other necessary expenses incurred by us in the normal course of managing Carbon California.  For the three months ended March 31, 2018, we recorded $50,000 in total management reimbursements. There were no outstanding management reimbursements unpaid as of March 31, 2018.

On February 15, 2017, in connection with the commencement of operations of Carbon California, we issued to Yorktown the California Warrant. The exercise price for the California Warrant was payable exclusively with Class A Units of Carbon California and the number of shares of our common stock for which the California Warrant was exercisable was determined by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon California by (b) the exercise price. The California Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the California Warrant. On February 1, 2018, Yorktown exercised the California Warrant and received 1,527,778 shares of common stock in us.

Carbon Appalachia

Nytis is the operator of Carbon Appalachia through an operating agreement. The operating agreement includes reimbursements and allocations made under the agreement. As of March 31, 2018, approximately $95,000 is due from Carbon Appalachia and included in accounts receivable – related party on the consolidated balance sheets.

On April 3, 2017, we entered into a management service agreement with Carbon Appalachia whereby we provide general management and administrative services.  We initially received a quarterly reimbursement of $75,000; however, after the EnerVest Acquisition in August, the amount of the reimbursement now varies quarterly based upon the percentage of our production in relation to the total of our production and Carbon Appalachia’s total production. We also received a one-time reimbursement of $300,000 in connection with the CNX Acquisition. Total reimbursements recorded by us for the three months ended March 31, 2018, were approximately $803,000, of which approximately $570,000 was included in accounts receivable–due from related party on our consolidated balance sheets as of March 31, 2018.

On April 3, 2017, in connection with the commencement of operations of Carbon Appalachia, we issued to Yorktown the Appalachia Warrant. The exercise price for the Appalachia Warrant was payable exclusively with Class A Units of Carbon Appalachia and the number of shares of our common stock for which the Appalachia Warrant was exercisable was determined by dividing (a) the aggregate unreturned capital plus an internal rate of return on such capital of Yorktown’s Class A Units of Carbon Appalachia by (b) the exercise price. The Appalachia Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the Appalachia Warrant. On November 1, 2017, Yorktown exercised the Appalachia Warrant and received 432,051 shares of common stock in us

Preferred Stock Issuance to Yorktown

On April 6, 2018, we raised $5.0 million through the issuance of 50,000 shares of the Preferred Stock to Yorktown. We used the proceeds from the sale of the Preferred Stock to fund our portion of the purchase price for the Seneca Acquisition. Upon the completion of this offering the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to an amount per share of $100 plus all accrued but unpaid dividends payable in respect thereof (together, the “Liquidation Preference”) divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering. See “Description of Capital Stock—Preferred Stock” for more information on the terms of our preferred stock.

Yorktown Registration Rights

Under the Purchase Agreement between Carbon Natural Gas Company and Yorktown Energy Partners XI, LP, dated April 6, 2018, the Appalachia Warrants and the California Warrant, Yorktown may make one or more written demands requiring us to register the shares of our common stock owned by Yorktown. In addition, Yorktown has piggyback rights entitling them to require us to register shares of their common stock in connection with any registration statements filed by us, subject to certain exceptions. We have agreed to indemnify Yorktown (to the extent they are selling stockholders in any such registration) against losses suffered by them in connection with any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to us by such selling stockholder for use therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 24, 2018, the amount and percentage of our outstanding shares of common stock beneficially owned by (i) each person (including any group) known to us that beneficially own more than 5% of our outstanding shares of common stock, (ii) each director, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group:

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, named executive officers or 5% or more stockholders, as the case may be. Unless otherwise indicated, the address for each listed beneficial owner is 1700 Broadway, Suite 1170, Denver, Colorado 80290.

Name of Beneficial Owners	Shares Beneficially Owned(1)	Percent of Class(2)
5% Holders:
Yorktown Energy Partners V, L.P.	896,915	11.9%
Yorktown Energy Partners VI, L.P.	896,915	11.9%
Yorktown Energy Partners IX, L.P.	1,111,111	14.7%
Yorktown Energy Partners XI, L.P.(3)	1,959,829	26.0%
Arbiter Partners Capital Management LLC(4)	655,733	8.5%
AWM Investment Company Inc.(5)	706,549	9.2%
Directors
Patrick R. McDonald(6)	211,416	2.7%
James H. Brandi(7)	-	-
David H. Kennedy(8)	8,154	*
Bryan H. Lawrence(9)	5,489,770	68.6%
Peter A. Leidel(10)	5,489,770	68.6%
Edwin H. Morgens(11)	83,333	1.1%
Executive Officers
Mark D. Pierce(12)	78,651	1.0%
Kevin D. Struzeski(13)	101,286	1.3%
All directors and executive officers as a group (8 persons)(14)	5,972,610	71.7%

*	Represents less than 1%

(1)	The amounts and percentages of common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. The amounts shown in the table are based on the conversion of the Series B Convertible Preferred Stock assuming an initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus). See “Description of Capital Stock—Preferred Stock.”

(2)	Based on 7,700,619 shares of our common stock issued and outstanding on May 24, 2018.

(3)	The amount reported includes 50,000 shares of Series B convertible preferred stock which currently may be converted into up to 625,000 shares of our common stock. The address for Yorktown is 410 Park Avenue, 19th Floor, New York, New York 10022.

(4)	Includes 444,444 shares owned by Arbiter Partners QP, LP. Arbiter Partners QP, LP holds sole voting and investment power over these shares. Arbiter Partners Capital Management LLC acts as investment advisor on behalf of Arbiter Partners QP, LP and on behalf of certain other managed accounts none of which hold more than five percent of our common stock. The address for Arbiter Partners Capital Management LLC is 530 Fifth Avenue, 20th Floor, New York, New York 10036.

(5)	Consists of (i) 490,186 common stock shares owned by Special Situations Fund III QP, L.P. (“SSFQP”), (ii) 144,134 common stock shares owned by Special Situations Cayman Fund, L.P. (“Cayman”), and (iii) 72,229 common stock shares owned by Special Situations Private Equity Fund L.P. (“SSPE”). AWM Investment Company, Inc., a Delaware corporation (“AWM”), is the investment advisor to SSFQP, Cayman and SSPE. AWM holds sole voting and investment power over these shares. The address for AWM is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, New York 10022.

(6)	Includes 24,136 shares owned by McDonald Energy, LLC over which Mr. McDonald has voting and investment power. Does not include 40,000 and 78,080 shares of unvested restricted and performance units, respectively.

(7)	Does not include 32,000 restricted shares of our common stock, which vest upon the earlier of a change in control of us or the date the director’s membership on the Board is terminated other than for cause.

(8)	Does not include 16,000 restricted shares of our common stock which vest upon the earlier of a change in control of us or the date the director’s membership on the Board is terminated other than for cause.

(9)	Includes (i) 896,915 common stock shares owned by Yorktown Energy Partners V, L.P., (ii) 896,915 common stock shares owned by Yorktown Energy Partners VI, L.P., (iii) 1,111,111 common stock shares owned by Yorktown Energy Partners IX, L.P., (iv) 1,959,829 common stock shares owned by Yorktown Energy Partners XI, L.P. and (v) 50,000 shares of Series B convertible preferred stock owned by Yorktown Energy Partners XI, L.P. which currently may be converted into up to 625,000 shares of our common stock over which Mr. Lawrence and Mr. Leidel have voting and investment power. Pursuant to applicable reporting requirements, Messrs. Lawrence and Leidel are reporting indirect beneficial ownership of the entire amount of our securities owned by Yorktown but they disclaim beneficial ownership of such shares. Does not include 28,000 restricted shares of our common stock, which vest upon the earlier of a change in control of us or the date the director’s membership on the Board is terminated other than for cause.

(10)	Includes (i) 896,915 common stock shares owned by Yorktown Energy Partners V, L.P., (ii) 896,915 common stock shares owned by Yorktown Energy Partners VI, L.P., (iii) 1,111,111 common stock shares owned by Yorktown Energy Partners IX, L.P., (iv) 1,959,829 common stock shares owned by Yorktown Energy Partners XI, L.P. and (v) 50,000 shares of Series B convertible preferred stock owned by Yorktown Energy Partners XI, L.P. which currently may be converted into up to 625,000 shares of our common stock over which Mr. Lawrence and Mr. Leidel have voting and investment power. Pursuant to applicable reporting requirements, Messrs. Lawrence and Leidel are reporting indirect beneficial ownership of the entire amount of our securities owned by Yorktown but they disclaim beneficial ownership of such shares. Does not include 28,000 restricted shares of our common stock, which vest upon the earlier of a change in control of us or the date the director’s membership on the Board is terminated other than for cause.

(11)	Does not include 28,000 restricted shares of our common stock, which vest upon the earlier of a change in control of us or the date the director’s membership on the Board is terminated other than for cause.

(12)	Does not include 30,000 and 41,540 shares of unvested restricted stock and performance units, respectively.

(13)	Does not include 30,000 and 41,540 shares of unvested restricted stock and performance units, respectively.

(14)	The (i) shares over which both Mr. Lawrence and Mr. Leidel have voting and investment power are the same shares and (ii) the shares of Series B convertible preferred stock are the same and the percentage of total shares has not been aggregated for purposes of these calculations.

DESCRIPTION OF CAPITAL STOCK

The following description of our amended and restated certificate of incorporation and amended and restated bylaws are summaries thereof and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC.

General

Pursuant to our amended and restated certificate of incorporation, our capital stock consists of 11,000,000 authorized shares, of which 10,000,000 shares, par value $0.01 per share, are designated as “common stock” and 1,000,000 shares, par value $0.01 per share, are designated as “preferred stock.” There are currently 7,700,619 shares of common stock and 50,000 shares of preferred stock issued and outstanding. Our stockholders recently approved an increase in the number of authorized shares of our common stock from 10,000,000 to 35,000,000. Following the consummation of this offering, there will be                   shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after all dividends required to be paid on outstanding preferred stock (as described below), if any, have been fully paid. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights. Upon liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of common stock are entitled to receive ratably the funds remaining for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. Our common stock has no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of our common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, shares of preferred stock will be issuable from time to time, in one or more series, with the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of such preferred stock, and to fix the number of shares constituting any such series thereof as our Board of Directors from time to time may adopt by resolution (and without further stockholder approval), subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series, which number may be increased or decreased from time to time by our Board of Directors (but not below the number of shares thereof then outstanding). If the number of shares of any series is to be so decreased, the shares constituting such decrease shall resume the status of undesignated shares of preferred stock. All shares of any one series of preferred stock will be identical.

Our Board of Directors has authorized the issuance of 50,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), all of which are currently issued and outstanding. Upon the completion of this offering the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to an amount per share of $100 plus all accrued but unpaid dividends payable in respect thereof (together, the “Liquidation Preference”) divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering.

Voting Rights.    Holders of Preferred Stock are entitled to the number of votes equal to the number of shares of our common stock into which their shares of Preferred Stock are to be converted at the record date for the determination of the stockholders entitled to vote on the matter in question, or, if no such record date is established, at the record date provided by the Delaware General Corporation Law (the “DGCL”) for any vote or action by written consent. Except as provided by the DGCL or our amended and restated certificate of incorporation, the Preferred Stock shall be entitled to vote on all matters submitted to a vote of stockholders, voting together with our common stock as a single class.

Dividend Rights.    Holders of Preferred Stock are entitled to receive, when and as declared by the Board of Directors and declared by us, out of funds that are legally available therefor, cash dividends of six percent (6%) of the Preferred Stock issue price of $100.00 per share per annum on each outstanding share of Preferred Stock. Such dividends shall be fully cumulative and accumulate daily, whether or not we have profits, surplus or other funds legally available for the payment of dividends thereon by the Board of Directors. Such dividends shall accrue from the date of issuance of the relevant shares of Preferred Stock and shall cease to accrue on the date immediately preceding a date of redemption or conversion. After payment of all accrued dividends on shares of Preferred Stock, shares of Preferred Stock will not participate in dividends payable in respect of our common stock or redemptions of shares of our common stock.

Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights.    Upon liquidation, prior to any payment to the holders of our common stock or any other class or series of stock ranking junior to the Preferred Stock on liquidation, the holders of shares of the Preferred Stock then outstanding shall be entitled to be paid out of our assets legally available for distribution to our stockholders, an amount per share equal to the sum of (i) the Preferred Stock issue price of $100.00 per share, plus (ii) all accrued but unpaid dividends payable in respect of such share of Preferred Stock (such sum, the “Liquidation Preference”). If our assets available for distribution to the holders of shares of Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Following payment of the Liquidation Preference, our entire remaining assets and surplus funds legally available for distribution upon liquidation will be distributed ratably among the holders of our common stock in proportion to the shares of common stock then held by them.

Conversion Rights.    Each share of Preferred Stock is convertible by the holder of such share at any time at the option of the holder into a number of shares of our common stock determined by dividing the Liquidation Preference by the conversion price, determined as provided below, in effect at the time of the conversion (the “Conversion Price”). The Conversion Price of the Preferred Stock is equal to the greater of (i) $8.00 per share or (ii) the price that is fifteen percent (15%) less than the lowest price per share of shares sold in a single transaction, or series of related transactions, with aggregate gross proceeds to us of at least $50,000,000.00 (a “Next Equity Financing”). Additionally, each share of Preferred Stock will be automatically converted into common stock upon and in connection with the closing of the Next Equity Financing. The number of shares of common stock into which each share of Preferred Stock shall be automatically converted will be determined by dividing the Liquidation Preference by the Conversion Price.

Redemption Rights.    Subject to the holders’ right of voluntary conversion, we shall, following April 5, 2021 and upon providing each holder of Preferred Stock no less than 30 days’ notice thereof, at any time thereafter (and from time to time), be entitled at our option to redeem, out of funds legally available therefor, all or any portion of the Preferred Stock. Each share of Preferred Stock shall be redeemed for an amount in cash or property equal to either (i) its applicable Liquidation Preference (the “Complete Redemption Price”) or (ii) its issue price of $100.00 per share (the “Partial Redemption Price”). If we choose to redeem shares of the Preferred Stock by paying the Partial Redemption Price, the accrued but unpaid dividends as of the date of redemption of such shares shall remain outstanding in the amount thereof as of the date of redemption of such shares and shall accrue interest at the rate of 6% per annum, and the payment thereof shall continue to have priority over any dividend to the holders of our common stock.

Other Matters.    The Preferred Stock has no preemptive or subscription rights. There are no sinking fund provisions applicable to the Preferred Stock. All outstanding shares of the Preferred Stock are fully paid and non-assessable.

Composition of Board of Directors; Election and Removal of Directors; Number of Directors

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, the number of directors comprising our Board of Directors is determined from time to time by resolution of our Board of Directors, provided that in no event shall the total number of directors be less than three nor more than eleven.

Our Board of Directors currently consists of six members. Each director is to hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal. Any vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director. Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors. At any meeting of our Board of Directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes. Please read “Management—Committees of the Board.”

Special Meetings of Stockholders

Our amended and restated bylaws provide that special meetings of the stockholders may be called only by the majority of our Board of Directors, the chairman of our Board of Directors, or the President of the Company, for such purposes as shall be designated in the notice or waiver of notice thereof.

Certain Corporate Anti-Takeover Provisions

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our Board of Directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of such preferred stock, and to fix the number of shares constituting any such series. Please read “—Preferred Stock.”

Removal of Directors; Vacancies

Our stockholders will be able to remove any director or the entire Board of Directors with or without cause by the vote of the holders of a majority of the shares entitled to vote for the election of directors. Vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulate votes on behalf of any candidate in the election of directors. Cumulative voting rights would have been available to the holders of our common stock if our amended and restated certificate of incorporation had not specifically provided that cumulative voting was not available.

Forum Selection

Our amended and restated bylaws provide that unless we consent in writing to the selection of an alternative forum, a state or federal court located within the State of Delaware will be the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by any of our or our subsidiaries’ directors, officers or employees to us or our stockholders;

●	any action asserting a claim arising pursuant to any provision of the DGCL; or

●	any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court’s having personal jurisdiction over the indispensable parties named as defendants therein.

Our amended and restated bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of this forum selection provision contained therein. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Delaware Anti-Takeover Law

From the time that our common stock is listed on the NASDAQ Global Market, we will be subject to the restrictions imposed under Section 203 of the DGCL. Section 203 of the DGCL provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

●	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

●	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

●	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

●	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We do not intend to “opt out” of the provisions of Section 203. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Amendment of Our Certificate of Incorporation

Our amended and restated certificate of incorporation provides that the amended and restated certificate of incorporation can be amended with the affirmative vote of a majority of the outstanding common stock entitled to vote thereon, provided that with respect to any proposed amendment of the certificate of incorporation (including any certificate of designation relating to any series or class of preferred stock) which would alter or change the powers, preferences or special rights of any class or series of preferred stock so as to adversely affect them, the approval of a majority of the votes entitled to be cast by the holders of the shares of such class or series of preferred stock affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of our common stock.

Amendment of Our Bylaws

Our amended and restated bylaws provide that the amended and restated bylaws can be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon or by the affirmative vote of a majority of our Board of Directors or by unanimous written consent of our Board of Directors.

Limitation of Liability and Indemnification

Our amended and restated bylaws limit the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for any unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the DGCL; or

●	for any transaction from which the director derived any improper personal benefit.

However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our Board of Directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers, which are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.

The right to be indemnified includes the right of an officer or a director to be paid expenses, including attorneys' fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.

Our Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board of Directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to such person's status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

We intend to apply to list our common stock on the NASDAQ Global Market under the symbol “CRBO.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of, or the perceived potential for the sale of, our common stock in the public market may have an adverse effect on the market price for our common stock and could impair our ability to raise capital through future sales of our securities.

Sales of Restricted Shares

Upon the closing of this offering, we will have outstanding            shares of common stock (or            shares of common stock if the underwriters’ option to purchase additional shares is exercised). Of these shares,            shares of common stock (or            shares of common stock if the underwriters’ option to purchase additional shares is exercised) will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act,            shares of our common stock held by Yorktown and our directors and executive officers will be available for sale in the public market upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus and when permitted under Rule 144 or Rule 701.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the          during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 180 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Stock Issued Under Employee Plans

On January 26, 2012, we filed a registration statement on Form S-8 under the Securities Act to register 12,600,000 shares of common stock, which amount was later reduced due to the reverse stock split, initially reserved for issuance under the Carbon Natural Gas Company 2011 Stock Incentive Plan (which amount may be increased in accordance with the terms of the plan). Shares registered under that registration statement are available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below.

Registration Rights

We previously granted piggyback registration rights to a fund associated with Yorktown and three other stockholders, including Edwin Morgens, in connection with a private placement completed in 2011. Please read “Certain Relationships and Related Party Transactions—Yorktown Registration Rights” for more detail regarding these registration rights.

Lock-Ups

We and our officers and directors have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of             , dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. For additional information, please read “Underwriting.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes the material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) with respect to the purchase, ownership and disposition of our common stock issued pursuant to this offering. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and judicial decisions, all as in effect as of the date hereof. Those authorities are subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling has been, or will be, sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This discussion only addresses Non-U.S. Holders of our common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address the Medicare tax on certain investment income, tax consequences arising under the laws of any foreign, state or local jurisdiction or any applicable tax treaty or any U.S. federal taxes (such as the federal estate tax, alternative minimum tax or the federal gift tax) other than U.S. federal income taxes. In addition, this discussion does not describe all aspects of U.S. federal income taxation that may be relevant to Non-U.S. Holders in light of their personal circumstances and does not address the U.S. federal income tax consequences to Non-U.S. Holders that may be subject to special treatment under U.S. federal income tax laws, including, without limitation:

●	brokers or dealers in securities or currency;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities;

●	banks, thrifts, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

●	certain former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	passive foreign investment companies or controlled foreign corporations;

●	persons that hold our common stock as part of a hedging, constructive sale or conversion, synthetic security, wash sale, straddle or other integrated investment or risk reduction transaction;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code; and

●	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner of such partnership will generally depend upon the status of the partner, certain determinations made at the partner level and the activities of the partnership. If you are a partner of an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holding our common stock, you should consult your own tax advisor.

This discussion is provided for general information only and does not constitute legal advice to any potential purchaser of our common stock. Prospective purchasers of our common stock are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of purchasing, owning, and disposing of our common stock in light of their particular circumstances, any other U.S. federal tax consequences (including any gift or estate tax consequences), and any consequences arising under any tax treaty or the laws of any state, local or foreign taxing jurisdiction.

Non-U.S. Holder Defined

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is an individual, corporation, estate or trust, other than:

●	an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);

●	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

Distributions of cash or property, if any, made to a Non-U.S. Holder on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. The amount of any such distribution in excess of our current and accumulated earnings and profits will first be applied to reduce a Non-U.S. Holder’s tax basis in such common stock, and any amount in excess of the Non-U.S. Holder’s tax basis will be treated as gain from the sale or exchange of such common stock, the tax treatment of which is discussed under “—Sale, Exchange or Other Taxable Disposition of Common Stock” below. Subject to the discussions under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act” below, we intend to treat the entire amount of any distribution made to a Non-U.S. Holder on our common stock as subject to U.S. federal withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty as to which the Non-U.S. Holder appropriately claims the benefit. Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States) are not subject to the U.S. federal withholding tax described above if the Non-U.S. Holder meets the certification requirements described, and such dividends would be taxable as discussed, under “—Income or Gain Effectively Connected with a U.S. Trade or Business” below.

A Non-U.S. Holder that wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification requirements (generally by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming such benefit). If a Non-U.S. Holder is eligible for an exemption or a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such Non-U.S. Holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussions under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act” below, any gain realized by a Non-U.S. Holder upon the sale, exchange, or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax or withholding tax unless:

●	such gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base within the United States);

●	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the date of disposition of our common stock.

A Non-U.S. Holder described in the first bullet point above will be subject to tax as described under “—Income or Gain Effectively Connected with a U.S. Trade or Business” below.

A Non-U.S. Holder described in the second bullet point above will be subject to a flat tax at a rate of 30% (or a lower applicable treaty rate) on the gain recognized from the sale, exchange or other taxable disposition of our common stock, which generally may be offset by U.S. source capital losses.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC. However, provided that our common stock is and continues to be regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns or owned, at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the common stock, more than 5% of our common stock will be subject to U.S. federal income tax and withholding tax on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition occurs, any Non-U.S. Holder (regardless of the percentage of stock owned) (or, if a Non-U.S. Holder’s stock ownership has exceeded the 5% threshold specified above, such Non-U.S. Holder) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described under “—Income or Gain Effectively Connected with a U.S. Trade or Business” below), and a U.S. federal withholding tax at a rate of 15% would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors regarding the application of the foregoing rules to the ownership and disposition of our common stock.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any dividend on our common stock or gain from the sale, exchange or other taxable disposition of our common stock is effectively connected with a trade or business conducted by a Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base within the United States), then the dividends or gain generally will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as if the Non-U.S. Holder were a United States person (as defined in the Code). If a Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base within the United States) also may be subject to a “branch profits tax” (at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty). Effectively connected dividends are generally not subject to withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly completed and executed IRS Form W-8ECI (or appropriate substitute or successor form) or IRS Form W-8BEN or W-8BEN-E (or appropriate successor form) claiming exemption under an applicable income tax treaty, as applicable, subject to the discussion under “—Foreign Account Tax Compliance Act” below.

Backup Withholding and Information Reporting

Any dividends paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder certifies to its foreign status on a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) or otherwise establishes an exemption (and the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate, which is currently 24%) unless the Non-U.S. Holder establishes an exemption by certifying to its foreign status on a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. The amount of any backup withholding will generally be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder timely files an appropriate claim for refund with the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (referred to as “FATCA”) generally impose withholding at a rate of 30% on dividends on, and the gross proceeds of a sale or taxable disposition (if such sale or taxable disposition occurs after December 31, 2018) of, our common stock paid (or deemed paid) to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (1) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (2) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Intergovernmental agreements regarding FATCA between the United States and certain other countries may modify the foregoing requirements. Under certain circumstances, a beneficial owner of our common stock might be eligible for refunds or credits of such taxes.

Non-U.S. Holders are urged to consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ANY POTENTIAL PURCHASER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL (INCLUDING FEDERAL ESTATE TAX AND FEDERAL GIFT TAX), STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING

Underwriting

RBC Capital Markets, LLC is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
RBC Capital Markets, LLC
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $       per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We intend to apply to list our common stock on the Nasdaq Global Market under the symbol “CRBO.”

Underwriting discounts and commissions

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by the Company
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Overallotment Option to Purchase Additional Shares

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                    additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Lock-Ups

We and our officers and directors have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of RBC Capital Markets, LLC, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. RBC Capital Markets, LLC in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

Determination of Offering Price

Prior to this offering, there has been a limited public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

Listing

We intend to apply to list our common stock on the Nasdaq Global Market under the symbol “CRBO.”

Expenses and Reimbursements

We estimate that our respective portions of the total expenses of this offering will be $      and $      . We have agreed to reimburse the underwriters up to $      for expenses related to any filing with, and any clearance of this offering by, the Financial Industry Regulatory Authority (FINRA).

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

●	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

○	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

○	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

●	Covering transactions involve purchases of shares either pursuant to the underwriters’ over-allotment option or in the open market in order to cover short positions.

○	To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

○	To close a covered short position, the underwriters must purchase shares in the open market or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

●	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the , in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York.

EXPERTS

The consolidated financial statements of Carbon Natural Gas Company as of December 31, 2017 and 2016 and for each year in the two-year period then ended included in this prospectus have been audited by EKS&H LLLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Carbon Appalachian Company, LLC as of December 31, 2017 and for the period from April 3, 2017 through December 31, 2017 included in this prospectus have been audited by EKS&H LLLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in accounting and auditing.

The financial statements of Carbon California Company, LLC as of December 31, 2017 and for the period from February 15, 2017 through December 31, 2017 included in this prospectus have been audited by EKS&H LLLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of certain properties that Carbon California Company, LLC had plans to purchase from Seneca Resources Corporation for the years ended December 31, 2017 and 2016 included in this prospectus have been audited by EKS&H LLLP, an independent auditor, as stated in their report appearing herein. Such statements of revenues and direct operating expenses are included in reliance on the report of such independent auditor given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of certain properties that Carbon Appalachian Company, LLC acquired from Cabot Oil & Gas Corporation for the period from January 1, 2017 through September 29, 2017 and for the year ended December 31, 2016 included in this prospectus have been audited by EKS&H LLLP, an independent auditor, as stated in their report appearing herein. Such statements of revenues and direct operating expenses are included in reliance on the report of such independent auditor given on the authority of such firm as experts in accounting and auditing.

The information included in this prospectus concerning estimates of the oil and gas reserves of Carbon Appalachian Company, LLC, Carbon California Company, LLC and Nytis Exploration (USA) Inc. were prepared by Cawley, Gillespie & Associates, Inc., an independent engineering firm, and have been included herein upon the authority of such firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports with and furnish information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

Upon a written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. These reports or documents will be provided at no cost to you by writing or calling us at the following address: Carbon Natural Gas Company, 1700 Broadway, Suite 1170, Denver, Colorado, 80290.

You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at http://carbonnaturalgas.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus or the registration statement of which this prospectus forms a part.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

In addition, all documents filed after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and all documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information “furnished” and not “filed” with the SEC on any Current Report on Form 8-K, unless otherwise noted), prior to the completion or termination of the applicable offering under this prospectus and the related prospectus supplement, shall be deemed to be incorporated by reference into this prospectus.

These reports contain important information about us, our financial condition and our results of operations.

INDEX TO FINANCIAL STATEMENTS

Page
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Carbon Natural Gas Company
Introduction	F-2
Unaudited Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 2018	F-3
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2017	F-4
Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2018	F-5
Notes to Unaudited Pro Forma Consolidated Financial Information	F-6

HISTORICAL FINANCIAL STATEMENTS
Carbon Natural Gas Company
Interim Period Financial Statements (Unaudited)
Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017	F-19
Consolidated Statements of Operations for the Three Months Ended March 31, 2018 and 2017	F-20
Consolidated Statements of Stockholders’ Equity	F-21
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2018 and 2017	F-22
Notes to Consolidated Financial Statements	F-23
Annual Financial Statements (Audited)
Report of Independent Registered Public Accounting Firm	F-50
Consolidated Balance Sheets as of December 31, 2017 and 2016	F-51
Consolidated Statements of Operations for the Twelve Months Ended December 31, 2017 and 2016	F-52
Consolidated Statements of Stockholders’ Equity	F-53
Consolidated Statements of Cash Flows for the Twelve Months Ended December 31, 2017 and 2016	F-54
Notes to Consolidated Financial Statements	F-55

Carbon Appalachian Company, LLC
Interim Period Financial Statements (Unaudited)
Consolidated Balance Sheet as of March 31, 2018 and December 31, 2017	F-88
Consolidated Statement of Operations for the three months ended March 31, 2018	F-89
Consolidated Statement of Members’ Equity	F-90
Consolidated Statement of Cash Flows for the three months ended March 31, 2018	F-91
Notes to Consolidated Financial Statements	F-92
Annual Financial Statements (Audited)
Report of Independent Registered Public Accounting Firm	F-105
Consolidated Balance Sheet as of December 31, 2017	F-106
Consolidated Statement of Operations for the period April 3, 2017 (inception) through December 31, 2017	F-107
Consolidated Statement of Members’ Equity	F-108
Consolidated Statement of Cash Flows for the period April 3, 2017 (inception) through December 31, 2017	F-109
Notes to Consolidated Financial Statements	F-110

Carbon California Company, LLC
Annual Financial Statements (Audited)
Report of Independent Registered Public Accounting Firm	F-128
Balance Sheet as of December 31, 2017	F-129
Statement of Operations for the Period from February 15, 2017 (inception) through December 31, 2017	F-130
Statement of Members’ Equity	F-131
Statement of Cash Flows for the Period from February 15, 2017 (inception) through December 31, 2017	F-132
Notes to Financial Statements	F-133

Cabot Acquisition Properties
Independent Auditors’ Report	F-149
Statements of Revenues and Direct Operating Expenses for the Period From January 1, 2017 through September 29, 2017 and the Year Ended December 31, 2016	F-150
Notes to Statements of Revenues and Direct Operating Expenses	F-151

Seneca Acquisition Properties
Independent Auditors’ Report	F-155
Statements of Revenues and Direct Operating Expenses for the Three Months Ended March 31, 2018 and 2017	F-156
Notes to Statements of Revenues and Direct Operating Expenses	F-157
Statements of Revenues and Direct Operating Expenses for the Years Ended December 31, 2017 and 2016	F-159
Notes to Statements of Revenues and Direct Operating Expenses	F-160

F-1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information and the related notes present our unaudited pro forma consolidated statements of operations for the three months ended March 31, 2018 and for the year ended December 31, 2017, and the unaudited pro forma consolidated balance sheet as of March 31, 2018. The unaudited pro forma consolidated financial information has been derived by aggregating our audited and unaudited historical consolidated financial statements, the audited and unaudited historical financial statements of Carbon California Company (“Carbon California”), the audited and unaudited historical financial statements of Carbon Appalachia Company (“Carbon Appalachia”), the audited and unaudited historical statements of revenues and direct operating expenses for the properties to be acquired in the Seneca Acquisition and the audited historical statements of revenues and direct operating expenses for the properties acquired in the Cabot Acquisition each included elsewhere in this prospectus, and making certain pro forma adjustments to such aggregated financial information to give effect to the transactions defined below, collectively the Transactions:

●	the increase in Carbon’s ownership of Carbon California from 17.81% to 56.41% of voting and profits interest on February 1, 2018 in connection with the exercise of certain warrants by Yorktown and the resulting consolidation of Carbon California (“Carbon California Acquisition”) (note 2);

●	the Seneca Acquisition by Carbon California (note 3);

●	additional borrowings under the Carbon Credit Facility (note 4);

●	the exercise of the Carbon Appalachian Warrant (“Appalachia Warrant”) (note 5);

●	the proposed probable acquisition by Carbon of Old Ironsides’ 73.5% of voting interest in Carbon Appalachia for approximately $58 million, resulting in Carbon Appalachia becoming a wholly owned subsidiary of Carbon (“Old Ironsides Buyout”) (note 6);

●	the Cabot Acquisition made by Carbon Appalachia (note 7);

●	the Enervest Acquisition made by Carbon Appalachia (note 8);

●	conversion of Series B Preferred Stock in connection with this Offering (note 9); and

●	the use of the remaining proceeds from this Offering (note 10).

The Transactions, along with the assumptions and estimates underlying the adjustments to the unaudited pro forma consolidated financial information, are described in more detail in the accompanying notes, which should be read together with the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated balance sheet as of March 31, 2018 and unaudited pro forma consolidated statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017 have been prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information has been presented for illustrative purposes only and is based upon available information and reflects estimates and certain assumptions made by our management that we believe are reasonable. Actual adjustments may differ materially from the information presented herein. The unaudited pro forma consolidated financial information does not purport to represent what our consolidated results of operations and financial position would have been had the Transactions occurred on the dates indicated. They are also not intended to project our consolidated results of operations or financial position for any future period or date.

The unaudited pro forma consolidated financial information does not reflect the realization of any expected cost savings, operating efficiencies or other synergies that may result from the Transactions as a result of restructuring activities or other planned cost savings initiatives following the completion of the Transactions.

The pro forma financial statements should be read in conjunction with “Capitalization,” “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions”, "Description of Certain Indebtedness", and our audited consolidated financial statements and unaudited consolidated financial statements and the related notes and the other financial information included elsewhere in this prospectus.

F-2

Carbon Natural Gas Company

Unaudited Pro Forma Consolidated Statement of Operations
For the three months ended March 31, 2018

(In Thousands, Except Per Share Data)

	Carbon Historical	CAC Historical (6c)	Seneca Historical (3d)	Adjustments for Carbon California Acqusition (2)		Adjustments for Old Ironsides Buyout (6)		Other Adjustments (3,4)		Adjustments for this offering (9,10)		Total
Revenue:
Natural gas and liquid sales	$4,102	$12,935	$127	$10	2c	$-		$-		$-		$17,174
Oil sales	2,983	558	4,036	760	2c	-		-		-		8,337
Transportation and handling	-	781	-	-		-		-		-		781
Marketing gas sales	-	11,445	-	-		-		-		-		11,445
Commodity derivative (loss) gain	(626)	23	-	(973)	2c	-		-		-		(1,576)
Other income	14	-	-	-		-		-		-		14
Total revenue	6,473	25,742	4,163	(203)		-		-		-		36,175
Expenses:
Lease operating expenses	2,087	5,699	1,219	250	2c	-		-		-		9,255
Transportation and gathering costs	855	3,959	-	87	2c	-		-		-		4,901
Production and property taxes	433	1,180	140	42	2c	-		-		-		1,795
Marketing gas purchases	-	9,260	-	-		-		-		-		9,260
General and administrative	2,948	537	-	312	2c	-		-		-		3,797
General and administrative-related party reimbursement	(1,116)	-	-	64	2b	1,052	6d	-		-		-
Depreciation, depletion and amortization	1,492	1,716	-	77	2c	91	6f	207	3e	-		3,583
Management and operating fee, related party	-	1,052	-	-		(1,052)	6d	-		-		-
Accretion of asset retirement obligations	141	130	-	17	2c	-		-		-		288
Total expenses	6,840	23,533	1,359	849		91		207		-		32,879
Operating (loss) income	(367)	2,209	2,804	(1,052)		(91)		(207)		-		3,296
Other income and (expense):
Interest expense	(1,002)	(582)	-	(196)	2c	-		(477)	3f	-		(2,257)
Warrant derivative gain	225	-	-	(225)	2b	-		-		-		-
Equity investment gain	437	-	-	-		(413)	6d	-		-		24
Gain on derecognized equity investment in affiliate	5,391			(5,391)	2b							-
Total other income and (expense)	5,051	(582)	-	(5,812)		(413)		(477)		-		(2,233)
Income (loss) before income taxes	4,684	1,627	2,804	(6,864)		(504)		(684)		-		1,063
Provision for income taxes	-	-	-	-		-		-		-		-
Net income (loss) before non-controlling interest	4,684	1,627	2,804	(6,864)		(504)		(684)		-		1,063
Net income (loss) attributable to non-controlling interests	1,115	-	-	(2,992)	2b			806	3g	-		(1,071)
Net income (loss) attributable to controlling interest	$3,569	$1,627	$2,804	$(3,872)		$(504)		$(1,490)		$-		$2,135
Pro forma net income (loss) per common share:
Basic	$0.51											$0.26
Diluted	$0.46											$0.25
Pro forma weighted average common shares outstanding (in thousands):
Basic	6,996			1,528	2d					625	9b	8,164
Diluted	7,226											8,394

See notes to unaudited pro forma consolidated financial information.

F-3

Carbon Natural Gas Company

Unaudited Pro Forma Consolidated Statement of Operations
For the year Ended December 31, 2017
(In Thousands, Except Per Share Data)

	Carbon Historical	CCC Historical (2b)	Seneca Historical (3c)	CAC Historical (6b)	Cabot Historical (7b)	Adjustments for Carbon California Acquisition (2)		Adjustments for Old Ironsides Buyout (6)		Other Adjustments (3,4,5,7,8)		Adjustments for this offering (9,10)		Total

Revenue:
Natural gas and liquid sales	$15,298	$1,592	$130	$16,128	$27,042	$-		$-		$2,914	8a	$-		$63,104
Oil sales	4,213	7,024	13,143	685	454	-		-		-		-		25,519
Transportation and handling	-	-	-	911	-	-		-		-		-		911
Marketing gas sales	-	-	-	11,315	12,070	-		-		-		-		23,385
Commodity derivative (loss) gain	2,928	(1,381)	-	2,545	-	-		-		-		-		4,092
Other income	34	-	-	-	363	-		-		29	8a	-		426
Total revenue	22,473	7,235	13,273	31,584	39,929	-		-		2,943		-		117,437
Expenses:
Lease operating expenses	6,141	3,726	5,690	5,587	8,982	-		-		1,367	8a	-		31,493
Transportation and gathering costs	2,172	1,442	-	4,160	9,179	-		-		709	8a	-		17,662
Production and property taxes	1,276	527	516	1,464	4,183	-		-		96	8a	-		8,062
Marketing gas purchases	-	-	-	9,290	10,389	-		-		-		-		19,679
General and administrative	9,528	2,177	-	2,044	-	-		-		(660)	7a	-		13,089
General and administrative -related party reimbursement	(2,703)	-	-	-	-	1,000	2b	1,703	6d	-		-		-
Depreciation, depletion and amortization	2,544	1,304	-	2,439	-	321	2e	3,958	6f	830	3e	-		11,397
										1,904	7d			1,904
										667	8c			667
Accretion of asset retirement obligations	307	192	-	198	-	-		-		-		-		697
Management and operating fee, related party	-	525	-	1,582	-	(525)	2b	(1,582)	6d			-		-
Impairment of oil and gas properties	-	-	-	-	-	-		-		-		-		-
Total expenses	19,265	9,893	6,206	26,764	32,733	796		4,079		4,913		-		104,650
Operating (loss) income	3,208	(2,658)	7,067	4,820	7,196	(796)		(4,079)		(1,970)		-		12,787
Other income and (expense):
Interest expense	(1,202)	(2,040)	-	(891)	-	-		-		(221)	4	-		(4,354)
										(817)	7c			(817)
										(255)	8b			(255)
										(1,909)	3f			(1,909)
Warrant derivative gain	3,133	-	-	-	-	(3,752)	2b	-		619	5	-		-
Equity investment gain	1,158	-	-	-	-	-		(1,090)	6d	-		-		68
Class B Unit Issuance	-	(1,854)	-	(924)	-	1,854	2b	924	6d	-		-		-
Other	28	-	-	-	-	-		-		-		-		28
Total other income and (expense)	3,117	(3,894)	-	(1,815)	-	(1,898)		(166)		(2,583)		-		(7,239)
Income (loss) before income taxes	6,325	(6,552)	7,067	3,005	7,196	(2,694)		(4,245)		(4,553)		-		5,548
Provision for income taxes	(74)	-	-	-	-	-		-		-		-		(74)
Net income (loss) before non-controlling interest	6,399	(6,552)	7,067	3,005	7,196	(2,694)		(4,245)		(4,553)		-		5,622
Net income (loss) attributable to non-controlling interests	81	-	-	-	-	(2,856)	2b			1,831	3g	-		(944)
Net income (loss) attributable to controlling interest	$6,318	$(6,552)	$7,067	$3,005	$7,196	$162		$(4,245)		$(6,384)		$-		$6,566
Pro forma net income (loss) per common share:
Basic	$1.12													$0.80
Diluted	$0.49													$0.73
Pro forma weighted average common shares outstanding (in thousands):
Basic	5,662					1,528	2d			432	5	625	9b	8,176
Diluted	6,465													8,966

See notes to unaudited pro forma consolidated financial information.

F-4

Carbon Natural Gas Company

Unaudited Pro Forma Consolidated Balance Sheet - As of March 31, 2018
(In Thousands)

	Carbon Historical	Adjustment for Seneca Acquisition (3)		Adjustment for Old Ironsides Buyout (6)		Adjustment for conversion of Preferred Stock (9)		Adjustments for the offering (10)	Total
Current assets:
Cash and cash equivalents	$4,114	$-		$(58,000)	6e	$-		$58,000	$14,652
				$10,538	6a
Accounts receivable:
Revenue	3,522	-		6,143	6a	-		-	9,665
Joint interest billings and other	2,137	-		2,134	6a	-		-	4,035
Receivable - insurance	2,834	-		-		-		-	2,834
Due from related parties	571	-		(571)	6e	-		-	-
				(236)	6e
Other	280	-		-		-		-	280
Commodity derivative asset	-	-		928	6a	-		-	928
Inventories	-	-		1,068	6a				1,068
Prepaid expense, deposits, and other current assets	2,058	-		641	6a	-		-	2,699
Total current assets	15,516	-		(37,355)		-		58,000	36,161
Property and equipment
Oil and gas properties , full cost method of accounting:
Proved, net	89,956	37,400	3b	109,235	6a	-		-	236,591
Unproved	3,505	-		1,801	6a	-		-	5,306
Other property, equipment, net	1,631	-		12,295	6a	-		-	13,926
Total property and equipment, net	95,092	37,400		123,331		-		-	255,823
Investments in affiliates	12,850	-		(12,188)	6e	-		-	662
Other long-term assets	1,777	-		1,171	6a	-		-	2,948
Total assets	$125,235	$37,400		$74,959		$-		$58,000	$295,594
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$18,566	$-		$12,582	6a	$-		$-	$30,338
				$(807)	6e	-
Due to related parties	-	-		-		-		-	-
Asset retirement obligations	-	-		-		-		-	-
Firm transportation contract obligations	123	-		4,454	6a	-		-	4,577
Commodity derivative liability	1,769	-		-		-		-	1,769
Total current liabilities	20,458	-		16,226		-		-	36,687
Non-current liabilities:
Firm transportation contract obligations	107	-		13,471	6a	-		-	13,578
Commodity derivative liability	910	-		-		-		-	910
Production and property taxes payable	550	-		2,365	6a	-		-	2,915
Warrant derivative liability	-	-		-		-		-	-
Asset retirement obligations	10,032	-		4,919	6a	-		-	14,951
Notes, related party, net	-	3,000	3b	-		-		-	3,000
Credit facility, related party	21,922	24,400	3b	-		-		-	46,322
Credit facility	23,223	-		37,975	6a				61,198
Notes payable	-	-		-		-		-	-
Total non-current liabilities	56,744	27,400		58,730		-		-	142,874
Stockholders’ equity:
Preferred stock	-	5,000	3a	-		(5,000)	9a	-	-
Common stock	76	-		-		6	9a	-	82
Additional paid-in capital	69,208	(875)	3b	-		4,994	9a	58,000	131,327
Accumulated deficit	(40,649)	-		-		-		-	(40,649)
Total Carbon stockholders’ equity	28,635	4,125		-		-		58,000	90,760
Non-controlling interests	19,398	5,875	3b	-		-		-	25,273
Total stockholders’ equity	48,033	10,000		-		-		58,000	116,033
Total liabilities and stockholders’ equity	$125,235	$37,400		$74,959		$-		$58,000	$295,594

See notes to unaudited pro forma consolidated financial information.

F-5

Carbon Natural Gas Company
Notes to Unaudited Pro Forma Consolidated Financial Information

All amounts are in thousands, unless specifically stated otherwise or for share data

1.	Basis of presentation

The unaudited pro forma consolidated financial information is based upon the historical financial statements of Carbon, the audited and unaudited historical financial statements of Carbon California, the audited and unaudited historical financial statements of Carbon Appalachia, the audited and unaudited historical statements of revenues and direct operating expenses for the properties acquired in the Seneca Acquisition and the audited historical statements of revenues and direct operating expenses for the properties acquired in the Cabot Acquisition, as adjusted for the impact of the Transactions, as if the Transactions occurred on March 31, 2018, in the case of the unaudited pro forma consolidated balance sheet as of March 31, 2018, or as of January 1, 2017, in the case of the unaudited pro forma combined statements of operations for the year ended December 31, 2017, and the three months ended March 31, 2018. The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma consolidated statements of operations, expected to have a continuing impact on the consolidated results following the Transactions.

The business combination was accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”), Topic 805, Business Combinations.

The unaudited pro forma consolidated financial statements do not necessarily reflect what the company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. They also may not be useful in predicting our future financial condition and results of operations. Our actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical audited statements of Carbon California and Carbon Appalachia are prepared from the date of their formation, February 15, 2017 and April 3, 2017, respectively, through December 31, 2017. The CRC Acquisition and the Mirada Acquisition closed on the date of formation of Carbon California, as such, the operations of the assets acquired in the CRC Acquisition and Mirada Acquisition are included in the entire historical period presented in the audited historical statements of Carbon California. The CNX Acquisition closed on the date of formation of Carbon Appalachia, as such, the CNX Acquisition is included in the entire historical period presented within the audited historical financial statements of Carbon Appalachia. No pro forma adjustments have been made to include the CRC, Mirada and CNX Acquisitions as if they occurred on January 1, 2017 because it is impracticable to do so prior to the formation of Carbon California and Carbon Appalachia. We believe that excluding these acquisitions for these periods – for Carbon California excluding 45 days of the operations of the assets assumed in the CRC and Mirada Acquisitions and for Carbon Appalachia excluding 123 days of the operations of the assets assumed in the CNX Acquisition – does not have a material effect on our unaudited consolidated pro forma statement of operations.

2.	Adjustments for the increase in Carbon’s ownership of Carbon California from 17.81% to 56.41% of voting and profit interest on February 1, 2018 in connection with the exercise of certain warrants by Yorktown and the resulting consolidation of Carbon California

Carbon California was formed on February 15, 2017 by Carbon and other institutional investors to acquire, divest and operate oil and gas properties in the Ventura Basin of California.

In connection with the entry into the Carbon California LLC Agreement, we received Class B Units and issued to Yorktown a warrant to purchase approximately 1.5 million shares of our common stock at an exercise price of $7.20 per share (the “California Warrant”). The exercise price for the California Warrant is payable exclusively with Class A Units of Carbon California held by Yorktown and the number of shares of our common stock for which the California Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon California by (b) the exercise price. The California Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the California Warrant. Yorktown exercised the California Warrant on February 1, 2018.

The issuance of the Class B Units and the warrant were in contemplation of each other, and under non-monetary related party guidance, we accounted for the California Warrant, at issuance, based on the fair value of the California Warrant as of the date of grant (February 15, 2017) and recorded a long-term warrant liability with an associated offset to APIC. Future changes to the fair value of the California Warrant are recognized in earnings. We accounted for the fair value of the Class B Units at their estimated fair value at the date of grant, which became our investment in Carbon California with an offsetting entry to APIC.

F-6

On February 1, 2018, Yorktown exercised the California Warrant resulting in the issuance of 1,527,778 shares of our common stock in exchange for Yorktown’s Class A Units of Carbon California representing approximately 46.96% of the outstanding Class A Units of Carbon California and a profits interest of approximately 38.59%. After giving effect to the exercise on February 1, 2018, we own 56.41% of the voting and profits interests of Carbon California.

The exercise of the warrant and the acquisition of the additional ownership interest, which is a majority financial interest, qualifies as a change of control and should be accounted for as a business combination in accordance with ASC 805, Business Combinations (“ASC 805”). The Company will consolidate the results of Carbon California into its consolidated financial statements from the date of the acquisition forward.

(a)

Audited Historical Statement of Operations. Reflects the inclusion of Carbon California’s audited historical statement of operations for the period ended December 31, 2017, included elsewhere in this prospectus.

(b)	Effect of acquisition of Carbon California on unaudited pro forma consolidated statements of operations. Reflects the following adjustments to the pro forma consolidated statement of operations to reflect the exercise of the Warrant as if it occurred on the date of formation of Carbon California:

Description	Adjustment for three months ended March 31, 2018	Adjustment for year ended December 31, 2017	Explanation
Reduction of unrealized gain on warrant liability	$225	$3,752	Due to the conversion of the warrant, there will no longer be an ongoing effect to the statement of operations, as such this adjustment reflects removal of the unrealized gain
Decrease of General and administrative-related party reimbursement	$64	$1,000	This reimbursement is paid by Carbon California to Carbon. As Carbon California will be a consolidated entity going forward the reimbursement amount has been eliminated
Decrease of Management and operating fee, related party	$-	$525	This fee was paid to Carbon, as Carbon California will now be a consolidated entity this expense would be eliminated
Decrease to loss on Class B issuance	$-	$1,854	Elimination of loss on class B share issuance because the holder of the shares is Carbon
Decrease of Gain on derecognized equity investment in affiliate	$5,391	$-	Eliminate the gain on step acquisition following fair value method of Carbon California upon gaining control

Adjustments to increase (decrease) to Net loss attributable to non-controlling interest for the portion of earnings attributable to the non-controlling interest for Carbon California:

	Amount	NCI %	Adjustment
For the year ended December 31, 2017	$6,552	43.59%	$2,856
For the three months ended March 31, 2018 – Cumulative adjustment for 2c $(1,184) and 2b ($5,680)	$(6,864)	43.59%	$(2,992)

F-7

(c)	Adjustment for results of operations for Carbon California from January 1, 2018 to January 31, 2018. Carbon California became a consolidated entity as of February 1, 2018, this adjustment reflects the results of operations for Carbon California as if the conversion of the California Warrant occurred on January 1, 2018.

For the period from January 1, 2018 to January 31, 2018
Revenue:
Natural gas and liquid sales	$10
Oil sales	760
Commodity derivative (loss) gain	(973)
Other income	-
Total revenue	(203)
Expenses:
Lease operating expenses	250
Transportation and gathering costs	87
Production and property taxes	42
General and administrative	312
Depreciation, depletion and amortization	77
Accretion of asset retirement obligations	17
Total expenses	785
Operating (loss) income	(988)
Other income and (expense):
Interest expense	(196)
Total other income and (expense)	(196)
Income (loss) before income taxes	(1,184)
Provision for income taxes	-
Net income (loss) before non-controlling interest	(1,184)
Net income (loss) attributable to non-controlling interests	-
Net income (loss) attributable to controlling interest	$(1,184)

(d)	Earnings per share. 1,527,778 shares of Carbon common stock were issued to the warrant holder, we have adjusted weighted average shares outstanding to reflect these additional shares as if the exercise occurred on January , 2017.

(e)	Depletion expense. Reflects the calculation of the estimated depletion expense based on the estimated fair value of oil and gas assets be acquired based on the historical depletion rate of the assets to be acquired in Carbon California Acquisition. This estimation is based on the preliminary fair value of the proved oil and gas assets multiplied by the historical Carbon California annual depletion rate of 1.72%.

	Depletable base	Depletion Rate	For the year ended December 31, 2017
Estimated Depletion	$90,319	1.72%	$1,556
Remove: actual depletion			(1,235)
Pro forma adjustment			$321

The adjustment for depletion for the period when Carbon California was not consolidated, from January 1, 2018 through January 31, 2018, is considered immaterial, thus, no adjustment has been made.

(f)	Income taxes. Carbon California has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Carbon California’s members, which includes the Company. Due to the limited history of losses for Carbon California, we are unable to estimate the tax effect of the Carbon California acquisition on the Company’s statement of operations. As such no pro forma adjustment has been made related to income taxes.

F-8

3.	Adjustments for the Seneca Acquisition by Carbon California

In October 2017, Carbon California signed a Purchase and Sale Agreement to acquire certain operated and non-operated oil and gas leases, and fee interests in and to certain lands, situated in the Ventura Basin, together with associated wells, pipelines, facilities, equipment and other property rights for a purchase price of $43.0 million, subject to customary and standard purchase price adjustments. After effective date adjustments, we expect the purchase price to be approximately $37.4 million. We contributed approximately $5.0 million to Carbon California to fund our portion of the purchase price, with the remainder funded by other equity members and debt.

The Seneca Acquisition closed on May 1, 2018, with an effective date as of October 1, 2017. We raised our $5.0 million through the issuance of 50,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), to Yorktown. Upon the completion of this offering the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to an amount per share of $100 plus all accrued but unpaid dividends payable in respect thereof (together, the “Liquidation Preference”) divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering.

The Seneca Acquisition meets the definition of a business under Rule 11-01 (d) of Regulation S-X. As Carbon California is a consolidated entity based on our acquisition of a majority financial interest in Carbon California (see note 2) and due to the significance of the Seneca Acquisition, we have made an adjustment to reflect the Seneca Acquisition within the unaudited consolidated pro forma financial statements.

As the acquirer for accounting purposes, Carbon California is required to estimate the fair value of the assets to be acquired and liabilities to be assumed. The assets acquired and liabilities assumed for Seneca are on a preliminary basis and reflect the information currently available to us. We are unable to estimate what, if anything, will change materially from our preliminary purchase price allocation.

(a)	Preferred Stock. The Seneca Acquisition has no effect on the unaudited pro forma consolidated balance sheet cash balance because the Company has acquired a controlling interest in Carbon California (See Note 2). This would have shown as a decrease of the Company’s cash and an increase to Carbon California’s cash, which has a net effect of zero on the unaudited pro forma balance sheet. As such, no pro forma adjustment has been made to cash, but we issued $5,000 in Preferred Stock to Yorktown in exchange for our portion of the purchase price. The $5,000 has been reflected as an increase in Preferred Stock on the unaudited consolidated pro forma balance sheet.

(b)	Consideration and preliminary purchase price allocation. The table below represents the preliminary purchase price allocation for the assets acquired based on the most current information available to us:

Amount
Oil and gas properties, proved	$37,400

Consideration paid in cash	$37,400

We have included the assets acquired as if the acquisition were to have occurred on March 31, 2018. The Seneca acquisition was financed through an equity contribution of $10,000 ($5,000 by the Company and $5,000 by other investors), a draw on the Revolver of $24,400 and issuance of $3,000 of new senior subordinated notes.

In connection with the issuance of the $3.0 million in new subordinated notes, an investor of Carbon California received an additional equity interest, which reduced Carbon’s ownership interest to approximately 53.92%, or a reduction of 2.49% from the ownership interest acquired in the Carbon California acquisition (see Note 2)

F-9

This reduction in ownership interest by 2.49% for the Company plus the contribution for the acquisition by other investors resulted in an increase to NCI on the unaudited consolidated pro-forma balance sheet as follows:

	Amount	NCI %	Adjustment
Amount contributed by other investors	$5,000	100%	$5,000
Total equity in Carbon California	$35,171	2.49%	875

Total pro forma adjustment to NCI			$5,875

This reduction in ownership also causes a reduction in additional paid in capital of $875 to coincide with the increase in NCI discussed above.

Additionally, we expect there to be an assumed liability for asset retirement obligations (“ARO”) related to the oil and gas assets acquired and we are currently in process of evaluating the ARO and related accretion. Therefore, no pro forma adjustment has been made related to the ARO at this time.

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma consolidated financial statements. The final purchase price allocation will be determined when we have completed the detailed valuations and necessary calculations after execution of the agreement. The preliminary estimate of fair value could differ from the final amounts we will calculate after completing a detailed valuation analysis for the Seneca properties and the difference may have a material impact on the accompanying unaudited pro forma consolidated financial statements.

(c)	Audited historical statement of revenues and direct operating expenses. Reflects the inclusion of the revenues and direct operating expenses from the audited statements of revenues and direct operating expenses for the properties acquired in the Seneca Acquisition, included within this prospectus, as if the Seneca Acquisition occurred on January 1, 2017.

(d)	Unaudited historical statement of revenues and direct operating expenses. Reflects the inclusion of the revenues and direct operating expenses from the unaudited statements of revenues and direct operating expenses for the properties acquired in the Seneca Acquisition, included within this prospectus, as if the Seneca Acquisition occurred on January 1, 2018.

(e)	Depletion expense. Reflects the calculation of the estimated depletion expense based on the estimated fair value of oil and gas assets be acquired based on the historical depletion rate for the assets acquired in the Seneca Acquisition.

Proved Reserves (Mcfe)	104,027,133
Production (Mcfe)	2,359,827

Estimated Depletion Rate (Production/Proved Reserves)	2.22%

	Depletable base	Depletion Rate	For the three months ended March 31, 2018	For the year ended December 31, 2017
Estimated Depletion	$37,400	2.22%	$207	$830

(f)	Interest expense. Reflects the pro forma increase to interest expense from an anticipated additional draw of $24,400 on the Carbon California revolver (increase in capacity to $41,000) and the remaining $3,000 from issuance of additional senior subordinated notes to fund the Seneca Acquisition, as if the draw had occurred on January 1, 2017. A hypothetical 1/8 percent change in the rates applicable to our Revolver would not have a material impact on our unaudited pro forma consolidated statements of operations for the three months ended March 31, 2018 nor for the year ended December 31, 2017.

F-10

	Estimated Principal	Weighted Average Rate	For the three months ended March 31, 2018	For the year ended December 31, 2017
Interest expense on Revolver	$24,400	6.35%	$387	$1,549
Additional subordinated notes	$3,000	12.00%	90	360

Total pro forma adjustment			$477	$1,909

(g)	Non-controlling interest. Reflect 46.08% of the results of operations related to the assets acquired in the Seneca Acquisition as Net Income attributable to non-controlling interests and the reduction to the non-controlling interest for the change of the 2.49% ownership interest for Carbon California as follows:

	Earnings (loss)	NCI %	For the three months ended March 31, 2018
Seneca Historical	$2,804	46.08%	$1,292
Cumulative effect of 3e and 3f	$(684)	46.08%	(315)
Effect of ownership percentage change on cumulative Carbon California adjustments (See Net loss before non-controlling interest on pro forma income statement column 2)	$(6,864)	2.49%	(171)

Total pro forma adjustment			$806

	Earnings (loss)	NCI %	For the year ended December 31, 2017
Seneca Historical	$7,067	46.08%	$3,256
Cumulative effect of 3e and 3f	$(2,739)	46.08%	(1,262)
Update for Carbon California results for change in ownership	$(6,552)	2.49%	(163)

Total pro forma adjustment			$1,831

4.	Adjustments for the additional borrowings under the Carbon Credit Facility

In the third quarter of 2017, the Company contributed approximately $6,625 to Carbon Appalachia. This funding was provided with borrowings under the Carbon Credit Facility.

This adjustment reflects the increased interest expenses related to the additional borrowing under the credit facility as if the borrowing occurred on January 1, 2017. A hypothetical 1/8 percent change in the rates applicable to our Revolver would not have a material impact on our unaudited pro forma consolidated statements of operations for the year ended December 31, 2017.

	Principal	Weighted Average Rate	Interest expense for the year ended December 31, 2017
Interest expense	$6,625	5.82%	$386
Remove actual interest incurred			(165)
Pro forma adjustment			$221

F-11

5.	Adjustments for the exercise of the Appalachia Warrant

On April 3, 2017, we issued to Yorktown a warrant to purchase approximately 408,000 shares of our common stock at an exercise price of $7.20 per share. The exercise price for the Appalachia Warrant is payable exclusively with Class A Units of Carbon Appalachia held by Yorktown, and the number of shares of our common stock for which the Appalachia Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon Appalachia plus a 10% internal rate of return by (b) the exercise price. The Appalachia Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the Appalachia Warrant.

On November 1, 2017, Yorktown exercised the Appalachia Warrant resulting in the issuance of 432,051 shares of our common stock in exchange for Class A Units representing approximately 7.95% of then outstanding Class A Units of Carbon Appalachia. We accounted for the exercise through extinguishment of the warrant liability associated with the Appalachia Warrant of approximately $1,900 and the receipt of Yorktown’s Class A Units as an increase to investment in affiliates in the amount of approximately $2,900. After giving effect to the exercise on November 1, 2017, we owned 26.5% of Carbon Appalachia’s outstanding Class A Units, 100% of its Class B Units and 100% of its Class C Units.

The related warrant derivative liability was being fair valued in accordance with ASC 820, Fair Value Measurements, at each reporting period and as this warrant has been exercised we have removed the related unrealized gains of $619 recognized during the year ended December 31, 2017 from the pro forma statement of operations.

Additionally, 432,051 shares of Carbon common stock were issued to the warrant holder, we have adjusted weighted average share outstanding to reflect these additional shares as if the exercise occurred on January 1, 2017.

6.	Adjustments for the use of offering proceeds for the proposed probable acquisition by Carbon of Old Ironsides’ 73.5% of voting interest in Carbon Appalachia for approximately $58 million, resulting in Carbon Appalachia becoming a wholly owned subsidiary of Carbon

Carbon Appalachia formed in 2016 by us, Yorktown and Old Ironsides to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia. On April 3, 2017, we, Yorktown and Old Ironsides Energy, LLC, entered in to a limited liability company agreement (the “Carbon Appalachia LLC Agreement”), with an initial equity commitment of $100.0 million, of which $37.0 million has been contributed as of December 31, 2017.

As of December 31, 2017, we owned 26.5% of the ownership interests in Carbon Appalachia and accounted for our ownership in Carbon Appalachia as an equity method investment. In contemplation of this offering, our management has signed an agreement with Old Ironsides to use a portion of our proceeds from this offering to purchase the additional ownership interest in Carbon Appalachia to bring our ownership to 100% (the “Old Ironsides Buyout”). Based on our related party relationships with Old Ironsides, we consider this proposed acquisition to be probable, as such, we have included the acquisition of Carbon Appalachia in the unaudited pro forma financial statements. This acquisition is expected to close in the second quarter of 2018, subject to negotiation and preparation of definitive transaction documents and other customary closing conditions.

This transaction is considered probable and based on the tests required by Rule 8-04 of Regulation S-X, the Old Ironsides Buyout meets the threshold for inclusion despite not yet being closed. The Old Ironsides Buyout also meets the definition of a business under Rule 11-01 (d) of Regulation S-X.

The proposed probable acquisition of the additional ownership interest qualifies as a change of control and would be accounted for as a business combination in accordance with ASC 805, Business Combinations (“ASC 805”). The Company will consolidate the results of Carbon Appalachia into its consolidated financial statements from the date of the acquisition forward.

(a)	Estimated consideration and preliminary purchase price allocation. As noted above, the proposed probable Old Ironsides Buyout qualifies as a business combination under ASC 805. As such, the Company recognizes the identifiable assets to be acquired and liabilities to be assumed at their respective fair value as of the date of the acquisition. The Company expects to pay $58.0 million for the remaining 73.5% ownership interest in Carbon Appalachia. As this acquisition is considerable probable and has not yet occurred, the purchase price allocation is considered preliminary.

F-12

The table below represents the preliminary purchase price allocation for the Old Ironsides Buyout:

Amount
Fair value of consideration transferred	$58,000
Fair value of previously held interest	12,188
Fair value of business acquired	$70,188

Assets to be acquired and liabilities to be assumed
Amount
Cash acquired	$10,538
Accounts receivable:
Revenue	6,143
Joint interest billings and other	2,134
Commodity derivative asset acquired - ST	641
Inventories	1,068
Prepaid expense, deposits, and other current assets	641
Oil and gas properties acquired:
Proved	109,522
Unproved	1,801
Other property and equipment, net	12,295
Other long term assets	1,171
Accounts payable and accrued liabilities	(12,582)
Firm transportation contract obligation - ST	(4,454)
Production and property taxes payable - LT	(2,365)
Asset retirement obligations assumed - LT	(4,919)
Firm transportation contract obligation - LT	(13,471)
Revolver	(37,975)
Total net assets acquired	$70,188

The assets to be acquired and liabilities to be assumed are on a preliminary basis and reflect our expectations based on the information currently available to us. There may be material changes to the preliminary purchase price allocation, but we are unable to estimate the effect of these changes may be at this time. We expect the purchase price allocation to be finalized during fiscal year 2018.

(b)	Audited Historical Statement of Operations. Reflects the inclusion of Carbon Appalachia’s audited historical statement of operations for the period ended December 31, 2017, included elsewhere in this prospectus.

(c)	Unaudited Historical Statement of Operations. Reflects the inclusion of Carbon Appalachia’s unaudited historical statement of operations for the three months ended March 31, 2018, included within this prospectus, as if the Old Ironsides Buyout occurred on January 1, 2017.

F-13

(d)	Effect of Old Ironsides Buyout on statement of operations. Reflects the following adjustments to the pro forma consolidated statement of operations the proposed probable Old Ironsides Buyout as if it occurred on January 1 of each respective period:

Description	Adjustment for three months ended March 31, 2018	Adjustment for year ended December 31, 2017	Explanation
Decrease of General and administrative-related party reimbursement	$1,052	$1,703	This reimbursement is paid by Carbon Appalachia to Carbon. As Carbon Appalachia will be a consolidated entity going forward the reimbursement amount has been eliminated.
Decrease of Management and operating fee, related party	$1,052	$1,582	This fee was paid to Carbon, as Carbon Appalachia will now be a consolidated entity this expense would be eliminated
Decrease to loss on Class B issuance	$-	$924	Elimination of loss on class B share issuance because the holder of the shares will be Carbon upon completion of the acquisition
Decrease of equity investment gain	$413	$1,090	Removal of equity investment gain on Carbon Appalachia. Carbon Appalachia will be a consolidated entity, as such, there will be no such gains after the acquisition

(e)	Effect of Old Ironsides Buyout on balance sheet. Reflects the following adjustments to the pro forma consolidated statement of operations to reflect the proposed probable Old Ironsides Buyout as if it occurred on March 31, 2018:

Description	Amount	Explanation
Reduction of cash	$58,000	Reduction of cash based on purchase price. This cash is to come from the offering proceeds.
Reduction of receivable due from related party	$807	Elimination of related party receivable due from Carbon Appalachia, upon acquisition this would be eliminated in the consolidated balance sheet
Elimination of investment in affiliate	$12,188	After the proposed acquisition, Carbon Appalachia would be a consolidated entity not an equity method investee. This adjustment eliminates the equity method investment for Carbon Appalachia as of March 31, 2018
Reduction of accounts payable	$807	Reduce accounts payable by the amount due to Carbon from Carbon Appalachia, which would be eliminated upon acquisition

(f)	Depletion expense. Reflects the calculation of the estimated depletion expense based on the estimated fair value of oil and gas assets be acquired based on the historical depletion rate of the assets to be acquired in the Old Ironsides Buyout. This estimation is based on the preliminary fair value of the proved oil and gas assets multiplied by the historical Carbon Appalachia depletion rate of 5.12%.

F-14

	Depletable base	Depletion Rate	For the three months ended March 31, 2018	For the year ended December 31, 2017
Estimated Depletion	$109,235	5.12%	$1,398	$5,591
Remove: actual depletion			(1,307)	(1,633)
Pro forma adjustment			$91	$3,958

(g)	Income taxes. Carbon Appalachia has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Carbon Appalachia’s members, which after the proposed probable acquisition would be the Company. Due to the limited history of earnings for Carbon Appalachia, we are unable to estimate the tax effect of the Old Ironsides Buyout on the Company’s statement of operations. As such no pro forma adjustment has been made related to income taxes.

7.	Adjustment for the Cabot Acquisition made by Carbon Appalachia

On September 29, 2017, Carbon Appalachia acquired natural gas producing properties and related facilities as well as transmission pipeline facilities and equipment located predominantly in the state of West Virginia for a purchase price of $41.3 million, subject to normal purchase adjustments, with an effective date of April 1, 2017 for oil and gas assets and September 29, 2017, for the corporate entity acquired. Consideration to fund the Cabot Acquisition was provided by contributions from the Company’s members of $11.0 million and $20.4 million in funds drawn from its Revolver.

The Cabot Acquisition qualified as a business combination as defined by ASC 805, Business Combinations and, as such, Carbon Appalachia estimated the fair value of the assets acquired and liabilities assumed as of the closing date of September 29, 2017. As Carbon Appalachia is expected to become a consolidated entity based on the Old Ironsides Buyout (see note 6) and due to the significance of the Cabot Acquisition, we have made an adjustment to reflect the Cabot Acquisition within the unaudited consolidated pro forma financial statements.

(a)	Carbon Appalachia expensed approximately $660 of transaction and due diligence costs related to the Cabot Acquisition that were included in general and administrative expenses in the accompanying consolidated statement of operations for the period ended December 31, 2017. This adjustment reflects the elimination of these costs.

(b)	As the Cabot Acquisition closed on September 29, 2017, the Carbon Appalachia audited historical financial statements included the results of operations from the properties acquired in the Cabot Acquisition from September 30, 2017 to December 31, 2017. Based on the proposed probable Old Ironsides Buyout (see note 6), Carbon Appalachia would become a consolidated entity, as such an adjustment should be made as if the Cabot Acquisition occurred on January 1, 2017.

This adjustment reflects the results of operations related to the Cabot Acquisition Properties for the period from January 1, 2017 to September 29, 2017. These amounts are derived from audited historical statements of revenues and direct operating expense included within this prospectus.

F-15

Period from January 1, 2017 through September 29,
(In thousands)	2017

Revenues:
Natural gas sales	$27,042
Oil sales	454
Marketing gas sales	12,070
Storage and other	363
Total revenues	39,929
Direct operating expenses:
Lease operating	8,982
Transportation, gathering, and compression	9,179
Marketing gas purchases	10,389
Production and property taxes	4,183
Total direct operating expenses	32,733
Revenues in excess of direct operating expenses	$7,196

(c)	Interest expense. Reflects the additional interest expense that would have been incurred on the Carbon Appalachia Revolver draw made to finance the Cabot Acquisition as if it occurred on January 1, 2017. A hypothetical change of 1/8 percent would not have a material effect on the Company’s financial statements:

	Principal	Weighted Average Rate	Interest expense for period from January 1 to September 29, 2017
Interest expense on Revolver	$20,400	5.34%	$817

(d)	Depletion expense. Reflects the calculation of the estimated depletion expense for the assets to be acquired. This estimation is based on the preliminary fair value of the proved oil and gas assets multiplied by the historical Carbon Appalachia depletion rate of 5.12%. This provides a reasonable estimation of the depletion for the assets acquired in the Cabot Acquisition.

	Depletable base	Depletion Rate	For the period from January 1, 2017 to September 29, 2017
Estimated Depletion	$49,920	5.12%	$1,904

(e)	Income taxes. The Cabot Acquisition was made by Carbon Appalachia and Carbon Appalachia has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Carbon Appalachia’s members, which after the proposed probable acquisition would be the Company. Due to the limited history of earnings for Carbon Appalachia, we are unable to estimate the tax effect of the Cabot Acquisition on the Company’s unaudited pro forma consolidated statement of operations. As such no pro forma adjustment has been made to income taxes for the Old Ironsides Buyout.

8.	Adjustment for Enervest Acquisition made by Carbon Appalachia

On August 15, 2017, Carbon Appalachia acquired natural gas producing properties and related facilities located predominantly in the state of West Virginia for a purchase price of $21.5 million, subject to normal purchase adjustments, with an effective date of May 1, 2017. Consideration to fund the Enervest Acquisition was provided by contributions from Carbon Appalachia’s members of $14.0 million and $8.0 million in funds drawn from Carbon Appalachia’s Revolver.

The assets acquired consist of oil and gas leases and the associated mineral interests, oil and gas wells, a field office building and associated land, vehicles and other miscellaneous equipment.

This acquisition did not qualify as a business combination under ASC 805, but qualifies as a business under Rule 11-01 (d) of Regulation S-X. As Carbon Appalachia is expected to become a consolidated entity based on the Old Ironsides Buyout (see note 6) and due to the significance of the Enervest Acquisition, we have elected to reflect an adjustment for the Enervest Acquisition within the unaudited consolidated pro forma financial statements.

F-16

(a)	As the Enervest Acquisition closed on August 15, 2017, Carbon Appalachia audited historical statement of operations included the results of operations from the properties acquired in the Enervest Acquisition from August 16, 2017 to December 31, 2017. Based on the proposed probable Old Ironsides Buyout (see note 6), Carbon Appalachia would become a consolidated entity, as such an adjustment should be made as if the Enervest Acquisition occurred on January 1, 2017.

This adjustment reflects the results of operations related to the properties acquired in the Enervest Acquisition for the period from January 1, 2017 to August 15, 2017. These amounts are derived from unaudited historical records related to the properties acquired in the Enervest Acquisition.

Period from January 1, 2017 through August 15,
(In thousands)	2017

Revenues:
Natural gas sales	$2,914
Storage and other	29
Total revenues	2,943
Direct operating expenses:
Lease operating	1,367
Transportation, gathering, and compression	709
Production and property taxes	96
Total direct operating expenses	2,172

Revenues in excess of direct operating expenses	$771

(b)	Interest expense. Reflects the additional interest expense that would have been incurred on the Revolver draw made to purchase the Enervest properties as if it occurred on January 1, 2017. A hypothetical change of 1/8 percent would not have a material effect on the Company’s financial statements:

	Principal	Weighted Average Rate	Interest expense for period from January 1 to August 15, 2017
Interest expense on Revolver	$8,000	5.34%	$255

(c)	Depletion expense. Reflects the calculation of the estimated depletion expense for the assets to be acquired. This estimation is based on the preliminary fair value of the proved oil and gas assets multiplied by the historical CAC depletion rate of 5.12%. This provides a reasonable estimation of the depletion expense for the assets acquired in the Enervest Acquisition.

	Depletable base	Depletion Rate	For the period from January 1, 2017 to August 15, 2017
Estimated Depletion	$20,948	5.12%	$667

(d)	Income taxes. The Envervest Acquisition was made by CAC and CAC has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the CAC’s members, which after the proposed probable acquisition would be the Company. Due to the limited history of earnings for CAC, we are unable to estimate the tax effect of the Enervest Acquisition on the Company’s statement of operations. As such no pro forma adjustment has been made related to income taxes.

F-17

9.	Adjustments for the conversion of Series B Preferred Stock in connection with this Offering

As part of the Seneca Acquisition we issued 50,000 shares of Preferred Stock to Yorktown for $5,000. The Preferred Stock is automatically convertible into shares of common stock in the Company upon completion of this offering. The Preferred Stock is convertible into shares of common stock of the Company at a ratio of equal to an amount per share of $100 plus all accrued but unpaid dividends payable in respect thereof divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering.

(a)	This adjustment reflects the reduction of the Preferred Stock and the increase in common stock at par and additional paid in capital upon conversion of the Preferred Stock into common stock of the Company using $8.00 per share and the following calculation:

	Per Share Value	Value of Preferred Stock		Conversion Rate	Converted Shares
50,000 shares of Preferred Stock	$100	$5,000	$100	$8.00 per share	625,000

Pro forma adjustments				Common stock at par	$6
				Additional paid-in-capital	$4,994

(b)	Earnings per share. These unaudited pro forma financial statements assume 625,000 shares of Carbon common stock will be issued to Yorktown upon conversion of the Preferred Stock at completion of this offering, and we have adjusted weighted average shares outstanding to reflect these additional shares as if the exercise occurred on January 1, 2017.

10.	Adjustments for the use of proceeds from this Offering

Upon completion of this offering, we will issue and sell [        ] shares of common stock and receive net proceeds, after deducting estimated offering expenses payable by us and underwriting discounts and commissions of approximately $[        ] million. The Company plans to use approximately $58 million of the proceeds to complete the CAC Acquisition (see note 6), $[        ] million of the proceeds would be used to pay down the Company’s [        ] and the remainder would be used to fund operating expenses.

(a)	Adjustment for pay down of $[ ] million on the [ ]

	Principal	Weighted Average Rate	Interest expense for the year ended December 31, 2017
Reduction in interest expense on [ ]

Pro forma adjustment

F-18

CARBON NATURAL GAS COMPANY

Consolidated Balance Sheets

	March 31,	December 31,
(in thousands)	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,114	$1,650
Accounts receivable:
Revenue	3,522	2,206
Joint interest billings and other	2,137	349
Insurance receivable (Note 2)	2,834	802
Due from related parties	571	2,075
Other	280	-
Commodity derivative asset	-	215
Prepaid expense, deposits and other current assets	2,058	783
Total current assets	15,516	8,080

Property and equipment (Note 4)
Oil and gas properties, full cost method of accounting:
Proved, net	89,956	34,178
Unproved	3,505	1,947
Other property and equipment, net	1,631	737
Total property and equipment, net	95,092	36,862

Investments in affiliates (Note 6)	12,850	14,267
Other long-term assets	1,777	800
Total assets	$125,235	$60,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities (Note 11)	$18,566	$11,218
Firm transportation contract obligations (Note 14)	123	127
Commodity derivative liability (Note 13)	1,769	-
Total current liabilities	20,458	11,345

Non-current liabilities:
Firm transportation contract obligations (Note 14)	107	134
Production and property taxes payable	550	520
Warrant liability (Note 12)	-	2,017
Asset retirement obligations (Note 5)	10,032	7,357
Credit facility (Note 7)	23,223	22,140
Credit facility-related party (Note 7)	21,922	-
Commodity derivative non-current liability (Note 13)	910	-
Total non-current liabilities	56,744	32,168

Commitments (Note 14)

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized 1,000,000 shares, no shares issued and outstanding at March 31, 2018 and December 31, 2017	-	-
Common stock, $0.01 par value; authorized 10,000,000 shares, 7,572,048 and 6,005,633 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	76	60
Additional paid-in capital	69,208	58,813
Accumulated deficit	(40,649)	(44,218)
Total Carbon stockholders’ equity	28,635	14,655
Non-controlling interests	19,398	1,841
Total stockholders’ equity	48,033	16,496
Total liabilities and stockholders’ equity	$125,235	$60,009

See accompanying notes to Consolidated Financial Statements.

F-19

CARBON NATURAL GAS COMPANY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2018	2017

Revenue:
Natural gas sales	$3,939	$3,994
Natural gas liquid sales	163	-
Oil sales	2,983	1,046
Commodity derivative (loss) gain	(626)	2,144
Other income	14	9
Total revenue	6,473	7,193

Expenses:
Lease operating expenses	2,087	1,205
Transportation and gathering costs	855	489
Production and property taxes	433	412
General and administrative	2,948	1,745
General and administrative - related party reimbursement	(1,116)	(75)
Depreciation, depletion and amortization	1,492	573
Accretion of asset retirement obligations	141	78
Total expenses	6,840	4,427

Operating (loss) income	(367)	2,766

Other income (expense):
Interest expense	(1,002)	(267)
Warrant derivative gain	225	830
Gain on derecognized equity investment in affiliate – Carbon California	5,391	-
Investment in affiliates	437	7
Total other income (expense)	5,051	570

Income before income taxes	4,684	3,336

Provision for income taxes	-	-

Net income before non-controlling interests	4,684	3,336

Net income attributable to non-controlling interests	1,115	44

Net income attributable to controlling interest	$3,569	$3,292

Net income per common share:
Basic	$0.51	$0.60
Diluted	$0.46	$0.40
Weighted average common shares outstanding:
Basic	6,996	5,487
Diluted	7,226	6,255

See accompanying notes to Consolidated Financial Statements.

F-20

CARBON NATURAL GAS COMPANY

Consolidated Statements of Stockholders’ Equity

(Unaudited)

(in thousands)

			Additional	Non-		Total
	Common Stock		Paid-in	Controlling	Accumulated	Stockholders’
	Shares	Amount	Capital	Interests	Deficit	Equity

Balances, December 31, 2017	6,006	$60	$58,813	$1,841	$(44,218)	$16,496
Stock based compensation	38	1	292	-	-	293
CCC Warrant Exercise - Share Issuance	1,528	15	8,311	16,466	-	24,792
CCC Warrant Exercise - liability extinguishment	-	-	1,792	-	-	1,792
Non-controlling interest distributions, net	-	-	-	(24)	-	(24)
Net income	-	-	-	1,115	3,569	4,684

Balances, March 31, 2018	7,572	$76	$69,208	$19,398	$(40,649)	$48,033

See accompanying notes to Consolidated Financial Statements.

F-21

CARBON NATURAL GAS COMPANY

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in thousands)	2018	2017

Cash flows from operating activities:
Net income	$4,684	$3,336
Items not involving cash:
Depreciation, depletion and amortization	1,492	573
Accretion of asset retirement obligations	141	78
Unrealized commodity derivative (gain) loss	249	(2,167)
Warrant derivative gain	(225)	(830)
Stock-based compensation expense	292	319
Equity investment (income)loss	(437)	(7)
Gain on derecognized equity investment in affiliate – Carbon California	(5,391)	-
Amortization of debt issuance costs	89	-
Other	-	(36)
Net change in:
Accounts receivable	(1,611)	1,268
Prepaid expenses, deposits and other current assets	448	(67)
Accounts payable, accrued liabilities, firm transportation contract obligations, and other long-term obligations	364	(1,573)
Net cash provided by operating activities	95	894

Cash flows from investing activities:
Development and acquisition of properties and equipment	(874)	(396)
Cash received- Carbon California Acquisition	275	-
Other long-term assets	-	(3)
Net cash (used in) investing activities	(599)	(399)

Cash flows from financing activities:
Proceeds from credit facility	3,000	300
Payments on credit facility	(8)	(1,000)
Distributions to non-controlling interests	(24)	(23)
Net cash provided by (used in) financing activities	2,968	(723)

Net increase (decrease) in cash and cash equivalents	2,464	(228)

Cash and cash equivalents, beginning of period	1,650	858

Cash and cash equivalents, end of period	$4,114	$630

See accompanying notes to Consolidated Financial Statements.

F-22

CARBON NATURAL GAS COMPANY

Notes to Consolidated Financial Statements

(Unaudited)

Note 1 – Organization

Carbon Natural Gas Company and its subsidiaries (referred to herein as “we”, “us”, or “Carbon” ) is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas in the United States. The Company’s business is comprised of the assets and properties of Nytis Exploration (USA) Inc. (“Nytis USA”) and its subsidiary Nytis Exploration Company LLC (“Nytis LLC”) which conducts the Company’s operations in the Appalachian and Illinois Basins, in addition to its subsidiaries, Carbon California Operating Company, LLC and Carbon California Company, LLC which conducts the Company’s operations in California as well as our equity investment in Carbon Appalachian Company, LLC (“Carbon Appalachia”).

Appalachian and Illinois Basin Operations

In the Appalachian and Illinois Basins, Nytis LLC and Carbon Appalachia conducts our operations. The following illustrates this relationship as of March 31, 2018.

F-23

Ventura Basin Operations

In California, Carbon California Operating Company, LLC (“CCOC”) conducts Carbon California Company, LLC’s (“Carbon California”) operations. On February 1, 2018, an entity managed by Yorktown Partners, LLC (“Yorktown”) exercised a warrant it held to purchase shares of our common stock at an exercise price of $7.20 per share (the “California Warrant”), resulting in the issuance of 1,527,778 shares of our common stock. In exchange, we received Yorktown’s Class A Units of Carbon California representing approximately 46.96% of the then outstanding Class A Units of Carbon California (a profits interest of approximately 38.59%). After giving effect to the exercise on February 1, 2018, we own 56.4% of the voting and profits interests of Carbon California and Prudential Capital Energy Partners, L.P. (“Prudential”) owns 43.6%. Yorktown owns 68.6% of the outstanding shares of our common stock as of May 14, 2018, assuming the conversion of the preferred stock (described herein) to 625,000 shares of our common stock. As of February 1, 2018, we consolidate Carbon California for financial reporting purposes.

F-24

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments (consisting of normal and recurring accruals) considered necessary to present fairly our financial position as of March 31, 2018, and our results of operations and cash flows for the three months ended March 31, 2018 and 2017. Operating results for the three months ended March 31, 2018, are not necessarily indicative of the results that may be expected for the full year because of the impact of fluctuations in prices received for oil and natural gas, natural production declines, the uncertainty of exploration and development drilling results and other factors. The unaudited condensed consolidated financial statements and related notes included in this Quarterly Report on Form 10-Q should be read in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2017.  Except as disclosed herein, there have been no material changes to the information disclosed in the notes to the consolidated financial statements included in our 2017 Annual Report on Form 10-K.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of Carbon, CCOC, Carbon California and Nytis USA and its consolidated subsidiary, Nytis LLC. Carbon owns 100% of Nytis USA and CCOC. Nytis USA owns approximately 99% of Nytis LLC. Carbon owns 56.4% of Carbon California.

Nytis LLC also holds an interest in 64 oil and gas partnerships. For partnerships where we have a controlling interest, the partnerships are consolidated. We are currently consolidating, on a pro-rata basis, 47 partnerships. In these instances, we reflect the non-controlling ownership interest in partnerships and subsidiaries as non-controlling interests on our unaudited consolidated statements of operations and reflect the non-controlling ownership interests in the net assets of the partnerships as non-controlling interests within stockholders’ equity on our unaudited consolidated balance sheet. All significant intercompany accounts and transactions have been eliminated.

In accordance with established practice in the oil and gas industry our unaudited condensed consolidated financial statements also include our pro-rata share of assets, liabilities, income, lease operating costs and general and administrative expenses of the oil and gas partnerships in which we have a non-controlling interest.

Non-majority owned investments that do not meet the criteria for pro-rata consolidation are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the investee. When we do not have the ability to significantly influence the operating decisions of an investee, the cost method is used. All transactions, if any, with investees have been eliminated in the accompanying unaudited condensed consolidated financial statements.

Effective February 1, 2018, Yorktown exercised the California Warrant, which resulted in us acquiring Yorktown’s ownership interest in Carbon California in exchange for shares of our common stock. Following the closing of the Seneca Acquisition on May 1, 2018 (see note 16), our ownership decreased to 53.92% of the voting and profits interests of Carbon California, and Prudential owns the remainder.

Insurance Receivable

Insurance receivable is comprised of an insurance receivable for the loss of property as a result of wildfires that impacted Carbon California in December 2017. The Company filed claims with its insurance provider and is in receipt of partial funds associated with the claims as of March 31, 2018. Therefore, the Company has determined the receivable is collectible and is included in insurance receivable on the unaudited consolidated balance sheets.

F-25

Investments in Affiliates

Investments in non-consolidated affiliates are accounted for under either the cost or equity method of accounting, as appropriate. The cost method of accounting is generally used for investments in affiliates in which we have has less than 20% of the voting interests of a corporate affiliate or less than a 3% to 5% interest of a partnership or limited liability company and do not have significant influence. Investments in non-consolidated affiliates, accounted for using the cost method of accounting, are recorded at cost and impairment assessments for each investment are made annually to determine if a decline in the fair value of the investment, other than temporary, has occurred. A permanent impairment is recognized if a decline in the fair value occurs.

If we hold between 20% and 50% of the voting interest in non-consolidated corporate affiliates or generally greater than a 3% to 5% interest of a partnership or limited liability company and can exert significant influence or control (e.g., through our influence with a seat on the board of directors or management of operations), the equity method of accounting is generally used to account for the investment. Equity method investments will increase or decrease by our share of the affiliate’s profits or losses and such profits or losses are recognized in our unaudited consolidated statements of operations. For our equity method investment in Carbon Appalachia, we use the hypothetical liquidation at book value method to recognize our share of the affiliate’s profits or losses. We review equity method investments for impairment whenever events or changes in circumstances indicate that an other than temporary decline in value has occurred.

Related Party Transactions

Management Reimbursements

In our role as manager of Carbon California and Carbon Appalachia, we receive management reimbursements. We received approximately $753,000 and $50,000 for the three months ended March 31, 2018, and for the one month ended January 31, 2018, from Carbon Appalachia and Carbon California, respectively. These reimbursements are included in general and administrative – related party reimbursement on our unaudited consolidated statements of operations. Effective February 1, 2018, the management reimbursements received from Carbon California are eliminated at consolidation. This elimination includes $100,000 for the period February 1, 2018, through March 31, 2018.

In addition to the management reimbursements, approximately $299,000 and $14,000 in general and administrative expenses were reimbursed for the three months ended March 31, 2018, and for the one month ended January 31, 2018, by Carbon Appalachia and Carbon California, respectively. The elimination of Carbon California in consolidation includes approximately $28,000 for the period February 1, 2018, through March 31, 2018.

Operating Reimbursements

In our role as operator of Carbon California and Carbon Appalachia, we receive reimbursements of operating expenses. These expenses are recorded directly to receivable – related party on our unaudited consolidated balance sheets and are therefore not included in our operating expenses on our unaudited consolidated statements of operations.

F-26

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. There have been no changes in our critical accounting estimates from those that were disclosed in the 2017 Annual Report on Form 10-K. Actual results could differ from these estimates.

Earnings (Loss) Per Common Share

Basic earnings per common share is computed by dividing the net income (loss) attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. The shares of restricted common stock granted to our officers, directors and employees are included in the computation of basic net income per share only after the shares become fully vested. Diluted earnings per common share includes both the vested and unvested shares of restricted stock and the potential dilution that could occur upon exercise of warrants to acquire common stock computed using the treasury stock method, which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by us with the proceeds from the exercise of warrants (which were assumed to have been made at the average market price of the common shares during the reporting period).

The following table sets forth the calculation of basic and diluted income per share:

	Three months ended March 31,
(in thousands except per share amounts)	2018	2017

Net income	$3,569	$3,292
Less: warrant derivative gain	(225)	(830)
Diluted net income	3,344	2,462

Basic weighted-average common shares outstanding during the period	6,996	5,487

Add dilutive effects of warrants and non-vested shares of restricted stock	230	738

Diluted weighted-average common shares outstanding during the period	7,226	6,225

Basic net income per common share	$0.51	$0.60
Diluted net income per common share	$0.46	$0.40

F-27

Recently Adopted Accounting Pronouncement

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which establishes a comprehensive new revenue recognition standard designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. In March 2016, the FASB released certain implementation guidance through ASU 2016-08 (collectively with ASU 2014-09, the "Revenue ASUs") to clarify principal versus agent considerations. The Revenue ASUs allow for the use of either the full or modified retrospective transition method, and the standard will be effective for annual reporting periods beginning after December 15, 2017 including interim periods within that period, with early adoption permitted for annual reporting periods beginning after December 15, 2016. We adopted the guidance using the modified retrospective method with the effective date of January 1, 2018. We did not record a cumulative-effect adjustment to the opening balance of retained earnings as no adjustment was necessary. The adoption of the Revenue ASUs did not impact net income or cash flows. See note 10 for the new disclosures required by the Revenue ASUs.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). The objective of this ASU is to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 and should be applied using a modified retrospective approach. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements of adopting ASU 2016-02.

In March 2018, the FASB issued ASU No. 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (“ASU 2018-05”).  The objective of this ASU is to codify the guidance provided by Staff Accounting Bulletin No. 118 regarding the accounting for the income tax effects of the Tax Cuts and Jobs Act (the “TCJA”) passed by Congress in December 2017 if such accounting is not complete by the time a company issues its financial statements that include the reporting period in which the TCJA was enacted.  ASU 2018-05 was effective upon addition to the FASB Codification in March 2018.

Note 3 – Acquisitions and Divestitures

Acquisition of Majority Control of Carbon California

Carbon California was formed in 2016 by us and entities managed by Yorktown and Prudential to acquire producing assets in the Ventura Basin of California.

In connection with the entry into the limited liability company agreement of Carbon California, we received Class B Units and issued to Yorktown a warrant (“the California Warrant”). The exercise price for the California Warrant was payable exclusively with Class A Units of Carbon California held by Yorktown and the number of shares of our common stock for which the California Warrant was exercisable was determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon California by (b) the exercise price. The California Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the California Warrant.

The issuance of the Class B Units and the California Warrant were in contemplation of each other, and under non-monetary related party guidance, we accounted for the California Warrant, at issuance, based on the fair value of the California Warrant as of the date of grant (February 15, 2017) and recorded a long-term warrant liability with an associated offset to Additional Paid in Capital (“APIC”). Future changes to the fair value of the California Warrant are recognized in earnings. We accounted for the fair value of the Class B Units at their estimated fair value at the date of grant, which became our investment in Carbon California with an offsetting entry to APIC. Additionally, we accounted for our 17.81% profits interest in Carbon California as an equity method investment until January 31, 2018.

F-28

On February 1, 2018, Yorktown exercised the California Warrant resulting in the issuance of 1,527,778 shares of our common stock in exchange for Yorktown’s Class A Units of Carbon California representing approximately 46.96% of the outstanding Class A Units of Carbon California (a profits interest of approximately 38.59%). After giving effect to the exercise on February 1, 2018, we owned 56.4% of the voting and profits interests of Carbon California.

The exercise of the California Warrant and the acquisition of the additional ownership interest is accounted for as a step acquisition in which we obtained control in accordance with ASC 805, Business Combinations (“ASC 805”) (referred to herein as the “Carbon California Acquisition”). We recognized 100% of the identifiable assets acquired, liabilities assumed and the non-controlling interest at their respective fair value as of the date of the acquisition. We exchanged 1,527,778 common shares at a fair value of approximately $8.3 million ($5.45 per share), for 11,000 Class A Units of Carbon California, representing a 38.59% ownership interest in Carbon California. We followed the fair value method to allocate the consideration transferred to the identifiable net assets acquired and non-controlling interest (“NCI”) on a preliminary basis as follows:

Amount (in thousands)
Fair value of Carbon common shares transferred as consideration	$8,326
Fair value of NCI	16,466
Fair value of previously held interest	7,244
Fair value of business acquired	$32,036

Assets acquired and liabilities assumed
Amount (in thousands)
Cash	$275
Accounts receivable:
Joint interest billings and other	690
Receivable - related party	1,610
Prepaid expense, deposits, and other current assets	1,723
Oil and gas properties:
Proved	56,477
Unproved	1,495
Other property and equipment, net	877
Other long-term assets	475
Accounts payable and accrued liabilities	(6,054)
Commodity derivative liability – short-term	(916)
Commodity derivative liability – long-term	(1,729)
Asset retirement obligations – short-term	(384)
Asset retirement obligations – long-term	(2,537)
Notes, related party, net	(8,874)
Revolver, related party	(11,000)
Notes payable	(92)
Total net assets acquired	$32,036

The preliminary fair value of the assets acquired and liabilities assumed were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework.

On the date of the acquisition, we derecognized our equity investment in Carbon California and recognized a gain of approximately $5.4 million based on the fair value of our previously held interest compared to its carrying value.

For assets and liabilities accounted for as business combinations, including the Carbon California Acquisition, to determine the fair value of the assets acquired, the Company primarily used the income approach and made market assumptions as to projections of estimated quantities of oil and natural gas reserves, future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs, a market participant weighted average cost of capital, and the condition of vehicles and equipment. The determination of the fair value of the accounts payable and accrued liabilities assumed required significant judgement, including estimates relating to production assets.

F-29

Consolidation of Carbon California Unaudited Pro Forma Results of Operations

Below are unaudited consolidated results of operations for the quarters ended March 31, 2018 and 2017 as though the Carbon California Acquisition had been completed as of January 1, 2017. The Carbon California Acquisition closed February 1, 2018, and accordingly, the Company’s unaudited consolidated statements of operations for the quarter ended March 31, 2018, includes the results of operations for the period February 1, 2018, through March 31, 2018.

	Unaudited Pro Forma Consolidated Results
	For Three Months Ended March 31,
(in thousands, except per share amounts)	2018	2017
Revenue	$6,672	$8,232
Net income before non-controlling interests	3,543	444
Net income attributable to non-controlling interests	1,115	44
Net income attributable to controlling interests	$2,428	$400
Net income per share (basic)	$0.35	$0.07
Net income (loss) per share (diluted)	$0.30	$(0.07)

Note 4 – Property and Equipment

Net property and equipment as of March 31, 2018 and December 31, 2017, consists of the following:

(in thousands)	March 31, 2018	December 31, 2017

Oil and gas properties:
Proved oil and gas properties	$173,242	$114,893
Unproved properties not subject to depletion	3,505	1,947
Accumulated depreciation, depletion, amortization and impairment	(83,286)	(80,715)
Net oil and gas properties	93,461	36,125

Furniture and fixtures, computer hardware and software, and other equipment	2,955	1,758
Accumulated depreciation and amortization	(1,324)	(1,021)
Net other property and equipment	1,631	737

Total net property and equipment	$95,092	$36,862

F-30

We had approximately $3.5 million and $1.9 million, at March 31, 2018 and December 31, 2017, respectively, of unproved oil and gas properties not subject to depletion. At March 31, 2018 and December 31, 2017, our unproved properties consist principally of leasehold acquisition costs in the following areas:

(in thousands)	March 31, 2018	December 31, 2017

Ventura Basin	$1,495	$-
Illinois Basin:
Indiana	430	432
Illinois	151	136
Appalachian Basin:
Kentucky	918	915
Ohio	65	66
West Virginia	446	398

Total unproved properties not subject to depletion	$3,505	$1,947

During the three months ended March 31, 2018 and 2017, there were no expiring leasehold costs that were reclassified into proved property. The excluded properties are assessed for impairment at least annually. Subject to industry conditions, evaluations of most of these properties and the inclusion of their costs in amortized capital costs is expected to be completed within five years.

We capitalized overhead applicable to acquisition, development and exploration activities of approximately $71,000 and $75,000 for the three months ended March 31, 2018 and 2017, respectively.

Depletion expense related to oil and gas properties for the three months ended March 31, 2018 and 2017, was approximately $1.3 million and $533,000, or $0.76 and $0.41 per Mcfe, respectively. Depreciation expense related to furniture and fixtures, computer hardware and software, and other equipment for the three months ended March 31, 2018 and 2017, was approximately $149,000 and $40,000, respectively.

Note 5 – Asset Retirement Obligation

Our asset retirement obligations (“ARO”) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an ARO is recorded in the period in which it is incurred or acquired, and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated AROs result in adjustments to the related capitalized asset and corresponding liability.

The estimated ARO liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or acquired or increased as a result of a reassessment of expected cash flows and assumptions inherent in the estimation of the liability. Upward revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells. AROs are valued utilizing Level 3 fair value measurement inputs (see note 12).

F-31

The following table is a reconciliation of the ARO:

	Three Months Ended March 31,
(in thousands)	2018	2017
Balance at beginning of period	$7,737	$5,120
Accretion expense	141	78
Additions from Carbon California Company, LLC	2,921	-
Additions during period	-	3
	10,799	5,201
Less: ARO recognized as a current liability	(767)	(124)

Balance at end of period	$10,032	$5,077

Note 6 – Investments in Affiliates

Carbon California

Carbon California was formed in 2016 by us and entities managed by Yorktown and Prudential to acquire producing assets in the Ventura Basin in California. On February 15, 2017, we, Yorktown and Prudential entered into a limited liability company agreement (the “Carbon California LLC Agreement”) of Carbon California, a Delaware limited liability company.

Prior to February 1, 2018, we held 17.81% of the voting and profits interests, Yorktown held 38.59% of the voting and profits interests and Prudential held 43.59% of the voting and profits interests in Carbon California. On February 1, 2018, Yorktown exercised the California Warrant, pursuant to which Yorktown obtained additional shares of common stock in us in exchange for the transfer and assignment by Yorktown of all its rights in Carbon California. Following the exercise of the California Warrant by Yorktown, we owned 56.4% of the voting and profits interests, and Prudential held the remainder of the interests, in Carbon California. We consolidate Carbon California for financial reporting purposes.

On February 15, 2017, Carbon California (i) issued and sold Class A Units to Yorktown and Prudential for an aggregate cash consideration of $22.0 million, (ii) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Prudential Legacy Insurance Company of New Jersey and Prudential Insurance Company of America for the issuance and sale of up to $25.0 million of Senior Secured Revolving Notes (the “Senior Revolving Notes”) due February 15, 2022 and (iii) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Prudential for the issuance and sale of $10.0 million of Senior Subordinated Notes (the “Subordinated Notes”) due February 15, 2024. We are not a guarantor of the Senior Revolving Notes or the Subordinate Notes which are held by Carbon California.

The closing of the Note Purchase Agreement and the Securities Purchase Agreement on February 15, 2017, resulted in the sale and issuance by Carbon California of (i) Senior Revolving Notes in the principal amount of $10.0 million and (ii) Subordinated Notes in the original principal amount of $10.0 million. The maximum principal amount available under the Senior Revolving Notes is based upon the borrowing base attributable to Carbon California’s proved oil and gas reserves which is to be determined at least semi-annually. As of March 31, 2018, the borrowing base was $15.0 million, of which $13.0 million was outstanding. On May 1, 2018, the borrowing base increased to $41.0 million (see note 16).

Net proceeds from the offering transaction were used by Carbon California to complete the acquisitions of oil and gas assets in the Ventura Basin of California, which acquisitions also closed on February 15, 2017. The remainder of the net proceeds were used to fund field development projects, to fund a future complementary acquisition and for general working capital purposes of Carbon California.

F-32

For the period February 15, 2017 (inception) through January 31, 2018, based on our 17.8% interest in Carbon California, our ability to appoint a member to the board of directors and our role of manager of Carbon California, we accounted for our investment in Carbon California under the equity method of accounting as we believed we exerted significant influence. We used the Hypothetical Liquidation at Book Value (“HLBV”) to determine our share of profits or losses in Carbon California and adjusted the carrying value of our investment accordingly. The HLBV is a balance-sheet approach that calculates the amount each member of Carbon California would have received if Carbon California were liquidated at book value at the end of each measurement period. The change in the allocated amount to each member during the period represents the income or loss allocated to that member. In the event of liquidation of Carbon California, to the extent that Carbon California has net income, available proceeds are first distributed to members holding Class A and Class B units and any remaining proceeds are then distributed to members holding Class A units. For the period February 15, 2017 (inception) through January 31, 2018, Carbon California incurred a net loss of which our share (as a holder of Class B Units for that period) was zero.

In connection with our entry into the Carbon California LLC Agreement, we received the aforementioned Class B Units and issued to Yorktown the California Warrant. The exercise price for the California Warrant was payable exclusively with Class A Units of Carbon California held by Yorktown and the number of shares of our common stock for which the California Warrant was exercisable was determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon California by (b) the exercise price. The California Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the California Warrant. On February 1, 2018, Yorktown exercised the California Warrant. As a result of the warrant exercise, Carbon holds 11,000 Class A Units of Carbon California and all of the Class B units, resulting in an aggregate Sharing Percentage of 56.4%. Effective February 1, 2018, the Company consolidates Carbon California in its unaudited condensed consolidated financial statements.

Carbon Appalachia

Carbon Appalachia was formed in 2016 by us, Yorktown and entities managed by Old Ironsides Energy LLC (“Old Ironsides”) to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia.

Outlined below is a summary of i) our contributions, ii) our resulting percentage of Class A unit ownership and iii) our overall resulting Sharing Percentage of Carbon Appalachia after giving effect to the Class C Unit ownership. Holders of units within each class of units participate in profit or losses and distributions according to their proportionate share of each class of units (“Sharing Percentage”). Each contribution and its use are described in detail following the table.

Timing	Capital Contribution	Resulting Class A Units (%)	Resulting Sharing %
April 2017	$0.24 million	2.00%	2.98%
August 2017	$3.71 million	15.20%	16.04%
September 2017	$2.92 million	18.55%	19.37%
November 2017	Warrant exercise	26.50%	27.24%

On April 3, 2017, we, Yorktown and Old Ironsides, entered in to a limited liability company agreement (the “Carbon Appalachia LLC Agreement”), with an initial equity commitment of $100.0 million, of which $37.0 million has been contributed as of March 31, 2018.

Pursuant to the Carbon Appalachia LLC Agreement, we acquired a 2.0% interest in Carbon Appalachia for $240,000 of Class A Units associated with our initial equity commitment of $2.0 million. We also have the ability to earn up to an additional 14.7% of Carbon Appalachia distributions (represented by Class B Units) after certain return thresholds to the holders of Class A Units are met. The Class B Units were acquired for no cash consideration.

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In addition, we acquired a 1.0% interest represented by Class C Units which were obtained in connection with the contribution to Carbon Appalachia of a portion of our working interest in undeveloped properties in Tennessee. If Carbon Appalachia agrees to drill horizontal Chattanooga Shale wells on these properties, it will pay 100% of the cost of drilling and completion of the first 20 wells to earn a 75% working interest in such properties. We, through our subsidiary, Nytis LLC, will retain a 25% working interest in the properties. There was no activity associated with these properties in 2017 nor in the first quarter of 2018.

In 2017, Carbon Appalachia Enterprises, LLC, formerly known as Carbon Tennessee Company, LLC (“CAE”), a subsidiary of Carbon Appalachia, entered into a 4-year $100.0 million (with $1.5 million sublimit for letters of credit) senior secured asset-based revolving credit facility with LegacyTexas Bank with an initial borrowing base of $10.0 million (the “CAE Credit Facility”).

The CAE Credit Facility borrowing base was adjusted for acquisitions completed in 2017. Most recently, on April 30, 2018, CAE Credit Facility was amended, which increased the borrowing base to $70.0 million with redeterminations as of April 1 and October 1 each year. As of March 31, 2018, there was approximately $38.0 million outstanding under the CAE Credit Facility.

The CAE Credit Facility is guaranteed by each of CAE’s existing and future direct or indirect subsidiaries (subject to certain exceptions). CAE’s obligations and those of CAE’s subsidiary guarantors under the CAE Credit Facility are secured by essentially all of CAE’s tangible and intangible personal and real property (subject to certain exclusions).

Interest is payable quarterly and accrues on borrowings under the CAE Credit Facility at a rate per annum equal to either (i) the base rate plus an applicable margin between 0.00% and 1.00% or (ii) the Adjusted LIBOR rate plus an applicable margin between 3.00% and 4.00% at our option. The actual margin percentage is dependent on the CAE Credit Facility utilization percentage. CAE is obligated to pay certain fees and expenses in connection with the CAE Credit Facility, including a commitment fee for any unused amounts of 0.50%.

The CAE Credit Facility contains affirmative and negative covenants that, among other things, limit CAE’s ability to (i) incur additional debt; (ii) incur additional liens; (iii) sell, transfer or dispose of assets; (iv) merge or consolidate, wind-up, dissolve or liquidate; (v) make dividends and distributions on, or repurchases of, equity; (vi) make certain investments; (vii) enter into certain transactions with our affiliates; (viii) enter into sales-leaseback transactions; (ix) make optional or voluntary payments of debt; (x) change the nature of our business; (xi) change our fiscal year to make changes to the accounting treatment or reporting practices; (xii) amend constituent documents; and (xiii) enter into certain hedging transactions.

The affirmative and negative covenants are subject to various exceptions, including basket amounts and acceptable transaction levels. In addition, the CAE Credit Facility requires CAE’s compliance, on a consolidated basis, with (i) a maximum Debt/EBITDA ratio of 3.5 to 1.0 and (ii) a minimum current ratio of 1.0 to 1.0.

CAE may at any time repay the loans under the CAE Credit Facility, in whole or in part, without penalty. CAE must pay down borrowings under the CAE Credit Facility or provide mortgages of additional oil and natural gas properties to the extent that outstanding loans and letters of credit exceed the borrowing base.

In connection with our entry into the Carbon Appalachia LLC Agreement, and Carbon Appalachia engaging in certain transactions during 2017, we received the aforementioned Class B Units and issued to Yorktown awarrant to purchase approximately 408,000 shares of our common stock at an exercise price of $7.20 per share (the “Appalachia Warrant”). The Appalachia Warrant was payable exclusively with Class A Units of Carbon Appalachia held by Yorktown and the number of shares of our common stock for which the Appalachia Warrant was exercisable was determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon Appalachia plus a required 10% internal rate of return by (b) the exercise price.

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On November 1, 2017, Yorktown exercised the Appalachia Warrant, resulting in the issuance of approximately 432,000 shares of our common stock in exchange for Class A Units representing approximately 7.95% of then outstanding Class A Units of Carbon Appalachia. We accounted for the exercise through extinguishment of the warrant liability associated with the Appalachia Warrant of approximately $1.9 million and the receipt of Yorktown’s Class A Units as an increase to investment in affiliates in the amount of approximately $2.9 million. After giving effect to the exercise, we own 26.5% of Carbon Appalachia’s outstanding Class A Units along with 100% of its Class C Units.

The issuance of the Class B Units and the Appalachia Warrant were in contemplation of each other, and under non-monetary related party guidance, we accounted for the Appalachia Warrant, at issuance, based on the fair value of the Appalachia Warrant as of the date of grant (April 3, 2017) and recorded a warrant liability with an associated offset to APIC. Future changes to the fair value of the Appalachia Warrant are recognized in earnings. We accounted for the fair value of the Class B Units at their estimated fair value at the date of grant, which became our investment in Carbon Appalachia with an offsetting entry to APIC.

As of the grant date of the Appalachia Warrant, we estimated that the fair market value of the Appalachia Warrant was approximately $1.3 million, and the fair value of the Class B Units was approximately $924,000. The difference in the fair value of the Appalachia Warrant from the grant date though its exercise on November 1, 2017, was approximately $619,000 and was recognized in warrant derivative gain in our consolidated statements of operations for the year ended December 31, 2017.

Based on our 27.24% combined Class A and Class C interest (and our ability as of March 31, 2018 to earn up to an additional 14.7%) in Carbon Appalachia, our ability to appoint a member to the board of directors and our role of manager of Carbon Appalachia, we are accounting for our investment in Carbon Appalachia under the equity method of accounting as we believe we exert significant influence. We use the HLBV to determine our share of profits or losses in Carbon Appalachia and adjust the carrying value of our investment accordingly. Our investment in Carbon Appalachia is represented by our Class A and C interests, which we acquired by contributing approximately $6.9 million in cash and unevaluated property. In the event of liquidation of Carbon Appalachia, available proceeds are first distributed to members holding Class C Units then to holders of Class A Units until their contributed capital is recovered with an internal rate of return of 10%. Any additional distributions would then be shared between holders of Class A, Class B and Class C Units. For the three months ended March 31, 2018, Carbon Appalachia earned net income, of which our share is approximately $413,000. The ability of Carbon Appalachia to make distributions to its owners, including us, is dependent upon the terms of its credit facilities, which currently prohibit distributions unless agreed to by the lender.

As of March 31, 2018, Carbon Appalachia is in compliance with all CAE Credit Facility covenants.

The following table sets forth, selected historical unaudited financial data for Carbon Appalachia.

(in thousands)	As of March 31, 2018
Current assets	$21,452
Total oil and gas properties, net	$83,404
Current liabilities	$17,086
Non-current liabilities	$58,730
Total members’ equity	$42,506

(in thousands)	Three months ended March 31, 2018
Revenues	$25,743
Operating expenses	23,534
Income from operations	2,208
Net income	1,526

Investments in Affiliates

During the three months ended March 31, 2018 and 2017, we recorded total equity method income of approximately $437,000 and $7,000, respectively. Additionally, on February 1, 2018, as a result of the Carbon California Acquisition, we derecognized our equity investment in Carbon California and recognized a gain of approximately $5.4 million based on the fair value of our previously held interest compared to its carrying value.

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Note 7 – Credit Facilities

Our Credit Facility

In 2016, we entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank. LegacyTexas Bank is the initial lender and acts as administrative agent.

The credit facility has a maximum availability of $100.0 million (with a $500,000 sublimit for letters of credit), which availability is subject to the amount of the borrowing base. The initial borrowing base established under the credit facility was $17.0 million. The borrowing base is subject to semi-annual redeterminations in March and September. On March 30, 2018, the borrowing base was increased from $23.0 to $25.0 million, of which approximately $23.2 million was outstanding as of March 31, 2018. Our effective interest rate as of March 31, 2018 was 7.59%.

The credit facility is guaranteed by each of our existing and future subsidiaries (subject to certain exceptions). Our obligations and those of our subsidiary guarantors under the credit facility are secured by essentially all of our tangible and intangible personal and real property (subject to certain exclusions).

Interest is payable quarterly and accrues on borrowings under the credit facility at a rate per annum equal to either (i) the base rate plus an applicable margin between 0.50% and 1.50% or (ii) the Adjusted LIBOR rate plus an applicable margin between 3.50% and 4.50% at our option. The actual margin percentage is dependent on the credit facility utilization percentage. We are obligated to pay certain fees and expenses in connection with the credit facility, including a commitment fee for any unused amounts of 0.50%.

The credit facility contains affirmative and negative covenants that, among other things, limit our ability to (i) incur additional debt; (ii) incur additional liens; (iii) sell, transfer or dispose of assets; (iv) merge or consolidate, wind-up, dissolve or liquidate; (v) make dividends and distributions on, or repurchases of, equity; (vi) make certain investments; (vii) enter into certain transactions with our affiliates; (viii) enter into sales-leaseback transactions; (ix) make optional or voluntary payments of debt; (x) change the nature of our business; (xi) change our fiscal year to make changes to the accounting treatment or reporting practices; (xii) amend constituent documents; and (xiii) enter into certain hedging transactions.

The affirmative and negative covenants are subject to various exceptions, including basket amounts and acceptable transaction levels. In addition, the credit facility requires our compliance, on a consolidated basis, with (i) a maximum Debt/EBITDA ratio of 3.5 to 1.0 and (ii) a minimum current ratio of 1.0 to 1.0.

On March 27, 2018, the credit facility was amended to revise the calculation of the Leverage Ratio from a Debt/EBITDA ratio to a Net Debt/Adjusted EBITDA ratio, reset the testing period used in the determination of Adjusted EBITDA, eliminated the minimum current ratio and substituted alternative liquidity requirements, including maximum allowed current liabilities in relation to current assets, a minimum cash balance requirement of $750,000 and maximum aged trade payable requirements. As of March 31, 2018, we were in compliance with our financial covenants.

We may at any time repay the loans under the credit facility, in whole or in part, without penalty. We must pay down borrowings under the credit facility or provide mortgages of additional oil and natural gas properties to the extent that outstanding loan and letters of credit exceed the borrowing base.

As required under the terms of the credit facility, we entered into derivative contracts with fixed pricing for a certain percentage of our production. We are a party to an ISDA Master Agreement with BP Energy Company that established standard terms for the derivative contracts and an inter-creditor agreement with LegacyTexas Bank and BP Energy Company whereby any credit exposure related to the derivative contracts entered into by the Company and BP Energy Company is secured by the collateral and backed by the guarantees supporting the credit facility.

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Carbon California – Credit Facilities

Effective as of February 1, 2018, our ownership in Carbon California increased to 56.4% due to the exercise of the California Warrant. As a result, we consolidate Carbon California for financial reporting purposes.

The table below details the notes payable outstanding for Carbon California as of March 31, 2018 (in thousands):

Revolver, related party, due February 15, 2022	$13,000
Notes, related party, due February 15, 2024	$10,000
Total gross notes payable	23,000
Less: Deferred notes costs	(154)
Less: Notes discount	(924)
Total net notes payable	$21,922

Carbon California- Revolver, Related Party

On February 15, 2017, Carbon California entered into a revolver agreement with Prudential Legacy Insurance Company of New Jersey and Prudential Insurance Company of America for the issuance and sale of up to $25.0 million due February 15, 2022 (the “Revolver”). Carbon California may elect to incur interest at either (i) 5.0% plus the London interbank offered rate (“LIBOR”) or (ii) 4.00% plus Prime Rate (which is defined as the interest rate published daily by JPMorgan Chase Bank, N.A.). As of March 31, 2018, the Revolver’s effective borrowing rate was 8.29%. In addition, the Revolver includes a commitment fee for any unused amounts at 0.50% as well as an annual administrative fee of $75,000, payable on February 15 each year.

The maximum principal amount available under the Revolver is based upon the borrowing base attributable to Carbon California’s proved oil and gas reserves, which is to be determined at least semi-annually. As of March 31, 2018, the Revolver has a borrowing base of $15.0 million, of which $13.0 million is outstanding. On May 1, 2018, the borrowing base increased to $41.0 million (see note 16).

The Revolver is secured by all the assets of Carbon California. The Revolver requires Carbon California, as of January 1 and July of each year, to hedge its anticipate proved developed products production at such time for year one, two and three at a rate of 75%, 65% and 50%, respectively. Carbon California may make principal payments in minimum installments of $500,000. Distributions to equity members are generally restricted.

Carbon California incurred fees directly associated with the issuance of the Revolver and amortizes these fees over the life of the Revolver. The current portion of these fees are included in prepaid expense and deposits and the long-term portion is included in other long-term assets for a combined value of $706,000. During the three months ended March 31, 2018 and 2017, Carbon California amortized fees of $29,000 and $14,000, respectively.

The Revolver agreement requires Carbon California to maintain certain financial and non-financial covenants which include the following ratios: total leverage ratio, senior leverage ratio, interest coverage ratio, current ratio, and other qualitative covenants as defined in the Revolver agreement. As of March 31, 2018, Carbon California was in breach of its covenants; however, Carbon California obtained a waiver for the March 31, 2018 measurement period.

Carbon California Notes

On February 15, 2017, Carbon California entered into an agreement with Prudential Capital Energy Partners, L.P. for the issuance and sale of $10.0 million of unsecured notes (the “Carbon California Notes”) due February 15, 2024, bearing interest of 12% per annum.

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Prudential received an additional 1,425 Class A units, representing 5% of total sharing percentage, for the issuance of the Carbon California Notes. Carbon California valued this unit issuance based on the relative fair value by valuing the units at $1,000 per unit and aggregating the amount with the outstanding Carbon California Notes of $10.0 million. The Company then allocated the non-cash value of the units of approximately $1.25 million, which was recorded as a discount to the Carbon California Notes. As of March 31, 2018, Carbon California had an outstanding discount of $923,000, which is presented net of the Carbon California Notes within Credit facility-related party on the unaudited consolidated balance sheets.

The Carbon California Notes require Carbon California, as of January 1 and July 1 of each year, to hedge its anticipated production at such time for year one, two and three at a rate of 67.5%, 58.5% and 45%, respectively.

Prepayment of the Carbon California Notes is currently not available. After February 15, 2019, prepayment is allowed at 100%, subject to a 3.0% fee of outstanding principal. Prepayment is not subject to such fee after February 17, 2020. Distributions to equity members are generally restricted.

The Carbon California Notes agreement requires Carbon California to maintain certain financial and non-financial covenants, which include the following ratios: total leverage ratio, senior leverage ratio, interest coverage ratio, asset coverage ratio, current ratio, and other qualitative covenants as defined in the Revolver agreement. As of March 31, 2018, Carbon California was in breach of financial covenants; however, Carbon California obtained a waiver for March 31, 2018 measurement period.

On May 1, 2018, in connection with the Seneca acquisition, the Revolver and Carbon California Notes Agreement were amended. See note 16.

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Note 8 – Income Taxes

We recognize deferred income tax assets and liabilities for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We have net operating loss carryforwards available in certain jurisdictions to reduce future taxable income. Future tax benefits for net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that available evidence raises doubt about the realization of a deferred income tax asset, a valuation allowance is established.

At March 31, 2018, we have established a full valuation allowance against the balance of net deferred tax assets.

Note 9 – Stockholders’ Equity

Authorized and Issued Capital Stock

Effective March 15, 2017, and pursuant to a reverse stock split approved by the stockholders and Board of Directors, each 20 shares of issued and outstanding common stock became one share of common stock and no fractional shares were issued. References to the number of shares and price per share give retroactive effect to the reverse stock split for all periods presented.

As of March 31, 2018, we had 10.0 million shares of common stock authorized with a par value of $0.01 per share, of which approximately 7.6 million were issued and outstanding, and 1.0 million shares of preferred stock authorized with a par value of $0.01 per share. On April 6, 2018, the Company entered into a preferred stock purchase agreement with Yorktown for a private placement of 50,000 shares of the Company’s Series B Convertible Preferred Stock for $5.0 million. During the three months ended March 31, 2018, the increase in our issued and outstanding common stock is primarily due to a) Yorktown’s exercise of the California Warrant (see note 3), resulting in the issuance of approximately 1.5 million shares of our common stock in exchange for Class A Units in Carbon California representing approximately 46.96% of the then outstanding Class A Units, in addition to b) restricted stock that vested during the quarter.

Carbon Stock Incentive Plans

We have two stock plans, the Carbon 2011 Stock Incentive Plan and the Carbon 2015 Stock Incentive Plan (collectively the “Carbon Plans”). The Carbon Plans were approved by our shareholders and in the aggregate provide for the issuance of approximately 1.1 million shares of common stock to our officers, directors, employees or consultants eligible to receive the awards under the Carbon Plans.

The Carbon Plans provide for the granting of incentive stock options, non-qualified stock options, restricted stock awards, performance awards and phantom stock awards, or a combination of the foregoing, as to employees, officers, directors or consultants, provided that only employees may be granted incentive stock options and directors may only be granted restricted stock awards and phantom stock awards.

Restricted Stock

As of March 31, 2018, approximately 548,000 shares of restricted stock have been granted under the terms of the Carbon Plans. Restricted stock awards for employees vest ratably over a three-year service period or cliff vest at the end of a three-year service period. For non-employee directors, the awards vest upon the earlier of a change in control of us or the date their membership on the Board of Directors is terminated other than for cause. We recognize compensation expense for these restricted stock grants based on the grant date fair value of the shares, amortized ratably over three years for employee awards (based on the required service period for vesting) and seven years for non-employee director awards (based on a market survey of the average tenure of directors among U.S. public companies). For restricted stock granted between 2014 and 2017, we recognized compensation expense based on the grant date fair value of the shares, utilizing an enterprise value approach, using valuation metrics primarily based on multiples of cash flow from operations, production and reserves. For restricted stock and performance units granted in 2013, we utilized the closing price of our stock on the date of grant to recognize compensation expense. During the three months ended March 31, 2018, 38,637 restricted stock units vested.

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Compensation costs recognized for these restricted stock grants were approximately $158,000 and $188,000 for the three months ended March 31, 2018 and 2017, respectively. As of March 31, 2018, there was approximately $957,000 of unrecognized compensation costs related to these restricted stock grants which we expect to be recognized over the next six years.

Restricted Performance Units

As of March 31, 2018, approximately 461,000 shares of performance units have been granted under the terms of the Carbon Plans. Performance units represent a contractual right to receive one share of our common stock subject to the terms and conditions of the agreements, including the achievement of certain performance measures relative to a defined peer group or the growth of certain performance measures over a defined period of time as well as, in some cases, continued service requirements.

We account for the performance units granted during 2014 through 2017 at their fair value determined at the date of grant, which were $11.80, $8.00, $5.40 and $7.20 per share, respectively. The final measurement of compensation cost will be based on the number of performance units that ultimately vest. At March 31, 2018, we estimated that none of the performance units granted in 2016 and 2017 would vest, and, accordingly, no compensation cost has been recorded for these performance units. During 2016, we estimated that it was probable that the performance units granted in 2014 and 2015 would vest and therefore compensation costs of approximately $135,000 and $132,000 related to these performance units were recognized for the three months ended March 31, 2018 and 2017, respectively. As of March 31, 2018, compensation costs related to the performance units granted in 2014 and 2015 have been fully recognized. As of March 31, 2018, if change in control and other performance provisions pursuant to the terms and conditions of these award agreements are met in full, the estimated unrecognized compensation cost related to the performance units granted in 2012, 2016 and 2017 would be approximately $1.9 million.

Note 10 – Revenue Recognition

Revenue from Contracts with Customers

We recognize revenue when it satisfies a performance obligation by transferring control over a product to a customer. Revenue is measured based on the consideration we expect to receive in exchange for those products. Revenues from contracts with customers are recorded on the unaudited consolidated statements of operations based on the type of product being sold.

Performance Obligations and Significant Judgments

We sell oil and natural gas products in the United States through a single reportable segment. We primarily sell products within two regions of the United States: Appalachia and Illinois Basins and the Ventura Basin. We enter into contracts that generally include one type of distinct product in variable quantities and priced based on a specific index related to the type of product. Most of our contract pricing provisions are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, quality of the oil or natural gas, and prevailing supply and demand conditions.

The oil and natural gas is typically sold in an unprocessed state to processors and other third parties for processing and sale to customers. We recognize revenue at a point in time when control of the oil or natural gas passes to the customer. For oil sales, control is typically transferred to the customer upon receipt at the wellhead or a contractually agreed upon delivery point. Under our natural gas contracts with processors, control transfers upon delivery at the wellhead or the inlet of the processing entity’s system. For our other natural gas contracts, control transfers upon delivery to the inlet or to a contractually agreed upon delivery point. In the cases where we sell to a processor, we have determined that we are the principal in the arrangement and the processors are our customers. We recognize the revenue in these contracts based on the net proceeds received from the processor.

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Transfer of control drives the presentation of transportation and gathering costs within the accompanying unaudited consolidated statements of operations. Transportation and gathering costs incurred prior to control transfer are recorded within the transportation and gathering expense line item on the accompanying unaudited consolidated statements of operations, while transportation and gathering costs incurred subsequent to control transfer are recorded as a reduction to the related revenue.

A portion of our product sales are short-term in nature. For those contracts, we use the practical expedient in ASC 606-10-50-14 exempting us from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

For our product sales that have a contract term greater than one year, we have utilized the practical expedient in ASC 606-10-50-14(a) which states we are not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to an unsatisfied performance obligation. Under these sales contracts, each unit of product represents a separate performance obligation; therefore, future volumes are unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required. We have no unsatisfied performance obligations at the end of each reporting period.

We do not believe that significant judgments are required with respect to the determination of the transaction price, including any variable consideration identified. There is a low level of uncertainty due to the precision of measurement and use of index-based pricing with predictable differentials. Additionally, any variable consideration identified is not constrained.

Disaggregation of Revenues

In the following table, revenue for the three months ended March 31, 2018, is disaggregated by primary region within the United States and major product line. As noted above, we operate as one reportable segment.

(in thousands)
Type	Appalachia and Illinois Basin	Ventura Basin	Total
Natural gas sales	$3,805	$134	$3,939
Natural gas liquids sales	-	163	163
Oil sales	247	2,736	2,983
Total revenue	$4,052	$3,033	$7,085

Contract Balances

Under our product sales contracts, we invoice customers once our performance obligations have been satisfied, at which point payment is unconditional. Accordingly, our product sales contracts do not typically give rise to contract assets or liabilities under ASC 606.

Prior Period Performance Obligations

We record revenue in the month production is delivered to the purchaser, but settlement statements may not be received until 30 to 90 days after the month of production. As such, we estimate the production delivered and the related pricing. Any differences between our initial estimates and actuals are recorded in the month payment is received from the customer. These differences have not historically been material. For the three months ended March 31, 2018, revenue recognized in the reporting period related to prior period performance obligations is immaterial.

The estimated revenue is recorded within Accounts receivable - Revenue on the unaudited consolidated balance sheets.

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Note 11 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	March 31, 2018	December 31, 2017

Accounts payable	$5,374	$3,274
Oil and gas revenue suspense	2,032	1,776
Gathering and transportation payables	807	497
Production taxes payable	654	214
Drilling advances received from joint venture partner	1,359	245
Accrued lease operating expenses	1,650	684
Accrued ad valorem taxes-current	1,099	1,054
Accrued general and administrative expenses	2,794	2,473
Accrued asset retirement obligation-current	767	380
Accrued interest	663	247
Other liabilities	1,367	374

Total accounts payable and accrued liabilities	$18,566	$11,218

Note 12 – Fair Value Measurements

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;

Level 2:	Quoted prices in active markets for similar assets or liabilities that are observable for the asset or liability; or

Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our policy is to recognize transfers in and/or out of fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. We have consistently applied the valuation techniques discussed below for all periods presented.

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The following table presents our financial assets and liabilities that were accounted for at fair value on a recurring basis by level within the fair value hierarchy:

(in thousands)	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
March 31, 2018
Liabilities
Commodity derivatives	$-	$2,679	$-	$2,679
December 31, 2017
Asset:
Commodity derivatives	$-	$225	$-	$225
Liabilities
Warrant derivative liability	$-	$-	$2,017	$2,017

Commodity Derivative

As of March 31, 2018, our commodity derivative financial instruments are comprised of natural gas and oil swaps. The fair values of these agreements are determined under an income valuation technique. The valuation model requires a variety of inputs, including contractual terms, published forward prices, volatilities for options and discount rates, as appropriate. Our estimates of fair value of derivatives include consideration of the counterparty’s credit worthiness, our credit worthiness and the time value of money. The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a market place participant’s view. All the significant inputs are observable, either directly or indirectly; therefore, our derivative instruments are included within the Level 2 fair value hierarchy. The counterparty for all our outstanding commodity derivative financial instruments as of March 31, 2018, is BP Energy Company.

Warrant Derivative

A third-party valuation specialist was utilized to determine the fair value our California Warrant. The warrant is designated as Level 3. We review the valuations, including the related model inputs and assumptions, and analyze changes in fair value measurements between periods. We corroborate such inputs, calculations and fair value changes using various methodologies, and review unobservable inputs for reasonableness utilizing relevant information from other published sources.

We estimated the fair value of the California Warrant on February 15, 2017, the grant date of the warrant, to be approximately $5.8 million, using a call option pricing model with the following assumptions: a seven-year term, exercise price of $7.20, volatility rate of 41.8% and a risk-free rate of 2.3%. As we will receive Class A units in Carbon California in the event the holder exercises the California Warrant, we also considered the fair value of the Class A units in its valuation. We utilized the same measurement as of December 31, 2017 for January 31, 2018, using a Monte Carlo valuation model which utilized unobservable inputs including the percentage return on our shares at various timelines, the percentage return on the privately-held Carbon California Class A units at various timelines, an exercise price of $7.20, volatility rate of 45%, a risk-free rate of 2.1% and an estimated remaining term of 6.4 years. As of December 31, 2017, the fair value of the California Warrant was approximately $2.0 million. On February 1, 2018, Yorktown exercised a warrant it held to purchase shares of our common stock at an exercise price of $7.20 per share (the “California Warrant”), resulting in the issuance of 1,527,778 shares of our common stock. In exchange, we received Yorktown’s Class A Units of Carbon California representing approximately 46.96% of the outstanding Class A Units of Carbon California and a profits interest of approximately 38.59%.

F-43

The following table summarizes the changes in fair value of our financial instruments classified as Level 3 in the fair value hierarchy:

(in thousands)	Total
Balance, December 31, 2017	$2,017
Warrant derivative gain for the period January 1- January 31, 2018	(225)
CCC Warrant Exercise - liability extinguishment	(1,792)
Balance, March 31, 2018	$-

Assets and Liabilities Measured and Recorded at Fair Value on a Non-Recurring Basis

The fair value of each of the following assets and liabilities measured and recorded at fair value on a non-recurring basis are based on unobservable pricing inputs and therefore, are included within the Level 3 fair value hierarchy.

We use the income valuation technique to estimate the fair value of asset retirement obligations using the amounts and timing of expected future dismantlement costs, credit-adjusted risk-free rates and time value of money. During the three months ended March 31, 2018 and 2017, we recorded approximately $5.6 million and $3,000, in additions to asset retirement obligations, respectively. Additions during the three months ended March 31, 2018, primarily related to the Carbon California Acquisition. See note 3 for additional information.

The exercise of the California Warrant and the acquisition of the additional ownership interest in Carbon California on February 1, 2018, is accounted for as a step acquisition in which we obtained control in accordance with ASC 805, Business Combinations (“ASC 805”). We consolidate the results of Carbon California into our unaudited condensed consolidated financial statements from the date of the Carbon California Acquisition forward. The Carbon California Acquisition was accounted for as a business combination, and the identifiable assets acquired, and liabilities assumed, were recorded at their estimated fair value at the date of acquisition. We have completed our preliminary valuation to determine the fair value of the identifiable assets acquired and liabilities assumed. The fair value of the assets acquired was determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. See note 3 for additional information.

We assume, at times, certain firm transportation contracts as part of our acquisitions of oil and natural gas properties. The fair value of the firm transportation obligations was determined based upon the contractual obligations assumed by us and discounted based upon our effective borrowing rate. These contractual obligations are being amortized monthly as we pay these firm transportation obligations in the future.

F-44

Asset Retirement Obligation

The fair value of our asset retirement obligation liability is recorded in the period in which it is incurred or assumed by taking into account the cost of abandoning oil and gas wells ranging from $20,000 to $30,000, which is based on industry expectations for similar work; the estimated timing of reclamation ranging from one to 75 years based on estimates from reserve engineers; an inflation rate of 1.92%; and a credit adjusted risk-free rate of 7.24%, which takes into account our credit risk and the time value of money. Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs (see note 3). During the three months ended March 31, 2018, we recorded additions to asset retirement obligations of approximately $3.1 million, primarily due to the Carbon California Acquisition. Carbon California estimates the fair value of asset retirement obligations using the amounts and timing of expected future dismantlement costs, credit-adjusted risk-free rates and time value of money. Carbon California’s asset retirement obligation is calculated upon assumption by taking into account the cost of abandoning oil and gas wells based on industry expectations for similar work, the economic lives of its properties between 1-49 years; an inflation rate of 2.03%; and a credit adjusted risk-free rate of 8.09%,

Class B Units

We received Class B Units from Carbon California and Carbon Appalachia as part of the entry into the Carbon California LLC and Carbon Appalachia LLC agreements. We estimated the fair value of the Class B units, in each case, by utilizing the assistance of third-party valuation specialists. The fair values were based upon enterprise values derived from inputs including estimated future production rates, future commodity prices including price differentials as of the dates of closing, future operating and development costs and comparable market participants.

Note 13 – Physical Delivery Contracts and Gas Derivatives

We historically have used commodity-based derivative contracts to manage exposures to commodity price on certain of our oil and natural gas production. We do not hold or issue derivative financial instruments for speculative or trading purposes. We also have entered into fixed price delivery contracts to effectively provide commodity price hedges. Because these contracts are not expected to be net cash settled, they are considered to be normal sales contracts and not derivatives. Therefore, these contracts are not recorded at fair value in the unaudited condensed consolidated financial statements.

Pursuant to the terms of our credit facility and Carbon California Note and Revolver Agreements, we have entered into swap and collar derivative agreements to hedge certain of our oil and natural gas production through 2021. As of March 31, 2018, these derivative agreements consisted of the following:

Our Physical Delivery Contracts and Gas Derivatives

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted
		Average		Average Price		Average
Year	MMBtu	Price (a)	MMBtu	Range (a)	Bbl	Price (b)

2018	2,610,000	$3.00	-	-	52,000	$53.51
2019	2,596,000	$2.86	-	-	48,000	$53.76

(a)	NYMEX Henry Hub Natural Gas futures contract for the respective period.

(b)	NYMEX Light Sweet Crude West Texas Intermediate futures contract for the respective period.

F-45

Carbon California Physical Delivery Contracts and Gas Derivatives

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted		Weighted
		Average		Average Price	WTI	Average	Brent	Average
Year	MMBtu	Price (a)	MMBtu	Range (a)	Bbl	Price (b)	Bbl	Price (c)

2018	270,000	$3.03	-	-	123,649	$53.10	20,000	$67.20
2019	-	$-	360,000	$2.60 - $3.03	139,797	$51.96	-	$-
2020	-	$-	-	-	73,147	$50.12	24,000	$59.70

(a)	NYMEX Henry Hub Natural Gas futures contract for the respective period.

(b)	NYMEX Light Sweet Crude West Texas Intermediate futures contract for the respective period.

(c)	Brent for the respective period.

For our swap instruments, we receive a fixed price for the hedged commodity and pay a floating price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

Costless collars are designed to establish floor and ceiling prices on anticipated future oil and gas production. The ceiling establishes a maximum price that we will receive for the volumes under contract, while the floor establishes a minimum price.

The following table summarizes the fair value of the derivatives recorded in the unaudited consolidated balance sheets (see note 12). These derivative instruments are not designated as cash flow hedging instruments for accounting purposes:

(in thousands)
	March 31, 2018	December 31, 2017
Commodity derivative contracts:
Commodity derivative asset	$-	$215
Other long-term assets	$-	$10

Commodity derivative liabilities	$1,769	$-
Commodity derivative liabilities, non-current	$910	$-

The table below summarizes the commodity settlements and unrealized gains and losses related to our derivative instruments. These commodity settlements and unrealized gains and losses are recorded and included in commodity derivative gain or loss in the accompanying unaudited consolidated statements of operations.

(in thousands)	For the three months ended March 31,
	2018	2017
Commodity derivative contracts:
Settlement loss	$(377)	$(23)
Unrealized (loss) gain	(249)	2,167

Total settlement and unrealized (loss) gain, net	$(626)	$2,144

Commodity derivative settlement gains and losses are included in cash flows from operating activities in our unaudited consolidated statements of cash flows.

F-46

The counterparty in all our derivative instruments is BP Energy Company. We and Carbon California have entered into an International Swaps and Derivatives Association (“ISDA”) Master Agreements with BP Energy Company that establishes standard terms for the derivative contracts and an inter-creditor agreements whereby any credit exposure related to the derivative contracts entered into by us and BP Energy Company is secured by the collateral and backed by the guarantees supporting the credit facility.

We and Carbon California net our derivative instrument fair value amounts executed with BP Energy Company pursuant to the ISDA master agreement, which provides for the net settlement over the term of the contracts and in the event of default or termination of the contracts. The following table summarizes the location and fair value amounts of all derivative instruments in the unaudited consolidated balance sheets, as well as the gross recognized derivative assets, liabilities and amounts offset in the unaudited consolidated balance sheets as of March 31, 2018.

				Net
		Gross		Recognized
		Recognized	Gross	Fair Value
		Assets/	Amounts	Assets/
	Balance Sheet Classification	Liabilities	Offset	Liabilities

Commodity derivative assets:	Commodity derivative	$531	$(531)	$-
	Other long-term assets	338	(338)	-
Total derivative assets		$869	$(869)	$-

Commodity derivative liabilities:
	Commodity derivative	$(2,300)	$531	$(1,769)
	Commodity derivative: non-current	(1,248)	338	(910)
Total derivative liabilities		$(3,548)	$869	$(2,679)

The following table summarizes the location and fair value amounts of all derivative instruments in the consolidated balance sheets, as well as the gross recognized derivative assets, liabilities and amounts offset in the consolidated balance sheets as of December 31, 2017.

				Net
		Gross		Recognized
		Recognized	Gross	Fair Value
		Assets/	Amounts	Assets/
	Balance Sheet Classification	Liabilities	Offset	Liabilities

Commodity derivative assets:	Commodity derivative	$624	$(409)	$215
	Other long-term assets	250	(240)	10
Total derivative assets		$874	$(649)	$225

Commodity derivative liabilities:
	Commodity derivative	$(409)	$409	$-
	Commodity derivative: non-current	(240)	240	-
Total derivative liabilities		$(649)	$649	$-

Due to the volatility of oil and natural gas prices, the estimated fair values of our derivatives are subject to large fluctuations from period to period.

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Note 14 – Commitments

We have entered into employment agreements with certain of our executives and officers. The term of the agreements generally ranges from one to two years and provides for renewal provisions in one-year increments thereafter. The agreements provide for, among other items, severance and continuation of benefit payments upon termination of employment or certain change of control events.

We have entered into long-term firm transportation contracts to ensure the transport for certain of our gas production to purchasers. Firm transportation volumes and the related demand charges for the remaining term of these contracts at March 31, 2018 are summarized in the table below.

Period	Dekatherms per day	Demand Charges
Apr 2018 - Apr 2018	5,530	$0.20 - $0.65
May 2018 - Mar 2020	3,230	$0.20 - $0.62
Apr 2020 – May 2020	2,150	$0.20
Jun 2020 – May 2036	1,000	$0.20

A liability of approximately $230,000 related to firm transportation contracts assumed in the EXCO Acquisition in 2016, which represents the remaining commitment, is reflected on our unaudited consolidated balance sheets as of March 31, 2018. The fair value of these firm transportation obligations was determined based upon the contractual obligations assumed by us and discounted based upon our effective borrowing rate. These contractual obligations are being amortized monthly as we pay these firm transportation obligations in the future.

Capital Commitment

In our participation as a Class A member of Carbon Appalachia we made a capital commitment of $23.6 million, of which we have contributed $6.9 million as of March 31, 2018.

As of March 31, 2018, we had no capital commitments associated with Carbon California.

During March 2018, management became aware that one of our field employees had been misappropriating funds from our suspended revenue accounts, or suspense accounts, over a period of several years. Promptly following the discovery of the misappropriation, we terminated the employee and engaged an external forensic specialist to lead an investigation to determine the extent and impact on our financial statements. That investigation revealed that the employee’s ability to misappropriate funds from the suspense accounts was eliminated in 2017 when we moved our revenue accounting function to our Denver office and instituted our current set of revenue accounting practices and internal controls. As a result, the employee no longer had access to the suspense accounts.

The discovery of the misappropriation was made in March 2018 when the employee attempted to misappropriate funds from a different source. This attempt was identified under our current internal controls.

The investigation is still ongoing, but based on the results so far, we have recorded a provision at March 31, 2018, to reflect the estimated loss of suspended revenue. Depending upon the results of the investigation, which we are seeking to conclude as soon as reasonably practicable, we may determine that the estimate should be increased or decreased. Furthermore, we will no longer be using printed manual checks for payments. Revenue and other checks will require approval from more than one individual and we are evaluating our segregation of duties, specifically related to the cash disbursement process, and will adjust where possible to strengthen the system of internal control. We have determined that this event constituted a significant deficiency, but not a material weakness.

F-48

Note 15 – Supplemental Cash Flow Disclosure

Supplemental cash flow disclosures are presented below:

	Three Months Ended March 31,
(in thousands)	2018	2017

Cash paid during the period for:
Interest	$336	$216
Non-cash transactions:
Increase in asset retirement obligations	$-	$3
Decrease in accounts payable and accrued liabilities included in oil and gas properties	$(71)	$(8)
Non-cash acquisition of Carbon California interests (see note 3)	$(18,906)	$-
Carbon California Acquisition on February 1, 2018(see note 3)	$17,114	$-
Exercise of warrant derivative(see note 3)	$(1,792)	$-

Note 16 – Subsequent Events

Seneca Acquisition

On May 1, 2018, through our subsidiary Carbon California, we completed the acquisition of oil and gas producing properties and related facilities located in the Ventura Basin of California for approximately $43.0 million, subject to normal and customary post-closing adjustments (“Seneca Acquisition”). The Seneca Acquisition was funded through the combination of funds used from the Carbon California Revolver and Carbon California Notes, and the issuance of an additional 10,000 Class A units for $11.0 million and sale of an additional $3.0 million of Senior Subordinated Notes. Following the closing of the Seneca Acquisition and the resultant issuance of Class A Units on May 1, 2018, our ownership decreased to 53.92% of the voting and profits interests of Carbon California.

Carbon California Notes and Carbon California Revolver, related party

On May 1, 2018, Carbon California (i) entered into an amendment to the Carbon California Revolver to increase the borrowing base available to $41.0 million and permit the consummation of the Seneca Acquisition; (ii) entered into a securities purchase agreement with Prudential Capital Energy Partners, L.P. for (a) the issuance and sale of $3.0 million of Senior Subordinated Notes due February 15, 2024 and (b) the issuance of 585 Class A Units of Carbon California as partial consideration for the Subordinated Notes; and (iii) issued (a) an additional 5,000 Class A Units of Carbon California to Prudential Capital Energy Partners, L.P in exchange for a $5.0 million capital contribution and (b) an additional 5,000 Class A Units of Carbon California to us in exchange for a $5.0 million capital contribution.

 Preferred Stock

On April 6, 2018, we entered into a preferred stock purchase agreement with Yorktown, for a private placement of 50,000 shares of the Company’s Series B Convertible Preferred Stock for proceeds of $5.0 million. These proceeds were used to fund our contribution to Carbon California for the Seneca Acquisition.

Old Ironsides Membership Interest Purchase Agreement

On May 4, 2018, we entered into a Membership Interest Purchase Agreement (the “MIPA”) with Old Ironsides. Old Ironsides owns 73.5%, and we own the remaining 26.5%, of the issued and outstanding Class A Units of Carbon Appalachia. We also own all of the Class B and Class C units of Carbon Appalachia. Pursuant to the MIPA, we will acquire all of Old Ironsides’ membership interests of Carbon Appalachia. Following the closing of the transaction, we will own 100% of the issued and outstanding ownership interests in Carbon Appalachia, and Carbon Appalachia will become a wholly-owned subsidiary.

Subject to the terms and conditions of the MIPA, the Company will pay Old Ironsides, approximately $57.0 million at closing, subject to adjustment in accordance with the MIPA.

The MIPA contains termination rights for us and Old Ironsides, including, among others, if the closing of the transaction has not occurred on or before September 1, 2018 (a date that is 120 days after execution of the MIPA). The MIPA may also be terminated by mutual written consent of us and Old Ironsides.

Carbon Appalachia Borrowing Base Increase

On April 30, 2018, CAE Credit Facility was amended, resulting in an increase in the borrowing base to $70.0 million. As of March 31, 2018, there was approximately $38.0 million outstanding under the CAE Credit Facility.

F-49

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Carbon Natural Gas Company

Denver, Colorado

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheets of Carbon Natural Gas Company (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each year in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each year in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EKS&H LLLP
EKS&H LLLP

March 31, 2018

Denver, Colorado

We have served as the Company’s auditor since 2005.

F-50

CARBON NATURAL GAS COMPANY

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$1,650	$858
Accounts receivable:
Revenue	2,206	2,369
Joint interest billings and other	1,151	2,251
Due from related parties	2,075	-
Commodity derivative asset	215	-
Prepaid expense, deposits, and other current assets	783	305
Total current assets	8,080	5,783

Property and equipment (Note 5)
Oil and gas properties, full cost method of accounting:
Proved, net	34,178	33,212
Unproved	1,947	1,999
Other property and equipment, net	737	325
Total property and equipment, net	36,862	35,536

Investments in affiliates (Note 6)	14,267	668
Other long-term assets	800	725
Total assets	$60,009	$42,712

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities (Note 10)	$11,218	$9,121
Firm transportation contract obligations (Note 1)	127	561
Commodity derivative liability	-	1,341
Total current liabilities	11,345	11,023
Non-current liabilities:
Firm transportation contract obligations (Note 1)	134	261
Commodity derivative liability	-	591
Production and property taxes payable	520	628
Warrant liability	2,017	-
Asset retirement obligations (Note 3)	7,357	5,006
Credit facility (Note 7)	22,140	16,230
Total non-current liabilities	32,168	22,716

Commitments and contingencies (Note 13)

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized 1,000,000 shares, no shares issued and outstanding at December 31, 2017 and 2016	-	-
Common stock, $0.01 par value; authorized 10,000,000 shares, 6,005,633 and 5,482,673 shares issued and outstanding at December 31, 2017 and 2016, respectively	60	1,096
Additional paid-in capital	58,813	56,548
Accumulated deficit	(44,218)	(50,536)
Total Carbon stockholders’ equity	14,655	7,108
Non-controlling interests	1,841	1,865
Total stockholders’ equity	16,496	8,973

Total liabilities and stockholders’ equity	$60,009	$42,712

See accompanying notes to Consolidated Financial Statements.

F-51

CARBON NATURAL GAS COMPANY

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Twelve months ended December 31,
	2017	2016

Revenue:
Natural gas sales	$15,298	$7,127
Oil sales	4,213	3,316
Commodity derivative gain (loss)	2,928	(2,259)
Other income	34	11
Total revenue	22,473	8,195

Expenses:
Lease operating expenses	6,141	3,175
Transportation and gathering costs	2,172	1,645
Production and property taxes	1,276	820
General and administrative	9,528	8,645
General and administrative-related party reimbursement	(2,703)	-
Depreciation, depletion, and amortization	2,544	1,953
Accretion of asset retirement obligations	307	176
Impairment of oil and gas properties	-	4,299
Total expenses	19,265	20,713

Operating income (loss)	3,208	(12,518)

Other income and (expense):
Interest expense	(1,202)	(367)
Warrant derivative gain	3,133	-
Investment in affiliates	1,158	49
Other	28	17
Total other income and (expense)	3,117	(301)

Income (loss) before income taxes	6,325	(12,819)

Provision for income taxes	(74)	-

Net income (loss) before non-controlling interest	6,399	(12,819)

Net income (loss) attributable to non-controlling interests	81	(413)

Net income (loss) attributable to controlling interest	$6,318	$(12,406)

Net income (loss) per common share:
Basic	$1.12	$(2.27)
Diluted	$0.49	$(2.27)
Weighted average common shares outstanding (in thousands):
Basic	5,662	5,468
Diluted	6,465	5,468

See accompanying notes to Consolidated Financial Statements.

F-52

CARBON NATURAL GAS COMPANY

Consolidated Statements of Stockholders’ Equity

(In thousands)

			Additional	Non-		Total
	Common Stock		Paid-in	Controlling	Accumulated	Stockholders’
	Shares	Amount	Capital	Interests	Deficit	Equity
Balances, December 31, 2015	5,383	$36	$55,434	$2,299	$(38,130)	$19,640
Stock-based compensation	-	-	2,440	-	-	2,440
Restricted stock vested	65	13	(13)	-	-	-
Performance units vested	84	17	(17)	-	-	-
Restricted stock and performance units				-	-
exchanged for tax withholding	(50)	(11)	(256)	-	-	(267)
Non-controlling interests distributions, net	-	-	-	(14)	-	(14)
Non-controlling interest purchase	-	-	-	(7)	-	(7)
Net loss	-	-	-	(413)	(12,406)	(12,819)
Balances, December 31, 2016	5,482	$55	$57,588	$1,865	$(50,536)	$8,973
Stock-based compensation	-	-	1,106	-	-	1,106
Restricted stock vested	67	1	(1)	-	-	-
Performance units vested	80	1	(1)	-	-	-
Restricted stock and performance units
exchanged for tax withholding	(55)	(1)	(398)	-	-	(399)
Shares issued for exercise of warrant (Note 6)	432	4	2,787	-	-	2,791
Warrant derivative extinguishment	-	-	2,049	-	-	2,049
Class B Fair Value (Note 6)	-	-	(4,317)			(4,317)
Non-controlling interests’ distributions, net	-	-	-	(105)	-	(105)
Net income	-	-	-	81	6,318	6,399
Balances, December 31, 2017	6,006	$60	$58,813	$1,841	$(44,218)	$16,496

See accompanying notes to Consolidated Financial Statements.

F-53

CARBON NATURAL GAS COMPANY

Consolidated Statements of Cash Flows

(In thousands)

	Twelve months ended December 31,
	2017	2016

Cash flows from operating activities:
Net income (loss)	$6,399	$(12,819)
Items not involving cash:
Depreciation, depletion and amortization	2,544	1,953
Accretion of asset retirement obligations	307	176
Impairment of oil and gas properties	-	4,299
Unrealized commodity derivative (gain) loss	(2,158)	2,490
Warrant derivative gain	(3,133)	-
Stock-based compensation expense	1,106	2,440
Investment in affiliates gain	(1,128)	17
Amortization of debt issuance costs	176	-
Other	(109)	(47)
Net change in:
Accounts receivable	(812)	(2,925)
Prepaid expenses, deposits and other current assets	(477)	(93)
Accounts payable, accrued liabilities and firm transportation contracts	1,205	1,367
Net cash provided by (used in) operating activities	3,920	(3,142)

Cash flows from investing activities:
Development and acquisition of properties and equipment	(1,591)	(700)
Acquisition of oil and gas properties	-	(8,117)
Proceeds from sale of oil and gas properties and other assets	16	8
Other long-term assets	(161)	(285)
Investment in affiliates	(6,797)	340
Net cash used in investing activities	(8,533)	(8,754)

Cash flows from financing activities:
Vested restricted stock exchanged for tax withholding	(399)	(267)
Proceeds from credit facility	7,210	16,937
Payments on credit facility	(1,300)	(4,207)
Distribution to non-controlling interests	(106)	(14)
Net cash provided by financing activities	5,405	12,449

Net increase in cash and cash equivalents	792	553

Cash and cash equivalents, beginning of period	858	305

Cash and cash equivalents, end of period	$1,650	$858

See Note 15 – Supplemental Cash Flow Disclosure

See accompanying notes to Consolidated Financial Statements.

F-54

Note 1 – Organization

Carbon Natural Gas Company’s and its subsidiaries’ (referred to herein as “we”, “us”, or “Carbon”) business is comprised of the assets and properties of us and our subsidiaries as well as our equity investments in Carbon Appalachian Company, LLC (“Carbon Appalachia”) and Carbon California Company, LLC (“Carbon California”).

Appalachian and Illinois Basin Operations

In the Appalachian and Illinois Basins, Nytis Exploration Company, LLC (“Nytis LLC”) conducts operations for us and Carbon Appalachia. The following illustrates this relationship as of December 31, 2017.

F-55

Ventura Basin Operations

In California, Carbon California Operating Company, LLC (“CCOC”), conducts Carbon California’s operations. The following illustrates this relationship as of December 31, 2017. On February 1, 2018, Yorktown exercised the California Warrant, resulting in our aggregate sharing percentage in Carbon California increasing from 17.81% to 56.40%. See Note 17.

Collectively, references to us include CCOC, Nytis Exploration (USA) Inc. (“Nytis USA”) and Nytis LLC.

Note 2 – Reverse Stock Split

Effective March 15, 2017 and pursuant to a reverse stock split approved by the shareholders and Board of Directors, each 20 shares of our issued and outstanding common stock became one share of common stock and no fractional shares were issued. The accompanying financial statements and related disclosures give retroactive effect to the reverse stock split for all periods presented. In connection with the reverse stock split, the number of authorized shares of our common stock was decreased from 200,000,000 to 10,000,000. In connection with this offering, our stockholders recently approved an increase in the number of authorized shares of our common stock from 10,000,000 to 35,000,000.

Note 3 – Summary of Significant Accounting Policies

Accounting policies used by us reflect industry practices and conform to accounting principles generally accepted in the United States of America (“GAAP”). The more significant of such accounting policies are briefly discussed below.

Principles of Consolidation

The consolidated financial statements include the accounts of us and our consolidated subsidiaries. We own 100% of Nytis USA. Nytis USA owns approximately 99 % of Nytis LLC. Nytis LLC holds interests in various oil and gas partnerships.

For partnerships where we have a controlling interest, the partnerships are consolidated. We are currently consolidating 46 partnerships, and we reflect the non-controlling ownership interest in partnerships and subsidiaries as non-controlling interests on our consolidated statements of operations and also reflects the non-controlling ownership interest in the net assets of the partnerships as non-controlling interests within stockholders’ equity on our consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated.

In accordance with established practice in the oil and gas industry, our consolidated financial statements also include our pro-rata share of assets, liabilities, income, lease operating costs and general and administrative expenses of the oil and gas partnerships in which we have a non-controlling interest.

Non-majority owned investments that do not meet the criteria for pro-rata consolidation are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the investee. When we do not have the ability to significantly influence the operating decisions of an investee, the cost method is used. All transactions, if any, with investees have been eliminated in the accompanying consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents, if any, in excess of daily requirements have been generally invested in money market accounts, certificates of deposits and other cash equivalents with maturities of three months or less. Such investments are deemed to be cash equivalents for purposes of the consolidated financial statements. The carrying amount of cash equivalents approximates fair value because of the short maturity and high credit quality of these investments.

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Accounts Receivable

We grant credit to all qualified customers, which potentially subjects us to credit risk resulting from, among other factors, adverse changes in the industries in which we operate and the financial condition of our customers. We continuously monitor collections and payments from our customers and maintains an allowance for doubtful accounts based upon our historical experience and any specific customer collection issues that it has identified.

At December 31, 2017 and 2016, we had not identified any collection issues related to our oil and gas operations and consequently no allowance for doubtful accounts was provided for on those dates. In addition, as of December 31, 2016, accounts receivable included a deposit of $1.7 million made by us on the purchase of assets in the Ventura Basin of California through Carbon California. The deposit was reimbursed to us upon the consummation of the acquisition by Carbon California on February 15, 2017. See Note 4 for additional information.

Revenue

Our accounts receivable - Revenue is comprised of oil and natural gas revenues from producing activities.

Joint Interest Billings and Other

Our accounts receivable – joint interest billings and other is comprised of receivables due from other exploration and production companies and individuals who own working interests in the properties that we operate. For receivables from joint interest owners, we typically have the ability to withhold future revenues disbursements to recover any non-payment of joint-interest billings.

The Company recognizes an asset or a liability, whichever is appropriate, for revenues associated with over-deliveries or under-deliveries of natural gas to purchasers. As of December 31, 2017, there was an imbalance due to us in the amount of approximately $193,000.

Due from Related party

Our receivables – due from related party are comprised of receivables from Carbon California and Carbon Appalachia in our role as manager and operator of these entities. See Note 16.

Prepaid Expense, Deposits, and Other Current Assets

Our prepaid expense, deposit, and other current asset account is comprised of prepaid insurance, the current portion of unamortized Credit Facilities issuance costs and deposits.

Oil and Natural Gas Sales

We sell our oil and natural gas production to various purchasers in the industry. The table below presents purchasers that account for 10% or more of total oil and natural gas sales for the years ended December 31, 2017 and 2016. There are several purchasers in the areas where we sell our production. We do not believe that changing our primary purchasers or a loss of any other single purchaser would materially impact our business.

	For the years ended December 31,
Purchaser	2017	2016
Purchaser A	23%	4%
Purchaser B	17%	15%
Purchaser C	12%	18%
Purchaser D	11%	16%
Purchaser E	8%	17%

We recognize an asset or a liability, whichever is appropriate, for revenues associated with over-deliveries or under-deliveries of natural gas to purchasers. A purchaser imbalance asset occurs when we deliver more natural gas than we nominated to deliver to the purchaser and the purchaser pays only for the nominated amount. Conversely, a purchaser imbalance liability occurs when we deliver less natural gas than we nominated to deliver to the purchaser and the purchaser pays for the amount nominated. As of December 31, 2017 and 2016, we had a purchaser imbalance receivable of $193,000 within trade receivables and purchaser imbalance payable of approximately $25,000 within accounts payable and accrued expenses, respectively, which are recognized as a current asset and current liability, respectively, in our consolidated balance sheets. Purchaser A comprises of approximately 23% of total accounts receivable as of December 31, 2017.

Accounting for Oil and Gas Operations

We use the full cost method of accounting for oil and gas properties. Accordingly, all costs related to the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, dry holes and leasehold equipment, are capitalized. Overhead costs incurred that are directly identified with acquisition, exploration and development activities undertaken by us for our own account, and which are not related to production, general corporate overhead or similar activities, are also capitalized.

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Unproved properties are excluded from amortized capitalized costs until it is determined whether or not proved reserves can be assigned to such properties. We assess our unproved properties for impairment at least annually. Significant unproved properties are assessed individually.

Capitalized costs are depleted by an equivalent unit-of-production method, converting gas to oil at the ratio of six thousand cubic feet of natural gas to one barrel of oil. Depletion is calculated using capitalized costs, including estimated asset retirement costs, plus estimated future expenditures (based on current costs) to be incurred in developing proved reserves, net of estimated salvage values.

No gain or loss is recognized upon disposal of oil and gas properties unless such disposal significantly alters the relationship between capitalized costs and proved reserves. All costs related to production activities, including work-over costs incurred solely to maintain or increase levels of production from an existing completion interval, are charged to expense as incurred.

We perform a ceiling test quarterly. The full cost ceiling test is a limitation on capitalized costs prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is not a fair value-based measurement, rather it is a standardized mathematical calculation. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using the un-weighted arithmetic average of the first-day-of-the month price for the previous twelve month period, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs exceed the sum of the components noted above, a ceiling test write-down or impairment would be recognized to the extent of the excess capitalized costs. Such impairments are permanent and cannot be recovered in future periods even if the sum of the components noted above exceeds capitalized costs in future periods.

For the year ended December 31, 2017, we did not recognize a ceiling test impairment as our full cost pool did not exceed the ceiling limitations. For the year ended December 31, 2016, we recognized a ceiling test impairment of approximately $4.3 million as our full cost pool exceeded its ceiling limitations. Future declines in oil and natural gas prices, increases in future operating expenses and future development costs could result in impairments of our oil and gas properties in future periods. Impairment changes are a non-cash charge and accordingly would not affect cash flows but would adversely affect our net income and shareholders’ equity.

We capitalize interest in accordance with Financial Accounting Standards Board (“FASB”) ASC 932-835-25, Extractive Activities-Oil and Gas, Interest. Therefore, interest is capitalized for any unusually significant investments in unproved properties or major development projects not currently being depleted. We capitalize the portion of general and administrative costs that is attributable to our acquisition, exploration and development activities.

Other Property and Equipment

Other property and equipment are recorded at cost upon acquisition and include office equipment, computer equipment, building, field equipment, vehicles, and software. Depreciation of other property and equipment is calculated over three to seven years using the straight-line method.

Long-Lived Assets

We review our long-lived assets other than oil and gas properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. We look primarily to the estimated undiscounted future cash flows in our assessment of whether or not long-lived assets have been impaired.

Other Long-Term Assets

Our other long-term assets are comprised of bonds, the long-term portion of deferred debt issue and financing costs and the long-term portion of our commodity derivative liability.

Investments in Affiliates

Investments in non-consolidated affiliates are accounted for under either the cost or equity method of accounting, as appropriate. The cost method of accounting is generally used for investments in affiliates in which we have less than 20% of the voting interests of a corporate affiliate or less than a 3% to 5% interest of a partnership or limited liability company and do not have significant influence. Investments in non-consolidated affiliates, accounted for using the cost method of accounting, are recorded at cost and impairment assessments for each investment are made annually to determine if a decline in the fair value of the investment, other than temporary, has occurred. A permanent impairment is recognized if a decline in the fair value occurs.

If we hold between 20% and 50% of the voting interest in non-consolidated corporate affiliates or generally greater than a 3% to 5% interest of a partnership or limited liability company and exert significant influence or control (e.g., through our influence with a seat on the board of directors or management of operations), the equity method of accounting is generally used to account for the investment. Investment in affiliates will increase or decrease by our share of the affiliates’ profits or losses and such profits or losses are recognized in our consolidated statements of operations. If we hold greater than 50% of voting shares, we will generally consolidate the entities under the voting interest model. For our investments in Carbon Appalachia and Carbon California, we use the hypothetical liquidation at book value (“HLBV”) method to recognize our share of profits or losses. We review equity method investments for impairment whenever events or changes in circumstances indicate that “an other than temporary” decline in value has occurred.

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Related Party Transactions

Management Reimbursements

In our role as manager of Carbon California and Carbon Appalachia, we receive management reimbursements. These reimbursements are included in general and administrative – related party reimbursement on our consolidated statement of operations.

Operating Reimbursements

In our role as operator of Carbon California and Carbon Appalachia, we receive reimbursements of operating expenses. These expenses are recorded directly to receivable – related party on our consolidated balance sheets and are therefore not included in our operating expenses on our consolidated statements of operations (see Note 16).

Warrant Liability

We issued warrants related to investments in Carbon California and Carbon Appalachia. We account for these warrants in accordance with guidance contained in Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, which requires these warrants to be recorded on the balance sheet as either an asset or a liability measured at fair value, with changes in fair value recognized in earnings. Accordingly, we classified the warrants as liabilities. The warrants are subject to remeasurement at each balance sheet date, with any change in the fair value recognized as a component of other income or expense in the consolidated statement of operations. For the year ended December 31, 2017, changes in the fair value of warrants accounted for gains of approximately $3.1 million.

Asset Retirement Obligations

Our asset retirement obligations (“ARO”) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an ARO is recorded in the period in which it is incurred, and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated AROs result in adjustments to the related capitalized asset and corresponding liability.

The estimated ARO liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or increased as a result of a reassessment of expected cash flows and assumptions inherent in the estimation of the liability. Upward revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells. AROs are valued utilizing Level 3 fair value measurement inputs (see Note 11).

The following table is a reconciliation of the ARO for the years ended December 31, 2017 and 2016.

	Year Ended December 31,
(in thousands)	2017	2016

Balance at beginning of year	$5,120	$3,095
Accretion expense	307	176
Change in estimate of cash outflow	2,402
Additions during period	-	1,849
Less: sale of wells	(92)	-
	7,737	5,120
Less: ARO recognized as accounts payable and accrued liabilities	(380)	(114)
Balance at end of year	$7,357	$5,006

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For the year ended December 31, 2017, we did not have any additions of ARO compared to $1.8 million in 2016, which was primarily due to the acquisition of producing oil and natural gas properties in the Appalachian Basin. During the year ended December 31, 2017, we increased the estimated cost of retirement obligations for certain wells in the Appalachian Basin. Our estimated costs range from $20,000 to $30,000, which is a better representation of current prices of supplies and services. This increase to estimated costs resulted in a $2.4 million increase to our ARO in 2017.

Financial Instruments

Our financial instruments include cash and cash equivalents, accounts receivables, accounts payables, accrued liabilities, commodity derivative instruments, warrant liability, and our credit facility. The carrying value of cash and cash equivalents, accounts receivable, accounts payables and accrued liabilities are representative of their fair value, due to the short maturity of these instruments. Our commodity derivative instruments are recorded at fair value, as discussed below and in Note 11. The carrying amount of our credit facility approximated fair value since borrowings bear interest at variable rates, which are representative of our credit adjusted borrowing rate.

Commodity Derivative Instruments

We enter into commodity derivative contracts to manage our exposure to oil and natural gas price volatility with an objective to reduce exposure to downward price fluctuations. Commodity derivative contracts may take the form of futures contracts, swaps, collars or options. We have elected not to designate our derivatives as cash flow hedges. All derivatives are initially and subsequently measured at estimated fair value and recorded as assets or liabilities on the consolidated balance sheets and the changes in fair value are recognized as gains or losses in revenues in the consolidated statements of operations.

Income Taxes

We account for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis, as well as the future tax consequences attributable to the future utilization of existing tax net operating losses and other types of carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. With the passage of the Tax Cut and Jobs Act (“TCJA”), we are required to remeasure deferred income taxes at the lower 21% corporate rate as of the date the TCJA was signed into law even though the reduced rate is effective January 1, 2018.

We account for uncertainty in income taxes for tax positions taken or expected to be taken in a tax return. Only tax positions that meet the more likely than not recognition threshold are recognized.

Stock - Based Compensation

Compensation cost is measured at the grant date, based on the fair value of the awards and is recognized on a straight-line basis over the requisite service period (usually the vesting period). For performance units, since these awards are settled in cash at the end of a defined performance period, they are measured quarterly and expensed over the remaining vesting period.

Revenue Recognition

Oil and natural gas revenues are recognized when production volumes are sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. Natural gas revenues are recognized on the basis of our net working revenue interest.

Earnings Per Common Share

Basic earnings per common share is computed by dividing the net income (loss) attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. The shares of restricted common stock granted to our officers, directors and employees are included in the computation of basic net income per share only after the shares become fully vested. Diluted earnings per common share includes both the vested and unvested shares of restricted stock and the potential dilution that could occur upon exercise of options and warrants to acquire common stock computed using the treasury stock method, which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by us with the proceeds from the exercise of options and warrants (which were assumed to have been made at the average market price of the common shares during the reporting period).

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The following table sets forth the calculation of basic and diluted income (loss) per share:

	For the Year Ended December 31,
(in thousands except per share amounts)	2017	2016

Net income (loss)	$6,318	$(12,406)
Less: warrant derivative gain	(3,133)	-
Diluted net income	3,185	(12,406)

Basic weighted-average common shares outstanding during the period	5,662	5,468

Add dilutive effects of warrants and non-vested shares of restricted stock	790	-

Diluted weighted-average common shares outstanding during the period	6,452	5,468

Basic net (loss) income per common share	$1.12	$(2.27)
Diluted net (loss) income per common share	$0.49	$(2.27)

For the year ended December 31, 2017, we had net income and the diluted loss per common share calculation includes the anti-dilutive effects of approximately 519,000 warrants and approximately 271,000 non-vested shares of restricted stock. In addition, approximately 259,000 restricted performance units subject to future contingencies were excluded in the basic and diluted loss per share calculations. For the year ended December 31, 2016, we had a net loss and therefore the diluted loss per common share calculation excludes the anti-dilutive effects of approximately 13,000 warrants and approximately 268,000 non-vested shares of restricted stock. In addition, approximately 296,000 restricted performance units subject to future contingencies were excluded from the basic and diluted loss per share calculations.

Oil and Gas Reserves

Oil and gas reserves represent theoretical quantities of crude oil, natural gas, and natural gas liquids (“NGL”) which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and gas reserves and their values, including many factors beyond our control. Accordingly, reserve estimates and the projected economic value of our and our equity investees’ properties will differ from the actual future quantities of oil and gas ultimately recovered and the corresponding value associated with the recovery of these reserves.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosure of contingent assets and liabilities. Significant items subject to such estimates and assumptions include the carrying value of oil and gas properties, the estimate of proved oil and gas reserve volumes and the related depletion and present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, determining the amounts recorded for deferred income taxes, stock-based compensation, fair value of commodity derivative instruments, fair value of warrants, fair value of equity method investments, fair value of assets acquired and liabilities assumed qualifying as business contributions and asset retirement obligations. Actual results could differ from those estimates and assumptions used.

Adopted and Recently Issued Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805). This ASU clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance is to be applied using a prospective method and is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted as outlined in ASU 2017-01. We elected to early adopt this pronouncement effective January 1, 2017.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows-Classification of Certain Cash Receipts and Cash Payments. The objective of this update is intended to reduce the diversity in practice as to how certain cash receipts and cash payments are presented and classified in the statement of cash flows by providing guidance for several specific cash flow issues. ASU 2016-15 is effective for the annual periods beginning after December 15, 2017, and interim periods within those annual periods. We are currently evaluating the impact of adopting this standard.

In February 2016, the FASB issued ASU 2016-02, Leases. The objective of this ASU is to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. This update requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than twelve months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. This update is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years and should be applied using a modified retrospective approach. Early adoption is permitted. We have not yet determined what the effects of adopting this updated guidance will be on our consolidated financial statements.

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In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. The objective of this update is to require deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The standard was adopted on January 1, 2017 and did not have a significant impact on our disclosures and financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The objective of ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards. The FASB subsequently issued ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, which deferred the effective date of ASU 2014-09 and provided additional implementation guidance. These ASUs are effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. The standards permit retrospective application using either of the following methodologies: (i) restatement of each prior reporting period presented or (ii) recognition of a cumulative-effect adjustment as of the date of initial application. We plan to adopt ASU 2014-09 effective January 1, 2018. We have elected to use the modified retrospective method for adoption. We are in the process of assessing our contracts with customers and evaluating the effect of adopting these standards on our financial statements, accounting policies, internal controls and disclosures. The adoption is not expected to have a significant impact on our results of operations or cash flows, however, we are currently evaluating the proper classification of certain pipeline gathering, transportation and gas processing agreements to determine whether reclassifications to total revenues and expenses will be necessary under the new standards.

Note 4 – Acquisitions and Divestitures

Acquisitions

In October 2016, Nytis LLC completed the EXCO Acquisition consisting of producing natural gas wells and natural gas gathering facilities located in our Appalachian Basin operating area. The natural gas gathering facilities are primarily used to gather our natural gas production. The acquisition was pursuant to a purchase and sale agreement effective October 1, 2016 (the “EXCO Purchase Agreement”) by and among EXCO Production Company (WV), LLC, BG Production Company (WV), LLC and EXCO Resources (PA) LLC (collectively the “Sellers”) and Nytis LLC, as the buyer. The purchase price of the acquired assets pursuant to the EXCO Purchase Agreement was $9.0 million subject to customary closing adjustments and the assumption of certain obligations.

The EXCO Acquisition provided us with proved developed reserves, production and operating cash flow in locations where we have similar assets.

The EXCO Acquisition qualified as a business combination and as such, we estimated the fair value of the assets acquired and liabilities assumed as of the Closing Date. We considered various factors in our estimate of fair value of the acquired assets including (i) reserves, (ii) production rates, (iii) future operating and development costs, (iv) future commodity prices, including price differentials, (v) future cash flows, and (vi) a market participant-based weighted average cost of capital.

We expensed approximately $501,000 of transaction and due diligence costs related to the EXCO Acquisition that were included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2016.

The following table summarizes the consideration paid to the Sellers and the estimated fair value of the assets acquired and liabilities assumed.

Consideration paid to Sellers:
Cash consideration	$8,117

Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved oil and gas properties and related support facilities	$12,656
Asset retirement obligations	(1,845)
Working capital	(2,694)
Total identified net assets	$8,117

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Below are consolidated results of operations for the year ended December 31, 2016 as though the EXCO Acquisition had been completed as of January 1, 2016. The EXCO Acquisition closed October 3, 2016, and accordingly, our consolidated statement of operations for the year ended December 31, 2017 includes the results of operations for the year ended December 31, 2017 of the EXCO properties acquired.

Unaudited Pro Forma Consolidated Results For Year Ended December 31,
(in thousands, except per share amounts)	2016
Revenue	$13,963
Net income (loss) income before non-controlling interests	(6,825)
Net income (loss) attributable to non-controlling interests	413
Net income (loss) attributable to controlling interests	$(6,412)
Net income (loss) per share (basic)	$(1.17)
Net income (loss) per share (diluted)	$(1.17)

Note 5 – Property and Equipment

Net property and equipment at December 31, 2017 and 2016 consists of the following:

(in thousands)	As of December 31,
	2017	2016

Oil and gas properties:
Proved oil and gas properties	$114,893	$111,771
Unproved properties not subject to depletion	1,947	1,999
Accumulated depreciation, depletion, amortization and impairment	(80,715)	(78,559)
Net oil and gas properties	36,125	35,211

Furniture and fixtures, computer hardware and software, and other equipment	1,758	990
Accumulated depreciation and amortization	(1,021)	(665)
Net other property and equipment	737	325

Total property and equipment, net	$36,862	$35,536

We had approximately $1.9 million and $2.0 million, at December 31, 2017 and 2016, respectively, of unproved oil and gas properties not subject to depletion. At December 31, 2017 and 2016, our unproved properties consist principally of leasehold acquisition costs in the following areas:

	As of December 31,
(in thousands)	2017	2016

Illinois Basin:
Indiana	$432	$431
Illinois	136	298
Appalachian Basin:
Kentucky	915	750
Ohio	66	66
West Virginia	398	454

Total unproved properties not subject to depletion	$1,947	$1,999

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During the years ended December 31, 2017 and 2016, expiring leasehold costs reclassified into proved property were approximately $52,000 and $1.3 million, respectively. The costs not subject to depletion relate to unproved properties that are excluded from amortized capital costs until it is determined whether or not proved reserves can be assigned to such properties. These costs do not relate to any individually significant projects. The excluded properties are assessed for impairment at least annually.

We capitalized overhead applicable to acquisition, development and exploration activities of approximately $66,000 and $562,000 for the years ended December 31, 2017 and 2016, respectively.

Depletion expense related to oil and gas properties for the years ended December 31, 2017 and 2016 was approximately $2.2 million and $1.8 million or $0.40 and $0.56 per Mcfe, respectively. Depreciation expense related to furniture and fixtures, computer hardware and software and other equipment for the years ended December 31, 2017 and 2016 was approximately $387,000 and $114,000, respectively.

Note 6 – Investments in Affiliates

Carbon California

Carbon California was formed in 2016 by us, entities managed by Yorktown and Prudential, to acquire producing assets in the Ventura Basin in California. On February 15, 2017, we, Yorktown and Prudential entered into a limited liability company agreement (the “Carbon California LLC Agreement”) of Carbon California, a Delaware limited liability company.

Prior to February 1, 2018, we held 17.81% of the voting and profits interests, Yorktown held 38.59% of the voting and profits interests and Prudential held 43.59% of the voting and profits interests in Carbon California. On February 1, 2018, Yorktown exercised the California Warrant, pursuant to which Yorktown obtained additional shares of common stock in us in exchange for the transfer and assignment by Yorktown of all of its rights in Carbon California. Following the exercise of the California Warrant by Yorktown, we own 56.41% of the voting and profits interests, and Prudential holds the remainder of the interests, in Carbon California.

Pursuant to the Carbon California LLC Agreement, we initially acquired a 17.81% interest in Carbon California represented by Class B Units. The Class B Units were acquired for no cash consideration. No further equity commitments have been made or are required by us under the Carbon California LLC Agreement, prior to February 1, 2018.

On February 15, 2017, Carbon California (i) issued and sold Class A Units to Yorktown and Prudential for an aggregate cash consideration of $22.0 million, (ii) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Prudential Legacy Insurance Company of New Jersey and Prudential Insurance Company of America for the issuance and sale of up to $25.0 million of Senior Secured Revolving Notes (the “Senior Revolving Notes”) due February 15, 2022 and (iii) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Prudential for the issuance and sale of $10.0 million of Senior Subordinated Notes (the “Subordinated Notes”) due February 15, 2024. We are not a guarantor of the Senior Revolving Notes or the Subordinate Notes.

The closing of the Note Purchase Agreement and the Securities Purchase Agreement on February 15, 2017, resulted in the sale and issuance by Carbon California of (i) Senior Revolving Notes in the principal amount of $10.0 million and (ii) Subordinated Notes in the original principal amount of $10.0 million. The maximum principal amount available under the Senior Revolving Notes is based upon the borrowing base attributable to Carbon California’s proved oil and gas reserves which is to be determined at least semi-annually. The current borrowing base is $15.0 million, of which $11.0 million is outstanding as of December 31, 2017.

Net proceeds from the offering transaction were used by Carbon California to complete the acquisitions of oil and gas assets in the Ventura Basin of California, which acquisitions also closed on February 15, 2017. The remainder of the net proceeds may be used to fund field development projects and to fund future complementary acquisitions and for general working capital purposes of Carbon California.

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Based on our 17.8% interest in Carbon California, as of December 31, 2017, our ability to appoint a member to the board of directors and our role of manager of Carbon California, we are accounting for our investment in Carbon California under the equity method of accounting as we believe we can exert significant influence. We use the HLBV to determine our share of profits or losses in Carbon California and adjusts the carrying value of our investment accordingly. The HLBV is a balance-sheet approach that calculates the amount each member of Carbon California would receive if Carbon California were liquidated at book value at the end of each measurement period. The change in the allocated amount to each member during the period represents the income or loss allocated to that member. In the event of liquidation of Carbon California, to the extent that Carbon California has net income, available proceeds are first distributed to members holding Class A and Class B units and any remaining proceeds are then distributed to members holding Class A units. For the period February 15, 2017 (inception) through December 31, 2017, Carbon California incurred a net loss of which our share (as a holder of Class B units for that period) is zero. Should Carbon California generate net income in future periods, we will not record income (or losses) until our share of such income exceeds the amount of our share of losses not previously reported. While income may be recorded in future periods, the ability of Carbon California to make distributions to its owners, including us, is dependent upon the terms of its credit facilities, which currently prohibit distributions unless agreed to by the lender.

In connection with our entry into the Carbon California LLC Agreement, and Carbon California engaging in the transactions described above, we received the aforementioned Class B Units and issued to Yorktown the California Warrant. The exercise price for the California Warrant is payable exclusively with Class A Units of Carbon California held by Yorktown and the number of shares of our common stock for which the California Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon California by (b) the exercise price. The California Warrant had a term of seven years and included certain standard registration rights with respect to the shares of our common stock issuable upon exercise of the California Warrant. Yorktown exercised the California Warrant on February 1, 2018.

The issuance of the Class B Units and the California Warrant were in contemplation of each other, and under non-monetary related party guidance, we accounted for the California Warrant, at issuance, based on the fair value of the California Warrant as of the date of grant (February 15, 2017) and recorded a warrant liability with an associated offset to APIC. Future changes to the fair value of the California Warrant are recognized in earnings. We accounted for the fair value of the Class B Units at their estimated fair value at the date of grant, which became our investment in Carbon California with an offsetting entry to APIC.

As of the grant date of the California Warrant, we estimated that the fair market value of the California Warrant was approximately $5.8 million and the fair value of the Class B Units was approximately $1.9 million. As of December 31, 2017, we estimated that the fair value of the California Warrant was approximately $2.0 million. The difference in the fair value of the California Warrant from the grant date though December 31, 2017 was approximately $3.8 million and was recognized in warrant derivative gain in our consolidated statements of operations for the year ended December 31, 2017.

As of December 31, 2017, Carbon California was in breach of the covenants for its Senior Revolving Notes and Subordinated Notes; however, it obtained a waiver for the December 31, 2017 and March 31, 2018 covenants. It is anticipated that covenants will be met in the future. See Liquidity and Management’s Plans within Note 1 to the Carbon California financial statements.

The following table sets forth selected historical financial data for Carbon California.

(in thousands)	As of December 31, 2017
Current assets	$3,968
Total oil and gas properties, net	$43,458
Current liabilities	$6,899
Non-current liabilities	$23,279
Total members’ equity	$18,549

(in thousands)	February 15, 2017 (Inception) through December 31, 2017
Revenues	$7,235
Operating expenses	9,893
Loss from operations	(2,658)
Net loss	(6,552)

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Carbon Appalachia

Carbon Appalachia was formed in 2016 by us, Yorktown and Old Ironsides to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia.

Outlined below is a summary of i) our contributions, ii) our resulting percent of Class A unit ownership and iii) our overall resulting Sharing Percentage of Carbon Appalachia after giving effect of all classes of ownership. Holders of units within each class of units participate in profit or losses and distributions according to their proportionate share of each class of units (“Sharing Percentage”). Each contribution and its use is described in detail following the table.

Timing	Capital Contribution	Resulting Class A Units (%)	Resulting Sharing %
April 2017	$0.24 million	2.00%	2.98%
August 2017	$3.71 million	15.20%	16.04%
September 2017	$2.92 million	18.55%	19.37%
November 2017	Warrant exercise	26.50%	27.24%

On April 3, 2017, we, Yorktown and Old Ironsides Energy, LLC (“Old Ironsides”), entered in to a limited liability company agreement (the “Carbon Appalachia LLC Agreement”), with an initial equity commitment of $100.0 million, of which $37.0 million has been contributed as of December 31, 2017.

Pursuant to the Carbon Appalachia LLC Agreement, we acquired a 2.0% interest in Carbon Appalachia for $240,000 of Class A Units associated with our initial equity commitment of $2.0 million. We also have the ability to earn up to an additional 14.7% of Carbon Appalachia distributions (represented by Class B Units) after certain return thresholds to the holders of Class A Units are met. The Class B Units were acquired for no cash consideration.

In addition, we acquired a 1.0% interest represented by Class C Units which were obtained in connection with the contribution to Carbon Appalachia of a portion of its working interest in undeveloped properties in Tennessee. If Carbon Appalachia agrees to drill horizontal Chattanooga Shale wells on these properties, it will pay 100% of the cost of drilling and completion of the first 20 wells to earn a 75% working interest in such properties. We, through our subsidiary, Nytis LLC, will retain a 25% working interest in the properties. There was no activity associated with these properties in 2017.

In connection with and concurrently with the closing of the acquisition described below, Carbon Appalachia Enterprises, LLC, formerly known as Carbon Tennessee Company, LLC (“Carbon Appalachia Enterprises”), a subsidiary of Carbon Appalachia, entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank with an initial borrowing base of $10.0 million (the “CAE Credit Facility”). We are not a guarantor of the CAE Credit Facility.

Borrowings under the CAE Credit Facility, along with the initial equity contributions made to Carbon Appalachia, were used to complete the acquisition of natural gas producing properties and related facilities located predominantly in Tennessee (the “CNX Acquisition”). The purchase price was $20.0 million, subject to normal and customary closing adjustments, and Carbon Appalachia Enterprises used $8.5 million drawn from the CAE Credit Facility toward the purchase price.

On August 15, 2017, Carbon Appalachia completed the acquisition of natural gas producing properties and related facilities located predominantly in the state of West Virginia (the “Enervest Acquisition”). The purchase price was $21.5 million, subject to normal and customary closing adjustments.

On August 15, 2017, the Carbon Appalachia LLC Agreement was amended and restated. Pursuant to the amended and restated Carbon Appalachia LLC Agreement, we increased our capital commitment in Carbon Appalachia from $2.0 million to $23.6 million and our portion of any subsequent capital call from 2.0% to 26.5%. Aggregate capital commitments of all members remained at $100.0 million. As each subsequent capital call is made, Carbon will contribute 26.5%. We are the sole manager of Carbon Appalachia and maintain the ability to earn additional ownership interests of Carbon Appalachia (represented by Class B Units) after certain thresholds to the holders of Class A Units are met. We also maintain our 1.0% carried interest represented by Class C Units.

In connection with and concurrently with the closing of the Enervest Acquisition, the borrowing base of the CAE Credit Facility increased to $22.0 million and Carbon Appalachia Enterprises borrowed $8.0 million from the CAE Credit Facility. Carbon Appalachia received equity funding in the amount of $14.0 million from its members, including $3.7 million from us. The contributed funds and funds drawn from the CAE Credit Facility were used to pay the purchase price.

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On September 29, 2017, Carbon Appalachia Enterprises amended the CAE Credit Facility, resulting in a borrowing base of $50.0 million with redeterminations as of April 1 and October 1 each year and the addition of East West Bank as a participating lender. As of December 31, 2017, there was approximately $38.0 million outstanding under the CAE Credit Facility.

On September 29, 2017, Carbon Appalachia completed the acquisition of natural gas producing properties, natural gas gathering pipelines and related facilities located predominantly in the state of West Virginia (the “Cabot Acquisition”). The purchase price was $41.3 million, subject to normal and customary closing adjustments.

In connection with and concurrently with the closing of the Cabot Acquisition described above, Carbon Appalachia Enterprises borrowed $20.4 million from the CAE Credit Facility. Carbon Appalachia received equity funding in the amount of $11.0 million from its members, including $2.9 million from us. The contributed funds and funds drawn from the CAE Credit Facility were used to pay the purchase price.

On November 30, 2017, the CAE Credit Facility was amended to include the addition of Bank SNB as a participating lender.

In connection with our entry into the Carbon Appalachia LLC Agreement, and Carbon Appalachia engaging in the transactions described above, we received the aforementioned Class B Units and issued to Yorktown the Appalachia Warrant. The Appalachia Warrant is payable exclusively with Class A Units of Carbon Appalachia held by Yorktown and the number of shares of our common stock for which the Appalachia Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon Appalachia plus a required 10% internal rate of return by (b) the exercise price.

On November 1, 2017, Yorktown exercised the Appalachia Warrant, resulting in the issuance of 432,051 shares of our common stock in exchange for Class A Units representing approximately 7.95% of then outstanding Class A Units of Carbon Appalachia. We accounted for the exercise through extinguishment of the warrant liability associated with the Appalachia Warrant of approximately $1.9 million and the receipt of Yorktown’s Class A Units as an increase to investment in affiliates in the amount of approximately $2.9 million. After giving effect to the exercise, we own 26.5% of Carbon Appalachia’s outstanding Class A Units along with 100% of its Class C Units.

The issuance of the Class B Units and the Appalachia Warrant were in contemplation of each other, and under non-monetary related party guidance, we accounted for the Appalachia Warrant, at issuance, based on the fair value of the Appalachia Warrant as of the date of grant (April 3, 2017) and recorded a warrant liability with an associated offset to APIC. Future changes to the fair value of the Appalachia Warrant are recognized in earnings. We accounted for the fair value of the Class B Units at their estimated fair value at the date of grant, which became our investment in Carbon Appalachia with an offsetting entry to APIC.

As of the grant date of the Appalachia Warrant, we estimated that the fair market value of the Appalachia Warrant was approximately $1.3 million and the fair value of the Class B Units was approximately $924,000. The difference in the fair value of the Appalachia Warrant from the grant date though its exercise on November 1, 2017, was approximately $619,000 million and was recognized in warrant derivative gain in the Company’s consolidated statements of operations for the year ended December 31, 2017.

Based on our 27.24% combined Class A, Class B and Class C interest (and our ability as of December 31, 2017 to earn up to an additional 14.7%) in Carbon Appalachia, our ability to appoint a member to the board of directors and our role of manager of Carbon Appalachia, we are accounting for our investment in Carbon Appalachia under the equity method of accounting as it believes it can exert significant influence. We use the HLBV to determine its share of profits or losses in Carbon Appalachia and adjusts the carrying value of its investment accordingly. Our investment in Carbon Appalachia is represented by our Class A and C interests, which it acquired by contributing approximately $6.9 million in cash and unevaluated property. In the event of liquidation of Carbon Appalachia, available proceeds are first distributed to members holding Class C Units then to holders of Class A Units until their contributed capital is recovered with an internal rate of return of 10%. Any additional distributions would then be shared between holders of Class A, Class B and Class C Units. For the period of April 3, 2017 through December 31, 2017, Carbon Appalachia incurred a net gain, of which our share is approximately $1.1 million. The ability of Carbon Appalachia to make distributions to its owners, including us, is dependent upon the terms of its credit facilities, which currently prohibit distributions unless agreed to by the lender.

As of December 31, 2017, Carbon Appalachia is in compliance with all CAE Credit Facility covenants.

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The following table sets forth, selected historical financial data for Carbon Appalachia.

(in thousands)	As of December 31, 2017
Current assets	$20,794
Total oil and gas properties, net	$84,402
Current liabilities	$18,207
Non-current liabilities	$59,420
Total members’ equity	$40,929

(in thousands)	Period April 3, 2017 through December 31, 2017
Revenues	$31,584
Operating expenses	26,764
Income from operations	4,820
Net income	3,005

The following table outlines the changes in our investments in affiliates:

(in thousands)	Carbon California	Carbon Appalachia	CCGGC	Sullivan(1)	Total
Balance, December 31, 2016	$-	$-	$118	$550	$668
Investment in affiliates gain (loss)	-	1,090	38	-	1,128
Cash distributions	-	-	(68)	-	(68)
Cash contributions	-	6,865	-	-	6,865
Class B Units issuance	1,854	924	-	-	2,778
Appalachia Warrant exercise	-	2,896			2,896
Balance, December 31, 2017	$1,854	$11,775	$88	$550	$14,267

During 2017, we received distributions of approximately $30,000 from our investment in Sullivan Energy which we account for using the cost method of accounting and, as such, we recognized a gain within investment in affiliates of $30,000 for the year ended December 31, 2017.

Note 7 – Bank Credit Facility

In 2016, Carbon entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “Credit Facility”). LegacyTexas Bank is the initial lender and acts as administrative agent.

The Credit Facility has a maximum availability of $100.0 million (with a $500,000 sublimit for letters of credit), which availability is subject to the amount of the borrowing base. The initial borrowing base established under the Credit Facility was $17.0 million. The borrowing base is subject to semi-annual redeterminations in March and September. On March 30, 2017, the borrowing base was increased to $23.0 million. As of December 31, 2017, the borrowing base was $23.0 million.

The Credit Facility is guaranteed by each existing and future subsidiary of us (subject to certain exceptions). The obligations of us and the subsidiary guarantors under the Credit Facility are secured by essentially all of our tangible and intangible personal and real property (subject to certain exclusions).

Interest is payable quarterly and accrues on borrowings under the Credit Facility at a rate per annum equal to either (i) the base rate plus an applicable margin between 0.50% and 1.50% or (ii) the Adjusted LIBOR rate plus an applicable margin between 3.50% and 4.50% at our option. The actual margin percentage is dependent on the Credit Facility utilization percentage. We are obligated to pay certain fees and expenses in connection with the Credit Facility, including a commitment fee for any unused amounts of 0.50%.

The Credit Facility contains certain affirmative and negative covenants that, among other things, limit our ability to (i) incur additional debt; (ii) incur additional liens; (iii) sell, transfer or dispose of assets; (iv) merge or consolidate, wind-up, dissolve or liquidate; (v) make dividends and distributions on, or repurchases of, equity; (vi) make certain investments; (vii) enter into certain transactions with our affiliates; (viii) enter into sales-leaseback transaction; (ix) make optional or voluntary payment of debt; (x) change the nature of our business; (xi) change our fiscal year to make changes to the accounting treatment or reporting practices; (xii) amend constituent documents; and (xiii) enter into certain hedging transactions.

The affirmative and negative covenants are subject to various exceptions, including certain basket amounts and acceptable transaction levels. In addition, the Credit Facility requires Carbon’s compliance, on a consolidated basis, with (i) a maximum Debt/EBITDA ratio of 3.5 to 1.0 and (ii) a minimum current ratio of 1.0 to 1.0, commencing with the quarter ended March 31, 2017.

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In the third quarter of 2017, we contributed approximately $6.6 million to Carbon Appalachia to fund its share of producing oil and gas properties acquired during the third quarter. This funding was provided primarily with borrowings under the Credit Facility. The Debt/EBITDA and current ratio covenants negotiated at the time the Credit Facility was established did not contemplate our contribution for its investment in Carbon Appalachia and, as a result, we were not in compliance with financial covenants associated with the Credit Facility as of December 31, 2017. However, we have obtained a waiver of the Debt/EBITDA ratio and the current ratio covenants as of December 31, 2017. On March 27, 2018, the Credit Facility was amended to revise the calculation of the Leverage Ratio from a Debt/EBITDA ratio to a Net Debt/Adjusted EBITDA ratio, reset the testing period used in the determination of Adjusted EBITDA, eliminate the minimum current ratio and substitute alternative liquidity requirements, including maximum allowed current liabilities in relation to current assets, minimum cash balance requirements and maximum aged trade payable requirements.

We may at any time repay the loans under the Credit Facility, in whole or in part, without penalty. We must pay down borrowings under the Credit Facility or provide mortgages of additional oil and natural gas properties to the extent that outstanding loan and letters of credit exceed the borrowing base.

As required under the terms of the Credit Facility, we entered into derivative contracts at fixed pricing for a certain percentage of our production. We are party to an ISDA Master Agreement with BP Energy Company that establishes standard terms for the derivative contracts and an inter-creditor agreement with LegacyTexas Bank and BP Energy Company whereby any credit exposure related to the derivative contracts entered by us and BP Energy Company is secured by the collateral and backed by the guarantees supporting the Credit Facility.

As of December 31, 2017, there were approximately $22.1 million in outstanding borrowings and approximately $0.86 million of additional borrowing capacity available under the Credit Facility. Our effective borrowing rate at December 31, 2017 was approximately 5.67%.

We incurred fees directly associated with the issuance of the Credit Facility and amortize these fees over the life of the Credit Facility. The current portion of these fees are included in prepaid expense, deposits and other current assets and the long-term portion is included in other long-term assets for a combined value of $700,000. As of December 31, 2017, and 2016, we have unamortized deferred issuance costs of $484,000 and $596,000, respectively. During the years ended December 31, 2017 and 2016, we amortized $176,000 and $51,000, respectively, as interest expense.

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Note 8 – Income Taxes

The provision for income taxes for the years ended December 31, 2017 and 2016 consists of the following:

(in thousands)	For the Year Ended
	December 31,
	2017	2016

Current income tax (benefit) expense	$(74)	$-
Deferred income tax (benefit) expense	7,080	(4,472)
Change in valuation allowance	(7,080)	4,472

Total income tax (benefit) expense	$(74)	$-

The effective income tax rate for the years ended December 31, 2017 and 2016 differed from the statutory U.S. federal income tax rate as follows:

	For the Year Ended
	December 31,
	2017	2016

Federal income tax rate	35.0%	35.0%
State income taxes, net of federal benefit	3.8	3.5
Permanent Differences	(20.5)	1.1
Non-controlling interest in consolidated partnerships	(0.8)	(0.4)
True-up of prior year depletion in excess of basis	1.1	.2
Stock-based compensation deficiency	3.1	(2.9)
Rate changes of prior year deferred	(1.8)	0.2
True-up of prior year deferred	(4.5)	(1.8)
Effect of tax cuts and TCJA	91.0	-
Increase in valuation allowance and other	(107.7)	(34.9)

Total income tax expense (benefit)	(1.1)%	-%

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 2017 and 2016 are presented below:

(in thousands)	As of December 31,
	2017	2016

Deferred tax assets
Net operating loss carryforwards	$6,407	$8,274
Depletion carryforwards	1,934	2,740
Accrual and other	450	726
Stock-based compensation	476	968
Derivatives	-	730
Asset retirement obligations	1,944	1,936
Property, plant and equipment	2,972	6,439
Total deferred tax assets	14,183	21,813

Deferred tax liability
Interest in partnerships	(790)	(762)
Derivative and other	(57)	-

Less valuation allowance	(13,336)	(21,051)

Net deferred tax asset	$-	$-

F-70

As of December 31, 2017, we have net operating loss (“NOL”) carryforwards of approximately $21.4 million available to reduce future years’ federal taxable income. The federal NOLs expire in various years through 2037. We have various state NOL carryforwards available to reduce future years’ state taxable income, which are dependent on apportionment percentages and state laws that can change from year to year and impact the amount of such carryforwards. These state NOL carryforwards will expire in the future based upon each jurisdiction’s specific law surrounding NOL carryforwards. Tax returns are subject to audit by various taxation authorities. The results of any audits will be accounted for in the period in which they are determined.

We believe that the tax positions taken in our tax returns satisfy the more likely than not threshold for benefit recognition. Accordingly, no liabilities have been recorded by us. Any potential adjustments for uncertain tax positions would be a reclassification between the deferred tax asset related to our NOL carryforwards and another deferred tax asset.

Our policy is to classify accrued penalties and interest related to unrecognized tax benefits in our income tax provision. As of December 31, 2017, we did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the current year.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”). The TCJA makes broad and complex changes to the U.S. tax code applicable to certain items in 2017 as well as those applicable to 2018 and subsequent years.

ASC 740 requires the recognition of the tax effects of the of the TCJA for annual periods that include December 22, 2017. At December 31, 2017, we have made reasonable estimates of the effects on our existing deferred tax balances. We have remeasured certain federal deferred tax assets and liabilities based upon the rates at which they are expected to reverse in the future, which is generally 21.0% percent. The provisional amount recognized related to the remeasurement of its federal deferred tax balance was $6.0 million, which was subject to a valuation allowance at December 31, 2017.

We will continue to analyze the TCJA and future IRS regulations, refine our calculations and gain a more thorough understanding of how individual states are implementing this new law. This further analysis could potentially affect the measurement of deferred tax balances or potentially give rise to new deferred tax amounts.

We file income tax returns in the U.S. federal jurisdiction and in various states, each with varying statutes of limitations. The 2014 through 2017 tax years generally remain subject to examination by federal and state tax authorities.

Note 9 – Stockholders’ Equity

Authorized and Issued Capital Stock

Effective March 15, 2017 and pursuant to a reverse stock split approved by the shareholders and Board of Directors, each 20 shares of issued and outstanding common stock became one share of common stock and no fractional shares were issued. References to the number of shares and price per share give retroactive effect to the reverse stock split for all periods presented. In connection with the reverse stock split, the number of authorized shares of our common stock was decreased from 200,000,000 to 10,000,000.

As of December 31, 2017, we had 10,000,000 shares of common stock authorized with a par value of $0.01 per share, of which approximately 6,000,000 were issued and outstanding, and 1,000,000 shares of preferred stock authorized with a par value of $0.01 per share, none of which were issued and outstanding. During the year ended December 31, 2017, the increase in our issued and outstanding common stock reflects the exercise by the holder of the Appalachia Warrant (see Note 6), resulting in the issuance of approximately 432,000 shares of our common stock in addition to restricted stock and performance units, net of shares exchanged for payroll tax obligations paid by us, that vested during the year in exchange for Class A Units in Carbon Appalachia representing approximately 7.95% of the then outstanding Class A Units.

Carbon Stock Incentive Plans

We have two stock plans, the Carbon 2011 Stock Incentive Plan and the Carbon 2015 Stock Incentive Plan (collectively the “Carbon Plans”). The Carbon Plans were approved by our shareholders and in the aggregate provide for the issuance of approximately 1.1 million shares of common stock to our officers, directors, employees or consultants eligible to receive the awards under the Carbon Plans.

The Carbon Plans provide for the granting of incentive stock options, non-qualified stock options, restricted stock awards, performance awards and phantom stock awards, or a combination of the foregoing, as to employees, officers, directors or consultants, provided that only employees may be granted incentive stock options and directors may only be granted restricted stock awards and phantom stock awards.

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Restricted Stock

Restricted stock awards for employees vest ratably over a three-year service period or cliff vest at the end of a three-year service period. For non-employee directors, the awards vest upon the earlier of a change in control of us or the date their membership on the Board of Directors is terminated other than for cause. We recognize compensation expense for these restricted stock grants based on the grant date fair value of the shares, amortized ratably over three years for employee awards (based on the required service period for vesting) and seven years for non-employee director awards (based on a market survey of the average tenure of directors among U.S. public companies). For restricted stock granted between 2014 and 2017, we recognized compensation expense based on the grant date fair value of the shares, utilizing an enterprise value approach, using valuation metrics primarily based on multiples of cash flow from operations, production and reserves. For restricted stock and performance units granted in 2013, we utilized the closing price of our stock on the date of grant to recognize compensation expense. The following table shows a summary of our unvested restricted stock under the Carbon Plans as of December 31, 2017 and 2016 as well as activity during the years then ended.

		Weighted Avg
	Number	Grant Date
	of Shares	Fair Value
Restricted stock awards, unvested, January 1, 2016	199,000	$10.37

Granted	134,501	5.40

Vested	(64,668)	10.84

Forfeited	(1,083)	6.20

Restricted stock awards, unvested, December 31, 2016	267,750	7.78

Granted	81,050	7.20

Vested	(64,915)	8.38

Forfeited	(13,050)	6.19

Restricted stock awards, unvested, December 31, 2017	270,835	$7.54

Compensation costs recognized for these restricted stock grants were approximately $664,000 and $742,000 for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, there was approximately $1.1 million of unrecognized compensation costs related to these restricted stock grants which we expect to be recognized over the next 6.3 years.

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Restricted Performance Units

Performance units represent a contractual right to receive one share of our common stock subject to the terms and conditions of the agreements, including the achievement of certain performance measures relative to a defined peer group or the growth of certain performance measures over a defined period of time as well as, in some cases, continued service requirements. The following table shows a summary of our unvested performance units as of December 31, 2017 and 2016 as well as activity during the years then ended.

Number
of Shares
Restricted performance units, unvested, January 1, 2016	314,311

Granted	80,000

Vested	(84,480)

Forfeited	(13,520)

Restricted performance units, unvested, December 31, 2016	296,311

Granted	60,050

Vested	(80,000)

Forfeited	(17,550)

Restricted performance units, unvested, December 31, 2017	258,811

We account for the performance units granted during 2014 through 2017 at their fair value determined at the date of grant, which were $11.80, $8.00, $5.40 and $7.20 per share, respectively. The final measurement of compensation cost will be based on the number of performance units that ultimately vest. At December 31, 2017, we estimated that none of the performance units granted in 2016 and 2017 would vest, and, accordingly, no compensation cost has been recorded for these performance units. During 2016, we estimated that it was probable that the performance units granted in 2014 and 2015 would vest and therefore compensation costs of approximately $442,000 and $1.2 million related to these performance units were recognized for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, if change in control and other performance provisions pursuant to the terms and conditions of these award agreements are met in full, the estimated unrecognized compensation cost related to the performance units granted in 2014 through 2017 would be approximately $2.1 million.

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Note 10 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at December 31, 2017 and 2016 consist of the following:

(in thousands)
	As of December 31,
	2017	2016

Accounts payable	$3,274	$2,315
Oil and gas revenue suspense	1,776	1,415
Gathering and transportation payables	497	468
Production taxes payable	214	113
Drilling advances received from joint venture partner	245	955
Accrued drilling costs	-	4
Accrued lease operating costs	684	282
Accrued ad valorem taxes-current	1,054	1,552
Accrued general and administrative expenses	2,473	1,572
Accrued asset retirement obligation-current	380	-
Accrued interest	247	184
Other liabilities	374	261

Total accounts payable and accrued liabilities	$11,218	$9,121

Note 11 – Fair Value Measurements

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;

Level 2:	Quoted prices in active markets for similar assets or liabilities that are observable for the asset or liability; or

Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our policy is to recognize transfers in and/or out of fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. We have consistently applied the valuation techniques discussed below for all periods presented.

The following table presents our financial assets and liabilities that were accounted for at fair value on a recurring basis by level within the fair value hierarchy:

(in thousands)	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2017
Asset:
Commodity derivatives	$-	$225	$-	$225
Liabilities
Warrant derivative liability	$-	$-	$2,017	$2,017
December 31, 2016
Liability:
Commodity derivatives	$-	$1,932	$-	$1,932

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Commodity Derivative

As of December 31, 2017, our commodity derivative financial instruments are comprised of eight natural gas, eight oil swap, and one natural gas costless collar agreements. As of December 31, 2016, our commodity derivative financial instruments were comprised of eight natural gas swap agreements and nine oil swap agreements. The fair values of these agreements are determined under an income valuation technique. The valuation model requires a variety of inputs, including contractual terms, published forward prices, volatilities for options and discount rates, as appropriate. Our estimates of fair value of derivatives include consideration of the counterparty’s credit worthiness, our credit worthiness and the time value of money. The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a market place participant’s view. All of the significant inputs are observable, either directly or indirectly; therefore, our derivative instruments are included within the Level 2 fair value hierarchy. The counterparty for all of our outstanding commodity derivative financial instruments as of December 31, 2017 is BP Energy Company.

Warrant Derivative

A third-party valuation specialist is utilized to determine the fair value of our California Warrant and Appalachia Warrant. These warrants are designated as Level 3. We review these valuations, including the related model inputs and assumptions, and analyze changes in fair value measurements between periods. We corroborate such inputs, calculations and fair value changes using various methodologies, and reviews unobservable inputs for reasonableness utilizing relevant information from other published sources.

We estimated the fair value of the California Warrant on February 15, 2017, the grant date of the warrant, to be approximately $5.8 million, using a call option pricing model with the following assumptions: a seven-year term, exercise price of $7.20, volatility rate of 41.8% and a risk-free rate of 2.3%. As we will receive Class A units in Carbon California in the event the holder exercises the California Warrant, we also considered the fair value of the Class A units in its valuation. We remeasured the California Warrant as of December 31, 2017, using a Monte Carlo valuation model which utilized unobservable inputs including the percentage return on our shares at various timelines, the percentage return on the privately-held Carbon California Class A units at various timelines, an exercise price of $7.20, volatility rate of 45%, a risk-free rate of 2.1% and an estimated remaining term of 6.4 years. As of December 31, 2017, the fair value of the California Warrant was approximately $2.0 million.

We estimated the fair value of the Appalachia Warrant on April 3, 2017, the grant date of the warrant, to be approximately $1.3 million, using a call option pricing model with the following assumptions: a seven-year term, exercise price of $7.20, volatility rate of 39.3% and a risk-free rate of 2.1%. As we will receive Class A units in Carbon Appalachia in the event the holder exercises the Appalachia Warrant, we also considered the fair value of the Class A units in its valuation. We remeasured the Appalachia Warrant as of November 1, 2017, immediately prior to its exercise, using a Monte Carlo valuation model which utilized unobservable inputs including the percentage return on our shares at various timelines, the percentage return on the privately-held Carbon Appalachia Class A units at various timelines, an exercise price of $7.20, volatility rate of 45%, a risk-free rate of 2.1% and an estimated remaining term of 6.5 years. As of December 31, 2017, the warrant liability had been extinguished.

The following table summarizes the changes in fair value of our financial instruments classified as Level 3 in the fair value hierarchy:

(in thousands)	California Warrant	Appalachia Warrant	Total

Balance, December 31, 2016	$-	$-	$-
Warrant liability	5,769	1,325	7,094
Unrealized (gain) loss included in warrant gain	(3,752)	619	(3,133)
Settlement of warrant liability	-	(1,944)	(1,944)
Balance, December 31, 2017	$2,017	$-	$2,017

Assets and Liabilities Measured and Recorded at Fair Value on a Non-Recurring Basis

The fair value of each of the following assets and liabilities measured and recorded at fair value on a non-recurring basis are based on unobservable pricing inputs and therefore, are included within the Level 3 fair value hierarchy.

We use the income valuation technique to estimate the fair value of asset retirement obligations using the amounts and timing of expected future dismantlement costs, credit-adjusted risk-free rates and time value of money. During the year ended December 31, 2017, we recorded $2.4 million in additions to asset retirement obligations compared to additions of approximately $1.8 million for the year ended December 31, 2016. See Note 3 for additional information.

To determine the fair value of the proved developed properties acquired in the EXCO Acquisition in 2016, we primarily used the income approach and made market assumptions as to projections of estimated quantities of oil and natural gas reserves, future production rates, future commodity prices including price differentials as of the Closing Date, future operating and development costs and a market participant weighted average cost of capital.

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The fair value of the non-controlling interest in the partnerships we are required to consolidate was determined based on the net discounted cash flows of the proved developed producing properties attributable to the non-controlling interests in these partnerships.

We assume, at times, certain firm transportation contracts as part of our acquisitions of oil and natural gas properties. The fair value of the firm transportation obligations was determined based upon the contractual obligations assumed by us and discounted based upon our effective borrowing rate. These contractual obligations are being amortized on a monthly basis as we pay these firm transportation obligations in the future.

Asset Retirement Obligation

The fair value of our asset retirement obligation liability is recorded in the period in which it is incurred or assumed by taking into account the cost of abandoning oil and gas wells ranging from $20,000 to $30,000, which is based on our historical experience and industry expectations for similar work; the estimated timing of reclamation ranging from one to 75 years based on estimates from reserve engineers; an inflation rate of 1.92%; and a credit adjusted risk-free rate of 7.24%, which takes into account our credit risk and the time value of money. Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs (see Note 3). During the year ended December 31, 2017, we recorded additions to asset retirement obligations of approximately $2.4 million, which was the result of increases in the costs estimated to perform plugging and reclamation activities within the Appalachian Basin. We use the income valuation technique to estimate the fair value of asset retirement obligations using the amounts and timing of expected future dismantlement costs, credit-adjusted risk-free rates and time value of money.

Class B Units

We received Class B units from Carbon California and Carbon Appalachia as part of the entry into the Carbon California LLC Agreement and Carbon Appalachia LLC Agreement, respectively. We estimated the fair value of the Class B units, in each case, by utilizing the assistance of third-party valuation specialists. The fair values were based upon enterprise values derived from inputs including estimated future production rates, future commodity prices including price differentials as of the dates of closing, future operating and development costs and comparable market participants.

Note 12 – Physical Delivery Contracts and Commodity Derivatives

We historically have used commodity-based derivative contracts to manage exposures to commodity price on certain of our oil and natural gas production. We do not hold or issue derivative financial instruments for speculative or trading purposes. We also have entered into fixed price delivery contracts to effectively provide commodity price hedges. Because these contracts are not expected to be net cash settled, they are considered to be normal sales contracts and not derivatives. Therefore, these contracts are not recorded at fair value in the consolidated financial statements.

Pursuant to the terms of our credit facility, we have entered into swap and collar derivative agreements to hedge certain of our oil and natural gas production through 2019. As of December 31, 2017, these derivative agreements consisted of the following:

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted
		Average		Average Price		Average
Year	MMBtu	Price (a)	MMBtu	Range (a)	Bbl	Price (b)

2018	3,390,000	$3.01	60,000	$3.00 - $3.48	63,000	$53.55
2019	2,596,000	$2.86	-	-	48,000	$53.76

(a)	NYMEX Henry Hub Natural Gas futures contract for the respective period.

(b)	NYMEX Light Sweet Crude West Texas Intermediate futures contract for the respective period.

For our swap instruments, we receive a fixed price for the hedged commodity and pays a floating price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.

Costless collars are designed to establish floor and ceiling prices on anticipated future oil and gas production. The ceiling establishes a maximum price that we will receive for the volumes under contract, while the floor establishes a minimum price.

The following table summarizes the fair value of the derivatives recorded in the consolidated balance sheets (Note 11). These derivative instruments are not designated as cash flow hedging instruments for accounting purposes:

(in thousands)	As of December 31,
	2017	2016
Commodity derivative contracts:
Commodity derivative asset	$215	$-
Other long-term assets	$10	$-

Commodity derivative liabilities	$-	$1,341
Commodity derivative liabilities, non-current	$-	$591

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The table below summarizes the commodity settlements and unrealized gains and losses related to our derivative instruments for the years ended December 31, 2017 and 2016. These commodity settlements and unrealized gains and losses are recorded and included in commodity derivative gain or loss in the accompanying consolidated statements of operations.

(in thousands)	For the year ended December 31,
	2017	2016
Commodity derivative contracts:
Settlement gains	$770	$231
Unrealized gains (loss)	2,158	(2,490)

Total settlement and unrealized gains (losses), net	$2,928	$(2,259)

Commodity derivative settlement gains and losses are included in cash flows from operating activities in our consolidated statements of cash flows.

The counterparty in all our derivative instruments is BP Energy Company. We have entered into an International Swaps and Derivatives Association (“ISDA”) Master Agreement with BP Energy Company that establishes standard terms for the derivative contracts and an inter-creditor agreement with LegacyTexas Bank and BP Energy Company whereby any credit exposure related to the derivative contracts entered into by us and BP Energy Company is secured by the collateral and backed by the guarantees supporting our credit facility.

We net our derivative instrument fair value amounts executed with BP Energy Company pursuant to the ISDA master agreement, which provides for the net settlement over the term of the contracts and in the event of default or termination of the contracts. The following table summarizes the location and fair value amounts of all derivative instruments in the Consolidated Balance Sheet, as well as the gross recognized derivative assets, liabilities and amounts offset in the Consolidated Balance Sheet as of December 31, 2017.

				Net
		Gross		Recognized
		Recognized	Gross	Fair Value
		Assets/	Amounts	Assets/
	Balance Sheet Classification	Liabilities	Offset	Liabilities

Commodity derivative assets:	Commodity derivative	$624	$(409)	$215
	Other long-term assets	250	(240)	10
Total derivative assets		$874	$(649)	$225

Commodity derivative liabilities:
	Commodity derivative	$(409)	$409	$-
	Commodity derivative: non-current	(240)	240	-
Total derivative liabilities		$(649)	$649	$-

The following table summarizes the location and fair value amounts of all derivative instruments in the Consolidated Balance Sheet, as well as the gross recognized derivative assets, liabilities and amounts offset in the Consolidated Balance Sheet as of December 31, 2016.

				Net
		Gross		Recognized
		Recognized	Gross	Fair Value
		Assets/	Amounts	Assets/
	Balance Sheet Classification	Liabilities	Offset	Liabilities

Commodity derivative assets:
	Commodity derivative	$-	$-	$-
	Other long-term assets	249	(249)	-
Total derivative assets		$249	$(249)	$-

Commodity derivative liabilities:
	Commodity derivative	$1,341	$-	$1,341
	Commodity derivative: non-current	840	(249)	591
Total derivative liabilities		$2,181	$(249)	$1,932

Due to the volatility of oil and natural gas prices, the estimated fair values of our derivatives are subject to large fluctuations from period to period.

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Note 13 – Commitments and Contingencies

We have entered into employment agreements with certain of our executives and officers. The term of the agreements generally ranges from one to two years and provides for renewal provisions in one year increments thereafter. The agreements provide for, among other items, severance and continuation of benefit payments upon termination of employment or certain change of control events.

We have entered into long-term firm transportation contracts to ensure the transport for certain of our gas production to purchasers. Firm transportation volumes and the related demand charges for the remaining term of these contracts at December 31, 2017 are summarized in the table below.

Period	Dekatherms per day	Demand Charges
Jan 2018 - Apr 2018	5,530	$0.20 - $0.65
May 2018 - Mar 2020	3,230	$0.20 - $0.62
Apr 2020 – May 2020	2,150	$0.20
Jun 2020 – May 2036	1,000	$0.20

A liability of approximately $261,000 related to firm transportation contracts assumed in the EXCO Acquisition in 2016, which represents the remaining commitment, is reflected on our Consolidated Balance Sheet as of December 31, 2017. The fair value of these firm transportation obligations was determined based upon the contractual obligations assumed by us and discounted based upon our effective borrowing rate. These contractual obligations are being amortized monthly as we pay these firm transportation obligations in the future.

We lease, under an operating lease arrangement, approximately 8,500 square feet of administrative office space in Denver, Colorado that expires in 2023, approximately 5,300 square feet of office space in Lexington, Kentucky that expires in 2019, and 9,500 square feet of office space in Santa Paula, California that expires in 2021. For the years ended December 31, 2017 and 2016, we incurred rental expenses of $255,000 and $220,000, respectively. We have minimum lease payments for our office space and equipment of approximately $436,000 for 2018, $390,000 for 2019, $382,000 for 2020, $275,000 for 2021, and $270,000 for 2022.

Capital Commitment

In our participation as a Class A member of Carbon Appalachia we made a capital commitment of $23.6 million, of which we have contributed $6.9 million as of December 31, 2017.

As of December 31, 2017, we had no capital commitments associated with Carbon California.

During March 2018, management became aware that one of our field employees had been misappropriating funds from our suspended revenue accounts, or suspense accounts, over a period of several years. Promptly following the discovery of the misappropriation, we terminated the employee and engaged an external forensic specialist to lead an investigation to determine the extent and impact on our financial statements. That investigation revealed that the employee’s ability to misappropriate funds from the suspense accounts was eliminated in 2017 when we moved our revenue accounting function to our Denver office and instituted our current set of revenue accounting practices and internal controls. As a result, the employee no longer had access to the suspense accounts.

The discovery of the misappropriation was made in March 2018 when the employee attempted to misappropriate funds from a different source. This attempt was identified under the Company’s current internal controls.

The investigation is still ongoing, but based on the results so far, we have recorded a provision at December 31, 2017 of $250,000 to reflect the estimated loss of suspended revenue. Depending upon the final results of the investigation, which we are seeking to conclude as soon as reasonably practicable, we may determine that the estimate should be increased or decreased. Furthermore, we will no longer be using printed manual checks for payments. Revenue and other checks will require approval from more than one individual and we are evaluating our segregation of duties, specifically related to the cash disbursement process, and will adjust where possible to strengthen the system of internal control. We have determined that this event constituted a significant deficiency, but not a material weakness, at December 31, 2017.

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Note 14 – Retirement Savings Plan

We have a 401(k) plan available to eligible employees. The plan provides for 6% matching which vests immediately. For the years ended December 31, 2017 and 2016, we contributed approximately $175,000 and $99,000, respectively, for 401(k) contributions and related administrative expenses.

Note 15 – Supplemental Cash Flow Disclosure

Supplemental cash flow disclosures are presented below:

(in thousands)	For the Years Ended December 31,
	2017	2016

Cash paid during the period for:
Interest payments	$967	$156
Income taxes	-	-

Non-cash transactions:
Increase in asset retirement obligations	$2,402	$1,849
Increase (decrease) in accounts payable and accrued liabilities included in oil and gas properties	$67	$1,099
Obligations assumed with acquisitions	$-	$2,694
Equity method investments	$5,674	$-

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Note 16 – Related Parties

During the year ended December 31, 2017, we were engaged in the following transactions with related parties:

Carbon California

We received 5,077 Class B units of Carbon California, representing 17.81% of the voting and profits interest.

Carbon California Operating Company (“CCOC”) is our subsidiary and the operator of Carbon California through an operating agreement. The operating agreement includes reimbursements and allocations made under the agreement. As of December 31, 2017, approximately $300,000 is due from Carbon California and included in accounts receivable – due from related party on the consolidated balance sheets.

On February 15, 2017, we entered into a management service agreement with Carbon California whereby we provide general management and administrative services.  We receive $600,000 annually, payable in four equal quarterly installments.  We also received a one-time reimbursement of $500,000 in connection with the CRC and Mirada Acquisitions. Carbon California reimburses us for all management related expenses such as travel, required third-party geological and/or accounting consulting, and other necessary expenses incurred by us in the normal course of managing Carbon California.  For the year ended December 31, 2017, we recorded $1.0 million in total management reimbursements. There were no outstanding management reimbursements unpaid as of December 31, 2017.

Carbon Appalachia

We received 1,000 Class B units of Carbon Appalachia, representing a future profits interest after certain return thresholds to Class A Units are met. We also received 121 Class C Units of Carbon Appalachia, representing an approximate 1.0% profits interest, in exchange for unevaluated property in Tennessee.

Nytis is the operator of Carbon Appalachia through an operating agreement. The operating agreement includes reimbursements and allocations made under the agreement. As of December 31, 2017, approximately $1.8 million is due from Carbon Appalachia and included in accounts receivable – due from related party on the consolidated balance sheets.

On April 3, 2017, we entered into a management service agreement with Carbon Appalachia whereby we provide general management and administrative services.  We initially received a quarterly reimbursement of $75,000; however, after the Enervest Acquisition in August, the amount of the reimbursement now varies quarterly based upon the percentage of our production in relation to the total of our production and Carbon Appalachia. We also received a one-time reimbursement of $300,000 in connection with the CNX Acquisition. Total reimbursements recorded by us for the year ended December 31, 2017, were approximately $1.6 million, of which approximately $579,000 was included in accounts receivable – due from related party on the consolidated balance sheets as of December 31, 2017.

Ohio Basic Minerals

During 2017, we received $96,000 in management reimbursements from Ohio Basic Minerals.

Note 17 – Subsequent Events

On February 1, 2018, Yorktown exercised the California Warrant resulting in us receiving 11,000 Class A Units in Carbon California and issuing 1,527,778 shares of its Common Stock to Yorktown. As a result, our ownership of Class A Units of Carbon California increased from zero to 11,000 or from 0% to 46.96% (which equates to a sharing percentage interest of 38.59%). We also hold all of the Class B Units of Carbon California which represent a sharing percentage of 17.81%, resulting in our aggregate sharing percentage increasing from 17.81% to 56.40%.

On March 27, 2018, we amended our credit facility, adjusting certain covenants, the specifics of which are described in the amended agreement.

On March 28, 2018, our credit facility borrowing base was increased to $25.0 million. Pursuant to the credit agreement amendment entered into on March 27, 2018, we are subject to a minimum liquidity covenant of $750,000.

Note 18– Supplemental Financial Data – Oil and Gas Producing Activities (unaudited)

Estimated Proved Oil and Gas Reserves

The reserve estimates as of December 31, 2017 and 2016 presented herein were made in accordance with oil and gas reserve estimation and disclosure authoritative accounting guidance.

Proved oil and gas reserves as of December 31, 2017 and 2016 were calculated based on the prices for oil and gas during the twelve-month period before the reporting date, determined as an un-weighted arithmetic average of the first-day-of-the month price for each month within such period. This average price is also used in calculating the aggregate amount and changes in future cash inflows related to the standardized measure of discounted future cash flows. Undrilled locations can be classified as having proved undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. SEC rules dictate the types of technologies that a company may use to establish reserve estimates, including the extraction of non-traditional resources, such as bitumen extracted from oil sands as well as oil and gas extracted from shales.

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Our estimates of our net proved, net proved developed, and net proved undeveloped oil and gas reserves and changes in our net proved oil and gas reserves for 2017 and 2016 are presented in the table below. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulation before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. Existing economic conditions include the average prices for oil and gas during the twelve-month period prior to the reporting date of December 31, 2017 and 2016 unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. Prices do not include the effects of commodity derivatives. CGA evaluated and prepared independent estimated proved reserves quantities and related pre-tax future cash flows as of December 31, 2017 and 2016. To facilitate the preparation of an independent reserve study, we provided CGA our reserve database and related supporting technical, economic, production and ownership information. Estimated reserves and related pre-tax future cash flows for the non-controlling interests of the consolidated partnerships included in our consolidated financial statements were based on CGA’s estimated reserves and related pre-tax future cash flows for the specific properties in the partnerships and have been added to CGA’s reserve estimates for December 31, 2017 and 2016. See Note 3 for additional information.

Proved developed oil and gas reserves are proved reserves that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared with the cost of a new well or (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

As of December 31, 2017, we held a 17.81% and 27.24% proportionate share of Carbon California and Carbon Appalachia, respectively. This proportionate share amount reflects our aggregated sharing percentage based on all classes of ownership held in each equity investee. These proportionate share amounts assume each equity investee is operating as a going concern, and no adjustments have been made that could be required based on priority of units and hurdle rates upon liquidation or distributions.

A summary of the changes in quantities of proved oil and gas reserves for the years ended December 31, 2017 and 2016 are as follows (in thousands):

	Company			Company’s share of Carbon California				Company’s share of Carbon Appalchia			Total
	Oil	Natural Gas	Total	Oil	Natural Gas	NGL	Total	Oil	Natural Gas	Total	Oil	Natural Gas	NGL	Total
	MBbls	MMcf	MMcfe	MBbls	MMcf	(MBbls)	MMcfe	MBbls	MMcf	MMcfe	MBbls	MMcf	(MBbls)	MMcfe

January 1, 2016
Proved reserves, beginning of year	598	29,958	33,546	-	-	-	-	-	-	-	598	29,958	-	33,546
Revisions of previous estimates	110	2,207	2,867	-	-	-	-	-	-	-	110	2,207	-	2,867
Extensions and discoveries	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Production	(79)	(2,823)	(3,297)	-	-	-	-	-	-	-	(79)	(2,823)	-	(3,297)
Purchases of reserves in-place	253	44,923	46,441	-	-	-	-	-	-	-	253	44,923	-	46,441
Sales of reserves in-place	-	-	-	-	-	-	-	-	-	-	-	-	-	-
December 31, 2016	882	74,265	79,557	-	-	-	-	-	-	-	882	74,265	-	79,557
Revisions of previous estimates	107	12,195	12,835	-	-		-	-	-	-	107	12,195	-	12,837
Extensions and discoveries	16	138	232	-	-		-	-	-	-	16	138	-	234
Production (2)	(86)	(4,896)	(5,414)	(25)	(63)	(4)	(237)	(2)	(1,178)	(1,328)	(136)	(4,984)	(4)	(5,824)
Purchases of reserves in-place (1)	-	-	-	1,650	3,075	231	14,361	74	91,935	101,835	3,300	4,725	231	25,911
Sales of reserves in-place	-	-	-	-	-		-	-	-	-	-	-		-
December 31, 2017	919	81,702	87,210	1,625	3,012	227	14,124	72	90,757	100,507	4,169	86,339	227	112,715

(1)	Related to Carbon Appalachia the purchases of reserves-in-place represent our aggregate share for the year ended December 31, 2017. We held a 2.98%, 16.04%, 19.37%, and 27.24% proportionate share of Carbon Appalachia for the period April 3, 2017 through August 14, 2017; August 15, 2017 through September 28, 2017; September 29, 2017 through October 31, 2017; and November 1, 2017 through December 31, 2017, respectively.
(2)	Related to Carbon Appalachia, the net sales (in standard measure change) and production figures were calculated utilizing the same methodology as the purchase of reserves-in-place discussed above.

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	2017				2016
	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Total (MMcfe)	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Total (MMcfe)
Company
Proved developed reserves at:
End of Year	903	81,702	-	87,120	851	74,265	-	79,557
Proved undeveloped reserves at:
End of Year	16	-	-	96	31	-	-	186

Company’s share of Carbon California
Proved developed reserves at:
End of Year	1,006	2,194	163	9,208	-	-	-	-
Proved undeveloped reserves at:
End of Year	619	818	63	4,910	-	-	-	-

Company’s share of Carbon Appalachia
Proved developed reserves at:
End of Year (1) (2)	72	90,757	-	91,189	-	-	-	-
Proved undeveloped reserves at:
End of Year	-	-	-	-	-	-	-	-

Total
Proved developed reserves at:				-
End of Year	1,981	174,653	163	187,517	851	74,265	-	79,557
Proved undeveloped reserves at:				-
End of Year	635	818	63	5,006	31	-	-	186

(1)	Related to Carbon Appalachia the purchases of reserves-in-place represent our aggregate share for the year ended December 31, 2017. We held a 2.98%, 16.04%, 19.37%, and 27.24% proportionate share of Carbon Appalachia for the period April 3, 2017 through August 14, 2017; August 15, 2017 through September 28, 2017; September 29, 2017 through October 31, 2017; and November 1, 2017 through December 31, 2017, respectively.
(2)	Related to Carbon Appalachia, the net sales (in standard measure change) and production figures were calculated utilizing the same methodology as the purchase of reserves-in-place discussed above.

	2017			2016
	Oil	Natural Gas	Total	Oil	Natural Gas	Total
	MBbls	MMcf	MMcfe	MBbls	MMcf	MMcfe

Proved reserves, beginning of year	882	74,265	79,557	598	29,958	33,546
Revisions of previous estimates	107	12,195	12,837	110	2207	2867
Extensions and discoveries	16	138	234	-	-	-
Production	(86)	(4,896)	(5,412)	(79)	(2,823)	(3,297)
Purchases of reserves in-place (1) (2)	-	-	-	253	44,923	46,441
Sales of reserves in-place	-	-	-	-	-	-
Proved reserves, end of year	919	81,702	87,216	882	74,265	79,557

Proved developed reserves at:
End of Year	903	81,702	87,120	882	74,265	79,371
Proved undeveloped reserves at:
End of Year	16	-	96	31	-	186

(1)	Related to Carbon Appalachia the purchases of reserves-in-place represent our aggregate share for the year ended December 31, 2017. We held a 2.98%, 16.04%, 19.37%, and 27.24% proportionate share of Carbon Appalachia for the period April 3, 2017 through August 14, 2017; August 15, 2017 through September 28, 2017; September 29, 2017 through October 31, 2017; and November 1, 2017 through December 31, 2017, respectively.
(2)	Related to Carbon Appalachia, the net sales (in standard measure change) and production figures were calculated utilizing the same methodology as the purchase of reserves-in-place discussed above.

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The estimated proved reserves for December 31, 2017 and 2016 includes approximately 3.0 and 3.1 Bcfe, respectively, attributed to non-controlling interests of consolidated partnerships.

Aggregate Capitalized Costs

The aggregate capitalized costs relating to oil and gas producing activities at the end of each of the years indicated were as follows:

	2017	2016
(in thousands)
Oil and gas properties

Company
Proved oil and gas properties	$114,893	$112,579
Unproved properties not subject to depletion	1,947	1,999
Accumulated depreciation, depletion, amortization and impairment	(80,715)	(78,596)
Total Company oil and gas properties, net	$36,125	$35,982

Company’s share of Carbon California
Proved oil and gas properties	$7,635	$-
Unproved properties not subject to depletion	266	-
Accumulated depreciation, depletion, amortization and impairment	(208)	-
Total Company’s share of Carbon California oil and gas properties, net	$7,693	$-

Company’s share of Carbon Appalachia
Proved oil and gas properties	$22,951	$-
Unproved properties not subject to depletion	485	-
Accumulated depreciation, depletion, amortization and impairment	(445)	-
Total Company’s share of Carbon Appalachia oil and gas properties, net	$22,991	$-

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Costs Incurred in Oil and Gas Property Acquisition, Exploration, and Development Activities

The following costs were incurred in oil and gas property acquisition, exploration, and development activities during the years ended December 31, 2017 and 2016:

	2017	2016
(in thousands)
Company
Property acquisition costs:
Unevaluated properties	$1	$97
Proved properties and gathering facilities	289	8,117
Development costs	952	360
Gathering facilities	43	42
Asset retirement obligation	2,309	1,849
Total costs incurred	$3,594	$10,465

Company’s share of Carbon California
Property acquisition costs:
Unevaluated properties	$266	$-
Proved properties and gathering facilities	7,682	-
Development costs	412	-
Gathering facilities	47	-
Asset retirement obligation	483	-
Total costs incurred	$8,890	$-

Company’s share of Carbon Appalachia
Property acquisition costs:
Unevaluated properties	$483	$-
Proved properties and gathering facilities	19,286	-
Development costs	24	-
Gathering facilities	2,544	-
Asset retirement obligation	3,592	-
Total costs incurred	$25,929	$-

Our investment in unproved properties as of December 31, 2017, by the year in which such costs were incurred is set forth in the table below:

	2017	2016	2015 and Prior
(in thousands)
Acquisition costs
Company	$1	$97	$1,849
Company’s share of Carbon California	266	-	-
Company’s share of Carbon Appalachia	485	-	-
Total acquisition costs	$752	$97	$1,849

F-84

Results of Operations from Oil and Gas Producing Activities

Results of operations from oil and gas producing activities for the years ended December 31, 2017 and 2016 are presented below:

(in thousands)
	2017	2016

Revenues
Oil and gas sales, including commodity derivative gains and losses
Company	$22,439	$8,184
Company’s share of Carbon California	$1,289	$-
Company’s share of Carbon Appalachia	5,273	-
Total oil and gas sales, including commodity derivative gains and losses	29,001	8,184

Expenses:
Production expenses
Company	9,589	5,640
Company’s share of Carbon California	664	-
Company’s share of Carbon Appalachia	1,522	-
Total production expenses	11,775	5,640

Depletion expense
Company	2,157	1,839
Company’s share of Carbon California	208	-
Company’s share of Carbon Appalachia	445	-
Total depletion expense	2,810	1,839

Accretion of asset retirement obligations
Company	307	176
Company’s share of Carbon California	34	-
Company’s share of Carbon Appalachia	54	-
Total accretion of asset obligation	395	176

Impairment of oil and gas properties
Company	-	4,299
Company’s share of Carbon California	-	-
Company’s share of Carbon Appalachia	-	-
Total accretion of asset obligation	-	4,299

Total expenses	14,979	11,954
Results of operations from oil and gas producing activities	$14,021	$(3,770)

Depletion rate per Mcfe	$0.47	$0.56

F-85

Standardized Measure of Discounted Future Net Cash Flows

Future oil and gas sales are calculated applying the prices used in estimating our proved oil and gas reserves to the year-end quantities of those reserves. Future price changes were considered only to the extent provided by contractual arrangements in existence at each year-end. Future production and development costs, which include costs related to plugging of wells, removal of facilities and equipment, and site restoration, are calculated by estimating the expenditures to be incurred in producing and developing the proved oil and gas reserves at the end of each year, based on year-end costs and assuming continuation of existing economic conditions. Future income tax expenses are computed by applying the appropriate year-end statutory tax rates to the estimated future pretax net cash flows relating to proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses give effect to tax deductions, credits, and allowances relating to the proved oil and gas reserves. Carbon California and Carbon Appalachia does not include the future net effect of income taxes because Carbon California and Carbon Appalachia is treated as partnerships for tax purposes and is not subject to federal income taxes. All cash flow amounts, including income taxes, are discounted at 10%.

Changes in the demand for oil and natural gas, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of our proved reserves. Management does not rely upon the information that follows in making investment decisions.

(in thousands)	December 31,
	2017	2016

Company:
Future cash inflows	$283,664	$214,658
Future production costs	(119,501)	(103,252)
Future development costs	(210)	(315)
Future income taxes	(35,482)	(14,858)
Future net cash flows	128,471	96,233
10% annual discount	(71,389)	(51,522)
Standardized measure of discounted future net cash flows	$57,082	$44,711

Company’s share of Carbon California
Future cash inflows	$97,841	$-
Future production costs	(62,187)	-
Future development costs	(5,809)	-
Future income taxes (2)	-	-
Future net cash flows	29,845	-
10% annual discount	(16,288)	-
Standardized measure of discounted future net cash flows	$13,557	$-

Company’s share of Carbon Appalachia
Future cash inflows (1) (4)	$271,638	$-
Future production costs (1)	(151,501)	-
Future development costs (1)	(27)	-
Future income taxes (3)	-	-
Future net cash flows	120,110	-
10% annual discount	(73,890)	-
Standardized measure of discounted future net cash flows	$46,220	$-

(1)	Related to Carbon Appalachia the purchases of reserves-in-place represent our aggregate share for the year ended December 31, 2017. We held a 2.98%, 16.04%, 19.37%, and 27.24% proportionate share of Carbon Appalachia for the period April 3, 2017 through August 14, 2017; August 15, 2017 through September 28, 2017; September 29, 2017 through October 31, 2017; November 1, 2017 through December 31, 2017, respectively.

(2)	Carbon California does not include the net changes in future income taxes because Carbon California is treated as a partnership for taxes and is not subject to federal income taxes.

(3)	Carbon Appalachia does not include the net changes in future income taxes because Carbon California is treated as a partnership for taxes and is not subject to federal income taxes

(4)	Related to Carbon Appalachia, the net sales (in standard measure change) and production figures was calculated utilizing the same methodology as the purchase of reserves-in-place discussed above.

F-86

Changes in the Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

An analysis of the changes in the standardized measure of discounted future net cash flows during each of the last two years is as follows:

	December 31,
	Company	Company’s Share of Carbon California	Company’s Share of Carbon Appalachia	Total
(in thousands)
Balance at January 1, 2016
Standardized measure of discounted future net cash flows, beginning of year	$25,032	$-	$-	$25,032
Sales of oil and gas, net of production costs and taxes	(4,804)	-	-	(4,804)
Price revisions	(786)	-	-	(786)
Extensions, discoveries and improved recovery, less related costs	-	-	-	-
Changes in estimated future development costs	248	-	-	248
Development costs incurred during the period	102	-	-	102
Quantity revisions	2,091	-	-	2,091
Accretion of discount	2,503	-	-	2,503
Net changes in future income taxes	(4,633)	-	-	(4,633)
Purchases of reserves-in-place	26,776	-	-	26,776
Sales of reserves-in-place	-	-	-	-
Changes in production rate timing and other	(1,818)	-	-	(1,818)

Balance at December 31, 2016	$44,711	$-	$-	$44,711

Sales of oil and gas, net of production costs and taxes (4)	(10,038)	(516)	(1,240)	(12,231)
Price revisions	17,588	-	-	17,588
Extensions, discoveries and improved recovery, less related costs	298	-	-	298
Changes in estimated future development costs	(324)	-	-	(324)
Development costs incurred during the period	804	-	-	804
Quantity revisions	11,196	-	-	11,196
Accretion of discount	4,471	-	-	4,471
Net changes in future income taxes (2) (3)	(7,425)	-	-	(7,425)
Purchases of reserves-in-place (1)	-	14,073	47,460	61,533
Sales of reserves-in-place	-	-	-	-
Changes in production rate timing and other	(4,199)	-	-	(4,199)

Standardized measure of discounted future net cash flows, at December 31, 2017	$57,082	$13,557	$46,220	$116,422

(1)	Related to Carbon Appalachia the purchases of reserves-in-place represent our aggregate share for the year ended December 31, 2017. We held a 2.98%, 16.04%, 19.37%, and 27.24% proportionate share of Carbon Appalachia for the period April 3, 2017 through August 14, 2017; August 15, 2017 through September 28, 2017; September 29, 2017 through October 31, 2017; and November 1, 2017 through December 31, 2017, respectively.
(2)	Carbon California does not include the net changes in future income taxes because Carbon California is treated as a partnership for taxes and is not subject to federal income taxes.

(3)	Carbon Appalachia does not include the net changes in future income taxes because Carbon California is treated as a partnership for taxes and is not subject to federal income taxes.
(4)	Related to Carbon Appalachia, the net sales (in standard measure change) and production figures was calculated utilizing the same methodology as the purchase of reserves-in-place discussed above.

The twelve-month weighted averaged adjusted prices in effect at December 31, 2017 and 2016 were as follows:

	2017	2016
Oil (per Bbl)	$51.34	$40.40
Natural Gas (per Mcf)	$2.98	$2.41

F-87

CARBON APPALACHIAN COMPANY, LLC

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2018	2017
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	10,538	$4,512
Accounts receivable:
Revenue	6,143	10,682
Trade receivables	2,134	1,569
Commodity derivative asset	928	1,884
Inventories	1,068	1,660
Prepaid expense and deposits	641	487
Total current assets	21,452	20,794

Property and equipment (note 4)
Oil and gas properties, full cost method of accounting:
Proved, net	81,603	82,622
Unproved	1,801	1,780
Other property, plant, and equipment, net	12,295	12,677
Total property and equipment	95,699	97,079

Other non-current assets	1,171	683
Total assets	118,322	$118,556

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	11,775	$12,070
Due to related parties (note 10)	807	1,852
Firm transportation contract obligation (note 9)	4,454	4,285
Total current liabilities	17,036	18,207

Non-current liabilities:
Asset retirement obligations	4,919	4,789
Firm transportation contract obligation	13,471	14,843
Production and property taxes payable	2,365	1,813
Revolver (note 5)	37,975	37,975
Total non-current liabilities	58,730	59,420

Commitments and contingencies (note 9)

Members’ equity:
Members’ contributions	37,924	37,924
Retained earnings	4,632	3,005
Total members’ equity	42,556	40,929

Total liabilities and members’ equity	118,322	$118,556

See accompanying Notes to Consolidated Financial Statements.

F-88

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Operations

(In thousands)

For the three months ended March 31, 2018
(unaudited)
Revenue:
Natural gas sales	$12,935
Oil sales	558
Transportation and handling	781
Marketing gas sales	11,445
Commodity derivative gain	23
Total revenue	25,742

Expenses:
Lease operating	5,699
Transportation, gathering, and compression	3,959
Production and property taxes	1,180
Marketing gas purchases	9,260
General and administrative	537
Depreciation, depletion and amortization	1,716
Accretion of asset retirement obligations	130
Management and operating fee, related party (note 10)	1,052
Total expenses	23,533

Operating income	2,209

Other expenses:
Interest expense	582
Total other expense	582

Net income	$1,627

See accompanying Notes to Consolidated Financial Statements.

F-89

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Members’ Equity

(In thousands, except unit amounts) (unaudited)

	Members' Contributions							Total
	Class A Units	Amount	Class B Units	Amount	Class C Units	Amount	Retained Earnings	Members' Equity
Balances at December 31, 2017	37,000	$37,000	1,000	$924	121	$-	$3,005	$40,929
Net income	-	-	-	-	-	-	1,627	1,627
Balances at March 31, 2018	37,000	$37,000	1,000	$924	121	$-	$4,632	$42,556

See accompanying Notes to Consolidated Financial Statements.

F-90

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Cash Flows

(In thousands)

For the three months ended March 31,
2018
(unaudited)
Cash flows from operating activities:
Net income	$1,627
Items not involving cash:
Depreciation, depletion and amortization	1,716
Accretion of asset retirement obligations	130
Commodity derivative gain	424
Amortization of Revolver issuance costs	45
Amortization of Firm Transportation obligation	(1,203)
Net change in:
Accounts receivable	3,974
Inventories	591
Prepaid expense and deposits	(154)
Accounts payable, accrued liabilities and firm transportation contract obligation	(583)
Due to related parties	(239)
Net cash provided by operating activities	6,328

Cash flows from investing activities:
Development of oil and gas properties and other property, plant, and equipment	(277)
Other non-current assets	(25)
Net cash used in investing activities	(302)

Net increase in cash and cash equivalents	6,026

Cash and cash equivalents, beginning of period	4,512

Cash and cash equivalents, end of period	$10,538

See note 11 – Supplemental Cash Flow Disclosure

See accompanying Notes to Consolidated Financial Statements.

F-91

Notes to Consolidated Financial Statements

Note 1 – Organization

On December 16, 2016, Carbon Appalachian Company, LLC (the “Company” or “CAC”) was formed, as a Delaware limited liability company, by Carbon Natural Gas Company (“Carbon”) a Delaware corporation, entities managed by Yorktown Energy Partners XI, L.P. (“Yorktown”), and entities managed by Old Ironsides (“Old Ironsides”), to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia. The Company began substantial operations on April 3, 2017. The Company is engaged primarily in acquiring, developing, exploiting, producing, processing, marketing, and transporting oil and natural gas in the Appalachia Basin.

Equity and ownership

On April 3, 2017, Carbon, Yorktown and Old Ironsides entered in to a limited liability company agreement (the “Carbon Appalachia LLC Agreement”), with an initial equity commitment of $100.0 million, of which $37.0 million has been contributed as of March 31, 2018.

On April 3, 2017, the Company (i) issued Class A Units to Carbon, Yorktown and Old Ironsides for an aggregate cash consideration of $12.0 million, (ii) issued Class B Units to Carbon, and (iii) issued Class C Units to Carbon. Additionally, Carbon Appalachia Enterprises, LLC, formerly known as Carbon Tennessee Company, LLC (“Carbon Appalachia Enterprises”), a subsidiary of the Company, entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “Revolver”) with an initial borrowing base of $10.0 million.

On April 3, 2017, borrowings under the Revolver, along with the initial equity contributions made to the Company, were used to complete the acquisition of natural gas producing properties and related facilities located predominantly in Tennessee (the “Knox-Coalfield Acquisition”). The purchase price was $20.0 million, subject to normal and customary closing adjustments. Carbon Appalachia Enterprises used $8.5 million drawn from the Revolver toward the purchase price.

In connection with Carbon entering into the Carbon Appalachia LLC Agreement, and Carbon Appalachia engaging in the transactions described above, Carbon received 1,000 Class B units and issued to Yorktown a warrant to purchase approximately 408,000 shares of Carbon’s common stock at an exercise price dictated by the warrant agreement (the “Appalachia Warrant”). The Appalachia Warrant is payable exclusively with Class A Units of Carbon Appalachia held by Yorktown. On November 1, 2017, Yorktown exercised the Appalachia Warrant, resulting in Carbon acquiring 2,940 Class A Units from Yorktown.

Net proceeds from the April 3, 2017 transactions were used by the Company to complete the Knox-Coalfield, Enervest, and Cabot Acquisitions (defined below). The remainder of the net proceeds were used to fund field development projects, future complementary acquisitions, and working capital.

On August 15, 2017, the Carbon Appalachia LLC Agreement was amended and, as a result, Carbon will contribute its initial commitment of future capital contributions as well as Yorktown’s, and Yorktown will not participate in future capital contributions. The Company issued Class A Units to Carbon and Old Ironsides for an aggregate cash consideration of $14.0 million. The borrowing base of the Revolver increased to $22.0 million and Carbon Appalachia Enterprises borrowed $8.0 million under the Revolver.

On August 15, 2017, Carbon Appalachia completed the acquisition of natural gas producing properties and related facilities located predominantly in the state of West Virginia (the “Enervest Acquisition”). The purchase price was $21.5 million, subject to normal and customary closing adjustments. The contributions from members and funds drawn from the credit facility were used to pay the purchase price.

On September 29, 2017, the Company issued Class A Units to Carbon and Old Ironsides for an aggregate cash consideration of $11.0 million. The Revolver was amended to include East West Bank as a participating lender, the borrowing base of the Revolver increased to $50.0 million and Carbon Appalachia Enterprises borrowed $20.4 million from the Revolver.

F-92

On September 29, 2017, Carbon Appalachia completed the acquisition of natural gas producing properties, natural gas gathering pipelines and related facilities located predominantly in the state of West Virginia (the “Cabot Acquisition”). The purchase price was $41.3 million, subject to normal and customary closing adjustments. The contributions from members and funds drawn from the credit facility were used to pay the purchase price.

On November 30, 2017, Carbon Appalachia Enterprises amended the Revolver, resulting in the addition of Bank SNB as a participating lender. The borrowing base of $50.0 million was unchanged.

As of March 31, 2018, Old Ironsides holds 27,195 Class A Units, which equates to 72.76% Aggregate Share ownership of the Company and Carbon holds (i) 9,805 Class A Units, (ii) 1,000 Class B Units and (iii) 121 Class C Units, which equates to 27.24% Aggregate Share ownership of the Company.

On April 30, 2018, the Revolver was amended, resulting in an increase in the borrowing base to $70.0 million (See note 12). As of March 31, 2018, the Revolver’s borrowing base is $50.0 million, of which $38.0 million is outstanding.

Note 2 – Summary of Significant Accounting Policies

Accounting policies used by the Company reflect industry practices and conform to accounting principles generally accepted in the United States of America. The more significant of such accounting policies are briefly discussed below.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments (consisting of normal and recurring accruals) considered necessary to present fairly our financial position as of March 31, 2018 and December 31, 2017, and our results of operations and cash flows for the three months ended March 31, 2018. Operating results for the three months ended March 31, 2018, are not necessarily indicative of the results that may be expected for the full year because of the impact of fluctuations in prices received for oil and natural gas, natural production declines, the uncertainty of exploration and development drilling results and other factors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. The Company’s subsidiaries consist of Carbon Tennessee Mining Company, LLC, Carbon Appalachia Group, LLC, Carbon Appalachia Enterprises, LLC, Coalfield Pipeline Company, Knox Energy, LLC, Carbon West Virginia Company, LLC and Cranberry Pipeline Corporation. All significant intercompany accounts and transactions have been eliminated.

Asset Retirement Obligations

The Company’s asset retirement obligations (“ARO”) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an ARO is recorded in the period in which it is incurred or assumed, and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount for asset acquisitions. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated ARO result in adjustments to the related capitalized asset and corresponding liability.

F-93

The estimated ARO liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or increased from a reassessment of expected cash flows and assumptions inherent in the estimation of the liability. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells. ARO is valued utilizing Level 3 fair value measurement inputs (note 7).

The following table is a reconciliation of ARO (in thousands).

For the three months ended March 31, 2018

Balance at beginning of period	$4,789
Additions from acquisitions during period	-
Accretion expense	130

Balance at end of period	$4,919

Income Taxes

The Company has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Company’s members and no provision for income taxes has been recorded on the accompanying financial statements. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The Company’s tax returns are subject to examination by tax authorities through the current period for state and federal tax reporting purposes.

Pursuant to the Bipartisan Budget Act of 2015 (the “Act”), as of January 1, 2018, the Act allows the adjustment resulting from IRS audits of partnerships to be assessed at the partnership level.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosure of contingent assets and liabilities. Significant items subject to such estimates and assumptions include the carrying value of oil and gas properties, estimates of proved oil and gas reserve volumes and the related depletion and present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, determining the amounts recorded for fair value of commodity derivative instruments, fair value of assets acquired and liabilities assumed qualifying as business combination or asset acquisition, estimated lives of other property and equipment, asset retirement obligations and accrued liabilities and revenues.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The objective of ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for Generally Accepted Accounting Principles in the United States (“GAAP”) and International Financial Reporting Standards (“IFRS”). The FASB subsequently issued ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, which deferred the effective date of ASU 2014-09 and provided additional implementation guidance. These ASUs are effective for the Company for fiscal years, beginning after December 15, 2019. The standards permit retrospective application using either of the following methodologies: (i) restatement of each prior reporting period presented (the “full retrospective approach”) or (ii) recognition of a cumulative-effect adjustment as of the date of the initial application (the “modified retrospective approach”). The Company plans to adopt these ASUs effective January 1, 2019, using the modified retrospective approach. The Company is in the process of assessing its contracts with customers and evaluating the effect of adopting these standards on its financial statements, accounting policies, internal controls and disclosures.

F-94

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). The objective of this ASU, as amended, is to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the consolidated balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years, beginning after December 15, 2020 and should be applied using a modified retrospective approach. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements of adopting ASU 2016-02.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. These amendments change the measurement of credit losses for most financial assets and certain other instruments that are not measured at fair value through results of operations. The amendments in this update affect investments in loans, investments in note securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years, beginning after December 15, 2021. The Company is currently evaluating the impact on its financial statements of adopting ASU 2016-13.

Note 3 – Acquisitions

Knox-Coalfield

On April 3, 2017, the Company acquired natural gas producing properties and related facilities located predominantly in Tennessee for a purchase price of $20.0 million, subject to normal purchase adjustments, with an effective date of February 1, 2017, for oil and gas assets and April 3, 2017 for the corporate entity acquired (the “Knox-Coalfield Acquisition”). Consideration to fund the Knox-Coalfield Acquisition was provided by contributions from the Company’s members of $12.0 million and $8.5 million in funds drawn from its Revolver (see note 5).

The Knox-Coalfield Acquisition qualified as a business combination as defined by Accounting Standards Codification (“ASC”) 805, Business Combinations and, as such, the Company estimated the fair value of the assets acquired and liabilities assumed as of the closing date of April 3, 2017.

The Company, utilizing the assistance of third-party valuation specialists, considered various factors in its estimate of fair value of the acquired assets including (i) reserves, (ii) production rates, (iii) future operating and development costs, (iv) future commodity prices, including price differentials, (v) future cash flows, (vi) a market participant-based weighted average cost of capital, and (vii) real estate market conditions.

The allocation of the purchase price is considered preliminary and is subject to change upon completion of the determination of the fair value of all assets acquired and liabilities assumed. The Company continues to work with our third-party valuation specialists to finalize the fair value of the pipeline and oil and gas assets and expects to finalize the valuation by April 3, 2018. The following table summarizes the preliminary consideration paid and the estimated fair value of the assets acquired and liabilities assumed.

Consideration paid:
Cash consideration	$19,055

Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved oil and gas properties	$12,228
Unproved oil and gas properties	1,774
Property, plant, and equipment	5,858
Asset retirement obligation	(772)
Accounts payable and accrued liabilities	(33)
Total net assets acquired	$19,055

F-95

Enervest

On August 15, 2017, the Company acquired natural gas producing properties and related facilities located predominantly in the state of West Virginia for a purchase price of $21.5 million, subject to normal purchase adjustments, with an effective date of May 1, 2017 (“Enervest Acquisition”). Consideration to fund the Enervest Acquisition was provided by contributions from the Company’s members of $14.0 million and $8.0 million in funds drawn from its Revolver (note 5).

The assets acquired consist of oil and gas leases and the associated mineral interests, oil and gas wells, a field office building and associated land, vehicles and other miscellaneous equipment. The Company also acquired various contracts. The Company, utilizing the assistance of third-party valuation specialists to estimate fair value, has determined that substantially all of the fair value of the assets acquired are related to the production assets and, as such the Enervest Acquisition does not meet the definition of a business. Therefore, the Company has accounted for the transaction as an asset acquisition and has allocated the purchase price based on the relative fair value of the assets acquired.

In determining the relative fair value, the fair value of the production assets was determined using the income approach using Level 3 inputs according the ASC 820, Fair Value, hierarchy. The fair value of the other assets was determined using the market approach using Level 3 inputs. The determination of the fair value of the oil and gas and other property and equipment acquired and accrued liabilities assumed required significant judgement, including estimates relating to the production assets and the other assets acquired. The Company assumed $1.8 million in ARO, $162,000 in firm transportation contract obligation and $247,000 in accounts payable and accrued liabilities associated with the acquired assets. Below is the detail of the assets acquired (in thousands):

Identifiable assets acquired:
Assets:
Proved (producing) oil and gas properties	$20,948
Property, plant and equipment	150
Total identified assets	$21,098

Cabot

On September 29, 2017, the Company acquired natural gas producing properties and related facilities as well as transmission pipeline facilities and equipment located predominantly in the state of West Virginia for a purchase price of $41.3 million, subject to normal purchase adjustments, with an effective date of April 1, 2017 for oil and gas assets and September 29, 2017, for the corporate entity acquired (the “Cabot Acquisition”). Consideration to fund the Cabot Acquisition was provided by contributions from the Company’s members of $11.0 million and $20.4 million in funds drawn from its Revolver (note 5).

The Cabot Acquisition qualified as a business combination as defined by ASC 805, Business Combinations and, as such, the Company estimated the fair value of the assets acquired and liabilities assumed as of the closing date of September 29, 2017.

The Company, utilizing the assistance of third-party valuation specialists, considered various factors in its estimate of fair value of the acquired assets and liabilities including (i) reserves, (ii) production rates, (iii) future operating and development costs, (iv) future commodity prices, including price differentials, (v) future cash flows, (vi) a market participant-based weighted average cost of capital, and (vii) real estate market conditions.

The allocation of the purchase price is considered preliminary and is subject to change upon completion of the determination of the fair value of all assets acquired and liabilities assumed. The Company continues to work with our third-party valuation specialists to finalize the fair value of the buildings, pipeline facilities and equipment and oil and gas assets and expects to finalize the valuation by no later than September 29, 2018. The following table summarizes the preliminary consideration paid and the estimated fair value of the assets acquired, and liabilities assumed.

F-96

Consideration paid:
Cash consideration	$34,383

Recognized amounts of identifiable assets acquired, and liabilities assumed:
Proved oil and gas properties	$49,920
Property, plant and equipment	7,744
Inventory	467
Accounts receivable – trade receivables	850
Furniture and fixtures, computer hardware and software, and other equipment	22
Firm transportation contract obligation	(18,966)
Production and property taxes	(2,370)
Asset retirement obligation	(2,020)
Accounts payable and accrued liabilities	(1,264)
Total net assets acquired	$34,383

The Company’s consolidated statement of operations for the three months ended March 31, 2018 includes the results of operations for the three months ended March 31, 2018 of the properties acquired, including approximately $23.3 million of revenue.

Note 4 – Property and Equipment

Net property and equipment at March 31, 2018 and December 31, 2017 consists of the following (in thousands):

	As of March, 31	As of December 31,
	2018	2017
Oil and gas properties:
Proved oil and gas properties	$84,543	$84,255
Unproved properties not subject to depletion	1,801	1,780
Accumulated depreciation, depletion and amortization	(2,940)	(1,633)
Net oil and gas properties	83,404	84,402

Pipeline facilities and equipment	9,339	9,339
Base gas	2,122	2,122
Buildings	1,247	1,247
Vehicles	550	550
Furniture and fixtures, computer hardware and software, and other equipment	252	252
Accumulated depreciation and amortization	(1,215)	(806)
Net other property and equipment	12,295	10,555

Total property and equipment	$95,699	$97,079

The Company had approximately $1.8 million at March 31, 2018, of unproved oil and gas properties not subject to depletion. At March 31, 2018, the Company’s unproved properties consist principally of leasehold acquisition costs in Tennessee.

For the three months ended March 31, 2018, no expiring leasehold costs were reclassified into proved property. The costs not subject to depletion relate to unproved properties that are excluded from amortized capital costs until it is determined whether or not proved reserves can be assigned to such properties. These costs do not relate to any individually significant projects. The excluded properties are assessed for impairment at least annually.

F-97

Depletion expense related to oil and gas properties for the three months ended March 31, 2018 was approximately $1.3 million, or $0.25 per Mcfe. Depreciation and amortization expense related to buildings, furniture and fixtures, computer hardware and software, and other equipment for the three months ended March 31, 2018 was approximately $409,000.

Note 5 – Revolver

On April 3, 2017, Carbon Appalachia Enterprises entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “Revolver”) with an initial borrowing base of $10.0 million.

On August 15, 2017, in connection with and concurrently with the closing of the Enervest Acquisition, the borrowing base of the Revolver increased to $22.0 million and Carbon Appalachia Enterprises borrowed $8.0 million from the Revolver to partially fund the Enervest Acquisition.

On September 29, 2017, Carbon Appalachia Enterprises amended the Revolver, resulting in a borrowing base of $50.0 million with redeterminations as of April 1 and October 1 each year and the addition of East West Bank as a participating lender. In connection with and concurrently with the closing of the Cabot Acquisition, Carbon Appalachia Enterprises borrowed $20.4 million from the Revolver to partially fund the Cabot Acquisition.

On November 30, 2017, Carbon Appalachia Enterprises amended the Revolver, resulting in the addition of Bank SNB as a participating lender. The borrowing base of $50.0 million and commitment of $100.0 million was unchanged.

The Revolver bears interest at an applicable margin ranging from 3.00% to 4.00%, depending on utilization, plus the applicable 30, 60 or 90-day London interbank offered rate (“LIBOR”), at the Company’s election. As of March 31, 2018, the Company’s effective borrowing rate on the Revolver was 5.90%. In addition, the Revolver includes a 0.50% unused available line fee.

As of March 31, 2018, the Revolver has an outstanding balance of $38.0 million and a borrowing base of $50.0 million. The maximum principal amount available under the Revolver is based upon the borrowing base attributable to the Company’s proved oil and gas reserves which is determined at least semi-annually.

On April 30, 2018, the Revolver was amended, resulting in an increase in the borrowing base to $70.0 million (see note 12).

The Revolver is secured by all of the assets of the Company. The Revolver requires the Company, as of each quarter end, to hedge 75% of its anticipated production for the next 30 months. Distributions to equity members are generally restricted.

In the event of default or deficiency in borrowing base, an additional 2.0% interest rate would apply. In such event, a cure period exists allowing the Company to obtain compliance.

The Company incurred fees directly associated with the issuance of the Revolver and amortizes these fees over the life of the Revolver. The current portion of these fees are recorded as prepaid expense and deposits and the non-current portion as other non-current assets for a combined value of $539,000 as of March 31, 2018. For the three months ended March 31, 2018, the Company amortized approximately $45,000 associated with these fees.

The Revolver agreement requires the Company to maintain certain financial and non-financial covenants which include the following ratios: leverage ratio, current ratio, and other qualitative covenants as defined in the Revolver agreement including commodity hedging requirements. As of March 31, 2018, the Company was compliant with its covenants.

Interest Expense

For the three months ended March 31, 2018, the Company incurred interest expense of approximately $582,000 which approximately $45,000 was amortization of the Revolver issuance costs.

F-98

Note 6 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at March 31, 2018 consists of the following (in thousands):

Accounts payable	$3,598
Accrued liabilities	2,116
Accrued ad valorem taxes	1,812
Accrued lease operating	1,151
Transportation, gathering and compression	1,470
Property and production taxes	1,149
Accrued interest	114
Other	365
Total accounts payable and accrued liabilities	$11,775

Note 7 – Fair Value Measurements

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;

Level 2:	Quoted prices in active markets for similar assets or liabilities that are observable for the asset or liability; or

Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in and/or out of fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below throughout the period presented.

The following table presents the Company’s financial assets that were accounted for at fair value on a recurring basis as of March 31, 2018 and December 31, 2017 by level within the fair value hierarchy (in thousands):

	Fair Value Measurements Using
At March 31, 2018	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivatives - current	$-	$928	$-	$928
Commodity derivatives – other long-term assets	$-	$687	$-	$687

At December 31, 2017
Assets:
Commodity derivatives – current	$-	$1,884	$-	$1,884
Commodity derivatives – other long-term assets	$-	$155	$-	$155

F-99

As of March 31, 2018, the Company’s commodity derivative financial instruments are comprised of natural gas and oil swap and collar agreements. The fair values of these agreements are determined under an income valuation technique. Swaps are valued using the income technique. Collars are valued using the option model. The valuation model requires a variety of inputs, including contractual terms, published forward prices, volatilities for options and discount rates, as appropriate. The Company’s estimates of the fair value of derivatives include consideration of the counterparty’s credit worthiness, the Company’s credit worthiness and the time value of money. The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a market place participant’s view. All the significant inputs are observable, either directly or indirectly; therefore, the Company’s derivative instruments are included within the Level 2 fair value hierarchy. The counterparty for all the Company’s outstanding commodity derivative financial instruments as of March 31, 2018 is BP Energy Company (“BPEC”).

Assets and Liabilities Measured and Recorded at Fair Value on a Non-Recurring Basis

Acquired accounts receivable, accounts payable, and other accrued liabilities were determined to be representative of fair value given their short-term nature. Acquired base gas and gas inventory was valued based on prevailing market rates for natural gas on the closing date of the Cabot Acquisition on September 29, 2017.

The fair values of each of the following assets and liabilities measured, upon the acquisition date in year ended December 31, 2017, and recorded at fair value on a non-recurring basis are based on unobservable pricing inputs and therefore, are included within the Level 3 fair value hierarchy.

Asset Retirement Obligation

The fair value of the Company’s asset retirement obligation liability is calculated as of the date of closing of each of the Company’s acquisitions, when the liability was assumed, by estimating i) the cost of abandoning oil and gas wells ranging from $15,000 to $30,000 based on market participant expectations for similar work; ii) the timing of reclamation ranging from 2-75 years based on economic lives of its properties as estimated by reserve engineers; iii) an inflation rate between 1.81% and 2.04%; and iv) a credit adjusted risk-free rate of 6.59%, which takes into account the Company’s credit risk and the time value of money (asset acquisitions) or a range of 13.5% - 15.0% representing a market participant’s weighted average cost of capital (business combinations). Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs (see note 2).

Firm Transportation Obligation

The Company assumed liabilities associated with firm transportation contracts in connection with the Enervest Acquisition and Cabot Acquisition. The fair value of these acquired firm transportation obligations was estimated based upon i) the contractual obligations assumed by the Company (including the length of contracts, committed volumes, and demand charges described in note 9), ii) estimated usage from a market-participant perspective, and iii) a discount rate of 15.0% based upon a market participant’s estimated weighted average cost of capital.

Class B Units

The Company issued Class B units to Carbon as part of entering into the Carbon Appalachia LLC Agreement. The $924,000 fair value of the Class B units was estimated by the Company utilizing the assistance of third-party valuation specialists. The fair value was based upon enterprise values derived from inputs including estimated future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs and comparable market participants.

Acquired Assets

For assets accounted for as business combinations, including the Knox-Coalfield Acquisition and Cabot Acquisition (see note 3), to determine the fair value of the assets acquired, the Company primarily used the income approach and made market assumptions as to projections of estimated quantities of oil and natural gas reserves, future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs, a market participant weighted average cost of capital, and the condition of vehicles and equipment.

F-100

For the assets acquired in the Enervest Acquisition and accounted for as an asset acquisition, to determine the fair value of the assets acquired, the Company primarily used the income approach and made market assumptions as to projections of estimated quantities of oil and natural gas reserves, future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs and its weighted average cost of capital.

Note 8 – Commodity Derivatives

The Company has entered into commodity-based derivative contracts at various times to manage exposures to commodity price on certain of its oil and natural gas production. The Company does not hold or issue derivative financial instruments for speculative or trading purposes.

Pursuant to the terms of the Company’s Revolver, the Company has entered into derivative agreements to hedge certain of its oil and natural gas production for 2018 through 2020. As of March 31, 2018, these derivative agreements consisted of the following:

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted
		Average		Average Price		Average
Year	MMBtu	Price (a)	MMBtu	Range (a)	Bbl	Price (b)

2018	8,080,000	$2.94	1,280,000	$2.85 - $3.19	12,000	$52.34
2019	11,515,000	$2.86	480,000	$2.85 - $3.19	12,000	$50.35
2020	6,433,000	$2.82	-	-	6,000	$54.75
2021	960,000	$2.79	-	-	-	-

(a)	NYMEX Henry Hub Natural Gas futures contract for the respective period.
(b)	NYMEX Light Sweet Crude West Texas Intermediate futures contract for the respective period.

For its swap instruments, the Company receives a fixed price for the hedged commodity and pays a floating price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty. Collars are designed to establish floor and ceiling prices on anticipated future oil and gas production. The ceiling establishes a maximum price that the Company will receive for the volumes under contract, while the floor establishes a minimum price.

The following table summarizes the fair value of the derivatives recorded in the unaudited consolidated balance sheet as of March 31, 2018. These derivative instruments are not designated as cash flow hedging instruments for accounting purposes (in thousands):

Commodity derivative contracts:
Current assets	$928
Other non-current assets	$687

The table below summarizes the commodity settlements and unrealized gains and losses related to the Company’s derivative instruments for the three months ended March 31, 2018 and are included in commodity derivative gain or loss in the accompanying consolidated statement of operations.

Commodity derivative contracts:
Commodity derivative gain - realized	$447
Commodity derivative (loss) - unrealized	(424)

Total commodity derivative gain	$23

F-101

Commodity derivative gain, inclusive of unrealized loss, is included in cash flows from operating activities in the unaudited consolidated statement of cash flows.

The counterparty in the Company’s derivative instruments is BP Energy Company (“BPEC”). The Company has entered into an International Swaps and Derivative Association, Inc. (“ISDA”) Master Agreement with BPEC that establishes standard terms for the derivative contracts and an inter-creditor agreement with Revolver participating lenders and BPEC whereby any credit exposure related to the derivative contracts entered into by the Company and BPEC is secured by the collateral and backed by the guarantees supporting the credit facility.

The Company nets its derivative instrument fair value amounts executed with its counterparty pursuant to an ISDA master agreement, which provides for the net settlement over the term of the contracts and in the event of default or termination of the contracts. The Company’s derivative instruments are recorded as assets in the unaudited balance sheet as of March 31, 2018.

				Net
		Gross		Recognized
		Recognized	Gross	Fair Value
	Consolidated Balance Sheet	Assets/	Amounts	Assets/
	Classification	Liabilities	Offset	Liabilities
At March 31, 2018
Commodity derivative assets:
	Commodity derivative asset	$1,865	$(937)	$928
	Other non-current assets	-	687	687
Commodity derivative assets		$1,865	$(250)	$1,615

Commodity derivative liabilities
	Commodity derivative liability	$(250)	$250	$-
	Other non-current liabilities	-	-	-
Total derivative liabilities		$(250)	$250	$-

At December 31, 2017
Commodity derivative assets:
	Commodity derivative asset	$2,288	$(404)	$1,884
	Other non-current assets	1,150	(995)	155
Commodity derivative assets		$3,438	$(1,399)	$2,039

Commodity derivative liabilities
	Commodity derivative liability	$404	$(404)	$-
	Other non-current liabilities	995	(955)	-
Total derivative liabilities		$1,399	$(1,399)	$-

Due to the volatility of oil and natural gas prices, the estimated fair values of the Company’s derivatives are subject to large fluctuations from period to period.

F-102

Note 9 – Commitments and Contingencies

In connection with the Enervest Acquisition and Cabot Acquisition, the Company acquired long-term firm transportation contracts that were entered into to ensure the transport for certain gas production to purchasers. Firm transportation volumes and the related demand charges for the remaining term of these contracts at March 31, 2018 are summarized in the table below.

Period	Dekatherms per day	Demand Charges
Apr 2018 – Oct 2020	6,300	$0.21
Apr 2018 – May 2027	29,900	$0.21
Apr 2018 – Aug 2022	19,441	$0.56

Liabilities of approximately $19.0 million and $162,000 related to firm transportation contracts assumed in the Cabot Acquisition and Enervest Acquisition, respectively, which represent the remaining commitments, are reflected on the Company’s unaudited consolidated balance sheet as of March 31, 2018. The fair values of these firm transportation obligations were determined based upon the contractual obligations assumed by the Company and discounted based upon the Company’s effective borrowing rate. These contractual obligations are being amortized monthly as the Company pays these firm transportation obligations in the future.

Legal and Environmental

We are not aware of any legal or environmental material pending or threatened litigation or of any proceedings known to be contemplated by governmental authorities or regulators which are, or would be, likely to have a material adverse effect upon the Company or our operations, taken as a whole.

Note 10 – Related Parties

During the period ended March 31, 2018, the Company was engaged in the following transactions with related parties (in thousands):

Nytis Exploration Company, Inc (“Nytis”) is a wholly-owned subsidiary of Carbon and the operator of the Company’s properties through an operating agreement. The operating agreement includes reimbursements and allocations made under the agreement. Approximately $508,000 in reimbursements was included in due to related parties as of March 31, 2018.

Management services

The Company entered into a management service agreement with Carbon whereby Carbon provides general management and administrative services to the Company. The amount of the reimbursement to Carbon is based upon the percentage of production of the Company as a percentage of the total volume of production from Carbon and the Company. The Company reimburses Carbon for all management related expenses such as travel, required third-party geological and/or accounting consulting, and other necessary expenses incurred by Carbon in the normal course of managing the Company.

The Company incurred approximately $753,000 in management reimbursements for the three months ended March 31, 2018. Additionally, the Company reimbursed Carbon for approximately $299,000 in general and administrative expenses and was recorded as management reimbursements, related party in the statement of operations. Approximately $299,000 was included in due to related parties as of March 31, 2018.

F-103

Note 11 – Supplemental Cash Flow Disclosure

Supplemental cash flow disclosures for the three months ended March 31, 2018 are presented below (in thousands):

Cash paid during the period for:
Interest payments	$529

Non-cash transactions:
Increase (decrease) in accounts payable and accrued liabilities included in oil and gas properties	$32

Note 12 – Subsequent Events

Credit Facility

On April 30, 2018, the Company amended the Revolver, which increased the borrowing base to $70.0 million with redeterminations as of April 1 and October 1 each year. As of March 31, 2018, there was approximately $38.0 million outstanding under the Revolver.

Old Ironsides Membership Interest Purchase Agreement

On May 4, 2018, Carbon entered into a Membership Interest Purchase Agreement (the “MIPA”) with Old Ironsides. Old Ironsides owns 73.5%, and Carbon owns the remaining 26.5%, of the issued and outstanding Class A Units of Carbon Appalachia. Carbon also owns all of the Class B and Class C units of Carbon Appalachia. Pursuant to the MIPA, Carbon will acquire all of Old Ironsides’ membership interests of Carbon Appalachia. Following the closing of the transaction, Carbon will own 100% of the issued and outstanding ownership interests in Carbon Appalachia, and Carbon Appalachia will become a wholly-owned subsidiary of Carbon.

Subject to the terms and conditions of the MIPA, Carbon will pay Old Ironsides approximately $58.0 million at closing, subject to adjustment in accordance with the MIPA.

The MIPA contains termination rights for Carbon and Old Ironsides, including among others, if the closing of the transaction has not occurred on or before September 1, 2018 (a date that is 120 days after execution of the MIPA). The MIPA may also be terminated by mutual written consent of Carbon and Old Ironsides.

F-104

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors

Carbon Appalachian Company, LLC

Denver, Colorado

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheet of Carbon Appalachian Company, LLC (the “Company”) as of December 31, 2017, and the related consolidated statements of operations, members’ equity, and cash flows, for the period from April 3, 2017 through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the period from April 3, 2017 through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with relevant ethical requirements relating to our audit.

We conducted our audit in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ EKS&H LLLP
EKS&H LLLP

March 31, 2018

Denver, Colorado

We have served as the Company’s auditor since 2017.

F-105

CARBON APPALACHIAN COMPANY, LLC

Consolidated Balance Sheet

(In thousands)

December 31,
2017
ASSETS

Current assets:
Cash and cash equivalents	$4,512
Accounts receivable:
Revenue	10,682
Trade receivables	1,569
Commodity derivative asset	1,884
Inventories	1,660
Prepaid expense and deposits	487
Total current assets	20,794

Property and equipment (note 4)
Oil and gas properties, full cost method of accounting:
Proved, net	82,622
Unproved	1,780
Other property, plant, and equipment, net	12,677
Total property and equipment	97,079

Other non-current assets	683
Total assets	$118,556

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$12,070
Due to related parties (note 11)	1,852
Firm transportation contract obligation	4,285
Total current liabilities	18,207

Non-current liabilities:
Asset retirement obligations	4,789
Firm transportation contract obligation	14,843
Production and property taxes payable	1,813
Revolver (note 5)	37,975
Total non-current liabilities	59,420

Commitments and contingencies (note 9)

Members’ equity:
Members’ contributions	37,924
Retained earnings	3,005
Total members’ equity	40,929

Total liabilities and members’ equity	$118,556

See accompanying Notes to Consolidated Financial Statements.

F-106

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Operations

(In thousands)

For the period April 3, 2017 (inception) through December 31, 2017

Revenue:
Natural gas sales	$16,128
Oil sales	685
Transportation and handling	911
Marketing gas sales	11,315
Commodity derivative gain	2,545
Total revenue	31,584

Expenses:
Lease operating	5,587
Transportation, gathering, and compression	4,160
Production and property taxes	1,464
Marketing gas purchases	9,290
General and administrative	2,044
Depreciation, depletion and amortization	2,439
Accretion of asset retirement obligations	198
Management and operating fee, related party (note 11)	1,582
Total expenses	26,764

Operating income	4,820

Other expenses:
Class B Units issuance (note 10)	924
Interest expense	891
Total other expense	1,815

Net income	$3,005

 See accompanying Notes to Consolidated Financial Statements.

F-107

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Members’ Equity

(In thousands, except unit amounts)

	Members’ Contributions							Total
	Class A Units	Amount	Class B Units	Amount	Class C Units	Amount	Retained Earnings	Members’ Equity
April 3, 2017	-	$-		$-	-	$-	$-	$-
Initial capital members’ unit contributions (note 10)	37,000	37,000	1,000	924	121	-	-	37,924
Net income	-	-	-	-	-	-	3,005	3,005
Balances at December 31, 2017	37,000	$37,000	1,000	$924	121	$-	$3,005	$40,929

See accompanying Notes to Consolidated Financial Statements.

F-108

CARBON APPALACHIAN COMPANY, LLC

Consolidated Statement of Cash Flows

(In thousands)

For the period from April 3, 2017 (inception) through December 31,
2017

Cash flows from operating activities:
Net income	$3,005
Items not involving cash:
Depreciation, depletion and amortization	2,439
Accretion of asset retirement obligations	198
Commodity derivative gain	(2,039)
Amortization of Revolver issuance costs	79
Class B units issuance	924
Net change in:
Accounts receivable	(12,168)
Inventories	270
Prepaid expense and deposits	(307)
Accounts payable, accrued liabilities and firm transportation contract obligation	10,184
Due to related parties	1,852
Net cash provided by operating activities	4,437

Cash flows from investing activities:
Development of oil and gas properties and other property, plant, and equipment	(528)
Acquisition of oil and gas properties	(73,585)
Other non-current assets	(124)
Net cash used in investing activities	(74,237)

Cash flows from financing activities:
Members’ contributions	37,000
Proceeds from Revolver	37,975
Payments of Revolver issuance costs	(663)
Net cash provided by financing activities	74,312

Net increase in cash and cash equivalents	4,512

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$4,512

See note 12 – Supplemental Cash Flow Disclosure

See accompanying Notes to Consolidated Financial Statements.

F-109

Notes to Consolidated Financial Statements

Note 1 – Organization

On December 16, 2016, Carbon Appalachian Company, LLC (the “Company,” “Carbon Appalachia” or “CAC”) was formed, as a Delaware limited liability company, by Carbon Natural Gas Company (“Carbon”) a Delaware Corporation, entities managed by Yorktown Energy Partners XI, L.P. (“Yorktown”), and entities managed by Old Ironsides (“Old Ironsides”), to acquire producing assets in the Appalachian Basin in Kentucky, Tennessee, Virginia and West Virginia. The Company began substantial operations on April 3, 2017 (“Inception”). The Company is engaged primarily in acquiring, developing, exploiting, producing, processing, marketing, and transporting oil and natural gas in the Appalachia Basin.

Equity and ownership

On April 3, 2017, Carbon, Yorktown and Old Ironsides entered in to a limited liability company agreement (the “Carbon Appalachia LLC Agreement”), with an initial equity commitment of $100.0 million, of which $37.0 million has been contributed as of December 31, 2017.

On April 3, 2017, the Company (i) issued Class A Units to Carbon, Yorktown and Old Ironsides for an aggregate cash consideration of $12.0 million, (ii) issued Class B Units to Carbon, and (iii) issued Class C Units to Carbon. Additionally, Carbon Appalachia Enterprises, LLC, formerly known as Carbon Tennessee Company, LLC (“Carbon Appalachia Enterprises”), a subsidiary of the Company, entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “CAE Credit Facility”) with an initial borrowing base of $10.0 million.

On April 3, 2017, borrowings under the CAE Credit Facility, along with the initial equity contributions made to the Company, were used to complete the acquisition of natural gas producing properties and related facilities located predominantly in Tennessee (the “Knox-Coalfield Acquisition”). The purchase price was $20.0 million, subject to normal and customary closing adjustments. Carbon Appalachia Enterprises used $8.5 million drawn from the CAE Credit Facility toward the purchase price.

In connection with Carbon entering into the Carbon Appalachia LLC Agreement, and Carbon Appalachia engaging in the transactions described above, Carbon received 1,000 Class B units and issued to Yorktown a warrant to purchase approximately 408,000 shares of Carbon’s common stock at an exercise price dictated by the warrant agreement (the “Appalachia Warrant”). The Appalachia Warrant is payable exclusively with Class A Units of Carbon Appalachia held by Yorktown. On November 1, 2017, Yorktown exercised the Appalachia Warrant, resulting in Carbon acquiring 2,940 Class A Units from Yorktown.

Net proceeds from the April 3, 2017 transactions were used by the Company to complete the Knox-Coalfield, EnerVest Acquisition, and Cabot Acquisition (defined below). The remainder of the net proceeds were used to fund field development projects, future complementary acquisitions, and working capital.

On August 15, 2017, the Carbon Appalachia LLC Agreement was amended and, as a result, Carbon will contribute its initial commitment of future capital contributions as well as Yorktown’s, and Yorktown will not participate in future capital contributions. The Company issued Class A Units to Carbon and Old Ironsides for an aggregate cash consideration of $14.0 million. The borrowing base of the CAE Credit Facility increased to $22.0 million and Carbon Appalachia Enterprises borrowed $8.0 million under the CAE Credit Facility.

On August 15, 2017, Carbon Appalachia completed the acquisition of natural gas producing properties and related facilities located predominantly in the state of West Virginia (the “Enervest Acquisition”). The purchase price was $21.5 million, subject to normal and customary closing adjustments. The contributions from members and funds drawn from the credit facility were used to pay the purchase price.

On September 29, 2017, the Company issued Class A Units to Carbon and Old Ironsides for an aggregate cash consideration of $11.0 million. The CAE Credit Facility was amended to include East West Bank as a participating lender, the borrowing base of the CAE Credit Facility increased to $50.0 million and Carbon Appalachia Enterprises borrowed $20.4 million from the CAE Credit Facility.

F-110

On September 29, 2017, Carbon Appalachia completed the acquisition of natural gas producing properties, natural gas gathering pipelines and related facilities located predominantly in the state of West Virginia (the “Cabot Acquisition”). The purchase price was $41.3 million, subject to normal and customary closing adjustments. The contributions from members and funds drawn from the CAE Credit Facility were used to pay the purchase price.

On November 30, 2017, Carbon Appalachia Enterprises amended the CAE Credit Facility, resulting in the addition of Bank SNB as a participating lender. The borrowing base of $50.0 million was unchanged.

As of December 31, 2017, Old Ironsides holds 27,195 Class A Units, which equates to 72.76% Aggregate Share ownership of the Company and Carbon holds (i) 9,805 Class A Units, (ii) 1,000 Class B Units and (iii) 121 Class C Units, which equates to 27.24% Aggregate Share ownership of the Company.

As of December 31, 2017, the CAE Credit Facility’s borrowing base is $50.0 million, of which $38.0 million is outstanding.

Note 2 – Summary of Significant Accounting Policies

Accounting policies used by the Company reflect industry practices and conform to accounting principles generally accepted in the United States of America. The more significant of such accounting policies are briefly discussed below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. The Company’s subsidiaries consist of Carbon Tennessee Mining Company, LLC, Carbon Appalachia Group, LLC, Carbon Appalachia Enterprises, LLC, Coalfield Pipeline Company, Knox Energy, LLC, Carbon West Virginia Company, LLC and Cranberry Pipeline Corporation. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents have been generally invested in money market accounts, certificates of deposits and other cash equivalents with maturities of three months or less. Such investments are deemed to be cash equivalents for purposes of the consolidated financial statements. The carrying amount of cash equivalents approximate fair value because of the short maturity and high credit quality of these investments. At times, the Company may have cash and cash equivalent balances more than federal insured amounts within their accounts.

The Company continually monitors its position with and the credit quality of the financial institutions in which it invests.

Accounts Receivable

The Company’s accounts receivable include (i) revenue receivables primarily comprised of revenues from gas marketing sales from large, well-known industrial companies totaling approximately $8.3 million; and (ii) revenue receivables primarily comprised of oil and natural gas revenues from producing wells activities and from other large well-known exploration and production companies and recorded on a net basis to the Company’s revenue interest totaling approximately $2.4 million.

A purchaser imbalance asset occurs when the Company delivers more natural gas than it nominated to deliver to the purchaser and the purchaser pays only for the nominated amount. Conversely, a purchaser imbalance liability occurs when the Company delivers less natural gas than it nominated to deliver to the purchaser and the purchaser pays for the amount nominated. As of December 31, 2017, the Company had a purchaser imbalance receivable of approximately $194,000 which is recognized as a current asset in trade receivables on the consolidated balance sheet.

Trade receivables are those from joint interest billing in the properties that the Company operates which are subject to joint operating agreements as well as any outstanding receivables associated with its acquisitions. As of December 31, 2017, trade receivables included approximately $1.6 million associated with the Cabot Acquisition. The Company grants credit to all qualified customers, which potentially subjects the Company to credit risk resulting from, among other factors, adverse changes in the oil, natural gas, and natural gas liquids production in which the Company operates and the financial condition of its customers. The Company continuously monitors collections and payments from its customers and is developing historical experience with specific customer collection issues that it has identified. At December 31, 2017, the Company had not identified any collection issues related to its oil and gas operations and therefore no allowance for doubtful accounts was provided for.

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Prepaid Expense and Deposits

The Company’s prepaid expense and deposit account is comprised of prepaid insurance, bonds and the current portion of unamortized CAE Credit Facility issuance costs. The remaining unamortized CAE Credit Facility issuance costs are within other non-current assets. As of December 31, 2017, the total unamortized CAE Credit Facility issuance costs are $584,000, of which $180,000 are included in prepaid expense and deposits.

Inventories

Inventories, which consist primarily of natural gas, are recorded at the lower of cost or net realizable value.

Gas that is available for immediate use, referred to as working gas, is recorded within current assets.

Inventory consists of material and supplies used in connection with the Company’s maintenance, storage and handling. These inventories are stated at the lower of cost or net realizable value.

Other Non-Current Assets

Other non-current assets are comprised of bonds, the non-current portion of unamortized Revolver issuance costs and the non-current portion of derivative liabilities.

Revenue

The Company recognizes revenues for sales and services when persuasive evidence of an arrangement exists, when custody is transferred, or services are rendered, fees are fixed or determinable and collectability is reasonably assured.

The Company recognizes an asset or a liability, whichever is appropriate, for revenues associated with over-deliveries or under-deliveries of natural gas to purchasers.

Natural Gas and Oil Sales

Oil and natural gas revenues are recognized when production volumes are sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred, and collectability is reasonably assured. Natural gas and oil revenues are recognized based on the Company’s net revenue interest.

Marketing Gas Revenue

The Company sells production purchased from third parties as well as production from its own oil and gas producing properties. From Inception through December 31, 2017, approximately $9.9 million in intercompany activity is eliminated between revenue – marketing and gas purchases - marketing on the statement of operations.

Storage

Under fee-based arrangements, the Company receives a fee for storing natural gas. The revenues earned are directly related to the volume of natural gas that flows through the Company’s systems and are not directly dependent on commodity prices.

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Transportation, gathering, and compression

The Company generally purchases natural gas from producers at the wellhead or other receipt points, gathers the wellhead natural gas through our gathering system, and then sells the natural gas based on published index market prices. The Company remits to the producers either an agreed-upon percentage of the actual proceeds that we receive from our sales of natural gas or an agreed-upon percentage of the proceeds based on index related prices for the natural gas, regardless of the actual amount of the sales proceeds we receive. The Company’s revenues under percent-of-proceeds/index arrangements generally correlates with the price of natural gas.

Concentrations of Credit Risk

There are numerous significant purchasers in the areas where the Company sells its production and demand for the Company’s products remains high. Management does not believe that changing its primary purchasers or a loss of any other single purchaser would materially impact the Company’s business. For the period from Inception through December 31, 2017, one customer accounted for 30% of total third-party revenues. As of December 31, 2017, the same customer accounted for 16% of trade receivable and three other customers accounted for 38% of trade receivable.

Accounting for Oil and Gas Operations

The Company uses the full cost method of accounting for oil and gas properties. Accordingly, all costs related to the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, dry holes and leasehold equipment, are capitalized. Overhead costs incurred that are directly identified with acquisition, exploration and development activities undertaken by the Company for its own account, and which are not related to production, general corporate overhead or similar activities, are also capitalized.

Unproved properties are excluded from amortized capitalized costs until it is determined whether or not proved reserves can be assigned to such properties. The Company assesses its unproved properties for impairment at least annually. Significant unproved properties are assessed individually. From Inception through December 31, 2017, the Company did not recognize an unproved property impairment.

Capitalized costs are depleted by an equivalent unit-of-production method, converting gas to oil at the ratio of six thousand cubic feet of natural gas to one barrel of oil. Depletion is calculated using capitalized costs, including estimated asset retirement costs, plus estimated future expenditures (based on current costs) to be incurred in developing proved reserves and related estimated asset retirement costs, net of estimated salvage values.

No gain or loss is recognized upon disposal of oil and gas properties unless such disposal significantly alters the relationship between capitalized costs and proved reserves. All costs related to production activities, including work-over costs incurred solely to maintain or increase levels of production from an existing completion interval, are charged to expense as incurred.

The Company performs a ceiling test on a quarterly basis. The full cost ceiling test is a limitation on capitalized costs prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is not a fair value-based measurement, rather it is a standardized mathematical calculation. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using the unweighted arithmetic average of the first-day-of-the month price for the previous twelve month period, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the Balance Sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs exceed the sum of the components noted above, a ceiling test write-down or impairment would be recognized to the extent of the excess capitalized costs. Such impairments are permanent and cannot be recovered in future periods even if the sum of the components noted above exceeds capitalized costs in future periods.

From Inception through December 31, 2017, the Company did not recognize a ceiling test impairment. Future declines in oil and natural gas prices could result in impairments of the Company’s oil and gas properties in future periods. The effect of price declines will impact the ceiling test value until such time commodity prices stabilize or improve. Impairments are a non-cash charge and accordingly would not affect cash flows but would adversely affect the Company’s results of operations and members’ equity.

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We capitalize interest in accordance with Financial Accounting Standards Board (“FASB”) ASC 932-835-25, Extractive Activities-Oil and Gas, Interest. Therefore, interest is capitalized for any unusually significant investments in unproved properties or major development projects not currently being depleted. We capitalize the portion of general and administrative costs that is attributable to our acquisition, exploration and development activities.

Oil and Gas Reserves

Oil and gas reserves represent theoretical quantities of crude oil, natural gas, and natural gas liquids (“NGL”) which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and gas reserves and their values, including many factors beyond the Company’s control. Accordingly, reserve estimates and the projected economic value of the Seneca properties will differ from the actual future quantities of oil and gas ultimately recovered and the corresponding value associated with the recovery of these reserves.

Other Property and Equipment

Other property and equipment are recorded at cost. Costs of renewals and improvements that substantially extend the useful lives of the assets are capitalized. Maintenance and repair costs which do not extend the useful lives of property and equipment are charged to expense as incurred. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets. Office furniture, automobiles, and computer hardware and software are depreciated over three to five years. Buildings are depreciated over 27.5 years, and pipeline facilities and equipment are depreciated over twenty years. Leasehold improvements are depreciated, using the straight-line method, over the shorter of the lease term or the useful life of the asset. When other property and equipment is sold or retired, the capitalized costs and related accumulated depreciation and amortization are removed from the accounts.

Base Gas

Gas that is used to maintain wellhead pressures within the storage fields, referred to as non-working gas, is recorded other property and equipment on the consolidated balance sheet. Base gas is held in a storage field that is not intended for sale but is required for efficient and reliable operation of the facility.

Long-Lived Assets

The Company reviews its long-lived assets other than oil and gas properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the estimated undiscounted future cash flows in its assessment of whether long-lived assets have been impaired. During the period ended December 31, 2017, the Company did not recognize any impairment.

Asset Retirement Obligations

The Company’s asset retirement obligations (“ARO”) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an ARO is recorded in the period in which it is incurred or assumed, and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount for asset acquisitions. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated ARO result in adjustments to the related capitalized asset and corresponding liability.

The estimated ARO liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or increased from a reassessment of expected cash flows and assumptions inherent in the estimation of the liability. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells. ARO is valued utilizing Level 3 fair value measurement inputs (note 7).

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The following table is a reconciliation of ARO (in thousands).

For the period from Inception through December 31, 2017

Balance at beginning of period	$-
Additions from acquisitions during period	4,591
Accretion expense	198

Balance at end of period	$4,789

For the period from Inception through December 31, 2017, the addition of approximately $4.6 million to ARO is primarily due to the acquisition of producing oil and natural gas properties in the Appalachian Basin. See note 3 for further discussion on the acquisitions.

Lease Operating

Lease operating and gathering, compression, and transportation expenses are costs incurred to bring oil and natural gas out of the ground and to market, together with costs incurred to maintain our producing properties. Costs include maintenance, repairs, pipeline operations and workover expenses related to our oil and gas properties, and pipeline facilities and equipment.

Production and Property Taxes

Production and property taxes consist of severance and ad valorem taxes and are paid on oil and natural gas produced based on a percentage of market prices or at fixed rates established by federal, state or local taxing authorities.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivables, accounts payables and accrued liabilities, due to related parties, commodity derivative instruments and note payable. The carrying value of cash and cash equivalents, accounts receivables, accounts payables and accrued liabilities and due to related parties are representative of their fair value, due to the short maturity of these instruments. The Company’s commodity derivative instruments are recorded at fair value, as discussed below and in note 8. The Revolver approximated fair value with a variable interest rate, which is representative of the Company’s credit adjusted borrowing rate plus London Inter-Bank Offered Rate (“LIBOR”). As of December 31, 2017, the Revolver had an effective interest rate of 5.34%.

Commodity Derivative Instruments

The Company enters into commodity derivative contracts to manage its exposure to oil and natural gas price volatility with an objective to reduce its exposure to downward price fluctuations. Commodity derivative contracts may take the form of futures contracts, swaps, collars or options. The Company has elected not to designate its derivatives as cash flow hedges. All derivatives are initially and subsequently measured at estimated fair value and recorded as assets or liabilities on the consolidated balance sheet and the changes in fair value are recognized as gains or losses in revenues in the consolidated statement of operations.

Income Taxes

The Company has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Company’s members and no provision for income taxes has been recorded on the accompanying financial statements. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The Company’s tax returns are subject to examination by tax authorities through the current period for state and federal tax reporting purposes.

Pursuant to the Bipartisan Budget Act of 2015 (the “Act”), as of January 1, 2018, the Act allows the adjustment resulting from IRS audits of partnerships to be assessed at the partnership level.

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Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosure of contingent assets and liabilities. Significant items subject to such estimates and assumptions include the carrying value of oil and gas properties, estimates of proved oil and gas reserve volumes and the related depletion and present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, determining the amounts recorded for fair value of commodity derivative instruments, fair value of assets acquired and liabilities assumed qualifying as business combination or asset acquisition, estimated lives of other property and equipment, asset retirement obligations and accrued liabilities and revenues.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The objective of ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for Generally Accepted Accounting Principles in the United States (“GAAP”) and International Financial Reporting Standards (“IFRS”). The FASB subsequently issued ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, which deferred the effective date of ASU 2014-09 and provided additional implementation guidance. These ASUs are effective for the Company for fiscal years, beginning after December 15, 2019. The standards permit retrospective application using either of the following methodologies: (i) restatement of each prior reporting period presented (the “full retrospective approach”) or (ii) recognition of a cumulative-effect adjustment as of the date of the initial application (the “modified retrospective approach”). The Company plans to adopt these ASUs effective January 1, 2019, using the modified retrospective approach. The Company is in the process of assessing its contracts with customers and evaluating the effect of adopting these standards on its financial statements, accounting policies, internal controls and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). The objective of this ASU, as amended, is to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the consolidated balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years, beginning after December 15, 2020 and should be applied using a modified retrospective approach. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements of adopting ASU 2016-02.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. These amendments change the measurement of credit losses for most financial assets and certain other instruments that are not measured at fair value through results of operations. The amendments in this update affect investments in loans, investments in note securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years, beginning after December 15, 2021. The Company is currently evaluating the impact on its financial statements of adopting ASU 2016-13.

Recently Adopted Accounting Pronouncement

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, which clarifies the definition of “a business” to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. The Company elected to adopt this pronouncement effective April 3, 2017.

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Note 3 – Acquisitions

Knox-Coalfield

On April 3, 2017, the Company acquired natural gas producing properties and related facilities located predominantly in Tennessee for a purchase price of $20.0 million, subject to normal purchase adjustments, with an effective date of February 1, 2017, for oil and gas assets and April 3, 2017 for the corporate entity acquired (the “Knox-Coalfield Acquisition”). Consideration to fund the Knox-Coalfield Acquisition was provided by contributions from the Company’s members of $12.0 million and $8.5 million in funds drawn from the CAE Credit Facility (note 5).

The Knox-Coalfield Acquisition qualified as a business combination as defined by Accounting Standards Codification (“ASC”) 805, Business Combinations and, as such, the Company estimated the fair value of the assets acquired and liabilities assumed as of the closing date of April 3, 2017.

The Company, utilizing the assistance of third-party valuation specialists, considered various factors in its estimate of fair value of the acquired assets including (i) reserves, (ii) production rates, (iii) future operating and development costs, (iv) future commodity prices, including price differentials, (v) future cash flows, (vi) a market participant-based weighted average cost of capital, and (vii) real estate market conditions.

The Company expensed approximately $457,000 of transaction and due diligence costs related to the Knox-Coalfield Acquisition that were included in general and administrative expenses in the accompanying consolidated statement of operations for the period ended December 31, 2017.

The allocation of the purchase price is considered preliminary and is subject to change upon completion of the determination of the fair value of all assets acquired and liabilities assumed. The Company continues to work with our third-party valuation specialists to finalize the fair value of the pipeline and oil and gas assets and expects to finalize the valuation by April 3, 2018. The following table summarizes the preliminary consideration paid and the estimated fair value of the assets acquired and liabilities assumed.

Consideration paid:
Cash consideration	$19,055

Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved oil and gas properties	$12,228
Unproved oil and gas properties	1,774
Property, plant, and equipment	5,858
Asset retirement obligation	(772)
Accounts payable and accrued liabilities	(33)
Total net assets acquired	$19,055

The Company commenced operations on April 3, 2017. The Knox-Coalfield Acquisition closed April 3, 2017, and accordingly, the Company’s consolidated statement of operations for the period ended December 31, 2017 includes the results of operations from April 3, 2017 to December 31, 2017 of the properties acquired, including approximately $4.0 million of revenue.

Enervest

On August 15, 2017, the Company acquired natural gas producing properties and related facilities located predominantly in the state of West Virginia for a purchase price of $21.5 million, subject to normal purchase adjustments, with an effective date of May 1, 2017 (the “Enervest Acquisition”). Consideration to fund the Enervest Acquisition was provided by contributions from the Company’s members of $14.0 million and $8.0 million in funds drawn from the CAE Credit Facility (note 5).

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The assets acquired consist of oil and gas leases and the associated mineral interests, oil and gas wells, a field office building and associated land, vehicles and other miscellaneous equipment. The Company also acquired various contracts. The Company, utilizing the assistance of third-party valuation specialists to estimate fair value, has determined that substantially all of the fair value of the assets acquired are related to the production assets and, as such the Enervest Acquisition does not meet the definition of a business. Therefore, the Company has accounted for the transaction as an asset acquisition and has allocated the purchase price based on the relative fair value of the assets acquired.

In determining the relative fair value, the fair value of the production assets was determined using the income approach using Level 3 inputs according the ASC 820, Fair Value, hierarchy. The fair value of the other assets was determined using the market approach using Level 3 inputs. The determination of the fair value of the oil and gas and other property and equipment acquired and accrued liabilities assumed required significant judgement, including estimates relating to the production assets and the other assets acquired. The Company assumed $1.8 million in ARO, $162,000 in firm transportation contract obligation and $247,000 in accounts payable and accrued liabilities associated with the acquired assets. Below is the detail of the assets acquired (in thousands):

Identifiable assets acquired:
Assets:
Proved (producing) oil and gas properties	$20,948
Property, plant and equipment	150
Total identified assets	$21,098

The Company commenced operations on April 3, 2017. The Enervest Acquisition closed August 15, 2017, and accordingly, the Company’s consolidated statements of operations for the period ended December 31, 2017 includes the results of operations from August 15, 2017 to December 31, 2017 of the properties acquired, including approximately $2.27 million of revenue.

The Company incurred transaction costs related to the Enervest Acquisition in the amount of approximately $248,000. As the acquisition was accounted for as an asset acquisition, these transaction costs were capitalized and are included in oil and gas properties- proved, net on the consolidated balance sheet.

Cabot

On September 29, 2017, the Company acquired natural gas producing properties and related facilities as well as transmission pipeline facilities and equipment located predominantly in the state of West Virginia for a purchase price of $41.3 million, subject to normal purchase adjustments, with an effective date of April 1, 2017 for oil and gas assets and September 29, 2017, for the corporate entity acquired (the “Cabot Acquisition”). Consideration to fund the Cabot Acquisition was provided by contributions from the Company’s members of $11.0 million and $20.4 million in funds drawn from the CAE Credit Facility (note 5).

The Cabot Acquisition qualified as a business combination as defined by ASC 805, Business Combinations and, as such, the Company estimated the fair value of the assets acquired and liabilities assumed as of the closing date of September 29, 2017.

The Company, utilizing the assistance of third-party valuation specialists, considered various factors in its estimate of fair value of the acquired assets and liabilities including (i) reserves, (ii) production rates, (iii) future operating and development costs, (iv) future commodity prices, including price differentials, (v) future cash flows, (vi) a market participant-based weighted average cost of capital, and (vii) real estate market conditions.

The Company expensed approximately $660,000 of transaction and due diligence costs related to the Cabot Acquisition that were included in general and administrative expenses in the accompanying consolidated statement of operations for the period ended December 31, 2017.

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The allocation of the purchase price is considered preliminary and is subject to change upon completion of the determination of the fair value of all assets acquired and liabilities assumed. The Company continues to work with our third-party valuation specialists to finalize the fair value of the buildings, pipeline facilities and equipment and oil and gas assets and expects to finalize the valuation by no later than September 29, 2018. The following table summarizes the preliminary consideration paid and the estimated fair value of the assets acquired, and liabilities assumed.

Consideration paid:
Cash consideration	$34,383

Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved oil and gas properties	$49,920
Property, plant and equipment	7,744
Inventory	467
Accounts receivable – trade receivables	850
Furniture and fixtures, computer hardware and software, and other equipment	22
Firm transportation contract obligation	(18,966)
Production and property taxes	(2,370)
Asset retirement obligation	(2,020)
Accounts payable and accrued liabilities	(1,264)
Total net assets acquired	$34,383

The Company commenced operations on April 3, 2017. The Cabot Acquisition closed September 29, 2017, and accordingly, the Company’s consolidated statement of operations for the period ended December 31, 2017 includes the results of operations from September 29, 2017 to December 31, 2017 of the properties acquired, including approximately $22.0 million of revenue.

Note 4 – Property and Equipment

Net property and equipment at December 31, 2017 consists of the following (in thousands):

Oil and gas properties:
Proved oil and gas properties	$84,255
Unproved properties not subject to depletion	1,780
Accumulated depreciation, depletion and amortization	(1,633)
Net oil and gas properties	84,402

Pipeline facilities and equipment	9,339
Base gas	2,122
Buildings	1,247
Vehicles	550
Furniture and fixtures, computer hardware and software, and other equipment	225
Accumulated depreciation and amortization	(806)
Net other property and equipment	10,555

Total property and equipment	$97,079

The Company had approximately $1.8 million at December 31, 2017, of unproved oil and gas properties not subject to depletion. At December 31, 2017, the Company’s unproved properties consist principally of leasehold acquisition costs in Tennessee.

During the period from Inception through December 31, 2017, no expiring leasehold costs were reclassified into proved property. The costs not subject to depletion relate to unproved properties that are excluded from amortized capital costs until it is determined whether or not proved reserves can be assigned to such properties. These costs do not relate to any individually significant projects. The excluded properties are assessed for impairment at least annually.

Depletion expense related to oil and gas properties for the period from Inception through December 31, 2017 was approximately $1.6 million, or $0.25 per Mcfe. Depreciation and amortization expense related to buildings, furniture and fixtures, computer hardware and software, and other equipment for the period from Inception through December 31, 2017 was approximately $806,000.

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Note 5 – CAE Credit Facility

On April 3, 2017, Carbon Appalachia Enterprises entered into a 4-year $100.0 million senior secured asset-based revolving credit facility with LegacyTexas Bank (the “CAE Credit Facility”) with an initial borrowing base of $10.0 million.

On August 15, 2017, in connection with and concurrently with the closing of the Enervest Acquisition, the borrowing base of the CAE Credit Facility increased to $22.0 million and Carbon Appalachia Enterprises borrowed $8.0 million from the CAE Credit Facility to partially fund the Enervest Acquisition.

On September 29, Carbon Appalachia Enterprises amended the CAE Credit Facility, resulting in a borrowing base of $50.0 million with redeterminations as of April 1 and October 1 each year and the addition of East West Bank as a participating lender. In connection with and concurrently with the closing of the Cabot Acquisition, Carbon Appalachia Enterprises borrowed $20.4 million from the CAE Credit Facility to partially fund the Cabot Acquisition.

On November 30, 2017, Carbon Appalachia Enterprises amended the CAE Credit Facility, resulting in the addition of Bank SNB as a participating lender. The borrowing base of $50.0 million and commitment of $100.0 million was unchanged.

The CAE Credit Facility bears interest at an applicable margin ranging from 3.00% to 4.00%, depending on utilization, plus the applicable 30, 60 or 90-day London interbank offered rate (“LIBOR”), at the Company’s election. As of December 31, 2017, the Company’s effective borrowing rate on the CAE Credit Facility was 5.34%. In addition, the CAE Credit Facility includes a 0.50% unused available line fee.

As of December 31, 2017, the CAE Credit Facility has an outstanding balance of $38.0 million and a borrowing base of $50.0 million. The maximum principal amount available under the CAE Credit Facility is based upon the borrowing base attributable to the Company’s proved oil and gas reserves which is determined at least semi-annually.

The CAE Credit Facility is secured by all of the assets of the Company. The CAE Credit Facility requires the Company, as of each quarter end, to hedge 75% of its anticipated production for the next 30 months. Distributions to equity members are generally restricted.

In the event of default or deficiency in borrowing base, an additional 2.0% interest rate would apply. In such event, a cure period exists allowing the Company to obtain compliance.

The Company incurred fees directly associated with the issuance of the CAE Credit Facility and amortizes these fees over the life of the CAE Credit Facility. The current portion of these fees are recorded as prepaid expense and deposits and the non-current portion as other non-current assets for a combined value of $584,000 as of December 31, 2017. From Inception through December 31, 2017, the Company amortized approximately $79,000 associated with these fees.

The CAE Credit Facility agreement requires the Company to maintain certain financial and non-financial covenants which include the following ratios: leverage ratio, current ratio, and other qualitative covenants as defined in the CAE Credit Facility agreement including commodity hedging requirements. As of December 31, 2017, the Company was compliant with its financial covenants. The CAE Credit Facility is secured by all of the assets of the Company.

Interest Expense

For the period of Inception through December 31, 2017, the Company incurred interest expense of approximately $891,000 which approximately $79,000 was amortization of the CAE Credit Facility issuance costs.

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Note 6 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at December 31, 2017 consists of the following (in thousands):

Accounts payable	$3,878
Marketing gas sales	2,467
Accrued ad valorem taxes	1,812
Accrued lease operating	1,135
Transportation, gathering and compression	699
Property and production taxes	674
Suspense payable	544
Accrued interest	106
Other	755
Total accounts payable and accrued liabilities	$12,070

Note 7 – Fair Value Measurements

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;

Level 2:	Quoted prices in active markets for similar assets or liabilities that are observable for the asset or liability; or

Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in and/or out of fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below throughout the period presented.

The following table presents the Company’s financial assets that were accounted for at fair value on a recurring basis as of December 31, 2017 by level within the fair value hierarchy (in thousands):

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivatives - current	$-	$1,884	$-	$1,884
Commodity derivatives – other long-term assets	$-	$155	$-	$155

As of December 31, 2017, the Company’s commodity derivative financial instruments are comprised of natural gas and oil swap and collar agreements. The fair values of these agreements are determined under an income valuation technique. Swaps are valued using the income technique. Collars are valued using the option model. The valuation model requires a variety of inputs, including contractual terms, published forward prices, volatilities for options and discount rates, as appropriate. The Company’s estimates of the fair value of derivatives include consideration of the counterparty’s credit worthiness, the Company’s credit worthiness and the time value of money. The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a market place participant’s view. All the significant inputs are observable, either directly or indirectly; therefore, the Company’s derivative instruments are included within the Level 2 fair value hierarchy. The counterparty for all the Company’s outstanding commodity derivative financial instruments as of December 31, 2017 is BP Energy Company (“BPEC”).

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Assets and Liabilities Measured and Recorded at Fair Value on a Non-Recurring Basis

Acquired accounts receivable, accounts payable, and other accrued liabilities were determined to be representative of fair value given their short-term nature. Acquired base gas and gas inventory was valued based on prevailing market rates for natural gas on the closing date of September 29, 2017.

The fair values of each of the following assets and liabilities measured and recorded at fair value on a non-recurring basis are based on unobservable pricing inputs and therefore, are included within the Level 3 fair value hierarchy.

Asset Retirement Obligation

The fair value of the Company’s asset retirement obligation liability is calculated as of the date of closing of each of the Company’s acquisitions, when the liability was assumed, by estimating (i) the cost of abandoning oil and gas wells ranging from $15,000 to $30,000 based on market participant expectations for similar work; (ii) the timing of reclamation ranging from 2-75 years based on economic lives of its properties as estimated by reserve engineers; (iii) an inflation rate between 1.81% and 2.04%; and (iv) a credit adjusted risk-free rate of 6.59%, which takes into account the Company’s credit risk and the time value of money (asset acquisitions) or a range of 13.5% - 15.0% representing a market participant’s weighted average cost of capital (business combinations). Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs (see note 2). During the period from Inception through December 31, 2017, the Company recorded asset retirement obligation assumed of approximately $4.6 million.

Firm Transportation Obligation

The Company assumed liabilities associated with firm transportation contracts in connection with the Enervest Acquisition and Cabot Acquisition. The fair value of these acquired firm transportation obligations was estimated based upon (i) the contractual obligations assumed by the Company (including the length of contracts, committed volumes, and demand charges described in note 9), (ii) estimated usage from a market-participant perspective, and (iii) a discount rate of 15.0% based upon a market participant’s estimated weighted average cost of capital.

Class B Units

The Company issued Class B units to Carbon as part of entering into the Carbon Appalachia LLC Agreement. The $924,000 fair value of the Class B units was estimated by the Company utilizing the assistance of third-party valuation specialists. The fair value was based upon enterprise values derived from inputs including estimated future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs and comparable market participants.

Acquired Assets

For assets accounted for as business combinations, including the Knox-Coalfield Acquisition and Cabot Acquisition (see note 3), to determine the fair value of the assets acquired, the Company primarily used the income approach and made market assumptions as to projections of estimated quantities of oil and natural gas reserves, future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs, a market participant weighted average cost of capital, and the condition of vehicles and equipment.

For the assets acquired in the Enervest Acquisition and accounted for as an asset acquisition, to determine the fair value of the assets acquired, the Company primarily used the income approach and made market assumptions as to projections of estimated quantities of oil and natural gas reserves, future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs and its weighted average cost of capital.

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Note 8 – Commodity Derivatives

The Company entered into commodity-based derivative contracts at various times during 2017 to manage exposures to commodity price on certain of its oil and natural gas production. The Company does not hold or issue derivative financial instruments for speculative or trading purposes.

Pursuant to the terms of the CAE Credit Facility, the Company has entered into derivative agreements to hedge certain of its oil and natural gas production for 2017 through 2020. As of December 31, 2017, these derivative agreements consisted of the following:

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted
		Average		Average Price		Average
Year	MMBtu	Price (a)	MMBtu	Range (a)	Bbl	Price (b)

2018	9,100,000	$2.99	3,630,000	$2.85 - $3.85	15,000	$51.74
2019	11,515,000	$2.86	480,000	$2.85 - $3.19	12,000	$50.35
2020	3,792,000	$2.83	-	-	-	$-

(a)	NYMEX Henry Hub Natural Gas futures contract for the respective period.
(b)	NYMEX Light Sweet Crude West Texas Intermediate futures contract for the respective period.

For its swap instruments, the Company receives a fixed price for the hedged commodity and pays a floating price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty. Collars are designed to establish floor and ceiling prices on anticipated future oil and gas production. The ceiling establishes a maximum price that the Company will receive for the volumes under contract, while the floor establishes a minimum price.

The following table summarizes the fair value of the derivatives recorded in the consolidated balance sheet as of December 31, 2017. These derivative instruments are not designated as cash flow hedging instruments for accounting purposes (in thousands):

Commodity derivative contracts:
Current assets	$1,884
Other non-current assets	$155

The table below summarizes the commodity settlements and unrealized gains and losses related to the Company’s derivative instruments for the period from Inception through December 31, 2017 and are included in commodity derivative gain or loss in the accompanying consolidated statement of operations.

Commodity derivative contracts:
Commodity derivative gain - realized	$506
Commodity derivative gain - unrealized	2,039

Total commodity derivative gain	$2,545

Commodity derivative gain, inclusive of unrealized gain, is included in cash flows from operating activities in the consolidated statement of cash flows.

The counterparty in the Company’s derivative instruments is BPEC. The Company has entered into an International Swaps and Derivative Association, Inc. (“ISDA”) Master Agreement with BPEC that establishes standard terms for the derivative contracts and an inter-creditor agreement with Revolver participating lenders and BPEC whereby any credit exposure related to the derivative contracts entered into by the Company and BPEC is secured by the collateral and backed by the guarantees supporting the credit facility.

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The Company nets its derivative instrument fair value amounts executed with its counterparty pursuant to an ISDA master agreement, which provides for the net settlement over the term of the contracts and in the event of default or termination of the contracts. The Company’s derivative instruments are recorded as assets in the Balance Sheet as of December 31, 2017.

			Net
	Gross		Recognized
	Recognized	Gross	Fair Value
	Assets/	Amounts	Assets/
Consolidated Balance Sheet Classification	Liabilities	Offset	Liabilities

Commodity derivative assets:
Commodity derivative asset	$2,288	$(404)	$1,884
Other non-current assets	1,150	(995)	155
Commodity derivative assets	$3,438	$(1,399)	$2,039

Commodity derivative liabilities
Commodity derivative liability	$404	$(404)	$-
Other non-current liabilities	995	(955)	-
Total derivative liabilities	$1,399	$(1,399)	$-

Due to the volatility of oil and natural gas prices, the estimated fair values of the Company’s derivatives are subject to large fluctuations from period to period.

Note 9 – Commitments and Contingencies

In connection with the Enervest Acquisition and Cabot Acquisition, the Company acquired long-term firm transportation contracts that were entered into to ensure the transport for certain gas production to purchasers. Firm transportation volumes and the related demand charges for the remaining term of these contracts at December 31, 2017 are summarized in the table below.

Period	Dekatherms per day	Demand Charges
Jan 2018 – October 2020	6,300	$0.21
Jan 2018 – May 2027	29,900	$0.21
Jan 2018 – August 2022	19,441	$0.56

Liabilities of approximately $19.0 million and $162,000 related to firm transportation contracts assumed in the Cabot Acquisition and Enervest Acquisition, respectively, which represent the remaining commitments, are reflected on the Company’s consolidated balance sheet as of December 31, 2017. The fair values of these firm transportation obligations were determined based upon the contractual obligations assumed by the Company and discounted based upon the Company’s effective borrowing rate. These contractual obligations are being amortized monthly as the Company pays these firm transportation obligations in the future.

Legal and Environmental

We are not aware of any legal or environmental material pending or threatened litigation or of any proceedings known to be contemplated by governmental authorities or regulators which are, or would be, likely to have a material adverse effect upon the Company or our operations, taken as a whole.

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Note 10 – Members’ Equity

On April 3, 2017, Carbon, Yorktown and Old Ironsides entered in to a limited liability company agreement (the “Carbon Appalachia LLC Agreement”), with an initial equity commitment of $100.0 million. The initial capital commitment percentages of Carbon, Yorktown and Old Ironsides was 2.0%, 24.5% and 73.5%, respectively.

On April 3, 2017, the Company (i) issued 240; 2,940; and 8,820 Class A Units at a value of $1,000 per Class A Unit to Carbon, Yorktown and Old Ironsides, respectively, for an aggregate cash consideration of $12.0 million, (ii) issued Class B Units to Carbon, and (iii) issued Class C Units to Carbon. See additional information related to each class described below. The proceeds contributed to the Knox-Coalfield Acquisition.

On April 3, 2017, in connection with the Carbon Appalachia LLC Agreement, Carbon issued to Yorktown a warrant to purchase shares of Carbon’s common stock at an exercise price dictated by the warrant agreement (the “Appalachia Warrant”). The exercise price for the Appalachia Warrant is payable exclusively with Class A Units of the Company held by Yorktown.

On August 15, 2017, the Carbon Appalachia LLC Agreement was amended and, as a result, Carbon would contribute its initial commitment of future capital contributions as well as Yorktown’s, and Yorktown would not participate in future capital contributions. The Company issued 3,710 and 10,290 Class A Units to Carbon and Old Ironsides, respectively, for an aggregate cash consideration of $14.0 million, the proceeds of which contributed to the Enervest Acquisition purchase.

On September 29, 2017, the Company issued 2,915 and 8,085 Class A Units to Carbon and Old Ironsides, respectively, for an aggregate cash consideration of $11.0 million, the proceeds of which contributed to the Cabot Acquisition purchase.

On November 1, 2017, Yorktown exercised the Appalachia Warrant, resulting in Carbon acquiring all of Yorktown’s 2,940 Class A Units.

Class A Units

As of December 31, 2017, the Company had 37,000 Class A Units outstanding, of which 9,805 and 27,195 Class A Units were held by Carbon and Old Ironsides, respectively.

Holders of Class A units (i) can designate person(s) to serve on the board of directors (currently three for Old Ironsides and one for Carbon), (ii) have the right to vote equal to the number of outstanding Class A units held on each and every matter submitted to the members for approval, and (iii) shall be required to make capital contributions to the Company as capital calls which are unanimously approved by the majority of the members of the class. Failure to make the required capital contributions results in the member receiving a status of defaulting member. The units are recorded as members’ contribution in the statement of members’ equity.

Class B Units

As of December 31, 2017, the Company had 1,000 Class B Units outstanding, of which Carbon held all such units.

Holders of Class B Units (i) have no obligation to make capital contributions, (ii) have no voting rights, and (iii) have the ability to participate in profits interest after certain return thresholds to holders of Class A Units are met (see “Distributions” below).

Class C Units

As of December 31, 2017, the Company had 121 Class C Units outstanding, of which Carbon held all such units. Carbon acquired its Class C Units in connection with its contribution to the Company of a portion of its working interest in Carbon’s undeveloped properties in Tennessee. If the Company agrees to drill wells on these properties, the Company will pay 100% of the cost of drilling and completion of the first 20 wells to earn a 75% working interest in such properties. Carbon, through its subsidiary, Nytis LLC, will retain a 25% working interest in the properties. No value was assigned to the Class C Units after consideration of all contemplated transactions and the entering into of the Carbon Appalachia LLC Agreement. No activity was performed related to the undeveloped properties in Tennessee during 2017.

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Holders of Class C Units (i) have no obligation to make capital contributions, (ii) have no voting rights except in very limited circumstances where its interests may be adversely affected, and (iii) participate in distributions as outlined below (see “Distributions” below).

Distributions

The Company’s board of directors will determine, by unanimous approval, any distributions. Distributions will first be allocated to Class C members, then to Class A and Class B members.

Class A Units are entitled to a priority amount that requires that at the time of each distribution the Class A Unit receive an amount equal to an internal rate of return of 10% of the aggregate capital contributed in exchange for the Class A Unit (the “Priority Amount”).

Until such time as the Priority Amount of each Class A Unit has been reduced to zero, distributions are distributed (i) first to holders of Class C Units and (ii) then to holders of Class A Units in proportion to their Class A Priority Amount.

After the Priority Amount has been reduced to zero, (i) 80% of distributions are allocated between holders of Class A and Class C Units based on the proportionate share, and (ii) 20% of distributions are allocated holders of Class B Units.

Sharing Percentage

The sharing percentage of each member shall equal the aggregate number of units held by such member divided by the aggregate number of units then outstanding (“Sharing Percentage”), as defined in the Carbon Appalachia Company, LLC Agreement, as amended, and is applicable to each class of units.

The term “Aggregate Sharing Percentage” refers to the aggregated sharing percentage when taking into consideration all classes of ownership.

Drag-along Rights

Old Ironsides may elect to execute a “Drag-Along” sale which the parameters and specifics are disclosed in the limited liability company agreement.

Note 11 – Related Parties

During the period ended December 31, 2017, the Company was engaged in the following transactions with related parties (in thousands):

On April 3, 2017, as part of entry into the Carbon Appalachia LLC Agreement and the associated transactions, Carbon received 1,000 Class B Units and 121 Class C Units, which each represent 100% of their respective class.

Nytis Exploration Company, Inc (“Nytis”) is a wholly-owned subsidiary of Carbon and the operator of the Company’s properties through an operating agreement. The operating agreement includes direct reimbursements and direct allocations made under the agreement. Approximately $1.2 million in reimbursements was included in due to related parties as of December 31, 2017.

Management services

On April 3, 2017, the Company entered into a management service agreement with Carbon whereby Carbon provides general management and administrative services to the Company. The Company initially paid Carbon a quarterly fee of $75,000; however, subsequent to the Enervest Acquisition, the amount of the reimbursement to Carbon now varies quarterly based upon the percentage of production of the Company as a percentage of the total volume of production from Carbon and the Company. The Company reimburses Carbon for all management related expenses such as travel, required third-party geological and/or accounting consulting, and other necessary expenses incurred by Carbon in the normal course of managing the Company.

The Company incurred approximately $1.6 million in management reimbursements for the period Inception through December 31, 2017, of which $1.3 million was recorded as management reimbursements, related party in the statement of operations. Approximately $679,000 was included in due to related parties as of December 31, 2017.

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Note 12 – Supplemental Cash Flow Disclosure

Supplemental cash flow disclosures for period from Inception through December 31, 2017 are presented below (in thousands):

Cash paid during the period for:
Interest payments	$706
Non-cash transactions:
Increase in acquired asset retirement obligations	4,591
Increase in accounts payable and accrued liabilities included in oil and gas properties	32
Accounts payable and accrued liabilities assumed in oil and gas properties (Note 4)	3,667

Note 13 – Subsequent Events

The Company evaluated activities from December 31, 2017, to the date of the independent registered public accountants report, the date these financial statements were available for issuance, and there are no subsequent events requiring recognition or disclosure.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors

Carbon California Company, LLC

Denver, Colorado

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying balance sheet of Carbon California Company, LLC (the “Company”) as of December 31, 2017, and the related statements of operations, members’ equity, and cash flows, for the period from February 15, 2017 through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the period from February 15, 2017 through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with relevant ethical requirements related to our audit.

We conducted our audit in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ EKS&H LLLP
EKS&H LLLP

March 31, 2018

Denver, Colorado

We have served as the Company’s auditor since 2017.

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CARBON CALIFORNIA COMPANY, LLC

Balance Sheet

(in thousands)

As of December 31,
2017
ASSETS
Current assets:
Cash and cash equivalents	$1,092
Accounts receivable:
Other	801
Trade	238
Due from related parties (Note 11)	113
Prepaid expense and deposits	1,724
Total current assets	3,968

Property and equipment (Note 4)
Oil and gas properties, full cost method of accounting:
Proved, net	41,963
Unproved	1,495
Other property and equipment, net	816
Total property and equipment, net	44,274
Other long-term assets	485
Total assets	$48,727

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,129
Due to related parties (Note 11)	470
Asset retirement obligations	384
Commodity derivative liability	916
Total current liabilities	6,899
Non-current liabilities:
Asset retirement obligations	2,520
Commodity derivative liability	809
Revolver, related party (Notes 5 and 11)	11,000
Notes payable	92
Notes, related party, net (Notes 5 and 11)	8,858
Total non-current liabilities	23,279
Commitments and contingencies (Notes 9 and 13)
Members’ equity:
Members’ contributions	25,101
Accumulated deficit	(6,552)
Total members’ equity	18,549
Total liabilities and members’ equity	$48,727

See accompanying notes to financial statements.

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CARBON CALIFORNIA COMPANY, LLC

Statement of Operations

(In thousands)

For the Period from February 15, 2017 (inception) through December 31,
2017
Revenue:
Oil	$7,024
Natural gas	1,036
Natural gas liquids	556
Commodity derivative loss	(1,381)
Total revenue	7,235

Expenses:
Lease operating	3,726
Gathering and transportation	1,442
Production and property taxes	527
General and administrative	2,177
Depreciation, depletion, and amortization	1,304
Accretion of asset retirement obligations	192
Management reimbursements, related party (Note 11)	525
Total expenses	9,893

Operating loss	(2,658)

Other expense:
Class B unit issuance (Note 7)	(1,854)
Interest expense	(2,040)

Net loss	$(6,552)

See accompanying notes to financial statements.

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CARBON CALIFORNIA COMPANY, LLC

Statement of Members’ Equity

(In thousands, except unit amounts)

	Members’ Contributions					Total
	Class A Units	Amount	Class B Units	Amount	Accumulated deficit	members’ equity
Inception-February 15, 2017	-	$-	-	$-	$-	$-
Initial capital members’ Unit contribution (Note 10)	22,000	22,000	5,077	1,854	-	23,854
Units issued with Notes, related party (Notes 5 and 10)	1,425	1,247	-	-	-	1,247
Net loss	-	-	-	-	(6,552)	(6,552)
Balances at December 31, 2017	23,425	$23,247	5,077	$1,854	$(6,552)	$18,549

See accompanying notes to financial statements.

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CARBON CALIFORNIA COMPANY, LLC

Statement of Cash Flows

(in thousands)

For the Period from February 15, 2017 (inception) through December 31,
2017
Cash flows from operating activities:
Net loss	$(6,552)
Items not involving cash:
Depreciation, depletion, and amortization	1,304
Accretion of asset retirement obligations	192
Commodity derivative loss	1,725
Amortization of Notes and Revolver issuance costs	131
Amortization of notes discount	276
Class B Units issuance	1,854
Net change in:
Accounts receivable trade	(238)
Accounts receivable other	(802)
Due from/to related parties	358
Prepaid expense and deposits	(1,606)
Accounts payable and accrued liabilities	4,519
Net cash provided by operating activities	1,161

Cash flows from investing activities:
Acquisition of oil and gas properties and other property and equipment	(39,582)
Purchase of other property and equipment	(583)
Development of oil and gas properties and other property and equipment	(2,000)
Net cash used in investing activities	(42,165)

Cash flows from financing activities:
Member contributions	22,000
Proceeds from Notes, related party	10,000
Proceeds from Revolver, related party	11,000
Notes and Revolver issuance costs	(904)
Net cash provided by financing activities	42,096

Net increase in cash and cash equivalents	1,092

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$1,092

See Note 12– Supplemental Cash Flow Disclosure

See accompanying notes to financial statements.

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Notes to Financial Statements

Note 1 – Organization

On December 20, 2016, Carbon California Company, LLC (the “Company” or “CCC”) was formed, as a Delaware limited liability company, by Carbon Natural Gas Company (“Carbon”) a Delaware Corporation, entities managed by Yorktown Energy Partners XI, L.P. (“Yorktown”) and Prudential Capital Energy Partners, L.P. (“Prudential”) to acquire, own, operate and dispose of oil and gas properties in the Ventura Basin in California. The Company began substantial operations on February 15, 2017 (“Inception”).

Equity and ownership

On February 15, 2017, the Company (i) issued and sold Class A Units to Yorktown and Prudential for an aggregate cash consideration of $22.0 million, split equally between Yorktown and Prudential, (ii) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Prudential Capital Energy Partners, L.P. for the issuance and sale of up to $25.0 million of Senior Secured Revolving Notes (the “Revolver”) due February 15, 2022 and (iii) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Prudential for the issuance and sale of $10.0 million of Senior Notes (the “Notes”) due February 15, 2024. As part of the issuance of the Notes, Prudential was granted an additional 5% ownership in the Company in the form of an additional 1,425 Class A Units. Prudential owns a total of 12,425 shares of Class A Units for a total ownership of 53.0% and with an aggregate Sharing Percentage of 43.6% (defined below). The Company recorded the relative fair value of the 1,425 additional Class A Units issued in connection with the Notes as a discount of $1.25 million which is amortized over the life of the Notes utilizing the interest method (see Notes 5 and 11).

The closing of the Note Purchase Agreement on February 15, 2017, resulted in the sale and issuance by the Company of (i) the Revolver in the principal amount of $10.0 million and (ii) Notes in the original principal amount of $10.0 million. The maximum principal amount available under the Revolver is based upon the borrowing base attributable to the Company’s proved oil and gas reserves which is to be determined at least semi-annually. The current borrowing base is $15.0 million, of which $11.0 million is outstanding as of December 31, 2017.

As of December 31, 2017, Yorktown holds 11,000 Class A Units in the Company, which equates to 38.6% Aggregate Share ownership of the Company, Prudential holds 12,425 Class A Units of the Company, which equates to 43.6% aggregate share ownership of the Company and Carbon holds 5,077 Class B units, which equates to aggregate share ownership of 17.8% of the Company.

In connection with Carbon entering into the Carbon California LLC Agreement, and Carbon California engaging in the transactions described above, Carbon received 5,077 Class B units and issued to Yorktown a warrant to purchase approximately 1.5 million shares of Carbon’s common stock at an exercise price dictated by the warrant agreement (the “California Warrant”). The California Warrant is payable exclusively with Class A Units of Carbon California held by Yorktown. On February 5, 2018, Yorktown exercised the California Warrant, resulting in Carbon acquiring 11,000 Class A Units from Yorktown.

Net proceeds from the February 15, 2017 transactions were used by the Company to complete the CRC Acquisition and Mirada Acquisition (defined below). The remainder of the net proceeds were used to fund field development projects, future complementary acquisitions, and working capital.

On February 15, 2017, the Company acquired oil and gas assets in the Ventura Basin of California from California Resources Petroleum Corporation and California Resources Production Corporation for $34.0 million, subject to normal purchase adjustments, with an effective date of November 1, 2017 (the “CRC Acquisition”). See Note 3.

On February 15, 2017, the Company closed the purchase of oil, natural gas, and natural gas liquids assets in the Ventura Basin of California from Mirada Petroleum, Inc. for $4.5 million, subject to certain adjustments, with an effective date of January 1, 2017 (the “Mirada Acquisition”). See Note 3.

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Liquidity and Management’s Plans

The Company’s activities have focused on the acquisition and development of its oil and gas wells in California which have incurred recurring losses. On December 4, 2017, the Company’s production in California was reduced to minimal amounts due to a wildfire that impacted several areas of production. The Company expects production to return to operating levels experienced prior to the fire and does not anticipate continued operating losses during 2018 and into the future.

The Company has received a waiver for the measurement periods of December 31, 2017 and March 31, 2018 associated with its Revolver and Notes. Management has evaluated its ability to continue as a going concern for the next twelve months from the issuance of these December 31, 2017, financial statements and determined the Company will meet its covenants as of June 30, 2018 and on a go forward basis in anticipation of production returning to normal levels after the effects of the fire and increased production based on planned operating activities. The actual results of timing, amount, and payment of potential future commitments, liquidity, and management’s plan in regard to continue to operate as a going concern could differ from those estimates and assumptions used.

The Company continues to evaluate additional acquisitions and intends to finance any such acquisitions using a combination of debt and equity to be contributed by its members. However, there can be no guarantee that financing will be available on acceptable terms.

Note 2 – Summary of Significant Accounting Policies

Accounting policies used by the Company reflect industry practices and conform to accounting principles generally accepted in the United States of America. The significant accounting policies are briefly discussed below.

Cash and Cash Equivalents

Cash and cash equivalents have been generally invested in money market accounts, certificates of deposits and other cash equivalents with maturities of three months or less. Such investments are deemed to be cash equivalents for purposes of the financial statements. The carrying amount of cash equivalents approximate fair value because of the short maturity and high credit quality of these investments. At times, the Company may have cash and cash equivalent balances more than federal insured amounts within their accounts.

The Company continually monitors its position with and the credit quality of the financial institutions in which it invests.

Accounts Receivable

Trade

The Company’s accounts receivable trade include i) revenue receivables primarily comprised of oil and natural gas revenues from producing activities from other large well-known exploration and production companies and recorded on a net basis to its interest; and ii) receivables from individuals who own working interests in the properties that the Company operates which are subject to joint operating agreements. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover non-payment of joint interest billings.

The Company grants credit to all qualified customers, which potentially subjects the Company to credit risk resulting from, among other factors, adverse changes in the oil, natural gas, and natural gas liquids production in which the Company operates and the financial condition of its customers. The Company continuously monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon any specific customer collection issues that it has identified. At December 31, 2017, the Company had not identified any collection issues related to its oil and gas operations and therefore no allowance for doubtful accounts was provided for.

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Other

Accounts receivable other is comprised of an insurance receivable for the loss of property as a result of wildfires in December 2017. The Company filed claims with its insurance provider and was in receipt of partial funds associated with the claims after December 31, 2017. Therefore, the Company has determined the receivable is collectible and included in accounts receivable other.

Due From Related Parties

Due from related parties is comprised of amounts due to the Company from Scott Price, the owner of Mirada Petroleum, Inc. See Note 11.

Prepaid Expense and Deposits

The Company’s prepaid expense and deposit account is comprised of prepaid insurance, the current portion of unamortized Revolver issuance costs and a deposit associated with a potential acquisition. The remaining unamortized Revolver issuance costs is within other long-term assets. As of December 31, 2017, the total unamortized Revolver issuance costs is $602,000, of which $117,000 is included in prepaid expense and deposits and $485,000 is in other long-term assets on the balance sheet.

Oil, Natural Gas, and Natural Gas Liquids Sales

Oil, natural gas, and natural gas liquids revenues are recognized when production volumes are sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred, and collectability is reasonably assured. Natural gas revenues are recognized based on the Company’s net working revenue interest. Net deliveries more than entitled amounts are recorded as a liability, while net deliveries lower than entitled amounts are recorded as a receivable.

The Company sells its oil, natural gas liquids, natural gas production to various purchasers in the industry. The table below presents purchasers that account for 10% or more of total oil, natural gas, and natural gas liquids sales for the period from Inception through December 31, 2017. While there are limited significant purchasers in the areas where the Company sells its production, demand for the Company’s products remains high. Management does not believe that changing its primary purchasers or a loss of any other single purchaser would materially impact the Company’s business.

The Company’s producing properties are in California and the oil production is sold to various purchasers based on market index prices. Natural gas and natural gas liquids are sold to one purchaser. For the period from Inception through December 31, 2017, all oil, natural gas and natural gas liquids sales (in aggregate) were made to four well-known large purchasers in the area, as shown in table below. As of December 31, 2017, all accounts receivable trade is associated with Purchaser B and Purchaser D.

Purchaser	2017
Purchaser A	51%
Purchaser B	19%
Purchaser C	19%
Purchaser D	11%

Accounting for Oil and Gas Operations

The Company uses the full cost method of accounting for oil and gas properties. Accordingly, all costs related to the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, dry holes and leasehold equipment, are capitalized. Overhead costs incurred that are directly identified with acquisition, exploration and development activities undertaken by the Company for its own account, and which are not related to production, general corporate overhead or similar activities, are also capitalized.

Unproved properties are excluded from amortized capitalized costs until it is determined whether or not proved reserves can be assigned to such properties. The Company assesses its unproved properties for impairment at least annually. Significant unproved properties are assessed individually. From Inception through December 31, 2017, the Company did not recognize an unproved property impairment.

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Capitalized costs are depleted by an equivalent unit-of-production method, converting gas to oil at the ratio of six thousand cubic feet of natural gas to one barrel of oil. Depletion is calculated using capitalized costs, including estimated asset retirement costs, plus estimated future expenditures (based on current costs) to be incurred in developing proved reserves, net of estimated salvage values.

No gain or loss is recognized upon disposal of oil and gas properties unless such disposal significantly alters the relationship between capitalized costs and proved reserves. All costs related to production activities, including work-over costs incurred solely to maintain or increase levels of production from an existing completion interval, are charged to expense as incurred.

The Company performs a ceiling test on a quarterly basis. The full cost ceiling test is a limitation on capitalized costs prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is not a fair value-based measurement, rather it is a standardized mathematical calculation. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using the unweighted arithmetic average of the first-day-of-the month price for the previous twelve month period, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs exceed the sum of the components noted above, a ceiling test write-down or impairment would be recognized to the extent of the excess capitalized costs. Such impairments are permanent and cannot be recovered in future periods even if the sum of the components noted above exceeds capitalized costs in future periods.

From Inception through December 31, 2017, the Company did not recognize a ceiling test impairment. Future declines in oil and natural gas prices could result in impairments of the Company’s oil and gas properties in future periods. The effect of price declines will impact the ceiling test value until such time commodity prices stabilize or improve. Impairments are a non-cash charge and accordingly would not affect cash flows but would adversely affect the Company’s results of operations and members’ equity.

We capitalize interest in accordance with Financial Accounting Standards Board (“FASB”) ASC 932-835-25, Extractive Activities-Oil and Gas, Interest. Therefore, interest is capitalized for any unusually significant investments in unproved properties or major development projects not currently being depleted. We capitalize the portion of general and administrative costs that is attributable to our acquisition, exploration and development activities.

Oil and Gas Reserves

Oil and gas reserves represent theoretical quantities of crude oil, natural gas, and natural gas liquids (“NGL”) which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and gas reserves and their values, including many factors beyond the Company’s control. Accordingly, reserve estimates and the projected economic value of the Company’s properties will differ from the actual future quantities of oil and gas ultimately recovered and the corresponding value associated with the recovery of these reserves.

Other Property and Equipment

Other property and equipment are recorded at cost or fair value upon acquisition. Depreciation of other property and equipment is calculated over one to 27.5 years using the straight-line method.

Long-Lived Assets

The Company reviews its long-lived assets other than oil and gas properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the estimated undiscounted future cash flows in its assessment of whether long-lived assets have been impaired. During the period ended December 31, 2017, the Company did not recognize any long-lived asset impairment.

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Asset Retirement Obligations

The Company’s asset retirement obligations (“ARO”) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. The fair value of a liability for an ARO is recorded in the period in which it is incurred or assumed, and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool. Revisions to estimated ARO result in adjustments to the related capitalized asset and corresponding liability. During the period from Inception through December 31, 2017, the Company acquired assets associated with the CRC Acquisition and Mirada Acquisition that resulted in an assumption of ARO liability of $2.7 million.

The estimated ARO liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or increased from a reassessment of expected cash flows and assumptions inherent in the estimation of the liability. Revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells. ARO is valued utilizing Level 3 fair value measurement inputs (Note 7).

The following table is a reconciliation of the non-current portion of ARO (in thousands):

For the Period from Inception through December 31,
2017

Balance at beginning of period	$-
Accretion expense	192
Additions from acquisitions during period	2,712

Less: ARO recognized as a current liability	(384)
Balance at end of period	$2,520

Lease Operating and Gathering and Transportation

Lease operating and gathering and transportation expenses are costs incurred to bring oil and natural gas out of the ground and to market, together with costs incurred to maintain the Company’s producing properties. Costs include maintenance, repairs and workover expenses related to the Company’s oil and natural gas properties.

Production and Property Taxes

Production and property taxes consist of severance and ad valorem taxes and are paid on oil and natural gas produced based on a percentage of market prices or at fixed rates established by federal, state or local taxing authorities.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivables, accounts payables and accrued liabilities, due from related parties and due to related parties, commodity derivative instruments and notes payable. The carrying value of cash and cash equivalents, accounts receivables, accounts payables and accrued liabilities are representative of their fair value, due to the short maturity of these instruments. The Company’s commodity derivative instruments are recorded at fair value, as discussed below and in Note 8. The Revolver approximated fair value with a variable interest rate, which is representative of the Company’s credit adjusted borrowing rate plus London Inter-Bank Offered Rate (“LIBOR”). As of December 31, 2017, the Revolver had an effective interest rate of 6.56%.

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Commodity Derivative Instruments

The Company enters into commodity derivative contracts to manage its exposure to oil and natural gas price volatility with an objective to reduce its exposure to downward price fluctuations. Commodity derivative contracts may take the form of futures contracts, swaps, collars or options. The Company has elected not to designate its derivatives as cash flow hedges. All derivatives are initially and subsequently measured at estimated fair value and recorded as assets or liabilities on the balance sheet and the changes in fair value are recognized as gains or losses in revenues in the statement of operations.

Income Taxes

The Company has elected to be treated as a partnership for income tax purposes. Accordingly, taxable income and losses are reported on the income tax returns of the Company’s members and no provision for income taxes has been recorded on the accompanying financial statements. The Company follows the guidance in Accounting Standards Codification (“ASC”) 740, Income Taxes. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The Company’s tax returns are subject to examination by tax authorities through the current period for state and federal tax reporting purposes.

Pursuant to the Bipartisan Budget Act of 2015 (the “Act”), as of January 1, 2018, the Act allows the adjustment resulting from IRS audits of partnerships to be assessed at the partnership level.

Use of Estimates in the Preparation of the Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosure of contingent assets and liabilities. Significant items subject to such estimates and assumptions include the carrying value of oil and gas properties, estimate of proved oil and gas reserve volumes and the related depletion and present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, determining the amounts recorded for fair value of commodity derivative instruments, fair value of assets acquired qualifying as business combination or asset acquisition, fair value of Class B issuance, assessment of liquidity and our ability to continue as a going concern, asset retirement obligations, and accrued liabilities and revenues.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The objective of ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for generally accepted accounting principles in the United States (“GAAP”) and International Financial Reporting Standards. The FASB subsequently issued ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, which deferred the effective date of ASU 2014-09 and provided additional implementation guidance. These ASUs are effective for the Company for fiscal years, beginning after December 15, 2018. The standards permit retrospective application using either of the following methodologies: (i) restatement of each prior reporting period presented (the “full retrospective approach”) or (ii) recognition of a cumulative-effect adjustment as of the date of the initial application (the “modified retrospective approach”). The Company plans to adopt these ASUs effective January 1, 2018, using the modified retrospective approach. The Company is in the process of assessing its contracts with customers and evaluating the effect of adopting these standards on its financial statements, accounting policies, internal controls and disclosures. The adoption is not expected to have a significant impact on the Company’s results of operations or cash flows, however, the Company is currently evaluating the proper classification of certain pipeline gathering, transportation and gas processing agreements to determine whether reclassifications to total revenues and expenses will be necessary under the new standards.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). The objective of this ASU, as amended, is to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019 and should be applied using a modified retrospective approach. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements of adopting ASU 2016-02.

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In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. These amendments change the measurement of credit losses for most financial assets and certain other instruments that are not measured at fair value through results of operations. The amendments in this update affect investments in loans, investments in notes securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years, beginning after December 15, 2020. The Company is currently evaluating the impact on its financial statements of adopting ASU 2016-13.

Recently Adopted Accounting Pronouncement

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, which clarifies the definition of “a business” to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. The Company elected to adopt this pronouncement effective February 15, 2017.

Note 3 – Acquisitions

Consideration to fund both the CRC Acquisition and Mirada Acquisition was provided by aggregate contributions from Yorktown and Prudential of $22.0 million in unit purchases, $10.0 million drawn from the Revolver, related party, and $10.0 million funding from the Notes, related party, discussed in Note 5.

CRC Acquisition

On February 15, 2017, the Company acquired oil and gas assets in the Ventura Basin of California from California Resources Petroleum Corporation and California Resources Production Corporation for $34.0 million, subject to normal purchase adjustments, with an effective date of November 1, 2016 (the “CRC Acquisition”).

The assets acquired consist of oil and gas leases and the associated mineral interests, oil and gas wells, a field office building and associated land, vehicles and other miscellaneous equipment. The Company also acquired various contracts. The Company, utilizing the assistance of third-party valuation specialists, considered various factors in its estimate of fair value of the acquired assets including (i) reserves, (ii) production rates, (iii) future operating and development costs, (iv) future commodity prices, including price differentials, (v) future cash flows, (vi) working conditions and expected lives of vehicles and equipment, and (vii) real estate market conditions.

The Company determined that substantially all of the fair value of the assets acquired related to the proved oil and gas assets and, as such the CRC Acquisition does not meet the definition of a business. Therefore, the Company has accounted for the transaction as an asset acquisition and has allocated the purchase price based on the relative fair value of the assets acquired.

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In determining the relative fair value, the fair value of the production assets was determined using the income approach using Level 3 inputs according the ASC 820, Fair Value, hierarchy. The fair value of the other assets was determined using the market approach using Level 3 inputs. The determination of the fair value of the oil and gas and other property and equipment acquired, and accounts payable and accrued liabilities assumed required significant judgement, including estimates relating to the production assets and the other assets acquired. The Company assumed $2.3 million in ARO and $1.3 million in assumed liabilities in connection with the CRC Acquisition. Below is the detail of the assets acquired (in thousands):

Identifiable assets acquired:
Assets:
Proved oil and gas properties	32,151
Unproved oil and gas properties	1,495
Other property and equipment	143
Total identified assets	$33,789

Mirada Acquisition

On February 15, 2017, the Company closed the purchase of oil, natural gas, and natural gas liquids assets in the Ventura Basin of California from Mirada Petroleum, Inc. for $4.5 million, subject to certain adjustments, with an effective date of January 1, 2017 (the “Mirada Acquisition”).

The assets acquired consist of oil and gas leases and the associated mineral interests, oil and gas wells, vehicles and equipment. The Company also acquired various contracts. The Company, utilizing the assistance of third-party valuation specialists, considered various factors in its estimate of fair value of the acquired assets including (i) reserves, (ii) production rates, (iii) future operating and development costs, (iv) future commodity prices, including price differentials, (v) future cash flows, and (vi) working conditions and expected lives of vehicles and equipment.

The Company determined that substantially all of the fair value of the assets acquired related to proved oil and gas properties and, as such the Mirada Acquisition does not meet the definition of a business. Therefore, the Company has accounted for the transaction as an asset acquisition and has allocated the purchase price based on the relative fair value of the assets acquired.

In determining the relative fair value, the fair value of the production assets was determined using the income approach using Level 3 inputs according the ASC 820, Fair Value, hierarchy. The fair value of the other assets was determined using the market approach using Level 3 inputs. The determination of the fair value of the oil and gas and other property and equipment, net acquired, and accounts payable and accrued liability assumed required significant judgement, including estimates relating to the production assets and the other assets acquired. The Company assumed $468,000 in ARO and $19,000 in assumed liabilities in connection with the Mirada Acquisition. Below is the detail of the assets acquired and liabilities assumed (in thousands):

Identifiable assets acquired:
Assets:
Proved oil and gas properties	4,536
Furniture and fixtures, computer hardware and software, vehicles and other equipment	158

Total identified assets	$4,694

Transaction costs

The Company incurred transaction costs related to the CRC Acquisition and the Mirada Acquisition in the amount of $706,000 and $282,000, respectively. As these acquisitions were determined to be asset acquisitions, these transaction costs were capitalized to oil and gas properties- proved, net on the balance sheet.

Additional Acquisitions

The Company purchased additional interests in oil and gas assets totaling approximately $1.1 million, subject to normal purchase price adjustments. These purchases are recorded as asset acquisition.

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Note 4 – Property and Equipment

Total property and equipment consists of the following (in thousands):

As of December 31,
2017
Oil and gas properties, full cost method of accounting:
Proved oil and gas properties	$43,131
Unproved properties not subject to depletion	1,495
Accumulated depreciation, depletion, and amortization	(1,168)
Net oil and gas properties	43,458

Furniture and fixtures, computer hardware and software, vehicles and other equipment	952
Accumulated depreciation and amortization	(136)
Other property and equipment, net	816

Total property and equipment, net	$44,274

During the period from Inception through December 31, 2017, the Company did not have any expiring leasehold costs which were reclassified into proved property.

The Company capitalized no overhead applicable to acquisition, development and exploration activities for the period from Inception through December 31, 2017.

Depletion related to oil and gas properties for the period from Inception through December 31, 2017 was approximately $1.2 million or $5.30 per BOE. Depreciation and amortization related to furniture and fixtures, computer hardware and software, vehicle and other equipment for the period from Inception through December 31, 2017 was approximately $136,000.

Note 5 – Notes Payable, Related Parties

The table below details the notes payable outstanding for the Company as of December 31, 2017 (in thousands):

Revolver, related party, due February 15, 2022	$11,000
Notes, related party, due February 15, 2024	$10,000
Total gross notes payable	21,000
Less: Deferred Notes costs	(171)
Less: Notes discount	(971)
Total net notes payable	$19,858

Revolver

On February 15, 2017, the Company entered into an agreement with Prudential Capital Energy Partners, L.P. for the issuance and sale of up to $25.0 million due February 15, 2022. The Company may elect to incur interest at either i) 5.0% plus the London interbank offered rate (“LIBOR”) or ii) 4.00% plus Prime Rate (which is defined as the interest rate published daily by JPMorgan Chase Bank, N.A.). As of December 31, 2017, the Company’s effective borrowing rate on the Revolver was 6.35%. In addition, the Revolver includes a 0.50% unused available line fee as well as an annual administrative fee of $75,000, payable on February 15 each year.

The maximum principal amount available under the Revolver is based upon the borrowing base attributable to the Company’s proved oil and gas reserves which is to be determined at least semi-annually. As of December 31, 2017, the Revolver has a borrowing base of $15.0 million, of which $11.0 million is outstanding.

The Company incurred fees directly associated with the issuance of the Revolver and amortizes these fees over the life of the Revolver. The current portion of these fees are included in prepaid expense and deposits and the long-term portion is included in other long-term assets for a combined value of $602,000. From Inception through December 31, 2017, the Company incurred $102,000 amortization associated with these fees.

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The Revolver is secured by all of the assets of the Company. The Revolver requires the Company, as of January 1 and July of each year, to hedge its anticipated production at such time for year one, two and three at a rate of 75%, 65% and 50%, respectively. The Company may make principal payments in minimum installments of $500,000. Distributions to equity members are generally restricted.

The Revolver agreement requires the Company to maintain certain financial and non-financial covenants which include the following ratios: total leverage ratio, senior leverage ratio, interest coverage ratio, current ratio, and other qualitative covenants as defined in the Revolver agreement. As of December 31, 2017 and March 31, 2018, the Company was in breach of its covenants; however, the Company obtained a waiver with respect to compliance with such covenants as of December 31, 2017, and March 31, 2018.

Notes

On February 15, 2017, the Company entered into an agreement with Prudential for the issuance and sale of $10.0 million of unsecured Notes due February 15, 2024, bearing interest of 12% per annum.

The Company incurred total issuance costs of $200,000 in connection with the Notes. These costs are recorded as a discount to the Notes and amortized over the life of the notes. During the period from Inception through December 31, 2017, the Company amortized $29,000 to interest expense in the statement of operations associated with the Notes.

Prudential received an additional 1,425 Class A unit, representing 5% of total Aggregate Value outstanding, for the issuance of the Notes. The Company valued this unit issuance based on the relative fair value by valuing the units at $1,000 and aggregating the amount with the outstanding Notes of $10.0 million. The Company then allocated the non-cash value of the units of approximately $1.25 million which was recorded as a discount to the Notes. As of December 31, 2017, the Company had an outstanding discount of $971,000, which is presented net with the Notes within non-current liabilities on the Balance Sheet.

The Notes requires the Company, as of January 1 and July of each year, to hedge its anticipated production at such time for year one, two and three at a rate of 67.5%, 58.5% and 45%, respectively.

Prepayment of the Notes is currently not available. After February 15, 2019, prepayment is allowed at 100%, subject to a 3.0% fee of outstanding principal. Prepayment is not subject to such fee after February 17, 2020. Distributions to equity members are generally restricted.

The Note agreement requires the Company to maintain certain financial and non-financial covenants which include the following ratios: total leverage ratio, senior leverage ratio, interest coverage ratio, asset coverage ratio, current ratio, and other qualitative covenants as defined in the Revolver agreement. As of December 31, 2017, the Company was in breach of financial covenants; however, the Company obtained a waiver for the December 31, 2017, and March 31, 2018 financial covenants.

Interest Expense

From Inception through December 31, 2017, the Company incurred interest expense of approximately $2.0 million which approximately $130,000 was through amortization of the deferred financing costs. From Inception through December 31, 2017, the Company amortized $276,000 of notes payable discount associated with the Notes, into interest expense.

Note 6 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at December 31, 2017 consist of the following (in thousands):

Accounts payable	$2,256
Accrued environmental liability	732
Accrued liabilities	569
Accrued drilling costs	541
Accrued ad valorem taxes	286
Gathering and transportation payables	223
Accrued lease operating costs	200
Production taxes payable	140
Accrued audit and tax fees	110
Other	72
Total accounts payable and accrued liabilities	$5,129

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Note 7 – Fair Value Measurements

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;

Level 2:	Quoted prices in active markets for similar assets or liabilities that are observable for the asset or liability; or

Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in and/or out of fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below throughout the period presented.

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2017 by level within the fair value hierarchy (in thousands):

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total

Liabilities:
Commodity derivatives - current	$-	$916	$-	$916
Commodity derivatives – non-current	$-	$809	$-	$809

As of December 31, 2017, the Company’s commodity derivative financial instruments are comprised of natural gas and oil swap and collar agreements. The fair values of these agreements are determined under an income valuation technique. Swaps are valued using the income technique. Collars are valued using the option model. The valuation model requires a variety of inputs, including contractual terms, published forward prices, volatilities for options and discount rates, as appropriate. The Company’s estimates of the fair value of derivatives include consideration of the counterparty’s credit worthiness, the Company’s credit worthiness and the time value of money. The consideration of these factors results in an estimated exit-price for each derivative asset or liability under a market place participant’s view. All the significant inputs are observable, either directly or indirectly; therefore, the Company’s derivative instruments are included within the Level 2 fair value hierarchy. The counterparty for all the Company’s outstanding commodity derivative financial instruments as of December 31, 2017 is BP Energy Company (“BPEC”).

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Assets and Liabilities Measured and Recorded at Fair Value on a Non-Recurring Basis

The fair value of each of the following assets and liabilities measured and recorded at fair value on a non-recurring basis are based on unobservable pricing inputs and therefore, are included within the Level 3 fair value hierarchy.

Asset Retirement Obligation

The fair value of the Company’s asset retirement obligation liability is calculated at the point of inception by taking into account, the cost of abandoning oil and gas wells of approximately $45,000, which is based on the Company’s and/or industry’s historical experience for similar work, or estimates from independent third-parties; the economic lives of its properties between 1-49 years, which are based on estimates from reserve engineers ; the inflation rate of 2.03%; and the credit adjusted risk-free rate of 8.09%, which takes into account the Company’s credit risk and the time value of money. Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs (see note 2). During the period from Inception through December 31, 2017, the Company recorded asset retirement obligations for additions of approximately $2.7 million. The Company uses the income valuation technique to estimate the fair value of asset retirement obligations using the amounts and timing of expected future dismantlement costs, credit-adjusted risk-free rates and time value of money.

Debt Discount

The fair value of the Company’s debt discount from the 1,425 additional Class units issued in connection with the Notes as a discount of $1.3 million, a Level 3 fair value assessment, was based on the relative fair value of Class A Units. Class A Units were issued contemporaneously at $1,000 per Class A Units.

Class B Units

The Company issued Class B units to Carbon as part of the February transactions and for entering into the Carbon California LLC Agreement. The fair value of the Class B units of approximately $1.9 million, a Level 3 fair value measurement, was estimated by the Company utilizing the assistance of third-party valuation specialists. The fair value was based upon enterprise values derived from inputs including estimated future production rates, future commodity prices including price differentials as of the date of closing, future operating and development costs and comparable market participants.

Note 8 – Commodity Derivatives

The Company entered into commodity-based derivative contracts in April 2017, September 2017, and November 2017 to manage exposures to commodity price on certain of its oil and natural gas production. The Company does not hold or issue derivative financial instruments for speculative or trading purposes.

Pursuant to the terms of the Company’s Revolver and Notes agreements, the Company has entered into derivative agreements to hedge certain of its oil and natural gas production for 2017 through 2020. As of December 31, 2017, these derivative agreements consisted of the following:

	Natural Gas Swaps		Natural Gas Collars		Oil Swaps
		Weighted		Weighted		Weighted
		Average		Average Price		Average
Year	MMBtu	Price (a)	MMBtu	Range (a)	Bbl	Price (b)

2018	360,000	$3.03	-	-	149,247	$53.12
2019	-	-	360,000	$2.60-$3.03	139,797	$51.96
2020	-	-	-	-	73,147	$50.12

(a)	NYMEX Henry Hub Natural Gas futures contract for the respective period.
(b)	NYMEX Light Sweet Crude West Texas Intermediate futures contract for the respective period.

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For its swap instruments, the Company receives a fixed price for the hedged commodity and pays a floating price to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty. Costless collars are designed to establish floor and ceiling prices on anticipated future oil and gas production. The ceiling establishes a maximum price that the Company will receive for the volumes under contract, while the floor establishes a minimum price.

The following table summarizes the fair value of the derivatives recorded in the balance sheet. These derivative instruments are not designated as cash flow hedging instruments for accounting purposes (in thousands):

As of December 31,
2017
Commodity derivative contracts:
Current liabilities	$916
Non-current liabilities	$809

The table below summarizes the commodity realized and unrealized gains and losses related to the Company’s derivative instruments for the period from Inception through December 31, 2017. These commodity realized and unrealized gains and losses are recorded and included in commodity derivative loss in the accompanying statement of operations.

For period from Inception through December 31,
2017
Commodity derivative contracts:
Commodity derivative gain - realized	$344
Commodity derivative loss - unrealized	(1,725)

Total commodity derivative loss	$1,381

Commodity derivative loss, inclusive of net of unrealized loss, is included in cash flows from operating activities in the statement of cash flows.

The counterparty in the Company’s derivative instruments is BPEC. The Company has entered into an International Swaps and Derivatives Association (“ISDA”) Master Agreement with BPEC that establishes standard terms for the derivative contracts and an inter-creditor agreement with Prudential and BPEC whereby any credit exposure related to the derivative contracts entered into by the Company and BPEC is secured by the collateral and backed by the guarantees supporting the credit facility.

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The Company nets its derivative instrument fair value amounts executed with its counterparty pursuant to an ISDA master agreement, which provides for the net settlement over the term of the contracts and in the event of default or termination of the contracts. The Company’s derivative instruments are recorded as liabilities in the balance sheet as of December 31, 2017.

			Net
	Gross		Recognized
	Recognized	Gross	Fair Value
	Assets/	Amounts	Assets/
Balance Sheet Classification	Liabilities	Offset	Liabilities
Commodity derivative assets:
Current assets	$72	$(72)	$-
Other long-term assets	66	(66)	-
Total derivative assets	$138	$(138)	$-

Commodity derivative liabilities:
Current liability	$(988)	$72	$(916)
Non-current liabilities	(875)	66	(809)
Total derivative liabilities	$(1,863)	$138	$(1,725)

Due to the volatility of oil and natural gas prices, the estimated fair values of the Company’s derivatives are subject to large fluctuations from period to period.

Note 9 – Commitments and Contingencies

Natural gas processing agreement

The Company has entered into an initial five-year gas processing agreement. The Company has an option to extend the term of the agreement by another five years. The related demand charges for volume commitments over the remaining term of the agreement at December 31, 2017 are approximately $1.8 million per year. The Company will pay a processing fee of $2.50 per MCF for the term of the agreement, with a minimum annual volume commitment of 720,000 MCF.

Operating leases

The Company leases, under an operating lease arrangement, approximately 9,500 square feet of administrative office space in Santa Paula, which expires in 2020. For the years ended December 31, 2017, the Company incurred rental expenses of $19,000. The Company has minimum lease payments for its office space and equipment of approximately $114,000 for 2018, $117,000 for 2019, and $121,000 for 2020.

Environmental

In connection with the CRC Acquisition, the Company identified environmental defects of $1.0 million and recoded an accrued liability associated with the mitigation of such defects. As of December 31, 2017, the balance of the environmental liability was $732,000 recognized in accounts payables and accrued liabilities.

Litigation

In November 2017, the Ventura County Superior Court directed the county to nullify its June 23, 2016 approval of certain projects and prepare a revised Subsequent Environmental Impact Report (SEIR) as a conclusion of Court Case No.: 56-2016-00484423-CU -WM-VTA Citizens for Responsible Oil and Gas (CFROG) v. County of Ventura. The Company is estimating the settlement to be approximately $175,000.

F-146

Note 10 – Members’ Equity

On February 15, 2017, the Company issued 22,000 Class A Units to Yorktown and Prudential for an aggregate cash consideration of $22.0 million, split equal between Yorktown and Prudential. In addition to the Class A Units issued, the Company also issued 1,425 of Class A Units to Prudential (5% Aggregate Sharing units) as part of the issuance of Notes.

Class A Units

As of December 31, 2017, the Company had 23,425 of Class A Units outstanding. The Company issued 22,000 shares, split equally between Yorktown and Prudential, to raise capital for the acquisition of proved properties, unproved properties, and working capital. Holders of Class A Units, i) can designate persons to serve on the board of directors, ii) have the right to vote equal to the number of outstanding Class A Units it holds on each and every matter submitted to the members for approval, and iii) shall be required to make capital contributions to the Company as capital calls which are unanimously approved by the majority of the members of the class. Failure to make the required capital contributions results in the member receiving a status of defaulting member. The units are recorded as members’ contributions in the statement of members’ equity.

Prudential received an additional 1,425 Class A Units, representing 5% of total Aggregate Sharing outstanding, for the issuance of the Notes. The Company valued this unit issuance based on the relative fair value by valuing the units at $1,000 each and aggregating the amount with the outstanding Notes of $10.0 million. The Company then allocated the non-cash relative fair value of the units of approximately $1.25 million which was recorded as a discount to the Notes. As of December 31, 2017, the Company had an outstanding unamortized discount of $971,000, which is presented net with the Notes within non-current liabilities on the balance sheet.

In connection with the Carbon California Company, LLC Agreement, Carbon issued to Yorktown a warrant to purchase shares of Carbon’s common stock at an exercise price dictated by the warrant agreement (the “California Warrant”). The exercise price for the California Warrant is payable exclusively with Class A Units of the Company held by Yorktown. The California Warrant has a term of seven years. On February 1, 2018, Yorktown exercised the California Warrant (see Note 13).

Class B units

As of December 31, 2017, the Company had 5,077 Class B units issued and outstanding, resulting in an aggregate Sharing Percentage of 17.8%. The Class B units are considered profit interests. Carbon holds all outstanding Class B units. Class B unit holders have the right to i) vote equal to the number of Class B units they hold; and ii) participate in distributions in proportion to their Class B Sharing Percentage. Holders of Class B units are not required to make capital contributions.

Distributions

The Company’s board of directors will determine, by unanimous approval, any distributions. Distributions are first allocated to Class B members and then to Class A members in proportion to their Sharing Percentage, as defined below. Distributions are generally restricted by the Revolver and Notes agreements.

Sharing Percentage

The sharing percentage of each member shall equal the aggregate number of units held by such member divided by the aggregate number of units then outstanding (“Sharing Percentage”), as defined in the Carbon California Company, LLC Agreement, as amended, and is applicable to each class of units.

The term “Aggregate Sharing Percentage” refers to the aggregated sharing percentage when taking into consideration both Class A and Class B ownership.

Drag-along Rights

In a qualifying event for a sale of the Company or member(s) holding more than 60% of the Class A Units prepare to transfer all of their interests, may elect to execute a “Drag-Along” sale which the parameters and specifics are disclosed in the limited liability company agreement the members who are affiliates of the members of the board of directors.

Board Composition

Old Ironsides and Yorktown designate two persons each to serve on the board of directors. Carbon designates one person. Yorktown will continue to designate two persons to the Carbon California board of directors until such time as they are no longer a majority owner in Carbon.

F-147

Note 11 – Related Parties

During the period ended December 31, 2017, the Company was engaged in the following transactions with related parties:

As of December 31, 2017, Prudential held a Class A Sharing Percentage of 53.041% and an Aggregate Sharing Percentage of 43.6%. Prudential is the original issuer and current holder of the Revolver and Notes. As of December 31, 2017, approximately $170,000 in interest expense is due Prudential and included in due to related parties on the balance sheet.

On February 15, 2017, as part of entry into the Carbon California LLC Agreement and the associated transactions, Carbon received 5,077 Class B units, which represent 100% of the class.

Carbon California Operating Company (“CCOC”) is a wholly-owned subsidiary of Carbon and the operator of the Company through an operating agreement. The operating agreement includes direct reimbursements and direct allocations made under the agreement. As of December 31, 2017, approximately $300,000 is due Carbon and included in due to related parties on the balance sheet.

Scott Price is the owner of Mirada Petroleum, Inc., the counterparty to the Mirada Acquisition, and is currently an employee of Carbon California Operating Company. Mr. Price holds revenue interests in certain wells the Company operates and owns. The Company has an outstanding receivable from Mirada Petroleum, Inc. in the amount of $113,000 included in due from related parties on the balance sheet as of December 31, 2017.

Management services

On February 15, 2017, the Company entered into a management service agreement with Carbon whereby Carbon provides general management and administrative services to Carbon California. Carbon receives $600,000 annually, payable in four equal quarterly installments. The Company reimburses Carbon for all management related expenses such as travel, required third-party geological and/or accounting consulting, and other necessary expenses incurred by Carbon in the normal course of managing the Company.

The Company incurred approximately $1.0 million in management reimbursements for the period Inception through December 31, 2017, of which $525,000 was recorded as management reimbursements, related party in the statement of operations. A one-time reimbursement of $500,000 in connection with the CRC Acquisition and Mirada Acquisition was capitalized as an acquisition cost in proved oil and gas properties. There were no outstanding management reimbursements unpaid as of December 31, 2017.

Note 12 – Supplemental Cash Flow Disclosure

Supplemental cash flow disclosures for period from Inception through December 31, 2017 are presented below (in thousands):

Cash paid during the period for:
Interest expense	$1,463
Non-cash transactions:
Increase in asset retirement obligations	$2,711
Accounts payable and accrued liabilities assumed in oil and gas properties	$1,540
Members’ equity units issued for Notes	$1,247
Other property and equipment financed	$92

Note 13 – Subsequent Events

Acquisition

On October 20th, 2017, the Company entered into an agreement to purchase certain oil and gas assets in the Ventura Basin of California. This acquisition is expected to close in the second quarter of 2018. The Company plans to fund the acquisition from a combination of contributed capital from equity members and debt.

California Warrant conversion

On February 1, 2018, Yorktown exercised the California Warrant. As a result of the warrant exercise, Carbon holds 11,000 Class A Units of the Company and all of the Class B units, resulting in an aggregate Sharing Percentage of 56.403%.

The Company evaluated activities from December 31, 2017, to the date of the independent registered public accountants report, the date these financial statements were available for issuance, and their are no additional events requiring recognition or disclosure.

F-148

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Carbon Natural Gas Company

Denver, Colorado

We have audited the accompanying statements of revenues and direct operating expenses of certain properties acquired by Carbon Appalachian Company, LLC, an affiliate of Carbon Natural Gas Company, from Cabot Oil & Gas Corporation (the “Acquired Operating Assets”) for the period from January 1, 2017 through September 29, 2017, and for the year ended December 31, 2016, and the related notes to the statements of revenues and direct operating expenses.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Acquired Operating Assets for the period from January 1, 2017 through September 29, 2017, and for the year ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

EMPHASIS OF MATTER

As described in Note 1, the accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the results of operations of the Acquisition Operating Assets. Our opinion is not modified with respect to this matter.

/s/ EKS&H LLLP
EKS&H LLLP

April 16, 2018

Denver, Colorado

F-149

CABOT ACQUISITION PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

	Period from January 1, 2017 through September 29,	Year Ended December 31,
(In thousands)	2017	2016

Revenues:
Natural gas sales	$27,042	$33,056
Oil sales	454	279
Marketing gas sales	12,070	12,593
Storage and other	363	6
Total revenues	39,929	45,934
Direct operating expenses:
Lease operating	8,982	13,272
Transportation, gathering, and compression	9,179	12,685
Marketing gas purchases	10,389	9,733
Production and property taxes	4,183	5,461
Total direct operating expenses	32,733	41,151
Revenues in excess of direct operating expenses	$7,196	$4,783

 See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

F-150

CABOT ACQUISITION PROPERTIES

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

Note 1 — Organization

Acquisition

On June 30, 2017, Carbon Appalachian Company, LLC (“Company”, “we” or “us”), an affiliate of Carbon Natural Gas Company, entered into a definitive purchase and sale agreement (“PSA”) to acquire approximately 701,700 net acres of oil and natural gas mineral interests, 3,000 natural gas wells and 3,100 miles of natural gas pipelines and related compression facilities located predominantly in West Virginia. We refer to the acquisition of these properties as the “Cabot acquisition” and the properties acquired in the Cabot acquisition as the “Cabot properties.” The purchase price was $41.3 million, subject to customary post-closing purchase price adjustments, and closed on September 29, 2017 with effective dates of April 1, 2017 for the oil and gas assets acquired and September 29, 2017 for the corporate entity acquired.

Basis of Presentation

The accompanying historical statements include revenues and direct operating expenses associated with the Cabot properties. The statements were prepared by us based on carved out financial information and data from historical accounting records relating to the Cabot properties. These statements are not intended to be a complete presentation of the results of operations of the Cabot properties as they do not include general and administrative expenses, interest income or expense, depreciation, depletion, and amortization, any provision for income tax expenses and other income and expense items not directly associated with revenues from oil and gas activities. Historical financial statements reflecting financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States (“GAAP”) are not presented as such information is not readily available on an individual property basis and not meaningful to the acquired properties. Accordingly, the accompanying statements are presented in lieu of the financial statements required under Rule 8–04 of Securities and Exchange Commission’s Regulation S–X.

Certain indirect expenses, as further described in Note 2, were not allocated to the Cabot properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant judgmental allocations, which would be arbitrary and would likely not be indicative of the performance of the properties on a stand-alone basis.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Statements of Revenues and Direct Operating Expenses

The preparation of the statements of revenues and direct operating expenses in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the respective reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the statements of revenues and direct operating expenses.

Oil and Gas Reserves

Oil and gas reserves represent theoretical quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil and gas reserves and their values, including many factors beyond the Company’s control. Accordingly, reserve estimates and the projected economic value of the Cabot properties will differ from the actual future quantities of oil and gas ultimately recovered and the corresponding value associated with the recovery of these reserves.

Revenue

The Company recognizes revenues for sales and services when persuasive evidence of an arrangement exists, when custody is transferred, or services are rendered, fees are fixed or determinable and collectability is reasonably assured.

Natural Gas and Oil Sales

Oil and natural gas revenues are recognized when production volumes are sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred, and collectability is reasonably assured. Natural gas and oil revenues are recognized based on the Company’s net revenue interest.

Marketing Gas Sales

The Company purchases and sells natural gas from third party producers under various gas purchase and sale agreements including percent-of-proceeds arrangements. Under percent-of-proceeds arrangements, the Company will remit to the producers either an agreed-upon percentage of the actual proceeds that we receive from our sales of natural gas or an agreed-upon percentage of the proceeds based on index related prices for the natural gas, regardless of the actual amount of the sales proceeds we receive. The Company’s revenues under percent-of-proceeds/index arrangements generally correlates with the price of natural gas.

F-151

CABOT ACQUISITION PROPERTIES

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES—(Continued)

Storage

Under fee-based arrangements, the Company receives a fee for storing natural gas. The revenues earned are directly related to the volume of natural gas that flows through the Company’s systems and are not directly dependent on commodity prices.

Lease Operating Expenses

Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, plug and abandonment costs, and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities.

Transportation, Gathering, and Compression Expenses

Transportation, gathering, and compression expenses primarily consist of direct costs associated with operating the in-field gathering systems, natural gas transportation pipelines, and compressor stations. Transportation, gathering, and compression expense includes compressor maintenance and fuel expense, pipeline repairs and maintenance expense, and other midstream and pipeline expenses.

Production and Property Taxes

Production and property taxes consist of severance and ad valorem taxes and are paid on oil and natural gas produced based on a percentage of market prices or at fixed rates established by federal, state or local taxing authorities.

Contingencies and Commitments

The Company is party to certain long-term transportation contracts that were entered into to ensure the transport for certain gas production to purchasers. Firm transportation volumes and the related demand charges for the remaining term of these contracts at September 29, 2017 are summarized in the table below.

Period	Dekatherms per day	Demand Charges
Sep 2017 – May 2027	29,900	$0.21
Sep 2017 – May 2022	19,441	$0.56

Legal and Environmental

Pursuant to the terms of the PSA, the Company believes that there are no claims, litigation or disputes pending as of the Effective Date, or any matters arising in connection with indemnifications, and the parties to the PSA are not aware of any legal, environmental or other commitments or contingencies not previously disclosed that would have a material adverse effect on the accompanying statements.

Excluded Expenses

The Cabot properties were part of a much larger enterprise prior to the date of the sale. Indirect general and administrative expenses, income taxes, interest expense, and other indirect expenses were not allocated to the Cabot properties and have been excluded from the accompanying statements. In addition, any allocation of such indirect expenses may not be indicative of costs which would have been incurred by the Cabot properties on a stand-alone basis. Also, depreciation, depletion, and amortization have been excluded from the accompanying statements of revenues and direct expenses as such amounts would not be indicative of the depletion calculated on the Cabot properties on a stand-alone basis.

Note 3 — Subsequent Events

The Company has evaluated subsequent events through the date of the independent auditors’ report, the date the accompanying statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statements.

F-152

CABOT ACQUISITION PROPERTIES

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES—(Continued)

Note 4 — Supplemental Financial Data - Oil and Gas Producing Activities (Unaudited)

Estimated Proved Oil and Gas Reserves

The Company’s estimates of its net proved, net proved developed, and net proved undeveloped oil and natural gas reserves and changes in its net proved oil and natural gas reserves for the period from December 31, 2015 through September 29, 2017 are presented in the table below. As no prior year reserve studies were available for the Cabot properties, prior year reserve balances were derived from an internal reserve study dated September 29, 2017 that was prepared by us, adjusting for actual production during the intervening periods. As such, the December 31, 2015 and December 31, 2016 reserves estimates do not include the impact, if any, of timing, pricing, and revisions of prior estimates. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.

Reserve information for the Cabot properties was prepared in accordance with guidelines established by the Securities and Exchange Commission. Proved oil and natural gas reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulation before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. Proved oil and natural gas reserves were calculated based on the prices for oil and gas during the 12-month period before the reporting date, determined as the unweighted arithmetic average of the first day of the month price for each month within such period, adjusted for basis differentials, hydrocarbon quality and contract terms.

A summary of the Company’s changes in quantities of proved oil and natural gas reserves for the period from December 31, 2015 through September 29, 2017 are as follows:

	Oil	Natural Gas	Total
	(MBbls 1)	(MMcf 2)	(MMcfe 3)
Proved reserves:
Balance December 31, 2015	130	306,489	307,270
Production	(7)	(14,061)	(14,103)
Balance December 31, 2016	123	292,428	293,167
Production	(10)	(10,252)	(10,312)
Balance September 29, 2017	113	282,176	282,855
Proved developed reserves
December 31, 2016	123	292,428	293,167
September 29, 2017	113	282,176	282,855

1	“MBbl” refers to one thousand barrels of crude oil or other liquid hydrocarbons.
2	“MMcf” refers to one million cubic feet of natural gas.
3	“MMcfe” refers to one million cubic feet equivalent determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate, or natural gas liquids.

F-153

CABOT ACQUISITION PROPERTIES

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES—(Continued)

Standardized Measure of Discounted Future Net Cash Flows

As noted above, proved oil and natural gas reserves were calculated based on the prices for oil and gas during the 12-month period before the reporting date, determined as the unweighted arithmetic average of the first day of the month price for each month within such period, adjusted for basis differentials, hydrocarbon quality and contract terms. This average price is also used in calculating the aggregate amount and changes in future cash inflows related to the standardized measure of discounted future cash flows. As these reserves are prepared on a historical and standalone basis, these reserves may not be indicative of the reserves presented in future filings. Future production costs consist of costs incurred producing and transporting oil and gas reserves to third party customers, which include lease operating expenses, production and property taxes, and transportation, gathering and compression expenses (described in Note 2). Future development costs consist of costs related to drilling and completing wells, plugging of wells, removal of facilities and equipment, and site restoration. Future production and future development costs are calculated by estimating the expenditures to be incurred in producing and developing the proved reserves at the end of each year, based on year-end costs and assuming continuation of existing economic conditions. As described in Note 1, these statements do not include income tax expense therefore income tax estimates were omitted from the Standardized Measure of Discounted Future Net Cash Flows calculation. All cash flow amounts are discounted at 10%.

Changes in the demand for oil and natural gas, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the Company’s proved reserves. Management does not rely upon the information that follows in making investment decisions.

The following summary sets forth the future net cash flows relating to proved oil and natural gas reserves of the Cabot properties based on the standardized measure described earlier. The disclosure excludes the impact, if any, of timing, pricing or revisions of prior estimates. As discussed above, December 31, 2016 amounts were based on the reserves as of September 30, 2017, actual sales and production costs during the intervening period and no adjustments were made to the annual discount rate:

	September 29, 2017	December 31, 2016

Future cash inflows	$849,073	$876,569
Future production costs	(488,914)	(511,258)
Future development costs	-	-

Future net cash flows	360,159	365,311
10% annual discount	(230,550)	(242,801)

Standardized measure of discounted future net cash flows	$129,609	$122,510

Changes in the Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

An analysis of the changes in the standardized measure of discounted future net cash flows for the nine months ended September 29, 2017 and the year ended December 31, 2016 are as follows and excludes the impact, if any, of timing, pricing or revisions of prior estimates as discussed earlier:

	Period from January 1, 2017 through September 29,	Year ended December 31,
(In thousands)	2017	2016

Standardized measure of discounted future net cash flows, beginning of period	$122,510	$113,115
Sales of oil and gas, net of production costs and taxes	(5,152)	(1,917)
Accretion of discount	12,251	11,312

Standardized measure of discounted future net cash flows, end of period	$129,609	$122,510

F-154

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Carbon Natural Gas Company

Denver, Colorado

We have audited the accompanying statements of revenues and direct operating expenses of certain properties that Carbon California Company, LLC, an affiliate of Carbon Natural Gas Company, plans to purchase from Seneca Resources Corporation (the “Pending Acquisition Operating Assets”) for the years ended December 31, 2017 and 2016, and the related notes to the statements of revenues and direct operating expenses.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Pending Acquisition Operating Assets for the years ended December 31, 2017 and 2016, in accordance with accounting principles generally accepted in the United States of America.

EMPHASIS OF MATTER

As described in Note 1, the accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the results of operations of the Pending Acquisition Operating Assets. Our opinion is not modified with respect to this matter.

/s/ EKS&H LLLP
EKS&H LLLP

April 16, 2018

Denver, Colorado

F-155

SENECA ACQUISITION PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2018	2017

Revenues
Natural gas sales	$127	$22
Oil sales	4,036	3,423
Total revenues	4,163	3,445
Direct operating expenses
Lease operating	1,227	1,412
Production and property taxes	135	106
Total direct operating expenses	1,362	1,518

Revenues in excess of direct operating expenses	$2,801	$1,927

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

F-156

SENECA ACQUISITION PROPERTIES

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(Unaudited)

Note 1 — Organization and Basis of Presentation

Acquisition

On October 20, 2017, Carbon California Company, LLC (“Company”, “we” or “us”), an affiliate of Carbon Natural Gas Company, entered into a definitive purchase and sale agreement (“PSA”) to acquire 310 operated and one non-operated oil and gas leases covering approximately 5,500 acres, and fee interests in and to certain lands, situated in the Ventura Basin in California. We refer to the acquisition of these properties as the “Seneca acquisition” and the properties acquired in the Seneca acquisition as the “Seneca properties.” The purchase price was $43.0 million, subject to customary post-closing purchase price adjustments, and closed on May 1, 2018 with an effective date of October 1, 2017.

Basis of Presentation

The accompanying historical statements include revenues from oil and natural gas and direct operating expenses associated with the Seneca properties. The statements were prepared by us based on carved out financial information and data from historical accounting records relating to the Seneca properties. These statements are not intended to be a complete presentation of the results of operations of the Seneca properties as they do not include general and administrative expenses, interest income or expense, depreciation, depletion, and amortization, any provision for income tax expenses and other income and expense items not directly associated with revenues from oil and gas. Historical financial statements reflecting financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States (“GAAP”) are not presented as such information is not readily available on an individual property basis and not meaningful to the acquired properties. Accordingly, the accompanying statements are presented in lieu of the financial statements required under Rule 8–04 of Securities and Exchange Commission’s Regulation S–X.

Certain indirect expenses, as further described in Note 2, were not allocated to the Seneca properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant judgmental allocations, which would be arbitrary and would likely not be indicative of the performance of the properties on a stand-alone basis.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Statements of Revenues and Direct Operating Expenses

The preparation of the statements of revenues and direct operating expenses in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of operating revenues and direct operating expenses during the respective reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the statements of operating revenues and direct operating expenses.

Revenue Recognition

Oil and natural gas revenues are recognized when production volumes are sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred, and collectability is reasonably assured. Natural gas and oil revenues are recognized based on the Company’s net revenue interest.

Lease Operating Expense

Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, plug and abandonment costs, and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities.

Production and Property Taxes

Production and property taxes consist of severance and ad valorem taxes and are paid on oil and natural gas produced based on a percentage of market prices or at fixed rates established by federal, state or local taxing authorities.

Contingencies

Pursuant to the terms of the PSA, the Company believes that there are no claims, litigation or disputes pending as of the Effective Date, or any matters arising in connection with indemnifications, and the parties to the PSA are not aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the accompanying statements.

F-157

SENECA ACQUISITION PROPERTIES

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES—(Continued)

(Unaudited)

Excluded Expenses

The Seneca properties were part of a much larger enterprise prior to the date of the sale. Indirect general and administrative expenses, income taxes, interest expense, asset retirement obligations and related expenses, and other indirect expenses were not allocated to the Seneca properties and have been excluded from the accompanying statements. In addition, any allocation of such indirect expenses may not be indicative of costs which would have been incurred by the Seneca properties on a stand-alone basis. Also, depreciation, depletion, and amortization have been excluded from the accompanying statements of revenues and direct expenses as such amounts would not be indicative of the depletion calculated on the Seneca properties on a stand-alone basis.

Note 3 — Subsequent Events

The Company has evaluated subsequent events through the date that the accompanying statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statements.

F-158

SENECA ACQUISITION PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

	Year Ended December 31,
(In thousands)	2017	2016

Revenues
Natural gas sales	$130	$768
Oil sales	13,143	12,046
Total revenues	13,273	12,814
Direct operating expenses
Lease operating	5,690	7,132
Production and property taxes	516	588
Total direct operating expenses	6,206	7,720

Revenues in excess of direct operating expenses	$7,067	$5,094

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

F-159

SENECA ACQUISITION PROPERTIES

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

Note 1 — Organization and Basis of Presentation

Acquisition

On October 20, 2017, Carbon California Company, LLC (“Company”, “we” or “us”), an affiliate of Carbon Natural Gas Company, entered into a definitive purchase and sale agreement (“PSA”) to acquire 315 operated and one non-operated oil and gas leases covering approximately 5,729 acres, and fee interests in and to certain lands, situated in the Ventura Basin in California. We refer to the acquisition of these properties as the “Seneca acquisition” and the properties acquired in the Seneca acquisition as the “Seneca properties.” The purchase price is expected to be $43.0 million, subject to customary post-closing purchase price adjustments, and is expected to close in May 2018 with an effective date of October 1, 2017.

Basis of Presentation

The accompanying historical statements include revenues from oil and natural gas and direct operating expenses associated with the Seneca properties. The statements were prepared by us based on carved out financial information and data from historical accounting records relating to the Seneca properties. These statements are not intended to be a complete presentation of the results of operations of the Seneca properties as they do not include general and administrative expenses, interest income or expense, depreciation, depletion, and amortization, any provision for income tax expenses and other income and expense items not directly associated with revenues from oil and gas. Historical financial statements reflecting financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States (“GAAP”) are not presented as such information is not readily available on an individual property basis and not meaningful to the acquired properties. Accordingly, the accompanying statements are presented in lieu of the financial statements required under Rule 8–04 of Securities and Exchange Commission’s Regulation S–X.

Certain indirect expenses, as further described in Note 2, were not allocated to the Seneca properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant judgmental allocations, which would be arbitrary and would likely not be indicative of the performance of the properties on a stand-alone basis.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Statements of Revenues and Direct Operating Expenses

The preparation of the statements of revenues and direct operating expenses in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of operating revenues and direct operating expenses during the respective reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the statements of operating revenues and direct operating expenses.

Oil and Gas Reserves

Oil and gas reserves represent theoretical quantities of crude oil, natural gas, and natural gas liquids (“NGL”) which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating oil, natural gas, and NGL reserves and their values, including many factors beyond the Company’s control. Accordingly, reserve estimates and the projected economic value of the Seneca properties will differ from the actual future quantities of oil, natural gas, and NGL ultimately recovered and the corresponding value associated with the recovery of these reserves.

Revenue Recognition

Oil and natural gas revenues are recognized when production volumes are sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred, and collectability is reasonably assured. Natural gas and oil revenues are recognized based on the Company’s net revenue interest.

Lease Operating Expense

Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, plug and abandonment costs, and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities.

Production and Property Taxes

Production and property taxes consist of severance and ad valorem taxes and are paid on oil and natural gas produced based on a percentage of market prices or at fixed rates established by federal, state or local taxing authorities.

F-160

SENECA ACQUISITION PROPERTIES

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES—(Continued)

Contingencies

Pursuant to the terms of the PSA, the Company believes that there are no claims, litigation or disputes pending as of the Effective Date, or any matters arising in connection with indemnifications, and the parties to the PSA are not aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the accompanying statements.

Excluded Expenses

The Seneca properties were part of a much larger enterprise prior to the date of the sale. Indirect general and administrative expenses, income taxes, interest expense, asset retirement obligations and related expenses, and other indirect expenses were not allocated to the Seneca properties and have been excluded from the accompanying statements. In addition, any allocation of such indirect expenses may not be indicative of costs which would have been incurred by the Seneca properties on a stand-alone basis. Also, depreciation, depletion, and amortization have been excluded from the accompanying statements of revenues and direct expenses as such amounts would not be indicative of the depletion calculated on the Seneca properties on a stand-alone basis.

Note 3 — Subsequent Events

The Company has evaluated subsequent events through the date of the independent auditors’ report, the date the accompanying statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statements.

Note 4 — Supplemental Financial Data - Oil and Gas Producing Activities (Unaudited)

Estimated Proved Oil and Gas Reserves

The Company’s estimates of its net proved, net proved developed, and net proved undeveloped oil, natural gas, and NGL reserves and changes in its net proved oil, natural gas, and NGL reserves for the period from December 31, 2015 through December 31, 2017 are presented in the table below. As no prior year reserve studies were available for the Seneca properties, prior year reserve balances were derived from an internal reserve study dated December 31, 2017 that was prepared by us, adjusting for actual production during the intervening periods. As such, the December 31, 2015 and December 31, 2016 reserves estimates do not include the impact, if any, of timing, pricing, and revisions of prior estimates. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.

Reserve information for the Seneca properties was prepared in accordance with guidelines established by the Securities and Exchange Commission. Proved oil, natural gas, and NGL reserves are those quantities of oil, natural gas, and NGL, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulation before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. Proved oil, gas, and NGL reserves were calculated based on the prices for oil and gas during the 12-month period before the reporting date, determined as the unweighted arithmetic average of the first day of the month price for each month within such period, adjusted for basis differentials, hydrocarbon quality and contract terms.

F-161

SENECA ACQUISITION PROPERTIES

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES—(Continued)

A Summary of the Company’s changes in quantities of proved oil, natural gas, and NGL reserves for the period from December 31, 2015 through December 31, 2017 are as follows:

	Oil (MBbls1)	Natural Gas (MMcf 2)	NGL (MBbls1)	Total (MMcfe3)
Proved reserves:
Balance December 31, 2015	12,159	24,750	1,894	109,059
Production	(302)	(631)	(39)	(2,672)
Balance December 31, 2016	11,857	24,119	1,855	106,387
Production	(259)	(609)	(33)	(2,360)
Balance December 31, 2017	11,598	23,510	1,822	104,027
Proved developed reserves
December 31, 2016	8,028	15,881	1,215	71,345
December 31, 2017	7,769	15,272	1,184	68,985
Proved undeveloped reserves
December 31, 2016	3,829	8,238	638	35,042
December 31, 2017	3,829	8,238	638	35,042

1	“MBbl” refers to one thousand barrels of crude oil or other liquid hydrocarbons.
2	“MMcf” refers to one million cubic feet of natural gas.
3	“MMcfe” refers to one million cubic feet equivalent determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate, or natural gas liquids.

Standardized Measure of Discounted Future Net Cash Flows

As noted above, proved oil, natural gas, and NGL reserves were calculated based on the prices for oil and gas during the 12-month period before the reporting date, determined as the unweighted arithmetic average of the first day of the month price for each month within such period, adjusted for basis differentials, hydrocarbon quality and contract terms. This average price is also used in calculating the aggregate amount and changes in future cash inflows related to the standardized measure of discounted future cash flows. As these reserves are prepared on a historical and standalone basis, these reserves may not be indicative of the reserves presented in future filings. Future production and development costs, which include costs related to plugging of wells, removal of facilities and equipment, and site restoration, are calculated by estimating the expenditures to be incurred in producing and developing the proved reserves at the end of each year, based on year-end costs and assuming continuation of existing economic conditions. As described in Note 1, these statements do not include income tax expense therefore income tax estimates were omitted from the Standardized Measure of Discounted Future Net Cash Flows calculation. All cash flow amounts are discounted at 10%.

Changes in the demand for oil, natural gas, and NGLs, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the Company’s proved reserves. Management does not rely upon the information that follows in making investment decisions.

The following summary sets forth the future net cash flows relating to proved oil, natural gas, and NGL reserves of the Seneca properties based on the standardized measure described earlier. The disclosure excludes the impact, if any, of timing, pricing or revisions of prior estimates. As discussed above, December 31, 2016 amounts were based on the reserves as of December 31, 2017, actual sales and production costs during the intervening period and no adjustments were made to the annual discount rate:

	December 31,
(In thousands)	2017	2016

Future cash inflows	$722,934	$736,207
Future production costs	(469,422)	(475,628)
Future development costs	(49,919)	(49,939)

Future net cash flows	203,593	210,640
10% annual discount	(107,358)	(116,747)

Standardized measure of discounted future net cash flows	$96,235	$93,893

F-162

SENECA ACQUISITION PROPERTIES

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES—(Continued)

Changes in the Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

An analysis of the changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2017 and 2016 are as follows and excludes the impact, if any, of timing, pricing or revisions of prior estimates as discussed earlier:

	Year ended December 31,
(In thousands)	2017	2016

Standardized measure of discounted future net cash flows, beginning of year	$93,893	$89,743
Sales of oil and gas, net of production costs and production taxes	(7,067)	(5,094)
Previously estimated development costs incurred during the period	20	270
Accretion of discount	9,389	8,974

Standardized measure of discounted future net cash flows, end of year	$96,235	$93,893

F-163

APPENDIX A
GLOSSARY OF OIL AND GAS TERMS

The following includes a description of the meanings of some of the oil and natural gas industry terms used in this prospectus. The definitions of proved developed reserves, proved reserves, and proved undeveloped reserves have been abbreviated from the applicable definitions contained in Rule 4-10(a) of Regulation S-X adopted by the SEC. The entire definitions of those terms can be viewed on the SEC’s website at http://www.sec.gov.

Bbl means one stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or liquid hydrocarbons.

Bcf means one billion cubic feet of natural gas.

Bcfe means one billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate, or natural gas liquids.

Boe means one barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil.

Btu means a British Thermal Unit, or the amount of heat necessary to raise the temperature of one pound of water one degree Fahrenheit.

Condensate means liquid hydrocarbons associated with the production of a primarily natural gas reserve.

Dekatherm means one million British Thermal Units.

Developed acreage means the number of acres which are allocated or held by producing wells or wells capable of production.

Development wells means a well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Exploitation means ordinarily considered to be a form of development within a known reservoir.

Exploratory well means a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir. Generally, an exploratory well is any well that is not a development well or a service well.

Field means an area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Full cost pool means the full cost pool consisting of all costs associated with property acquisition, exploration, and development activities for a company using the full cost method of accounting. Additionally, any internal costs that can be directly identified with acquisition, exploration, and development activities are included. Any costs related to production, general and administrative expense, or similar activities are not included.

Gross acres or gross wells means the total acres or wells, as the case may be, in which a working interest is owned.

Henry Hub means the natural gas pipeline located in Erath, Louisiana that serves as the official delivery location for futures contracts on the NYMEX.

Lease operating expenses means the expenses of lifting oil or natural gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, and other expenses incidental to production, but not including lease acquisition or drilling or completion expenses.

Liquids describes oil, condensate, and natural gas liquids.

MBbls means one thousand barrels of crude oil or other liquid hydrocarbons.

Mcf means one thousand cubic feet of natural gas.

Mcfe means one thousand cubic feet equivalent determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate, or natural gas liquids.

MMBbl means one million barrels of crude oil or other liquid hydrocarbons.

F-164

MMBtu means one million British Thermal Units, a common energy measurement.

MMcf means one million cubic feet of natural gas.

MMcfe means one million cubic feet equivalent determined using the ratio of six Mcf of natural gas to one bbl of crude oil, condensate, or natural gas liquids.

NGL means natural gas liquids.

Net acres or net wells is the sum of the fractional working interest owned in gross acres or gross wells expressed in whole numbers and fractions of whole numbers.

Non-productive well means a well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

NYMEX means New York Mercantile Exchange.

Productive wells means producing wells and wells that are capable of production, and wells that are shut-in.

Proved developed reserves means estimated proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves means quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices that are the average price during the twelve-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Proved undeveloped reserves means estimated proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recovery to occur.

PV-10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%. PV-10 is not a financial measure accepted under GAAP.

Reservoir means a porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Royalty means an interest in an oil or natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

Standardized measure means the standardized measure of present value of estimated future net revenues, which means an estimate of the present value of the estimated future net revenues from proved oil or natural gas reserves at a date indicated after deducting estimated production and ad valorem taxes, future capital costs, operating expenses and income taxes computed by applying year end statutory tax rates, with consideration of future tax rates already legislated. The estimated future net revenues are discounted at an annual rate of 10%, in accordance with the SEC’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the estimation date and held constant for the life of the reserves.

Undeveloped acreage means acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or natural gas, regardless of whether such acreage contains proved reserves.

Working interest means an operating interest which gives the owner the right to drill, produce, and conduct operating activities on the property, and to receive a share of production.

F-165

       Shares

Carbon Natural Gas Company

Common Stock

PROSPECTUS

        , 2018

Through and including              , 2018 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

F-166

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee		$9,337.50
FINRA filing fee		9,200.00
NASDAQ listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he or she is or was our director, officer, employee or member, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the DGCL. These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Pursuant to Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation eliminates the personal liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL; and

●	from any transaction from which the director derived an improper personal benefit.

The above discussion of Section 145 of the DGCL and of our amended and restated certificate of incorporation and bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, our amended and restated certificate of incorporation and bylaws.

As permitted by Section 145 of the DGCL, we will carry primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

In addition, the form of underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides that the underwriters will indemnify us and our executive officers and directors for certain liabilities related to this offering, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

On March 16, 2016, pursuant to the Carbon 2011 Stock Incentive Plan and the Carbon 2015 Stock Incentive Plan, the Company granted 420,000 restricted shares to its non-employee directors, 800,000 restricted shares to its officer employees and 520,000 restricted shares to its non-officer employees. To the extent these stock grants constituted a sale of equity securities, the Company relied on Sections 4(a)(2) of the Securities Act of 1933 for these stock grants. No commissions or other remuneration were paid in connection with these stock grants.

On August 9, 2016, pursuant to the Carbon 2011 Stock Incentive Plan and the Carbon 2015 Stock Incentive Plan, the Company granted 900,000 restricted shares to certain of its employees. To the extent these stock grants constitute a sale of equity securities, the Company relied on Sections 4(a)(2) of the Securities Act of 1933 for these stock grants. No commissions or other remuneration were paid in connection with these stock grants.

II-1

On February 15, 2017, in connection with the commencement of operations of Carbon California, the Company issued to Yorktown a warrant to purchase shares of the Company’s common stock at an exercise price of $0.36 per share (the “California Warrant”). The exercise price for the California Warrant is payable exclusively with Class A Units of Carbon California and the number of shares of the Company common stock for which the California Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of Yorktown’s Class A Units of Carbon California by (b) the exercise price. The California Warrant has a term of seven years and includes certain standard registration rights with respect to the shares of the Company’s common stock issuable upon exercise of the California Warrant. On February 1, 2018, Yorktown exercised the California Warrant and received 1,527,778 shares of common stock in the Company. The California Warrant and the shares of common stock issued when it was exercised were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On March 16, 2017, pursuant to the Carbon 2011 Stock Incentive Plan and the Carbon 2015 Stock Incentive Plan, the Company granted 21,000 restricted shares to its non-employee directors, 40,000 restricted shares to its officer employees and 20,050 restricted shares to its non-officer employees. To the extent these stock grants constituted a sale of equity securities, the Company relied on Sections 4(a)(2) of the Securities Act of 1933 for these stock grants. No commissions or other remuneration were paid in connection with these stock grants.

On April 3, 2017, in connection with the commencement of operations of Carbon Appalachia, the Company issued to Yorktown a warrant to purchase shares of the Company’s common stock at an exercise price of $7.20 per share (the “Appalachia Warrant”). The exercise price for the Appalachia Warrant is payable exclusively with Class A Units of Carbon Appalachia and the number of shares of the Company common stock for which the Appalachia Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital plus an internal rate of return on such capital of Yorktown’s Class A Units of Carbon Appalachia by (b) the exercise price. The Appalachia Warrant has a term of seven years and includes certain standard registration rights with respect to the shares of the Company’s common stock issuable upon exercise of the Appalachia Warrant. On November 1, 2017, Yorktown exercised the Appalachia Warrant and received 432,051 shares of common stock in the Company. The Appalachia Warrant and the shares of common stock issued when it was exercised were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

On April 6, 2018, we raised $5.0 million through the issuance of 50,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), to Yorktown. We used the proceeds from the sale of the Preferred Stock to fund our portion of the purchase price for the Seneca Acquisition. Upon the completion of this offering the Preferred Stock will automatically convert into shares of common stock. The conversion ratio at which the Preferred Stock will convert into common stock is equal to an amount per share of $100 plus all accrued but unpaid dividends payable in respect thereof (together, the “Liquidation Preference”) divided by the greater of (i) $8.00 per share or (ii) the price that is 15% less than the lowest price per share of shares sold in this offering. See “Description of Capital Stock—Preferred Stock” for more information on the terms of our preferred stock. The Preferred Stock was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits

(10)	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

INDEX TO EXHIBITS

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
2.1	Participation Agreement by and between the Company, Nytis Exploration Company LLC and Liberty Energy LLC, dated February 25, 2014, incorporated by reference to Exhibit 2.3 to Form 10-Q filed on November 14, 2014.
2.2	Addendum to Participation Agreement by and between the Company, Nytis Exploration Company LLC and Liberty Energy LLC, dated February 26, 2014, incorporated by reference to Exhibit 2.4 to Form 10-Q filed on November 14, 2014.
2.3	Purchase and Sale Agreement by and among Nytis Exploration Company LLC, Liberty Energy, LLC and Continental Resources, Inc., dated October 15, 2014, incorporated by reference to Exhibit 2.5 to Form 10-K filed on March 31, 2015. Portions of the Purchase and Sale Agreement have been omitted pursuant to a request for confidential treatment.
2.4	Purchase and Sale Agreement by and among Nytis Exploration Company LLC, EXCO Production Company (WV), LLC, BG Production Company (WV), LLC and EXCO Resources (PA), dated October 1, 2016, incorporated by reference to Exhibit 2.4 to Form 10-K filed on March 31, 2017.
3.1	Amended and Restated Certificate of Incorporation of Carbon Natural Gas Company, dated as of April 27, 2011, incorporated by reference to Exhibit 3(i)(a) to Form 10-K filed on March 31, 2017.
3.2	Certificate of Amendment to the Certificate of Incorporation of Carbon Natural Gas Company, dated as of July 14, 2011, incorporated by reference to Exhibit 3(i) to Form 8-K filed on July 19, 2011.
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Carbon Natural Gas Company, dated as of March 15, 2017, incorporated by reference to Exhibit 3.1 to Form 8-K filed on March 16, 2017.
3.4	Certificate of Correction to the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Carbon Natural Gas Company, dated as of March 23, 2018, incorporated by reference to Exhibit 3.1 to Form 8-K filed on March 28, 2018.
3.5**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Carbon Natural Gas Company, dated as of May 1, 2018.
3.6	Amended and Restated Bylaws, incorporated by reference to Exhibit 3(i) to Form 8-K filed on May 5, 2015.
3.7	Certificate of Designation with respect to Series B Convertible Preferred Stock, incorporated by reference to Exhibit 3(i) to Form 8-K filed on April 6, 2018.
5.1**	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered
8.1**	Opinion of Baker Botts L.L.P. relating to tax matters
10.1	Credit Agreement, by and between the Company, Nytis Exploration Company LLC, Nytis Exploration (USA) Inc. and LegacyTexas Bank, dated October 3, 2016, incorporated by reference to Exhibit 10.1 to Form 10-K filed on March 31, 2017.
10.2	Unconditional Guaranty from Nytis Exploration Company, LLC and Nytis Exploration Company (USA) Inc. to LegacyTexas Bank, dated October 3, 2016, incorporated by reference to Exhibit 10.1(a) to Form 10-K filed on March 31, 2017.
10.3	Security Agreement from Carbon Natural Gas Company, Nytis Exploration Company LLC and Nytis Exploration Company (USA) Inc. to LegacyTexas Bank, dated October 3, 2016, incorporated by reference to Exhibit 10.1(b) to Form 10-K filed on March 31, 2017.
10.4	Third Amendment to Credit Agreement, among Carbon Natural Gas Company and LegacyTexas Bank, dated March 27, 2018, incorporated by reference to Exhibit 10.4 to Form 10-K filed on April 2, 2018.
10.5	Employment Agreement between the Company and Patrick McDonald, incorporated by reference to Exhibit 10.2 to Form 8-K filed on April 5, 2013.
10.6	Employment Agreement between the Company and Mark Pierce, incorporated by reference to Exhibit 10.3 to Form 8-K filed on April 5, 2013.
10.7	Employment Agreement between the Company and Kevin Struzeski, incorporated by reference to Exhibit 10.4 to Form 8-K filed on April 5, 2013.
10.8	Carbon Natural Gas Company 2015 Annual Incentive Plan, incorporated by reference to Exhibit 10.2 to Form 10-Q filed on May 14, 2015.
10.9	Carbon Natural Gas Company 2015 Stock Incentive Plan incorporated by reference to Exhibit 10.12 to Form 10-K filed on March 28, 2016.
10.10	Carbon Natural Gas Company 2016 Annual Incentive Plan, incorporated by reference to Exhibit 10.1 to Form 10-Q filed on May 23, 2016.
10.11	Carbon Natural Gas Company 2017 Annual Incentive Plan, incorporated by reference to Exhibit 10.3 to Form 10-Q filed on May 19, 2017.
10.12

Purchase and Sale Agreement, dated as of October 20, 2017, between Seneca Resources Corporation and Carbon California Company, LLC, as amended, incorporated by reference to Exhibits 2.1, 2.2, 2.3 and 2.4 to Form 10-Q filed on May 15, 2018.

10.13	Form of Purchase Agreement, dated April 6, 2018, incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 9, 2018.
10.14**	Membership Interest Purchase Agreement, dated as of May 4, 2018, by and among Old Ironsides Fund II-A Portfolio Holding Company, LLC, Old Ironsides Fund II-B Portfolio Holding Company, LLC, and Carbon Natural Gas Company.

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Exhibit No.	Description
21.1**	Subsidiaries of the Company.
23.1*	Consent of EKS&H LLLP.
23.2*	Consent of EKS&H LLLP.
23.3*	Consent of EKS&H LLLP.
23.4*	Consent of EKS&H LLLP.
23.5*	Consent of EKS&H LLLP.
23.6*	Consent of Cawley, Gillespie & Associates, Inc.
23.7**	Consent of Baker Botts L.L.P. (contained in Exhibits 5.1 and 8.1)
24.1*	Powers of Attorney (contained on signature page)
99.1	Report of Cawley, Gillespie & Associates, Inc., Independent Petroleum Engineers, incorporated by reference to Exhibit 99.3 to Form 10-K filed on April 2, 2018.
99.2	Report of Cawley, Gillespie & Associates, Inc., Independent Petroleum Engineers, incorporated by reference to Exhibit 99.4 to Form 10-K filed on April 2, 2018.
99.3	Report of Cawley, Gillespie & Associates, Inc., Independent Petroleum Engineers, incorporated by reference to Exhibit 99.5 to Form 10-K filed on April 2, 2018.
101**	Interactive data files pursuant to Rule 405 of Regulation S-T.

*	Provided herewith.

**	To be provided by amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 25, 2018.

Carbon Natural Gas Company

By:	/s/ Patrick R. McDonald
	Name:	Patrick R. McDonald
	Title:	Chief Executive Officer

Each person whose signature appears below appoints Kevin D. Struzeski as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities on May 25, 2018.

Name	Title	Date

/s/ Patrick R. McDonald	Chief Executive Officer and Director	May 25, 2018
Patrick R. McDonald	(Principal Executive Officer)

/s/ Kevin D. Struzeski	Chief Financial Officer, Treasurer and Secretary	May 25, 2018
Kevin D. Struzeski	(Principal Financial and Accounting Officer)

/s/ James H. Brandi	Chairman and Director	May 25, 2018
James H. Brandi

/s/ Peter A. Leidel	Director	May 25, 2018
Peter A. Leidel

	Director	May 25, 2018
Bryan H. Lawrence

/s/ Edwin H. Morgens	Director	May 25, 2018
Edwin H. Morgens

/s/ David H. Kennedy	Director	May 25, 2018
David H. Kennedy

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